Filed Pursuant to Rule 424(b)(5)
Registration No. 333-98165

PROSPECTUS SUPPLEMENT
(To prospectus dated September 6, 2002)

13,000,000 Shares

Goodrich Corporation

Common Stock

        We are selling 13,000,000 shares of our common stock in this offering.

      Our common stock is listed on the New York Stock Exchange under the symbol “GR.” On November 20, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $15.28 per share.

     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total

Public offering price	$15.28	$198,640,000
Underwriting discount	$.745	$9,685,000
Proceeds, before expenses, to Goodrich	$14.535	$188,955,000

      The underwriters may also purchase up to an additional 1,950,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about November 26, 2002.

Joint Book-Running Managers

Merrill Lynch & Co.
Banc of America Securities LLC
Salomon Smith Barney

JPMorgan

                      BMO Nesbitt Burns
Credit Lyonnais Securities (USA) Inc.
                                                                                                                    Deutsche Bank Securities
Wachovia Securities

The date of this prospectus supplement is November 20, 2002.

[On the inside front cover of the Preliminary Prospectus Supplement dated November 8, 2002, there is a depiction of the body of a commercial jet airplane under the caption “PRODUCTS AND SERVICES” showing the location on the airplane of the following products and services provided by Goodrich Corporation: air data and engine sensors; cockpit instruments and avionics; pilot and crew seats; security systems; evacuation systems; fuel and utility systems; landing gear wheels and brakes; engine components; engine actuation; fuel system controls; power generation; flight control surfaces; nacelle systems; pylons/pylon fairings; exhaust nozzles; ice detection and removal; fuel measurement and management systems; primary flight controls; secondary flight controls; exterior lighting; fire detection; cargo systems; potable water systems; and APU tailcones.]

[In a fold-out of the inside front cover of the Preliminary Prospectus Supplement dated November 8, 2002, there is a chart captioned “OUR SYSTEMS AND COMPONENTS CAN BE FOUND ON ALMOST EVERY MAJOR AIRCRAFT PLATFORM FLYING TODAY” that shows the systems and components provided by Goodrich Corporation for commercial jet airplanes, military jet airplanes, helicopters and tiltrotors, regional/business aircraft and spaceflight, as follows:]

COMMERCIAL

			A320			A340-					737 (Classic/	747-100/
	A300	A310	Family	A330	A340	500/600	A380	707	717	727	Next Gen.)	200/300

	Airbus										Boeing

AEROSTRUCTURES
Nacelle Systems and Pylons	X	X	X	X	X			X	X	X	X	X
Other Structures	X						X	X

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X	X	X		X	X	X	X	X
Fuel & Utility Systems	X		X	X	X				X	X	X	X
Optical & Space Systems
Avionics Systems	X	X	X	X	X	X					X
Lighting Systems	X	X	X	X	X		X		X	X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products	X	X		X	X	X	X	X		X	X	X
Propulsion Systems				X	X	X					X	X
De-Icing & Specialty Systems	X	X	X	X	X	X		X	X	X	X	X
Turbomachinery Products	X	X		X								X
Pump & Engine Control Systems	X	X						X				X
Turbine Fuel Technologies	X	X	X	X	X	X	X	X	X	X	X	X

LANDING SYSTEMS
Wheels and Brakes			X	X	X	X				X	X
Landing Gear							X	X		X	X	X

AERONAUTICAL SYSTEMS
Engine Control Systems			X	X								X
Actuation Systems	X	X	X	X	X	X	X			X	X
Power Systems			X	X	X	X	X
Cargo Systems	X	X					X				X	X
Hoists and Winches

	COMMERCIAL											MILITARY

		757	767				MD-80				Lockheed	AIDC Ching
	747-400	Series	Series	777	DC-8	DC-9	Series	MD-90	DC-10	MD-11	L-1011	Kuo IDF	AV-8B	B-1B

	Boeing												Boeing

AEROSTRUCTURES
Nacelle Systems and Pylons	X	X	X		X	X	X	X	X	X
Other Structures									X	X			X

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Fuel & Utility Systems	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Optical & Space Systems
Avionics Systems					X	X	X	X	X	X			X	X
Lighting Systems	X	X	X	X		X	X	X		X			X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products	X		X	X	X	X	X	X	X
Propulsion Systems	X	X	X	X		X	X		X	X			X
De-Icing & Specialty Systems	X	X	X	X	X	X	X	X	X	X	X			X
Turbomachinery Products	X		X	X					X	X		X		X
Pump & Engine Control Systems		X	X		X				X			X
Turbine Fuel Technologies	X	X	X	X		X		X	X	X		X	X	X

LANDING SYSTEMS
Wheels and Brakes	X	X	X	X							X
Landing Gear	X	X	X	X	X	X	X	X	X	X	X	X		X

AERONAUTICAL SYSTEMS
Engine Control Systems	X	X	X	X				X					X
Actuation Systems			X	X		X		X		X
Power Systems	X												X
Cargo Systems	X	X	X	X	X	X			X	X
Hoists and Winches

MILITARY

							EADS G.222/	Embraer	Embraer	Eurofighter
	C-17	E-6	F-15	F/A-18	KC-135	T-45	C-27 (Alenia)	ALX	AMX	Typhoon	C-5A/B	C-130	C-141	F-16

	Boeing										Lockheed Martin

AEROSTRUCTURES
Nacelle Systems and Pylons					X						X	X	X
Other Structures		X	X	X	X									X

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X		X	X	X	X	X				X	X	X	X
Fuel & Utility Systems			X	X		X	X				X	X	X	X
Optical & Space Systems
Avionics Systems	X		X	X	X	X	X					X		X
Lighting Systems		X	X	X	X	X			X	X		X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products
Propulsion Systems			X		X							X		X
De-Icing & Specialty Systems	X		X	X				X				X	X	X
Turbomachinery Products			X	X		X						X		X
Pump & Engine Control Systems			X	X	X						X	X	X
Turbine Fuel Technologies	X		X	X	X					X		X	X	X

LANDING SYSTEMS
Wheels and Brakes						X		X	X		X	X	X	X
Landing Gear	X	X	X	X	X	X					X	X	X	X

AERONAUTICAL SYSTEMS
Engine Control Systems						X				X		X
Actuation Systems	X					X	X		X	X
Power Systems			X	X			X			X		X		X
Cargo Systems
Hoists and Winches	X						X				X	X

MILITARY

						Northrup	Northrup	Panavia	Pilatus	Raytheon
	F-22	F-35	F-117	P-3	S-3	Grumman B-2	Grumman F-14	Tornado	PC-7, 9	T-6A JPATS

Lockheed Martin

AEROSTRUCTURES
Nacelle Systems and Pylons				X			X
Other Structures	X						X

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X			X	X	X	X	X
Fuel & Utility Systems	X	X	X	X	X	X	X	X	X	X
Optical & Space Systems
Avionics Systems										X
Lighting Systems	X			X	X	X	X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products
Propulsion Systems	X		X	X		X
De-Icing & Specialty Systems				X					X	X
Turbomachinery Products				X					X	X
Pump & Engine Control Systems				X			X
Turbine Fuel Technologies	X		X	X	X	X

LANDING SYSTEMS
Wheels and Brakes	X	X		X	X	X	X		X	X
Landing Gear	X	X	X	X	X	X	X

AERONAUTICAL SYSTEMS
Engine Control Systems								X
Actuation Systems	X	X						X	X
Power Systems	X	X				X		X	X
Cargo Systems
Hoists and Winches

HELICOPTERS/TILTROTORS

	Agusta			212/412/		Bell-Boeing					EADS	CH-53/
	A-109	AH-1	OH-58	UH-1	222/430	V-22	AH-64	CH-46	CH-47	Explorer	Eurocopter	S-65	S-76	S-92

		Bell					Boeing					Sikorsky

AEROSTRUCTURES
Nacelle Systems and Pylons
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines		X		X	X	X	X	X	X	X	X	X	X	X
Fuel & Utility Systems						X	X	X	X	X	X	X	X	X
Optical & Space Systems	X		X	X		X	X		X
Avionics Systems		X	X	X	X		X	X	X	X	X	X	X	X
Lighting Systems									X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products				X									X
Propulsion Systems
De-Icing & Specialty Systems		X			X	X	X	X	X		X	X	X
Turbomachinery Products						X	X	X				X
Pump & Engine Control Systems	X	X	X	X	X		X		X	X	X		X
Turbine Fuel Technologies	X	X	X	X	X	X	X	X	X			X	X	X

LANDING SYSTEMS
Wheels and Brakes						X		X	X	X		X	X
Landing Gear						X	X						X

AERONAUTICAL SYSTEMS
Engine Control Systems						X	X
Actuation Systems						X				X
Power Systems	X	X	X	X		X	X		X	X	X		X	X
Cargo Systems
Hoists and Winches	X			X		X			X	X			X	X

	HELICOPTERS/TILTROTORS				REGIONAL/BUSINESS

			Westland	Westland	AVRO RJ	Jetstream	Challenger	Continental
	SH-60	UH-60	WAH-64 Apache	EH-101	70/85/100	Series	(Canadair)	(BD-100)

	Sikorsky				BAE SYSTEMS		Bombardier

AEROSTRUCTURES
Nacelle Systems and Pylons
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X	X	X	X	X
Fuel & Utility Systems	X	X	X	X			X	X
Optical & Space Systems			X	X
Avionics Systems	X	X	X	X		X	X	X
Lighting Systems						X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products		X					X
Propulsion Systems		X			X	X	X	X
De-Icing & Specialty Systems	X	X				X	X	X
Turbomachinery Products	X	X				X	X
Pump & Engine Control Systems	X	X			X		X
Turbine Fuel Technologies	X	X	X	X	X	X	X	X

LANDING SYSTEMS
Wheels and Brakes				X		X		X
Landing Gear	X

AERONAUTICAL SYSTEMS
Engine Control Systems			X	X
Actuation Systems						X	X
Power Systems	X	X	X	X		X
Cargo Systems
Hoists and Winches		X		X

REGIONAL/BUSINESS

	Global	CL-215/	CRJ	CRJ	CRJ			DASH 8			Cessna
	Express	415	Serires	700	900	DASH 6	DASH 7	(Q Series)	Lear 45	Lear 60	Citation Series	ATR-42

	Bombardier											EADS

AEROSTRUCTURES
Nacelle Systems and Pylons
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X		X	X	X	X	X	X	X
Fuel & Utility Systems	X		X	X		X	X	X			X
Optical & Space Systems
Avionics Systems	X	X	X	X		X	X	X	X	X	X
Lighting Systems	X		X	X				X	X	X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products	X								X	X	X
Propulsion Systems			X	X				X
De-Icing & Specialty Systems	X	X	X	X	X	X	X	X	X	X	X	X
Turbomachinery Products			X				X	X	X	X		X
Pump & Engine Control Systems			X
Turbine Fuel Technologies	X		X	X				X	X	X	X	X

LANDING SYSTEMS
Wheels and Brakes	X					X	X	X	X		X	X
Landing Gear							X	X

AERONAUTICAL SYSTEMS
Engine Control Systems	X									X
Actuation Systems			X	X	X							X
Power Systems	X					X	X	X	X	X	X
Cargo Systems
Hoists and Winches

REGIONAL/BUSINESS

	ATR-	212	CN 235	EMB-	EMB-	ERJ-	ERJ-	ERJ-	ERJ-		DO-	DO-528/
	72	(CASA)	(CASA/IPTN)	110	120	135	145	170	190	Metro	328	728/928	50	70	100

	EADS			Embraer						Fairchild Dornier			Fokker

AEROSTRUCTURES
Nacelle Systems and Pylons								X	X			X
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X		X	X	X	X	X	X	X	X	X	X	X
Fuel & Utility Systems		X	X	X	X					X		X	X	X
Optical & Space Systems
Avionics Systems		X	X	X	X	X	X			X	X	X	X	X	X
Lighting Systems	X				X						X		X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products								X	X
Propulsion Systems											X
De-Icing & Specialty Systems	X	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Turbomachinery Products	X				X	X	X
Pump & Engine Control Systems
Turbine Fuel Technologies	X		X		X	X	X	X	X	X	X	X	X

LANDING SYSTEMS
Wheels and Brakes				X	X	X	X			X		X
Landing Gear												X		X	X

AERONAUTICAL SYSTEMS
Engine Control Systems						X	X						X	X	X
Actuation Systems	X					X	X				X
Power Systems		X	X		X	X	X			X			X
Cargo Systems
Hoists and Winches			X

REGIONAL/BUSINESS

	G-II/			100	200	IPTN	Piaggio	Pilatus	Beech		Hawker		King Air
	G-III	G-IV	G-V	(Astra)	(Galaxy)	250	P-180	PC-12	1900	BeechJet	Series	Horizon	Series

	Gulfstream								Raytheon Beech

AEROSTRUCTURES
Nacelle Systems and Pylons
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X	X	X	X	X	X	X	X		X
Fuel & Utility Systems		X			X	X
Optical & Space Systems
Avionics Systems	X	X	X	X	X	X	X	X	X	X	X		X
Lighting Systems		X		X	X	X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products		X	X								X
Propulsion Systems		X	X
De-Icing & Specialty Systems	X	X	X	X	X	X	X	X	X	X	X	X	X
Turbomachinery Products			X			X	X	X	X	X	X		X
Pump & Engine Control Systems
Turbine Fuel Technologies		X	X	X	X	X			X

LANDING SYSTEMS
Wheels and Brakes							X	X					X
Landing Gear		X	X

AERONAUTICAL SYSTEMS
Engine Control Systems		X	X
Actuation Systems											X
Power Systems				X	X			X	X	X	X
Cargo Systems
Hoists and Winches

REGIONAL/
	BUSINESS		SPACEFLIGHT

			Space	Launch	Space	Space	Science	Commercial	Military
	340	2000	Shuttle	Vehicles	Station	Telescopes	Satellites	Satellites	Satellites

Saab

AEROSTRUCTURES
Nacelle Systems and Pylons
Other Structures

ELECTRONIC SYSTEMS
Sensor Systems and MicroMachines	X	X	X	X
Fuel & Utility Systems	X	X	X	X
Optical & Space Systems				X	X	X	X	X	X
Avionics Systems	X	X
Lighting Systems	X	X	X		X

ENGINE AND SAFETY SYSTEMS
Aircraft Interior Products
Propulsion Systems			X
De-Icing & Specialty Systems	X	X
Turbomachinery Products	X	X	X
Pump & Engine Control Systems	X
Turbine Fuel Technologies	X	X

LANDING SYSTEMS
Wheels and Brakes
Landing Gear

AERONAUTICAL SYSTEMS
Engine Control Systems		X
Actuation Systems
Power Systems	X	X
Cargo Systems
Hoists and Winches

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

      Neither we nor any of the underwriters has taken or will take action in any jurisdiction to permit a public offering of the common stock or the possession or distribution of this prospectus supplement or the accompanying prospectus, other than in the United States and certain provinces in Canada.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document consists of two parts. The first part is this prospectus supplement, which describes our offering of shares of common stock and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights information more fully described elsewhere in this prospectus supplement. Because it is a summary, it may not include all the information that is important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus, including the financial statements and related notes, before making an investment decision.

      Unless this prospectus supplement indicates otherwise or the context otherwise requires:

•	the terms “we,” “our,” “us” or “Goodrich” as used in this prospectus supplement refer to Goodrich Corporation and its subsidiaries;

•	the term “Aeronautical Systems” refers to the Aeronautical Systems businesses that we acquired from TRW Inc. on October 1, 2002; and

•	all information in this prospectus supplement assumes that the underwriters’ overallotment option is not exercised.

      Throughout this prospectus supplement we have included information on a pro forma basis to give effect to our acquisition of Aeronautical Systems, the borrowings required to fund the acquisition and the repayment of a portion of these borrowings with the estimated net proceeds from this offering and our proposed sale of approximately $900 million principal amount of our senior notes in one or more separate offerings. Unless indicated otherwise, a reference to “on a pro forma basis” for a specified period or date gives effect to these transactions as if they had occurred at the beginning of the specified period or on the specified date. Pro forma financial statements with respect to these transactions are included in “Unaudited Pro Forma Condensed Combined Financial Statements.”

Goodrich Corporation

      We are one of the largest worldwide suppliers of components, systems and services to the large commercial, regional, business and general aviation markets. We believe we offer our customers the broadest portfolio of major aircraft systems in the industry. We are also a leading supplier of aircraft and satellite systems products to the global military and space markets. We had sales of approximately $4.2 billion for the year ended December 31, 2001 and sales of approximately $2.7 billion for the nine months ended September 30, 2002. On a pro forma basis including Aeronautical Systems, 2001 sales were approximately $5.3 billion, and sales for the nine months ended September 30, 2002 were approximately $3.5 billion.

      We have been in business since 1870 and are one of the oldest continuously traded companies on the New York Stock Exchange. Over the last two decades, we have aggressively transformed our business into a leading global aerospace provider through acquisitions and organic growth and by divesting our tire, plastics, chemical and industrial operations.

      More than 85% of our sales in 2001 on a pro forma basis was from businesses or product platforms in which we are a leading supplier. We have global leadership positions in numerous aircraft products and services, including: ejection seats; engine nacelle systems; evacuation slides and rafts; flight attendant and cockpit seats; fuel measurement and management systems; ice protection systems; landing gear; lighting systems; maintenance, repair and overhaul services for commercial airframes and components; optical and electro-optical systems; sensors and sensor-based systems; and wheels and brakes. Through our acquisition of Aeronautical Systems, we have acquired additional global leadership positions in: cargo systems; engine controls; flight controls; hoists and winches; and power systems. We also have substantial market positions in space satellite applications, special avionics equipment, and products for industrial gas turbine engines.

      We design, engineer and manufacture most of our products for use on specific airframes. Because most of these products are proprietary and require certification by the Federal Aviation Administration (FAA) or similar foreign regulatory agencies, we are generally the exclusive supplier of replacement, or aftermarket, components during the life of the aircraft, which usually is 20 to 40 years. Most of our aviation products serve critical operating systems that are required for flight certification. Applicable regulations require that these products be periodically replaced, repaired or overhauled at specified intervals during the life of the aircraft.

      Approximately 42% of our actual and pro forma sales in 2001 were from systems, components and services sold in the aftermarket. Approximately 25% of our sales in 2001, 24% on a pro forma basis, were attributable to products sold in the aftermarket directly or indirectly to operators of large commercial aircraft, which we define as commercial aircraft with a capacity for 100 or more seats. Aftermarket products generally have higher profit margins than original equipment products.

      In 2001, approximately 32% of our sales, 31% on a pro forma basis, were to The Boeing Company and Airbus S.A.S. for new commercial aircraft production. Boeing and Airbus supply virtually all of the world’s large commercial aircraft. Because we provide substantial systems for each large commercial aircraft platform currently manufactured by Boeing and Airbus, our business is not materially affected by a change in the mix of sales of new aircraft between them.

      We are also a major supplier of systems and components for regional jet aircraft, which are commercial aircraft with a capacity for less than 100 seats, and to the business jet and general aviation markets. Approximately 11% of our 2001 sales, 13% on a pro forma basis, were directed to these markets. Approximately 50% of our 2001 sales to these markets, 55% on a pro forma basis, were for new aircraft production, while the balance is attributable to aftermarket sales.

      Approximately 20% of our 2001 sales, 21% on a pro forma basis, were to the military and space markets. In these markets, we design, manufacture and sell landing gear, wheels and brakes, sensors, ejection seats, laser warning systems, the optical components of satellite and aircraft-based surveillance systems, and satellite attitude determination and on-orbit systems. Our most significant applications are on fighter and transport aircraft, helicopters, and surveillance and reconnaissance equipment.

      While our near-term sales and earnings are influenced by conditions in each of these markets, our success in winning contracts to provide products and services for new airframes has positioned us for long-term growth. During the last two years, two major new airframe platforms have been announced. In the commercial market, Airbus launched its A380 super jumbo airliner, which will be the largest commercial aircraft ever built. We have been selected to supply the main and wing landing gear, the evacuation slides, the exterior lighting systems and other components for the A380. As a result of our acquisition of Aeronautical Systems, we also will supply flight control, power generation and cargo systems for the A380. In the military market, Lockheed Martin Corporation has commenced development of the F-35 Joint Strike Fighter, a supersonic, multi-role stealth fighter being developed for the United States and its allies. Current estimates reported in Inside the Air Force indicate that between 4,000 and 5,000 of these aircraft are expected to be built over the life of the program. We will supply integrated landing systems for this aircraft as well as critical sensors and other systems, and as a result of our acquisition of Aeronautical Systems, we also will supply an actuation system and a power system for this aircraft.

      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217. Our telephone number is (704) 423-7000.

Acquisition of Aeronautical Systems

      On October 1, 2002, we acquired Aeronautical Systems from TRW Inc. for approximately $1.5 billion in cash. The acquired businesses design and manufacture commercial and military aerospace systems and equipment, including engine controls, flight controls, power systems, cargo systems, hoists and winches, and actuation systems. They employ approximately 6,200 employees in 22 facilities in nine countries, including manufacturing and service operations in the United Kingdom, France, Germany, Canada, the United States and several Asia/ Pacific countries.

      The acquired businesses sell aeronautical systems to major airlines, aircraft producers and other aircraft systems providers, as well as to the U.S. government and foreign governments and agencies. Many of these customers are also customers of ours. In 2001, approximately 54% of the sales generated by these businesses were from products sold to customers located in Europe. Sales of products for new aircraft production and for aftermarket applications represented 55% and 45%, respectively, of total 2001 sales. For 2001, military customers represented approximately 25% of sales, and all other customers accounted for the remaining 75% of sales.

      We financed the acquisition through a $1.5 billion, 364-day credit facility provided by some of our existing lenders. This facility expires on July 29, 2003. We expect to repay amounts outstanding under this credit facility from:

•	the net proceeds from the sale of shares of our common stock in this offering,

•	the net proceeds from our proposed sale of approximately $900 million principal amount of our senior notes in one or more separate offerings, and

•	the estimated net proceeds of approximately $400 million from the sale of non-core operating and non-operating assets.

      As a result of integration activities with respect to the businesses acquired, we expect to realize annual cost savings of approximately $30 to $40 million, net of anticipated incremental costs, by the beginning of 2005. These cost savings are expected to result from consolidation of duplicate facilities, reduction in personnel, reduction of expenditures, expansion of procurement initiatives, and the use of best practices across the combined businesses.

Business Strengths

      We believe that the key strengths critical to our success as a leading provider of aerospace components, systems and services are our:

•	established global leadership positions in each major market we serve;

•	large installed base of proprietary flight critical products, many of which have non-discretionary replacement, repair and maintenance cycles;

•	recent contract wins on new aircraft programs, which will drive future growth from both original equipment sales and aftermarket sales;

•	diverse, balanced mix of business:

—	among the commercial, military and space markets,

—	between new aircraft production and aftermarket sales,

—	across most makes and models of jet aircraft,

—	over numerous high value products and systems, and

—	with virtually all commercial jet aircraft manufacturers and commercial aircraft operators worldwide;

•	strong, established, strategic relationships with key customers in each of our markets, which we believe is attributable to our track record of innovation and reliability and our expansive product capabilities; and

•	experienced senior management team, which has led the transformation of our company into a leader in the global aerospace industry.

Business Strategy

      Our strategy is designed to achieve sustainable above-market sales growth and increased levels of free cash flow. To accomplish these objectives, we intend to:

•	maintain and enhance our diverse and balanced business mix within the aerospace industry, with global leadership in a broad range of key aircraft systems;

•	reduce costs through continuous process improvement, Lean Manufacturing and aggressive supply chain management; and

•	systematically leverage our technological strengths to enhance growth by developing advanced products and processes for application throughout the aerospace industry.

Industry Trends

      The downturn in the commercial air transport market, together with the terrorist attacks on September 11, 2001, has adversely affected the airline industry. In response, some airlines have reduced their aircraft fleet sizes, and Boeing and Airbus have both announced that new commercial aircraft deliveries for 2002 and 2003 will be lower than 2001 as a result of reduced demand. Despite current conditions in the airline industry, there are several identifiable trends that we expect may have a positive effect on our business over the long term, including the following:

•	available seat miles flown (ASMs), which have been a good predictor of our aftermarket sales, are expected to grow at a long-term rate of approximately 5% per annum on average through 2020, consistent with the historical rate of growth over the last 20 years;

•	the worldwide fleet of active commercial aircraft is expected to grow again after a decline following the terrorist attacks on September 11, 2001, and Boeing projects that this fleet will more than double over the next 20 years;

•	the market for regional jet aircraft is growing at a faster rate than the market for large commercial aircraft;

•	aircraft manufacturers are increasingly favoring suppliers with the ability to integrate aviation components and supply complete systems, which has resulted in consolidation among suppliers, and aircraft manufacturers and airlines continue to outsource an increasing percentage of components, systems and services; and

•	military spending and operations have increased, which we would expect to benefit our business to the extent spending is allocated for fighter and transport aircraft, helicopters, and reconnaissance and surveillance systems.

Recent Events

      On October 28, 2002, we announced our intention to offer approximately $900 million aggregate principal amount of our senior notes. We may offer our senior notes in one or more separate offerings, the first of which we expect to occur during the fourth quarter of 2002. We intend to apply the net proceeds from the sale of these senior notes to repay a portion of the amounts we borrowed to acquire Aeronautical Systems. The sale of our common stock in this offering is not contingent on the commencement or completion of our proposed senior note offerings, and our proposed senior note offerings are not contingent on the completion of this offering.

Risk Factors

      Investing in our common stock involves risks. You should refer to the section entitled “Risk Factors” for an explanation of the material risks before investing in our common stock.

The Offering

Common stock offered in this offering	13,000,000 shares

Common stock outstanding after this offering	115,106,452 shares (excluding 14,018,598 shares held by wholly owned subsidiaries)

Use of proceeds	We will use the estimated net proceeds of approximately $188.6 million that we will receive from this offering to repay a portion of the amounts we borrowed to acquire Aeronautical Systems. See “Use of Proceeds.”

NYSE Symbol	GR

      The number of shares outstanding after the offering excludes shares reserved for issuance under our benefit plans. For information about shares of our common stock issuable under our benefit plans as of December 31, 2001, see notes P and R to our 2001 consolidated financial statements included elsewhere in this prospectus supplement.

Summary Historical and Pro Forma Financial Information of Goodrich

      You should read the following summary historical and unaudited pro forma financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes of Goodrich and TRW Aeronautical Systems included elsewhere in this prospectus supplement and the pro forma financial statements and related notes included in “Unaudited Pro Forma Condensed Combined Financial Statements.”

      The summary historical financial information as of December 31, 2001, 2000, and 1999, and for each of the three years in the period ended December 31, 2001, has been derived from our audited consolidated financial statements and the related notes. The summary historical financial information for the nine months ended September 30, 2002 and 2001 has been derived from our unaudited condensed consolidated financial statements. The historical amounts have been restated to present our Performance Materials and Engineered Industrial Products businesses as discontinued operations.

      The summary unaudited pro forma financial information presented below gives effect to the acquisition of Aeronautical Systems, the borrowing of $1.5 billion under a 364-day credit facility to fund that acquisition, and the repayment of a portion of these borrowings with the estimated net proceeds from the sale of shares of our common stock in this offering and our proposed sale of $900 million principal amount of our senior notes in one or more separate offerings. Pro forma statement of income information gives effect to these transactions as if they occurred at the beginning of the periods presented, and pro forma balance sheet information gives effect to these transactions as if they occurred on September 30, 2002. The sale of common stock in this offering is not contingent on the commencement or completion of our proposed senior note offerings, and our proposed senior note offerings are not contingent on the completion of this offering. We cannot assure you that we will be able to complete these offerings on terms that are consistent with our assumptions or at all. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition that we would have reported had these transactions occurred as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

	Year Ended December 31,				Nine Months Ended September 30,

				Pro Forma			Pro Forma
	1999	2000	2001	2001	2001	2002	2002

				(Unaudited)		(Unaudited)

	(In millions, except per share data)
Statement of Income Data:
Sales	$3,646.2	$3,700.5	$4,184.5	$5,286.3	$3,131.7	$2,728.8	$3,484.3
Operating income(1)	274.1	489.7	384.6	462.7	434.4	299.6	353.0
Income from continuing operations:
As reported(1)	85.9	235.2	176.9	178.3	228.0	154.2	146.7
As adjusted(1)(3)	253.9	265.5	306.3		233.2	172.3
Balance Sheet Data (at end of period):
Working capital	$445.0	$857.8	$762.7		$859.9	$529.7	$371.2
Total assets	5,468.4	6,052.3	5,227.5		5,432.6	4,440.4	6,129.4
Total debt	1,741.9	2,236.2	1,426.4		1,483.9	1,614.0	2,785.8
Mandatory redeemable preferred securities of trust	124.0	124.5	125.0		124.8	125.3	125.3
Total shareholders’ equity	1,295.6	1,228.5	1,361.4		1,483.9	1,021.1	1,209.7
Cash Flow Data:
Operating cash flow	$210.5	$168.2	$382.6		$210.5	$356.2
Investing cash flow	(166.5)	(349.4)	(288.8)		(237.5)	(40.1)
Financing cash flow	(72.2)	80.6	(936.3)		(833.9)	84.7
Free cash flow(2)	241.6	229.5	222.5		98.1	343.9

	Year Ended December 31,				Nine Months Ended September 30,

				Pro Forma			Pro Forma
	1999	2000	2001	2001	2001	2002	2002

				(Unaudited)		(Unaudited)

	(In millions, except per share data)
Other Financial Data:
EBITDA(3)(4)	$631.6	$668.7	$734.7		$555.3	$432.5
Capital expenditures	144.7	133.8	190.5		134.6	56.5
Depreciation and amortization(1)	137.6	165.4	173.8		129.3	120.4
Diluted Earnings Per Share:
Income from continuing operations(1)	$0.76	$2.16	$1.65	$1.49	$2.12	$1.48	$1.25
Income from continuing operations, as adjusted(1)(3)	2.23	2.43	2.87		2.17	1.65

(1)	Included in operating results for the nine months ended September 30, 2001 and the years ended December 31, 2001, 2000 and 1999 are $22.4 million ($18.3 million after-tax), $30.4 million ($22.9 million after-tax), $22.2 million ($16.6 million after-tax) and $20.9 million ($14.7 million after-tax), respectively, for the pre-tax amortization of goodwill. Beginning January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, which requires that goodwill no longer be amortized. For further information, you should read note U to our 2001 consolidated financial statements and note G to our 2002 unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement.

(2)	“Free cash flow” as used in this prospectus supplement means operating cash flow adjusted for cash payments related to special items, less capital expenditures. We believe that free cash flow provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. Free cash flow should not be construed as an alternative to operating income (loss) as determined in accordance with generally accepted accounting principles in the United States (GAAP), as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because free cash flow is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies. For a description of how we calculate free cash flow for the periods presented, please refer to note (3) under “Selected Historical Financial Data” beginning on page S-30.

(3)	Excludes special items. For a description of special items excluded for the periods presented, see note (2) under “Selected Historical Financial Data” beginning on page S-30. We believe excluding special items provides meaningful additional information on our operating results. Amounts adjusted to exclude special items should not be construed as an alternative to amounts determined in accordance with GAAP. Because amounts adjusted to exclude special items are not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled amounts reported by other companies.

(4)	“EBITDA” as used in the table above means income from continuing operations before distributions on trust preferred securities, income tax expense, net interest expense, depreciation and amortization and pre-tax special items. We believe that EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

Summary Historical Financial Information of Aeronautical Systems

      You should read the following summary historical financial information together with the audited and unaudited combined financial statements and related notes for TRW Aeronautical Systems included elsewhere in this prospectus supplement. The summary historical financial information as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, has been derived from the audited combined financial statements of TRW Aeronautical Systems. The summary historical financial information for the nine months ended September 30, 2002 has been derived from the unaudited combined financial statements of TRW Aeronautical Systems. These audited and unaudited combined financial statements appear elsewhere in this prospectus supplement.

	Year Ended December 31,		Nine Months Ended

	2001	2000	September 30, 2002

			(Unaudited)

	(In millions)
Statement of Income Data:
Sales	$1,101.8	$1,105.0	$755.5
Operating income (loss)(1)(3)	65.0	128.3	(405.6)
Income (loss) from continuing operations(1)(3)	(11.5)	(4.1)	(446.2)
Balance Sheet Data (at end of period):
Working capital	$108.2	$225.1	$215.2
Total assets	2,037.0	2,149.3	1,775.2
Total debt	31.5	39.8	4.0
Total stockholder’s investment	1,562.2	1,708.1	1,379.8
Cash Flow Data:
Operating cash flow	$199.0	$30.1	$(141.7)
Investing cash flow	(66.4)	(51.8)	(54.3)
Financing cash flow	(116.4)	(18.2)	178.5
Other Financial Data:
EBITDA(2)	$162.9	$198.9	$91.7
Capital expenditures	88.6	50.0	53.2
Depreciation and amortization(1)(3)	69.7	66.5	22.4

(1)	Includes a $483.2 million ($459.6 million after-tax) goodwill impairment charge and excludes $19.1 million ($12.4 million after-tax) of depreciation expense during the nine months ended September 30, 2002, as described in the notes to the audited and unaudited combined financial statements of TRW Aeronautical Systems included elsewhere in this prospectus supplement.

(2)	Excludes for the nine months ended September 30, 2002 a $483.2 million goodwill impairment charge and $4.3 million of income representing the reversal of a restructuring reserve. For 2001, excludes a $23.6 million charge for restructuring activities. For 2000, excludes $43.6 million representing unrealized losses on foreign currency hedges. “EBITDA” as used in the table above means income from continuing operations before income tax expense, net interest expense, depreciation and amortization and the items described above. We believe that EBITDA provides meaningful additional information on Aeronautical Systems’ operating results and on its ability to service its long-term debt and other fixed obligations and to fund continued growth. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, this presentation may not be comparable to other similarly titled measures reported by other companies.

(3)	Includes goodwill amortization of approximately $20 million ($19 million after-tax) and $17 million ($15 million after-tax) for the years ended December 31, 2001 and December 31, 2000, respectively. As a result of the adoption of Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, goodwill was not amortized in 2002.

RISK FACTORS

      Before you invest in our common stock, you should carefully consider the following risk factors, and cautionary statements described below, as well as other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Goodrich

The markets we serve are cyclical and sensitive to domestic and foreign economic considerations that could adversely affect our business and financial results.

      The markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. For example, markets for certain of our commercial aviation products sold to aircraft manufacturers have experienced downturns during periods of slowdowns in the commercial airline industry and during periods of weak general economic conditions, as demand for new aircraft typically declines during these periods. Although we believe that aftermarket demand for many of our products may reduce our exposure to these business downturns, we have experienced these conditions in our business in the past and may experience downturns in the future.

      The U.S. and other world markets are currently experiencing an economic downturn, and many of the markets that we serve have been affected by this downturn. As a result, our business and financial results have been adversely affected. If this economic downturn were to continue for an extended period or if conditions were to worsen, there would be a further negative impact on our business and financial results.

      Further, the terrorist attacks of September 11, 2001 adversely impacted the U.S. and world economies and a wide range of industries. These terrorist attacks, the allied military response and subsequent developments may lead to future acts of terrorism and additional hostilities, including possible retaliatory attacks on sovereign nations, as well as financial, economic and political instability. While the precise effects of such instability on our industry and our business is difficult to determine, it may negatively impact our business, financial condition, results of operations and cash flows.

Current conditions in the airline industry could adversely affect our business and financial results.

      The downturn in the commercial air transport market, together with the terrorist attacks of September 11th, has adversely affected the financial condition of many commercial airlines. In response, some airlines have reduced their aircraft fleet sizes, resulting in decreased aftermarket demand for many of our products. In addition, Boeing and Airbus have both announced that new commercial aircraft deliveries for 2002 and 2003 will be lower than 2001, as a result of reduced demand. We expect that this reduction in the active fleet, coupled with reduced commercial aircraft deliveries by Boeing and Airbus, could adversely affect our results of operations and cash flows.

      Several airlines recently have declared bankruptcy or indicated that bankruptcy may be imminent. A portion of our sales are derived from the sale of products directly to airlines, and we sometimes provide sales incentives to airlines and record unamortized sales incentives as other assets. If an airline declared bankruptcy, we may be unable to collect our outstanding accounts receivable from the airline and we may be required to record a charge related to unamortized and unrecoverable sales incentives.

Our acquisition of Aeronautical Systems exposes us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

      Our acquisition of Aeronautical Systems involves risks that could adversely affect our operating results, including difficulties in integrating the operations and personnel of these businesses and the potential loss of key employees of these businesses. We may not be able to satisfactorily integrate these acquired businesses in a manner and a timeframe that achieves the costs savings and operating synergies that we expect.

Our plan to repay our $1.5 billion, 364-day credit facility that we used to acquire Aeronautical Systems may not be successful.

      We funded our acquisition of Aeronautical Systems with borrowings under a $1.5 billion, 364-day credit facility. This facility expires on July 29, 2003. We expect to repay these borrowings with the net proceeds from the sale of shares of our common stock in this offering, the net proceeds from our proposed sale of our senior notes in one or more separate offerings and the net proceeds from the sale of non-core operating and non-operating assets. We cannot assure you that we will be able to complete these offerings or raise sufficient funds from the sale of non-core operating and non-operating assets to repay the credit facility in full. If we are unable to repay the credit facility, we will be required to refinance the facility or obtain new financing. Although in the past we have been able to refinance our existing credit facilities and obtain new financing, we have substantially increased the level of our debt in connection with our acquisition of Aeronautical Systems, and we cannot assure you that we would be able to refinance the credit facility or obtain new financing on acceptable terms.

A significant decline in business with Boeing or Airbus could adversely affect our business and financial results.

      For the year ended December 31, 2001, approximately 23% and 13% of our sales, 24% and 16% on a pro forma basis, were made to Boeing and Airbus, respectively, for all categories of products, including original equipment and aftermarket products for commercial and military aircraft and space applications. Accordingly, a significant reduction in purchases by either of these customers could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for our defense and space-related products is dependent upon government spending.

      Approximately 20% of our net sales for the year ended December 31, 2001, 21% on a pro forma basis, was derived from the military and space markets. The military and space markets are largely dependent upon government budgets, particularly the U.S. defense budget. We cannot assure you that an increase in defense spending will be allocated to programs that would benefit our business. Moreover, we cannot assure you that new military aircraft programs in which we participate will enter full-scale production as expected. A change in levels of defense spending could curtail or enhance our prospects in these markets, depending upon the programs affected. A change in the level of anticipated new product development costs for military aircraft could negatively impact our business.

Competitive pressures may adversely affect our business and financial results.

      The aerospace industry in which we operate is highly competitive. We compete worldwide with a number of United States and international companies that are both larger and smaller than we are in terms of resources and market share, and some of which are our customers. While we are the market and technology leader in many of our products, in certain areas some of our competitors may have more extensive or more specialized engineering, manufacturing and marketing capabilities. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

The significant consolidation occurring in the aerospace industry could adversely affect our business and financial results.

      The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us and our competitors, and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater economies of scale and enhance their geographic reach. Aircraft manufacturers have made acquisitions to expand their product portfolios to better compete in the global marketplace. In addition, aviation suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers and airlines more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom components and systems are purchased. We cannot assure you that our business and financial results will not be adversely impacted as a result of consolidation by our competitors or customers.

The aerospace industry is highly regulated.

      The aerospace industry is highly regulated in the United States by the FAA and in other countries by similar regulatory agencies. We must be certified by these agencies and, in some cases, by individual original equipment manufacturers in order to engineer and service systems and components used in specific aircraft models. If material authorizations or approvals were revoked or suspended, our operations would be adversely affected. New or more stringent governmental regulations may be adopted, or industry oversight heightened, in the future, and we may incur significant expenses to comply with any new regulations or any heightened industry oversight.

We may have liabilities relating to environmental laws and regulations that could adversely affect our financial results.

      We are subject to various domestic and international environmental laws and regulations which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We are currently involved in the investigation and remediation of a number of sites under these laws. Based on currently available information, we do not believe that future environmental costs in excess of those accrued with respect to such sites will have a material adverse effect on our financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on our results of operations or cash flows in a given period.

Any product liability claims in excess of insurance may adversely affect our financial condition.

      Our operations expose us to potential liability for personal injury or death as a result of the failure of an aircraft component that has been serviced by us, the failure of an aircraft component designed or manufactured by us, or the irregularity of metal products processed or distributed by us. While we believe that our liability insurance is adequate to protect us from these liabilities, our insurance may not cover all liabilities. Additionally, insurance coverage may not be available in the future at a cost acceptable to us. Any material liability not covered by insurance or for which third-party indemnification is not available could have a material adverse effect on our financial condition, results of operations and cash flows.

Our operations depend on our production facilities throughout the world. These production facilities are subject to physical and other risks that could disrupt production.

      Our production facilities could be damaged or disrupted by a natural disaster, labor strike, war, political unrest or terrorist activity. Although we have obtained property damage and business interruption insurance, a major catastrophe such as an earthquake or other natural disaster at any of our sites, or significant labor strikes, work stoppages, political unrest, war or terrorist activities in any of the areas where we conduct operations, could result in a prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We cannot assure you that we will have insurance to adequately compensate us for any of these events.

Creditors may seek to recover from us if the businesses that we spun off are unable to meet their obligations in the future, including obligations to asbestos claimants.

      On May 31, 2002, we completed the spin-off of our wholly owned subsidiary, EnPro Industries, Inc. Prior to the spin-off, we contributed the capital stock of Coltec Industries Inc to EnPro. It is possible that asbestos-related claims might be asserted against us on the theory that we have some responsibility for the asbestos-related liabilities of EnPro, Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to our ownership of any of those subsidiaries. Also, it is possible that a claim might be asserted against us that Coltec’s dividend of its aerospace business to us prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from us on behalf of Coltec of the fair market value of the dividend.

      No such claims have been asserted against us to date. We believe that we would have substantial legal defenses against any such claims. In addition, the agreement between EnPro and us that was used to effectuate the spin-off provides us with an indemnification from EnPro covering, among other things, these liabilities. Any such asbestos-related claims would likely require, as a practical matter, that Coltec’s subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and was unable to meet its financial obligations. We believe any such claims would be without merit and that Coltec was solvent both before and after the dividend. If we are ultimately found to be responsible for the asbestos-related liabilities of Coltec’s subsidiaries, we believe it would not have a material adverse effect on our financial condition, but could have a material adverse effect on our results of operations and cash flows in a particular period. However, because of the uncertainty as to the number, timing and payments related to future asbestos-related claims, there can be no assurance that any such claims will not have a material adverse effect on our financial condition, results of operations and cash flows. If a claim related to the dividend of Coltec’s aerospace business were successful, it could have a material adverse impact on our financial condition, results of operations and cash flows.

We have significant international operations and assets and are therefore subject to additional financial and regulatory risks.

      We have operations and assets throughout the world. In addition, we sell our products and services in foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries; foreign import controls (which may be arbitrarily imposed or enforced); price and currency controls; exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining governmental approval for new and continuing products and operations; legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied; and difficulties in managing a global enterprise. We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. Any of these events could result in a loss of business or other unexpected costs that could reduce sales or profits and have a material adverse effect on our financial condition, results of operations and cash flows.

      We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. Our international operations also expose us to translation risk when the local currency financial statements are translated to U.S. dollars, our functional currency. As currency exchange rates fluctuate, translation of the statements of income of international businesses into U.S. dollars will affect comparability of revenues and expenses between years.

Risks Related to Our Common Stock

Our stock price may be volatile and could experience substantial declines.

      The market price of our common stock has historically experienced and may continue to experience volatility. This volatility may cause wide fluctuations in the price of our common stock on the New York Stock Exchange. The market price is likely to be affected by:

•	changes in general conditions in the economy or the financial markets;

•	variations in our quarterly operating results;

•	other developments affecting us or our industry, customers or competitors; and

•	the operating and stock price performance of companies that investors deem comparable to us.

      The entire stock market has experienced significant volatility in recent months. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after this offering.

Our shareholder rights plan, charter and bylaws could make it difficult for a third party to acquire our company.

      We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions:

•	authorize us to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without shareholder approval, with rights senior to those of common stock;

•	require us to get the approval of the holders of at least 80% of our voting stock before we enter into a business combination with a person or group that owns more than 20% of our voting stock, unless the transaction is approved by a majority of our disinterested directors or certain price and procedural requirements are satisfied; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

      In addition, we are subject to anti-takeover provisions under New York law, which could also delay, defer or prevent a change of control. For information about all these provisions, please refer to the section titled “Description of Common Stock — Anti-Takeover Provisions” in the accompanying prospectus.

      Together, these provisions of our charter and bylaws, New York law and our shareholder rights plan may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock, and also could limit the price that investors are willing to pay in the future for shares of our common stock.

Our issuance of preferred stock could adversely affect holders of our common stock.

      Our board of directors is authorized to issue up to 7,598,327 shares of series preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any series of series preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue series preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue series preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

FORWARD-LOOKING STATEMENTS

      Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” estimate” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

      Important factors that could cause actual results to differ include, but are not limited to:

•	the extent to which we are successful in integrating Aeronautical Systems and achieving expected operating synergies;

•	the extent to which we are successful in implementing our plan to repay amounts borrowed to fund the acquisition of Aeronautical Systems;

•	the prepayment of the Noveon International, Inc. payment-in-kind notes held by us;

•	global demand for aircraft spare parts and aftermarket services;

•	the impact of the terrorist attacks on September 11, 2001 and their aftermath;

•	the timing related to restoring consumer confidence in air travel;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	the effect of current stock market conditions on pension plan assets, including 2002 year-end plan asset valuations, and the effect of those valuations on shareholders’ equity and 2003 pension expense and plan contributions;

•	the solvency of Coltec Industries Inc at the time of and subsequent to the spin-off of EnPro Industries, Inc. and the ability of Coltec’s subsidiaries to satisfy their asbestos-related liabilities following the spin-off;

•	demand for and market acceptance of new and existing products;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	competitive product and pricing pressures;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation rates, recession and other external factors over which we have no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

      We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which these statements were made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which these statements were made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

      We estimate that we will receive net proceeds of approximately $188.6 million from this offering, or approximately $216.9 million if the underwriters’ overallotment option is exercised in full, in each case after deducting the underwriting discount and estimated expenses of the offering.

      We intend to use the net proceeds from this offering to repay a portion of the amounts we borrowed under a $1.5 billion, 364-day credit facility that we used to acquire Aeronautical Systems. This facility expires on July 29, 2003, and the principal amount outstanding under this facility as of November 20, 2002 was $1.45 billion. Amounts outstanding under this facility bear interest at variable rates determined by a ratings and leverage ratio grid based on the Eurodollar rate. The interest rate, on a fully drawn basis, varies between .75% to 2.25% over the Eurodollar rate depending on our long-term debt ratings from Standard & Poor’s and Moody’s Investors Services and our ratio of debt to EBITDA. The applicable fully drawn, weighted-average rate as of November 20, 2002 is 2.543%, which represents the Eurodollar rate plus .875%.

      Affiliates of the underwriters are lenders under this credit facility. These affiliates will receive some of the net proceeds of this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock trades on the New York Stock Exchange under the symbol “GR.” The following table sets forth on a per share basis the high and low sale prices for our common stock for the periods indicated as reported on the New York Stock Exchange composite transactions reporting system, as well as the dividends declared on our common stock for these periods.

	High		Low		Dividends

2000
First Quarter	$29	9/16	$21	9/16	$.275
Second Quarter	37	13/16	27	3/4	.275
Third Quarter	43	1/8	31	3/16	.275
Fourth Quarter	42	3/4	32	1/2	.275
2001
First Quarter	42.65		33.06		.275
Second Quarter	44.50		36.01		.275
Third Quarter	38.80		15.91		.275
Fourth Quarter	26.89		18.65		.275
2002
First Quarter	32.19		24.12		.275
Second Quarter	34.42		26.17		.200
Third Quarter	27.49		18.31		.200
Fourth Quarter (through November 20, 2002)	20.38		14.17		.200

      On November 20, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $15.28 per share. As of September 30, 2002, there were approximately 9,850 holders of record of our common stock.

      On May 17, 2002, our board of directors reduced our quarterly dividend rate from $0.275 per share to $0.20 per share to achieve a net income payout ratio that we believe is consistent with other leading aerospace companies. Our board of directors will continue to consider appropriate dividend policies and practices relating to future dividends on our common stock.

      On May 31, 2002, we completed the tax-free spin-off of our Engineered Industrial Products segment. The spin-off was made through a tax-free distribution to our shareholders of all the capital stock of EnPro

Industries, Inc., a subsidiary that we formed in connection with the spin-off. In the spin-off, our shareholders received one share of EnPro common stock for every five shares of our common stock owned on the record date, May 28, 2002.

      Our debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and our ability to repurchase our capital stock. Under the most restrictive of these agreements, $246.4 million of income retained in the business and additional capital was free from such limitations at September 30, 2002. In addition, under the agreement for our 8.3% Cumulative Quarterly Income Preferred Securities, Series A, if we defer any interest payments due to the holders of these securities, we may not, among other things, pay any dividends on our capital stock until all interest in arrears is paid in full.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents and combined capitalization as of September 30, 2002

•	on an actual basis, and

•	on a pro forma basis to reflect the following transactions as if they had been completed on September 30, 2002:

•	our acquisition of Aeronautical Systems;

•	the borrowing of $1.5 billion under a 364-day credit facility to fund that acquisition; and

•	the sale of shares of our common stock in this offering, our proposed sale of $900 million principal amount of our senior notes in one or more separate offerings, and the application of the estimated net proceeds from these offerings to repay a portion of the borrowings under our $1.5 billion, 364-day credit facility.

      The pro forma financial data appearing below are based upon a number of other assumptions and estimates and are subject to uncertainties, and this table should be read in conjunction with the information appearing under “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes of Goodrich and TRW Aeronautical Systems included elsewhere in this prospectus supplement. The sale of common stock in this offering is not contingent on the commencement or completion of our proposed senior note offerings, and our proposed senior note offerings are not contingent on the completion of this offering. We cannot assure you that we will be able to complete these offerings on terms that are consistent with our assumptions or at all.

	As of September 30,
	2002

	Actual	Pro Forma

	(In millions, except
	share amounts)
Cash and cash equivalents	$346.3	$226.4

Short-term bank debt	$284.0	$551.8
Long-term debt and capital lease obligations, including current maturities	1,330.0	2,234.0
Mandatory redeemable preferred securities of trust	125.3	125.3
Shareholders’ Equity:
Series F Preferred Stock, $1.00 par value, 200,000 shares authorized, none outstanding	—	—
Common stock, $5.00 par value, 200,000,000 shares authorized; 115,620,951 and 128,620,951 shares issued, actual and pro forma; and 102,106,452 and 115,106,452 shares outstanding, actual and pro forma (in each case, excluding 14,018,598 shares held by wholly owned subsidiaries)	578.1	643.1
Additional capital	895.2	1,018.8
Income retained in the business	47.8	47.8
Accumulated other comprehensive income	(85.4)	(85.4)
Unearned compensation	(1.8)	(1.8)
Common stock held in treasury, at cost (13,514,499 shares)	(412.8)	(412.8)

Total shareholders’ equity	1,021.1	1,209.7

Total capitalization	$2,760.4	$4,120.8

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Goodrich and the historical combined financial statements of TRW Aeronautical Systems, which are included elsewhere in this prospectus supplement. The unaudited pro forma condensed combined financial statements give effect to:

•	our acquisition of Aeronautical Systems,

•	the borrowing of $1.5 billion under a 364-day credit facility to fund the acquisition, and

•	the sale of shares of our common stock in this offering, our proposed sale of $900 million principal amount of our senior notes in one or more separate offerings, and the application of the estimated net proceeds from these offerings to repay a portion of the borrowings under our $1.5 billion, 364-day credit facility.

      The sale of our common stock in this offering is not contingent on the commencement or completion of our proposed senior note offerings, and our proposed senior note offerings are not contingent on completion of this offering. We cannot assure you that we will be able to complete these offerings on terms that are consistent with our assumptions or at all. The following unaudited pro forma condensed combined financial statements have been prepared in accordance with the assumptions and adjustments as described in the accompanying notes. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2001 gives effect to the transactions described above as if they had been completed on January 1, 2001, and the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2002 gives effect to these transactions as if they had been completed on January 1, 2002. The unaudited pro forma condensed combined balance sheet as of September 30, 2002 gives effect to these transactions as if they had been completed on September 30, 2002.

      The total estimated purchase price, calculated as described in note (f) to these unaudited pro forma condensed combined financial statements, is allocated under the purchase method of accounting to the net tangible and intangible assets of the acquired businesses based on preliminary estimates of their fair values as of the completion of the acquisition. Independent valuation specialists are currently assisting us in determining the fair value of a significant portion of these assets. Final determination of these fair values will include our consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible assets of Aeronautical Systems that existed as of October 1, 2002.

      These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with indefinite lives may change significantly or be eliminated, amounts allocated to intangible assets with definite lives may change significantly, and amortization methods and useful lives may be different from the assumptions used herein, any of which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded based on our final assessment of asset fair values may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities could cause material differences in the information presented. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve or any expense associated with achieving these benefits.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Goodrich and TRW Aeronautical Systems, which are included elsewhere in this prospectus supplement. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition that we would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

Unaudited Pro Forma Condensed Combined Balance Sheet

of Goodrich and TRW Aeronautical Systems
September 30, 2002

	Historical

		Aeronautical	Pro Forma		Pro Forma
	Goodrich	Systems	Adjustments		Combined

	(In millions)
Assets
Current Assets:
Cash and cash equivalents	$346.3	$3.6	$(3.6	)(a)	$226.4
			30.1(b	)
			(150.0	)(b)
Accounts and notes receivable, net	511.3	222.0	—		733.3
Inventories	821.1	220.7	26.0(g	)	1,067.8
Deferred income taxes	99.2	—	—		99.2
Prepaid expenses and other assets	33.0	23.4	(3.1	)(a)	60.4

			0.7(b	)
			6.4(c	)

Total current assets	1,810.9	469.7	(93.5)		2,187.1

Property, plant and equipment	918.5	311.5	(3.1	)(a)	1,226.9
Prepaid pension	230.7	116.4	(113.4	)(a)	233.7
Goodwill	696.0	331.5	(7.2	)(f)	1,020.3
Identifiable intangible assets	148.5	344.0	131.0(f	)	623.5
Payment-in-kind notes receivable, less discount	180.8	—	—		180.8
Other assets	455.0	202.1	—		657.1

	$4,440.4	$1,775.2	$(86.2)		$6,129.4

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term bank debt	$284.0	$—	$1,500.0(b	)	$551.8
			(893.6	)(c)
			(188.6	)(d)
			(150.0	)(b)
Accounts payable	274.4	146.0	—		420.4
Accrued expenses	486.4	108.5	(4.6	)(a)	607.3
			17.0(j	)
Income taxes payable	232.9	—	—		232.9
Current maturities of long-term debt and capital lease obligations	3.5	—	—		3.5

Total current liabilities	1,281.2	254.5	280.2		1,815.9

Long-term debt and capital lease obligations	1,326.5	4.0	900.0(c	)	2,230.5
Pension obligations	158.3	25.3	(13.3	)(a)	170.3
Postretirement benefits other than pensions	309.7	28.9	(7.9	)(a)	330.7
Deferred income taxes	15.0	50.7	(50.7	)(a)	15.0
Other non-current liabilities	203.3	32.0	(3.3	)(a)	232.0
Mandatory redeemable preferred securities of trust	125.3	—	—		125.3
Total shareholders’ equity	1,021.1	1,379.8	188.6(d	)	1,209.7

			(1,379.8	)(h)

	$4,440.4	$1,775.2	$(86.2)		$6,129.4

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

of Goodrich and TRW Aeronautical Systems
Nine Months Ended September 30, 2002

	Historical

		Aeronautical	Pro Forma		Pro Forma
	Goodrich	Systems	Adjustments		Combined

	(In millions, except per share amounts)
Sales	$2,728.8	$755.5	$—		$3,484.3
Operating costs and expenses:
Cost of sales	1,987.3	498.7	9.4(f	)	2,510.2
			14.8(k	)

Selling and administrative expenses	412.6	179.2	—		591.8
Impairment of goodwill	—	483.2	(483.2	)(f)	—
Merger-related and consolidation costs	29.3	—	—		29.3

	2,429.2	1,161.1	(459.0)		3,131.3

Operating income (loss)	299.6	(405.6)	459.0		353.0
Interest expense	(69.9)	(61.2)	(9.5	)(b)	(130.5)
			(51.1	)(c)
			61.2(i	)
Interest income	25.9	—	—		25.9
Other income (expense) — net	(13.6)	(4.0)	—		(17.6)

Income before income taxes and trust distributions	242.0	(470.8)	459.6		230.8
Income tax expense	(79.9)	24.6	(20.9	)(e)	(76.2)
Distributions on trust preferred securities	(7.9)	—	—		(7.9)

Income (loss) from continuing operations	$154.2	$(446.2)	$438.7		$146.7

Income (loss) from continuing operations per share:
Basic	$1.51	—	—		$1.28
Diluted	$1.48	—	—		$1.25
Average shares used in computing income (loss) from continuing operations per share (in millions):
Basic	102.0	—	13.0(d	)	115.0
Diluted	104.2	—	13.0(d	)	117.2

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

of Goodrich and TRW Aeronautical Systems
Year Ended December 31, 2001

	Historical

		Aeronautical	Pro Forma		Pro Forma
	Goodrich	Systems	Adjustments		Combined

	(In millions, except per share amounts)
Sales	$4,184.5	$1,101.8	$—		$5,286.3
Operating costs and expenses:
Cost of sales	3,127.6	772.3	(13.1	)(f)	3,886.8
Selling and administrative expenses	565.0	240.9	—		805.9
Merger-related and consolidation costs	107.3	23.6	—		130.9

	3,799.9	1,036.8	(13.1)		4,823.6

Operating income	384.6	65.0	13.1		462.7
Interest expense	(107.8)	(82.0)	(12.4	)(b)	(188.3)
			(68.1	)(c)
			82.0	(i)
Interest income	24.1	—	—		24.1
Other income (expense) — net	(19.2)	4.6	—		(14.6)

Income (loss) before income tax and trust distributions	281.7	(12.4)	14.6		283.9
Income tax (expense) benefit	(94.3)	0.9	(1.7	)(e)	(95.1)
Distributions on trust preferred securities	(10.5)	—	—		(10.5)

Income (loss) from continuing operations	$176.9	$(11.5)	$12.9		$178.3

Income (loss) from continuing operations per share:
Basic	$1.72	—	—		$1.54
Diluted	$1.65	—	—		$1.49
Average shares used in computing income (loss) from continuing operations per share (in millions):
Basic	103.1	—	13.0	(d)	116.1
Diluted	106.9	—	13.0	(d)	119.9

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a)	Reflects the elimination of assets and liabilities we are not acquiring under the terms of the Master Agreement of Purchase and Sale, including cash, prepaid expenses, certain fixed assets, pension and postretirement assets and liabilities, deferred income taxes, bank debt, environmental liabilities and accrued liabilities.

(b)	Reflects the borrowing of $1.5 billion to finance the acquisition of Aeronautical Systems under a 364-day credit facility provided by some of our existing lenders. The interest rate on the credit facility is variable, and is determined based upon LIBOR for the applicable borrowing period plus a credit spread (0.725%). We also may borrow under the credit facility at the prime rate. For purposes of determining the adjustment to interest expense in the pro forma statements of income, the one-month LIBOR rate was used with a credit spread of 0.725%, resulting in an interest rate of 2.525%.

We incurred approximately $0.7 million in fees associated with the credit facility, which will be amortized to income as a component of interest expense over the term of the facility. We also pay an annualized facility fee of 0.15% based on the average commitment amount, and a one-time facility fee of 0.15% based on the commitment amount at December 31, 2002. Based on pro forma net borrowings of $416 million under the facility, the annualized facility fee is $0.6 million.

As the borrowings under the credit facility are reduced by the proceeds from our proposed common stock and senior note offerings, the pro forma annual interest expense is based on net borrowing under the facility of $416 million, resulting in annual interest expense of $10.5 million. Pro forma annual interest expense also includes amortization of the closing fees ($0.7 million), the annualized facility fee ($0.6 million) and the one-time facility fee based on the commitment amount at December 31, 2002 ($0.6 million).

The pro forma adjustment to cash of $30.1 million represents the borrowings of $1.5 billion under the credit facility, reduced by $0.7 million in closing fees and $1,469.2 million in net cash paid to TRW at closing. (See note (f).)

At September 30, 2002, we had pre-positioned $150 million of cash in a foreign subsidiary to effect the acquisition. As part of the purchase transaction, we used $150 million to repay amounts outstanding under our short-term borrowing arrangements.

(c)	Reflects the issuance and sale of $900 million aggregate principal amount of senior notes maturing in 10 years, with an estimated interest rate of 7.5% and estimated issuance costs of $6.4 million. The net proceeds of $893.6 million will be used to reduce the borrowings under the credit facility described above.

The pro forma annual interest expense of $68.1 million is comprised of $67.5 million in interest payments on the debt and $0.6 million representing amortization of the debt issuance costs.

(d)	Reflects the estimated proceeds from the sale of 13.0 million shares of common stock at a public offering price of $15.28 per share, net of estimated offering costs totaling approximately $10.0 million.

(e)	Reflects the adjustment of income tax expense to the estimated combined effective rate for Goodrich and TRW Aeronautical Systems of 33.5% for the year ended December 31, 2001 and 33.0% for the nine months ended September 30, 2002.

(f)	Reflects the estimated net fair value adjustment to Aeronautical Systems goodwill and identifiable intangible assets as a result of the following estimated purchase price allocation:

(In millions)
Original purchase price for Aeronautical Systems	$1,500.0
Shares in joint venture not acquired	(3.0)

Cash paid to TRW	1,497.0
Cash received from TRW:
For retiree medical	(21.0)
For foreign currency contracts terminated prior to closing	(5.6)
For foreign currency contract transfer costs	(1.2)

Net cash paid at closing	1,469.2
Estimated direct acquisition costs, including financial advisory, legal, accounting and other costs	17.0

Aggregate purchase price	$1,486.2

Book value of the net assets of Aeronautical Systems	$(1,379.8)
Elimination of net balances not being acquired (see note (a))	43.4
Capitalized estimated manufacturing profit in inventory acquired (see note (g))	(26.0)

Net adjustment to goodwill and identifiable intangible assets	$123.8

This reflects our preliminary estimates of the purchase price allocation for the acquisition of Aeronautical Systems, which may change upon completion of appraisals. For purposes of computing pro forma adjustments, we assumed historical values of current assets acquired and current liabilities assumed reflect fair value. The pro forma condensed combined balance sheet does not include any fair value adjustments for property, plant and equipment to fair value since we have not completed the appraisal process for these assets. The purchase price allocation does not include the effects of any anticipated restructuring activities that may occur in connection with the integration of Aeronautical Systems. Further, we may identify other assets and liabilities to which a portion of the purchase price will be allocated.

The identifiable intangible assets with definite lives have been adjusted to $475 million. This amount was estimated as part of our initial assessment in determining the total purchase price value. The amount preliminarily allocated to intangible assets with definite lives may change significantly and amortization methods and useful lives may be different from the assumptions used herein, any of which could result in a material change in amortization of intangible assets. The identifiable intangible assets are estimated to have an average life of 25 years, which results in pro forma annual amortization expense (using the straight line method) of $19 million, which is recorded in cost of sales. The pro forma condensed combined income statements for the nine months ended September 30, 2002 and the year ended December 31, 2001 have been adjusted to exclude $4.9 million and $12.1 million, respectively, representing the historical intangible assets amortization for TRW Aeronautical Systems.

In July 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” (“SFAS 141”), and Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. Additionally, SFAS No. 141 establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and became effective January 1, 2002. The most significant changes made by SFAS No. 142 require that goodwill and indefinite lived intangible assets no longer be amortized and be tested for impairment at least on an annual basis. This provision of SFAS No. 142 applies to business combinations with effective dates after June 30, 2001. The pro forma condensed combined income statement does not include amortization for goodwill and other intangible assets with indefinite lives acquired with Aeronautical Systems since the business combination was consummated after June 30, 2001. In addition, the condensed combined pro forma income statement has been adjusted to exclude $20 million representing the historical goodwill amortization for Aeronautical Systems, which is recorded in cost of sales. The pro forma condensed combined income statement for the nine months ended September 30, 2002 has been adjusted to exclude the $483.2 million impairment of goodwill.

We have not eliminated the $30.4 million of goodwill amortization of Goodrich included in our historical financial statements for the year ended December 31, 2001.

The purchase price payable by us to TRW for the purchase of Aeronautical Systems is subject to potential upward or downward adjustment after the closing based on the difference between the net asset value of Aeronautical Systems on October 1, 2002 (the closing date) and the net asset value of Aeronautical Systems on May 31, 2002, both calculated in the manner set forth in the Master Agreement of Purchase and Sale. This adjustment has not been reflected in the pro forma financial statements.

The purchase price will also be adjusted based on the funding of the pension plans of Aeronautical Systems, based on the terms of the Master Agreement of Purchase and Sale. In general, the purchase price will be reduced by the amount by which the plans’ projected benefit obligation exceeds the fair value of the assets of these plans. There is no purchase price adjustment if the fair value of the assets of the plans exceed the projected benefit obligation. The computation of this adjustment will be based on actuarial valuations of the plans which are not yet available. We do not anticipate that this adjustment will be material to the purchase price and no adjustment has been reflected in the pro forma financial statements.

(g)	Reflects the estimated purchase accounting adjustment for capitalization of estimated manufacturing profit in inventory acquired with Aeronautical Systems. This amount was estimated as part of our initial assessment in determining the total purchase price value. The amount preliminarily allocated to inventory may change significantly from the assumptions used herein. The pro forma condensed combined statement of income does not reflect the impact of the one-time adjustment to cost of sales during the periods this inventory will be sold.

(h)	Reflects the elimination of the historical stockholder’s investment in Aeronautical Systems.

(i)	Reflects the elimination of interest expense allocated to Aeronautical Systems by TRW and the interest expense associated with debt not assumed by Goodrich under the terms of the Master Agreement of Purchase and Sale.

(j)	Reflects the accrual of the estimated direct acquisition costs, including financial advisory, legal, accounting and other costs.

(k)	Reflects depreciation of property, plant and equipment of Aeronautical Systems for the period June 18, 2002 through September 30, 2002. The property, plant and equipment was considered held for sale by TRW for financial statement purposes, and therefore the financial statements of TRW Aeronautical Systems do not reflect depreciation expense during that period.

SELECTED HISTORICAL FINANCIAL DATA

      The selected financial data as of December 31, 2001 and 2000, and for the three years in the period ended December 31, 2001, are derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The selected financial data as of December 31, 1999 and for the year ended December 31, 1998 have been derived from our audited consolidated financial statements not included in this prospectus supplement or the accompanying prospectus. The selected financial data as of December 31, 1998 and 1997 and for the year ended December 31, 1997 have been derived from our unaudited financial statements not included in this prospectus supplement or the accompanying prospectus. The selected financial data for the nine months ended September 30, 2002 and 2001 are derived from our unaudited financial statements included elsewhere in this prospectus supplement. The historical amounts have been restated to present our Performance Materials and Engineered Industrial Products businesses as discontinued operations. You should read the selected financial data with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2001	2000	1999	1998	1997	2002	2001

	(In millions, except per share dat					a) (Unaudited)
Statement of Income Data:
Sales	$4,184.5	$3,700.5	$3,646.2	$3,510.3	$3,060.3	$2,728.8	$3,131.7
Operating income(1)	384.6	489.7	274.1	440.6		299.6	434.4
Income from continuing operations:
As reported(1)	176.9	235.2	85.9	213.3	67.8	154.2	228.0
As adjusted(1)(2)	306.3	265.5	253.9	219.8		172.3	233.2
Net Income	289.2	325.9	169.6	353.7		106.2	343.6
Balance Sheet Data (at end of period):
Working capital	$762.7	$857.8	$445.0	$536.4		$529.7	$859.9
Total assets	5,227.5	6,052.3	5,468.4	5,223.5	4,450.0	4,440.4	5,432.6
Total debt	1,426.4	2,236.2	1,741.9	1,704.2	1,487.5	1,614.0	1,483.9
Mandatory redeemable preferred securities of trust	125.0	124.5	124.0	123.6		125.3	124.8
Total shareholders’ equity	1,361.4	1,228.5	1,295.6	1,238.9		1,021.1	1,499.1
Cash Flow Data:
Operating cash flow	$382.6	$168.2	$210.5	$341.7		$356.2	$210.5
Investing cash flow	(288.8)	(349.4)	(166.5)	(208.8)		(40.1)	(237.5)
Financing cash flow	(936.3)	80.6	(72.2)	199.1		84.7	(833.9)
Free cash flow(3)	222.5	229.5	241.6	247.3		343.9	98.1
Other Financial Data:
Segment operating income	$444.8	$562.5	$529.5	$495.0		$340.0	$477.5
Segment operating income, as adjusted(2)	644.1	593.6	561.7	505.5		369.0	490.5
EBITDA(2)(4)	734.7	668.7	631.6	557.7		432.5	555.3
Capital expenditures	190.5	133.8	144.7	163.0		56.5	134.6
Depreciation and amortization(1)	173.8	165.4	137.6	124.4		120.4	129.3
Dividends	113.7	117.6	91.6	75.7		76.5	85.1
Distributions on trust preferred securities	10.5	10.5	10.5	10.5		7.9	7.9
Diluted Earnings per Share:
Income from continuing operation(1)	$1.65	$2.16	$0.76	$1.87	$0.61	$1.48	$2.12
Income from continuing operations, as adjusted(1)(2)	2.87	2.43	2.23	1.93	—	1.65	2.17
Dividends Declared per Common Share	1.10	1.10	1.10	1.10	—	0.675	0.825

(1)	For the years ended December 31, 2001, 2000, 1999, 1998 and 1997, and for the nine months ended September 30, 2001, reflects amortization of goodwill. Beginning January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, which requires that goodwill no longer be amortized. For further information, you should read note U to our 2001 consolidated financial statements and note G to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2002 included elsewhere in this prospectus supplement.

(2)	Excludes special items, as follows (in millions, except per share amounts):

	Year Ended December 31,								Nine Months Ended

	2001		2000		1999		1998		2002		2001

		Per		Per		Per		Per		Per		Per
	After	Diluted	After	Diluted	After	Diluted	After	Diluted	After	Diluted	After	Diluted
	Tax	Share	Tax	Share	Tax	Share	Tax	Share	Tax	Share	Tax	Share

Merger-related and consolidation costs	$(71.3)	$(0.67)	$(28.6)	$(0.26)	$(170.4)	$(1.49)	$(6.5)	$(0.06)	$(19.7)	$(0.19)	$(9.9)	$(0.09)
Gain from sale of interest in business	4.7	0.04	—	—	2.4	0.02	—	—	1.6	0.02	4.7	0.04
Inventory adjustments	(62.8)	(0.59)	—	—	—	—	—	—	—	—	—	—
Impairment charge on business held for sale	—	—	(1.7)	(0.01)	—	—	—	—	—	—	—	—

Total adjustments to income from continuing operations	$(129.4)	$(1.22)	$(30.3)	$(0.27)	$(168.0)	$(1.47)	$(6.5)	$(0.06)	$(18.1)	$(0.17)	$(5.2)	$(0.05)

We believe excluding special items provides meaningful additional information on our operating results. Amounts adjusted to exclude special items should not be construed as an alternative to amounts determined in accordance with GAAP. Because amounts adjusted to exclude special items are not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled amounts reported by other companies.

(3)	“Free cash flow” as used in this prospectus supplement means operating cash flow adjusted for cash payments related to special items, less capital expenditures. Cash paid for special items was $44.2 million and $22.2 million for the nine months ended September 30, 2002 and 2001, respectively. Cash paid for special items was $30.3 million, $81.4 million, $175.8 million and $68.5 million for the years ended December 31, 2001, 2000, 1999 and 1998, respectively. Free cash flow in 2000 also excludes a $113.7 million payment to the IRS related to an income tax assessment and the associated accrued interest. We believe that free cash flow provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. Free cash flow should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because free cash flow is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

(4)	“EBITDA” as used in the table above means income from continuing operations before distributions on trust preferred securities, income tax expense, net interest expense, depreciation and amortization and pre-tax special items. We believe that EBITDA provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. EBITDA should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis in conjunction with “Selected Historical Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus supplement. The following discussion and analysis contains forward-looking statements, and you should refer to the information in the sections titled “Risk Factors” and “Forward-Looking Statements” for a description of some of the uncertainties, risks and assumptions that may cause our actual results to differ materially from what we expect.

      As discussed below, our former Engineered Industrial Products (EIP) and Performance Materials (PM) segments have been accounted for as discontinued operations. Unless otherwise noted herein, disclosures pertain only to our continuing operations.

      Special items, as used throughout this prospectus supplement, include merger-related and consolidation costs, certain gains or losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other restructuring costs.

Overview

      We are one of the largest worldwide suppliers of aerospace components, systems and services to the large commercial, regional, business and general aviation markets. We are also a leading supplier of aircraft and satellite systems products to the global military and space markets. Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world.

      Due to the sale of our Performance Materials segment in 2001, as well as the spin-off of our Engineered Industrial Products segment in 2002, we have redefined our segments. Our operations are now classified into four reportable business segments: Aerostructures and Aviation Technical Services; Landing Systems; Engine and Safety Systems; and Electronic Systems. We plan to manage and report Aeronautical Systems as a separate reportable segment until our integration plan is completed in 2003.

Aerostructures and Aviation Technical Services

      Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The Aviation Technical Services division performs comprehensive total aircraft maintenance, repair, overhaul and modification services for many commercial airlines, independent operators, aircraft leasing companies and airfreight carriers.

Landing Systems

      Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and stopping. Several divisions within the segment are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including landing gear, wheels and brakes and certain brake controls.

Engine and Safety Systems

      Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as discs, blisks, shafts and airfoils for both aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

Electronic Systems

      Electronic Systems produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. Included are a variety of sensors systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment’s products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

Outlook

      Goodrich, as well as the entire aerospace industry, continues to experience weak market conditions in commercial aerospace that have negatively impacted our customers and demand for our products. We have proactively addressed these issues by taking actions to realign our capacity and cost structure with anticipated market demand.

      Including the contributions of Aeronautical Systems for the fourth quarter, we expect the full-year 2002 sales to be $3.90 to $3.95 billion. Diluted earnings per share, excluding special items, are expected to be in excess of $2.30.

      Looking forward to 2003, we expect that while the airline industry will continue to experience a challenging environment, overall available seat miles, which are generally correlated with aftermarket sales, should be flat, compared to 2002. Production of commercial transport aircraft (including regional jets) is expected to be lower than 2002, in line with public guidance from the manufacturers. Military and space sales are expected to increase 5% to 10% in 2003.

      Our expectations for Goodrich in 2003 are dependent on a large number of factors. These factors include: (a) the timing and net proceeds of the expected sale of non-core assets; (b) the timing and number of shares issued in the expected equity offering; (c) the timing and terms of the expected note offerings; (d) the amount of increase in non-cash pension expense; and (e) the payment of all, or only a portion, of the Noveon payment-in-kind notes held by us.

      We continue to realize significant savings from our previously announced restructuring activities, and now expect to exceed our prior expectations for headcount reductions and annual savings. These activities are expected to be largely complete by the end of 2002. Upon completion, it is expected that these actions will result in reductions in total headcount in excess of 3,200 personnel and annual pre-tax savings in excess of $170 million. Additional restructuring activities, including activities related to the Aeronautical Systems acquisition and the achievement of the synergy savings, may be considered due to the continuing weak environment for commercial aircraft production and lower expectations for the air travel industry.

Acquisition of Aeronautical Systems

      On October 1, 2002, we completed our acquisition of Aeronautical Systems from TRW Inc. for approximately $1.5 billion in cash. The acquired businesses design and manufacture commercial and military aerospace systems and equipment, including engine controls, flight controls, power systems, cargo systems, hoists and winches, and actuation systems. They employ approximately 6,200 employees in 22 facilities in nine countries, including manufacturing and service operations in the United Kingdom, France, Germany, Canada, the United States and several Asia/Pacific countries.

      We financed the acquisition through a $1.5 billion, 364-day credit facility provided by some of our existing lenders. This facility expires on July 29, 2003. We expect to repay amounts outstanding under the credit facility from:

•	the net proceeds from the sale of shares of our common stock in this offering;

•	the net proceeds from our proposed sale of approximately $900 million principal amount of our senior notes in one or more separate offerings; and

•	the estimated net proceeds of approximately $400 million from the proposed sale of non-core operating and non-operating assets.

      We expect to market the new equity and all or some of the debt securities during the fourth quarter of 2002.

      As a result of integration activities with respect to Aeronautical Systems, we expect to realize annual cost savings of approximately $30-$40 million, net of anticipated incremental costs, by the beginning of 2005. These cost savings are expected to result from consolidation of duplicate facilities, reduction of personnel, reduction of expenditures, expansion of procurement initiatives, and the use of best practices across the combined businesses.

Spin-Off of Engineered Industrial Products

      On May 31, 2002, we completed the tax-free spin-off of our Engineered Industrial Products segment. The spin-off was made through a tax-free distribution to our shareholders of all the capital stock of EnPro Industries, Inc., a subsidiary that we formed in connection with the spin-off. In the spin-off, our shareholders received one share of EnPro common stock for every five shares of our common stock owned on the record date, May 28, 2002.

      At the time of the spin-off, EnPro’s only material asset was all of the capital stock and certain indebtedness of Coltec Industries Inc. Coltec and its subsidiaries own substantially all of the assets and liabilities of the EIP segment, including the associated asbestos liabilities and related insurance.

      Prior to the spin-off, Coltec also owned and operated an aerospace business. Before completing the spin-off, Coltec’s aerospace business assumed all intercompany balances outstanding between Coltec and us, and Coltec then transferred to us as a dividend all the assets, liabilities and operations of its aerospace business, including these assumed balances. Following this transfer and prior to the spin-off, all the capital stock of Coltec was contributed to EnPro, with the result that at the time of the spin-off Coltec was a wholly owned subsidiary of EnPro.

      In connection with the spin-off, we and EnPro entered into a distribution agreement, a tax matters agreement, a transition services agreement, an employee matters agreement and an indemnification agreement, which govern the relationship between us and EnPro after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods prior to the spin-off.

      The spin-off was recorded as a dividend and resulted in a reduction in shareholders’ equity of $399.9 million representing the recorded value of net assets of the business distributed (including cash of $56.0 million). The distribution agreement provides for certain post-distribution adjustments relating to the amount of cash to be included in the net assets distributed. At September 30, 2002, we had recorded an account receivable for $16.6 million from EnPro with respect to these adjustments; however, the final adjustment amount has not been determined. The difference, if any, between the final adjustment amount and the account receivable will be recorded as an adjustment to the dividend.

      The $150 million of outstanding Coltec Capital Trust 5 1/4% convertible trust preferred securities (TIDES) that were reflected in liabilities of discontinued operations remain outstanding as part of the EnPro capital structure following the spin-off. The TIDES are convertible into shares of both Goodrich and EnPro common stock until April 15, 2028. We have guaranteed amounts owed by Coltec Capital Trust with respect to the TIDES and have guaranteed Coltec’s performance of its obligations with respect to the TIDES and the underlying Coltec convertible subordinated debentures. EnPro, Coltec and Coltec Capital Trust have agreed to indemnify us from any costs and liabilities arising under or related to the TIDES after the spin-off.

      Prior to the spin-off, Coltec acquired certain call options on our common stock in order to partially hedge its exposure to fluctuations in the market price of our stock resulting from the TIDES. These call options remain an asset of Coltec following the spin-off.

Sale of Performance Materials

      On February 28, 2001, we completed the sale of our Performance Materials segment to an investor group led by AEA Investors, Inc. for approximately $1.4 billion. Total net proceeds, after anticipated tax payments and transaction costs, included approximately $1 billion in cash and $172 million in pay-in-kind (PIK) debt securities issued by the buyer, which is now known as Noveon International Inc. The transaction resulted in an after-tax gain of $93.5 million. During the second quarter of 2002, we and Noveon resolved a dispute over the computation of a post-closing working capital adjustment. The resolution of this matter had no effect on the previously reported gain.

      In July 2002, we entered into an agreement with Noveon to amend certain provisions of the PIK notes held by us to give Noveon the option to prepay the securities at a discount greater than the original discount if they are prepaid on or before February 28, 2003. As a result of prepayments made in June and October 2002, Noveon has prepaid a total of $62.5 million of the outstanding principal of the PIK notes for $49.8 million in cash. Because these prepayments did not exceed the original discount recorded at the inception of the note, no gain or loss was required to be recognized. Should Noveon prepay the securities in full on or before February 28, 2003, the cash received could be less than the then recorded amount of the securities by approximately $4 million.

      Pursuant to the terms of the transaction, we have retained certain assets and liabilities (primarily pension, postretirement and environmental liabilities) of the Performance Materials segment. We have also agreed to indemnify Noveon for liabilities arising from certain events as defined in the agreement. Such indemnification is not expected to be material to our financial condition, but could be material to our results of operations in a given period.

Other Acquisitions and Dispositions

Pooling of Interests

      On July 12, 1999, we completed the merger with Coltec by exchanging 35.5 million shares of our common stock for all the common stock of Coltec. Each share of Coltec common stock was exchanged for 0.56 of one share of our common stock. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Coltec as though Coltec had always been a part of us.

Acquisitions

      The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in our results since their respective dates of acquisition. Acquisitions made by businesses included within the Performance Materials and Engineered Industrial Products segments are not discussed below.

      There were no acquisitions made during the first nine months of 2002.

      During 2001, we acquired a manufacturer of aerospace lighting systems and related electronics, as well as the assets of a designer and manufacturer of inertial sensors used for guidance and control of unmanned vehicles and precision-guided systems. Total consideration aggregated $114.4 million, of which $101.6 million represented goodwill and other intangible assets.

      During 2000, we acquired a manufacturer of earth and sun sensors for attitude determination and control ejection seat technology; a manufacturer of fuel nozzles; a developer of avionics and displays; the assets of a developer of precision electro-optical instrumentation serving the space and military markets; an equity interest in a joint venture focused on developing and operating a comprehensive open electronic marketplace for aerospace aftermarket products and services; a manufacturer of precision and large optical systems, laser encoding systems, and visual surveillance systems for day and night use; and a supplier of pyrotechnic devices for space, missile and aircraft systems. Total consideration aggregated $242.6 million, of which $105.4 million represented goodwill and other intangible assets.

      During 1999, we acquired a manufacturer of spacecraft attitude determination and control systems and sensor and imaging instruments; the remaining 50% interest in a joint venture, located in Singapore, that overhauls and repairs thrust reversers, nacelles and nacelle components; an ejection seat business; and a manufacturer and developer of micro-electromechanical systems, which integrate electrical and mechanical components to form “smart” sensing and control devices. Total consideration aggregated $56.5 million, of which $55.0 million represented goodwill.

      The purchase agreements for the manufacturer and developer of micro-electromechanical systems provides for additional consideration to be paid over six years based on a percentage of net sales. The additional consideration for the first five years, however, is guaranteed not to be less than $3.5 million. As the $3.5 million of additional consideration is not contingent on future events, it has been included in the purchase price and allocated to the net assets acquired. All additional contingent amounts payable under the purchase agreement will be recorded as additional purchase price/goodwill when earned.

      The impact of these acquisitions was not material in relation to our results of operations. Consequently, pro forma information is not presented.

Dispositions

      In addition to the spin-off of our EIP segment, during the first nine months of 2002, we sold a portion of our interest in a business, resulting in a pre-tax gain of $2.4 million, which has been reported in other income (expense), net.

      In addition to the sale of our PM segment, during 2001, we sold a minority interest in one of our businesses, resulting in a pre-tax gain of $7.2 million, which has been reported in other income (expense), net.

      During 2000, we sold a product line of one of our businesses, resulting in a pre-tax gain of $2.0 million, which has been reported in other income (expense), net.

      During 1999, we sold all or a portion of our interest in two of our businesses, resulting in a pre-tax gain of $6.8 million, which has been reported in other income (expense), net.

Share Repurchase Program

      On September 17, 2001, we announced a program to repurchase up to $300 million of our common stock. We repurchased 2.5 million shares through December 31, 2001. The total cost of these shares was approximately $50 million with an average price of $20.29 per share.

      No shares were repurchased under this program during the first nine months of 2002.

Change in Dividend Policy

      On May 17, 2002, we announced that our board of directors had approved a change in our dividend policy to achieve a net income payout ratio that we believe is consistent with other leading aerospace companies. Specifically, our quarterly dividend on our common stock was reduced to $0.20 per share from the previous level of $0.275 per share, effective with the regular quarterly dividend payable July 1, 2002, to shareholders of record as of June 10, 2002.

Results of Operations

2002 Third Quarter and Year-to-Date Results

      The following table summarizes our results of operations for the three and nine months ended September 30, 2002 and 2001.

	Three Months Ended September 30,

		2002(A)		2001(B)
	2002	Adjusted	2001	Adjusted

	(In millions, except per share data)
Sales	$882.1	$882.1	$1,051.9	$1,051.9

Segment Operating Income	$110.8	$118.0	$165.5	$166.9

Income from Continuing Operations	$46.0	$50.9	$81.9	$83.0
Income (Loss) from Discontinued Operations	—	—	6.1	—

Net Income	$46.0	$50.9	$88.0	$83.0

Diluted EPS	$0.45	$0.50	$0.83	$0.77

	Nine Months Ended September 30,

		2002(C)		2001(D)
	2002	Adjusted	2001	Adjusted

	(In millions, except per share data)
Sales	$2,728.8	$2,728.8	$3,131.7	$3,131.7

Segment Operating Income	$340.0	$369.0	$477.5	$490.5

Income from Continuing Operations	$154.2	$172.3	$228.0	$233.2
Income (Loss) from Discontinued Operations	(11.9)	—	115.6	—
Cumulative Effect of Change in Accounting	(36.1)	—	—	—

Net Income	$106.2	$172.3	$343.6	$233.2

Diluted EPS	$1.04	$1.65	$3.24	$2.17

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(In millions, except per share data)
Cash Flow Data:
Net Cash Provided by Operating Activities	$193.1	$156.9	$356.2	$210.5

Free Cash Flow(E)	$184.6	$114.1	$343.9	$98.1

(A)	Results exclude the effect of a $7.2 million charge ($4.9 million after-tax), or $0.05 a diluted share, for merger-related and consolidation costs.

(B)	Results exclude the effect of a $1.5 million charge ($1.1 million after-tax), or $0.01 a diluted share, for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($6.1 million, or $0.07 a diluted share).

(C)	Results exclude the effect of a $29.3 million charge ($19.7 million after-tax), or $0.19 a diluted share, for merger-related and consolidation costs and a $2.4 million pre-tax gain ($1.6 million after-tax), or $0.02 a diluted share, in other income (expense) from the sale of a portion of our interest in a business. Results also exclude the after-tax effect of loss from discontinued operations ($11.9 million, or $0.09 a diluted share) and the cumulative effect of change in accounting ($36.1 million, or $0.35 a diluted share).

(D)	Results exclude the effect of a $14.9 million charge ($9.9 million after-tax), or $0.09 a diluted share, for merger-related and consolidation costs and a $7.2 million pre-tax gain ($4.7 million after-tax), or $0.04 a diluted share, in other income (expense) from the sale of a portion of our interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($115.6 million, or $1.12 a diluted share).

(E)	Free cash flow is defined as operating cash flow from continuing operations adjusted for cash payments related to special items less capital expenditures. We believe free cash flow provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. Free cash flow should not be construed as an alternative to operating income(loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because free cash flow is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

Third Quarter of 2002 Compared With Third Quarter of 2001

	Three Months Ended
	September 30,

	2002	2001

	(Dollars in millions)
Sales	$882.1	$1,051.9

Segment Operating Income	118.0	166.9
Corporate General and Administrative Costs	(10.1)	(12.3)
Merger-related and Consolidation Costs	(7.2)	(1.5)

Total Operating Income	100.7	153.1
Net Interest Expense	(16.9)	(17.6)
Other Income (Expense) — net	(11.1)	(8.1)
Income Tax Expense	(24.0)	(42.8)
Distribution on Trust Preferred Securities	(2.7)	(2.7)

Income from Continuing Operations	46.0	81.9
Income from Discontinued Operations	—	6.1

Net Income	$46.0	$88.0

      Sales and Segment Operating Income. For a discussion of our sales and segment operating income, refer to “—Segment Analysis” below.

      Corporate General and Administrative Costs. Corporate general and administrative costs of $10.1 million during the third quarter were lower by $2.2 million, or 17.9%, from the $12.3 million recorded during the third quarter of 2001. The decrease was principally a result of lower accruals for incentive compensation plans during the third quarter of 2002 as compared to the same period of 2001.

      Merger-Related and Consolidation Costs. Merger-related and consolidation costs of $7.2 million and $1.5 million were recorded during the third quarter of 2002 and 2001, respectively (see further discussion in Note F of our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement). We expect to incur additional merger-related and consolidation costs during the remainder of 2002. The timing of these costs (accruable or period costs) is dependent on the nature of the costs. These charges will consist primarily of costs associated with the reorganization of operating facilities and for employee relocation and severance costs.

      Net Interest Expense. Net interest expense decreased $0.7 million from $17.6 million in 2001 to $16.9 million during the third quarter of 2002. The decrease was primarily attributable to lower interest expense. Improved cash flow from operations, lower capital expenditures and significantly lower interest rates reduced total interest expense.

      Other Income (Expense) — Net. Other income (expense) — net increased by $3.0 million from expense of $8.1 million in the third quarter of 2001 to expense of $11.1 million in the third quarter of 2002. During the third quarter of 2002, we recorded expense of approximately $1.2 million relating to the settlement of litigation. In addition, we sold certain real estate of a previously discontinued business at a loss of $0.3 million. The third quarter of 2002 also includes approximately $0.7 million of legal costs related to litigation monitoring.

      Income Tax Expense. Our estimated effective tax rate from continuing operations during the third quarter of 2002 was 33.0%. This compares to an estimated effective tax rate from continuing operations of 33.6% during the third quarter of 2001. The estimated effective tax rate in the third quarter of 2002 is consistent with the rate expected for all of 2002.

      Income from Discontinued Operations. Income from discontinued operations was $6.1 million during the third quarter of 2001. On May 31, 2002, we completed the tax-free spin-off of our Engineered Industrial Products segment. As a result, there were no discontinued operations during the third quarter of 2002.

First Nine Months of 2002 as Compared to the First Nine Months of 2001

	Nine Months Ended
	September 30,

	2002	2001

	(Dollars in millions)
Sales	$2,728.8	$3,131.7

Segment Operating Income	369.0	490.5
Corporate General and Administrative Costs	(40.1)	(41.2)
Merger-related and Consolidation Costs	(29.3)	(14.9)

Total Operating Income	299.6	434.4
Net Interest Expense	(44.0)	(64.4)
Other Income (Expense) — net	(13.6)	(15.2)
Income Tax Expense	(79.9)	(118.9)
Distribution on Trust Preferred Securities	(7.9)	(7.9)

Income from Continuing Operations	154.2	228.0
Income (loss) from Discontinued Operations	(11.9)	115.6
Cumulative Effect of Change in Accounting	(36.1)	—

Net Income	$106.2	$343.6

      Sales and Segment Operating Income. For a discussion of our sales and segment operating income, refer to “— Segment Analysis” below.

      Merger-Related and Consolidation Costs. Merger-related and consolidation costs of $29.3 million and $14.9 million were recorded during the first nine months of 2002 and 2001, respectively (see further discussion in Note F of our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement). We expect to incur additional merger-related and consolidation costs during the remainder of 2002. The timing of these costs (accruable or period costs) is dependent on the nature of the costs. These charges will consist primarily of costs associated with the reorganization of operating facilities and employee relocation and severance costs.

      Net Interest Expense. Net interest expense decreased $20.4 million from $64.4 million during the first nine months of 2001 to $44.0 million during the first nine months of 2002. Interest expense decreased approximately $13.4 million during the first nine months of 2002 as compared to the same period last year principally due to significantly lower interest rates in 2002 as compared to 2001. Interest income increased approximately $7.0 million over the same period. The increase in interest income was due primarily to interest on the Noveon PIK note for the full nine months of 2002 and interest income of $5.4 million on the F-14 claim settlement.

      Other Income (Expense) — Net. Other income (expense) — net decreased $1.6 million from expense of $15.2 million during the first nine months of 2001 to $13.6 million during the first nine months of 2002. During the first nine months of 2002 we recorded gains from the sale of an intangible asset, including the resolution of certain prior claims, amounting to $11.8 million and a gain from the sale of a portion of an investment in a subsidiary of $2.4 million. Offsetting these gains were losses related to the settlement of litigation for approximately $1.2 million; the sale of certain real estate of a previously discontinued business at a loss of $0.3 million and approximately $0.7 million of legal costs related to litigation monitoring. During the first nine months of 2001, we recorded a gain from the sale of a portion of an investment in a subsidiary of $7.2 million.

      Income Tax Expense. Our estimated effective tax rate from continuing operations during the first nine months of 2002 was 33.0%. This compares to an estimated effective tax rate of 33.5% during the first nine months of 2001. The estimated tax rate during the first nine months of 2002 is consistent with the rate expected for all of 2002.

      Income from Discontinued Operations. Income from discontinued operations decreased $127.5 million from income during the first nine months of 2001 of $115.6 million to a loss of $11.9 million during the first nine months of 2002. Sales from discontinued operations declined from $674.5 million during the first nine months of 2001 to $289.5 million during the first nine months of 2002. The 2001 sales included two months of Performance Materials sales of $187.0 million which did not recur in 2002. In addition, the first nine months of 2002 include only five months of EIP sales due to the EnPro spin-off, which occurred on May 31, 2002. Also, the decrease results from lower earnings from operations of the EIP segment, discontinued in 2001, compared to the first nine months of 2002 resulting, in part, to a $11.0 million pre-tax charge for a court ruling relating to an employee benefit matter of a previously discontinued business. Fees and expenses related to the spin-off recorded during the second quarter of 2002 also contributed to the loss. Also, discontinued operations for the first nine months of 2001 include the operations of the Performance Materials segment for two months and the gain on sale of that segment of $93.5 million.

      Cumulative Effect of Change in Accounting. During the second quarter of 2002, we performed the first of the required impairment tests of goodwill and indefinite lived intangible assets. Based on those results, we determined that it was likely that goodwill relating to the Aviation Technical Services “reporting unit” (ATS) had been impaired. ATS is included in the Aerostructures and Aviation Technical Services business segment. During the third quarter of 2002, we completed our measurement of the goodwill impairment and recognized an impairment of $36.1 million (representing total goodwill of this reporting unit), which was reported as a cumulative effect of an accounting change in the first quarter of 2002. The results of operations have been restated accordingly.

Segment Analysis

      An expanded analysis of sales and operating income by business segment follows.

      In the following tables, segment operating income, as recorded, is total segment revenue reduced by operating expenses directly identifiable with that business segment. Segment operating income, as adjusted, is total segment revenue reduced by operating expenses directly identifiable with that business segment, except for merger-related and consolidation costs which are presented separately (see further discussion of merger-related and consolidation costs in Note C and Note F of our unaudited condensed consolidated financial statements included elsewhere in this prospectus supplement).

Third Quarter 2002 Compared with Third Quarter 2001

	Three Months Ended September 30,

				% of Sales

	2002	2001	% Change	2002	2001

	(Dollars in millions)
Sales:
Aerostructures and Aviation Technical Services	$269.4	$369.0	(27.0)
Landing Systems	255.7	293.1	(12.8)
Engine and Safety Systems	158.8	190.0	(16.4)
Electronic Systems	198.2	199.8	(0.8)

Total Sales	$882.1	$1,051.9	(16.1)

Segment Operating Income, as recorded:
Aerostructures and Aviation Technical Services	$20.9	$60.3	(65.3)	7.8	16.3
Landing Systems	38.9	40.9	(4.9)	15.2	14.0
Engine and Safety Systems	16.3	35.3	(53.8)	10.3	18.6
Electronic Systems	34.7	29.0	19.7	17.5	14.5

Segment Operating Income	$110.8	$165.5	(33.1)	12.6	15.7

Segment Operating Income, as adjusted:
Aerostructures and Aviation Technical Services	$22.4	$61.5	(63.6)	8.3	16.7
Landing Systems	38.9	40.9	(4.9)	15.2	14.0
Engine and Safety Systems	20.8	35.3	(41.1)	13.1	18.6
Electronic Systems	35.9	29.2	22.9	18.1	14.6

Segment Operating Income	$118.0	$166.9	(29.3)	13.4	15.9

      Aerostructures and Aviation Technical Services. Sales decreased $99.6 million, or 27.0%, from $369.0 million during the third quarter of 2001 to $269.4 million during the third quarter of 2002. The decrease was primarily due to a decline in original equipment (OE) sales coupled with a slight decline in overall aftermarket sales. There was also a slight decline in Aviation Technical Services sales (i.e., airframe maintenance and modification services, component overhauls, etc.). The decrease in Aerostructures original equipment sales was primarily driven by declines in the B757, B717 and the RB211-535 programs with Boeing and declines in the A330 program with Airbus resulting from the industry-wide reduction in aircraft deliveries.

      Operating income, as adjusted, decreased $39.1 million, or 63.6%, from $61.5 million during the third quarter of 2001 to $22.4 million during the third quarter of 2002. The decrease was primarily due to contract loss provisions on five contracts amounting to $26.8 million. These loss provisions resulted from increased overhead rates due, in part, to a lower manufacturing base as volume declined consistent with the lower level of aircraft production rates. The increased overhead rates also resulted from projected cost increases in fringe benefit rates, in part resulting from expected future increases in pension expense. Also, higher than anticipated spending on pre-certification costs on one contract and program warranty costs on another contract added to the loss. Also in the quarter adjustments of $6.6 million were made to specific reserves resulting from improved costing data from the implementation of a new enterprise resource planning system in early 2002.

      Landing Systems. Sales decreased $37.4 million, or 12.8%, from $293.1 million during the third quarter of 2001 to $255.7 million during the third quarter of 2002. The decrease in sales was primarily attributable to decreased original equipment sales and decreased wheel and brake commercial aftermarket sales compared to the same period a year ago. The reduced sales resulted from decreased demand for new aircraft original equipment as well as decreased airline utilization, lowering demand for landing gear original equipment and aftermarket wheel and brake replacements. Landing gear sales decreased primarily in the commercial market due to decreased sales of original equipment to Boeing primarily on the B737 next generation and B777 aircraft programs. Wheel and brake sales were reduced from the third quarter of 2001 due to reduced airline utilization in the commercial market primarily on B727 and B737 classics programs. Military sales for both landing gear original equipment and aftermarket wheels and brakes increased for the comparable period primarily due to additional volume on the C-17, F-14 and F-16 programs.

      Operating income, as adjusted, decreased $2.0 million, or 4.9%, from $40.9 million in the third quarter of 2001 to $38.9 million in the third quarter of 2002. The decrease in operating income over the same period a year ago was primarily attributable to the decreased sales discussed above for landing gear original equipment in the commercial market, and commercial aftermarket sales of wheels and brakes, primarily on the B727 and B737 classics programs. The improvement in operating margins during the third quarter of 2002 as compared to 2001 is principally a result of the implementation of productivity initiatives at our landing gear services division and reduced deliveries of free of charge wheel and brake original equipment.

      Engine and Safety Systems. Sales decreased $31.2 million, or 16.4%, from $190.0 million during the third quarter of 2001 to $158.8 million during the third quarter of 2002. Sales declined in virtually all of the product lines caused by less demand in OE shipments and lower sales of aftermarket spares and services activities due to generally weaker conditions in the aerospace and power generation markets. An increase in military aftermarket product sales over the same period of 2001 was not enough to overcome the declines in commercial, regional, business and general aviation markets.

      Operating income, as adjusted, decreased $14.5 million, or 41.1%, from $35.3 million during the third quarter of 2001 to $20.8 million during the third quarter of 2002. Operating income results declined at a faster rate than the sales declines due to significantly lower volume, weaker product mix with less sales in the aftermarket and not yet realizing full cost reduction benefits associated with the restructuring programs that have been initiated. The segment continued its research and development spending associated with passenger restraint systems but at a lower rate than the third quarter last year.

      Electronic Systems. Sales decreased $1.6 million, or 0.8%, from $199.8 million during the third quarter of 2001 to $198.2 million during the third quarter of 2002. Sales in the third quarter include $8.0 million of incremental sales related to an acquisition completed in September 2001. Excluding the effect of this acquisition, segment sales declined quarter over quarter by $9.6 million or 4.9%. The decreases were a result of lower commercial aircraft production and a general slowdown of aftermarket demand partially offset by increased fuel and utility systems retrofit sales, and increased sales in the military and space markets. Improved sales also occurred as a result of strong performance in the optical and space systems business and by increases in military aftermarket sales, primarily helicopters.

      Operating income, as adjusted, increased $6.7 million, or 22.9%, from $29.2 million during the third quarter of 2001 to $35.9 million during the third quarter of 2002. The impact of sales volume decreases was more than offset by margin improvements at the optical systems business, costs related to new business proposal activity that occurred during 2001 but not in 2002, and a reduction in goodwill amortization.

First Nine Months of 2002 Compared with First Nine Months of 2001

	Nine Months Ended September 30,

				% of Sales

	2002	2001	% Change	2002	2001

	(Dollars in millions)
Sales:
Aerostructures and Aviation Technical Services	$889.7	$1,123.0	(20.8)
Landing Systems	772.4	862.8	(10.5)
Engine and Safety Systems	486.1	576.2	(15.6)
Electronic Systems	580.6	569.7	1.9

Total Sales	$2,728.8	$3,131.7	(12.9)

Segment Operating Income, as recorded:
Aerostructures and Aviation Technical Services	$112.9	$176.0	(35.9)	12.7	15.7
Landing Systems	89.4	108.0	(17.2)	11.6	12.5
Engine and Safety Systems	46.7	102.9	(54.6)	9.6	17.9
Electronic Systems	91.0	90.6	0.4	15.7	15.9

Segment Operating Income	$340.0	$477.5	(28.8)	12.5	15.2

Segment Operating Income, as adjusted:
Aerostructures and Aviation Technical Services	$120.1	$177.9	(32.5)	13.5	15.8
Landing Systems	91.2	115.2	(20.8)	11.8	13.4
Engine and Safety Systems	61.5	104.3	(41.0)	12.7	18.1
Electronic Systems	96.2	93.1	3.3	16.6	16.3

Segment Operating Income	$369.0	$490.5	(24.8)	13.5	15.7

      Aerostructures and Aviation Technical Services. Sales decreased $233.3 million, or 20.8%, from $1,123.0 million during the first nine months of 2001 to $889.7 million during the first nine months of 2002. The decrease in sales was primarily due to original equipment sales declines on most Boeing and Airbus programs. Aftermarket spares sales on in-production aircraft increased slightly year over year. Sales in the Aviation Technical Services business decreased slightly for the nine months of 2002 compared to the same period of 2001.

      Operating income, as adjusted, decreased $57.8 million, or 32.5%, from $177.9 million during the first nine months of 2001 to $120.1 million during the first nine months of 2002. The decrease was primarily due to the third quarter contract loss provisions on five contracts amounting to $26.8 million. These loss provisions resulted from increased overhead rates due, in part, to a lower manufacturing base as volume declined consistent with the lower level of aircraft production rates. The increased overhead rates also resulted from projected cost increases in fringe benefit rates, in part resulting from expected future increases in pension expense. Also, higher than anticipated spending on pre-certification costs on another contract and program warranty costs on one contract added to the loss. During the third quarter, adjustments of $6.6 million were made to specific reserves resulting from improved costing data from the implementation of a new enterprise resource planning system in early 2002. In addition, during the second quarter of 2002, Aerostructures wrote off $3.4 million of an account receivable relating to the F-14 claim settlement. Operating losses for the Aviation Technical Services business for the nine months of 2002 increased slightly over 2001.

      Landing Systems. Sales decreased $90.4 million, or 10.5%, from $862.8 million during the first nine months of 2001 to $772.4 million during the first nine months of 2002. The decrease was primarily attributable to a decrease in original equipment and aftermarket sales on the programs discussed for the third quarter of 2002 above. Sales in our landing gear services division also declined year over year due to reduced aftermarket demand. The overall sales decrease was partially offset by increased military sales for both landing gear original equipment and aftermarket wheels and brakes for the comparable prior year period primarily due to additional volume on the C-17, F-14, and F-16 programs.

      Operating income, as adjusted, decreased $24.0 million, or 20.8%, from $115.2 million for the first nine months of 2001 to $91.2 million for the first nine months of 2002. The decrease in operating income over the same period a year ago was primarily attributable to the decreased sales noted above for landing gear original equipment in the commercial market, and commercial aftermarket sales of wheels and brakes, primarily on the B727 and B737 classics programs. Operating margins declined slightly during the nine-month period of 2002 as compared to 2001 principally as a result of the second quarter write-off of inventory, capitalized sales incentive and supplier termination costs of $16.6 million relating to the Fairchild Dornier 728 and 928 programs. The implementation of productivity initiatives at our landing gear services division, reduced wheel and brake sale incentives and a June 2002 settlement with an insurance company on prior claims and coverage of $8.9 million partially offset the overall margin decline.

      Engine and Safety Systems. Sales decreased $90.1 million, or 15.6%, from $576.2 million during the first nine months of 2001 to $486.1 million during the first nine months of 2002. Sales were lower than the first nine months of last year throughout the product lines in both OE and aftermarket. Propulsion products and pump and engine controls both supporting the military sector showed stronger sales than during the same period of last year.

      Operating income, as adjusted, decreased $42.8 million, or 41.0%, from $104.3 million during the first nine months of 2001 to $61.5 million during the first nine months of 2002. Operating income results declined at a faster rate than sales due to lower volume and weaker product mix with less sales in the aftermarket. We continued our research and development spending associated with passenger restraint systems at a higher rate than during the first nine months of last year.

      Electronic Systems. Sales increased $10.9 million, or 1.9%, from $569.7 million during the first nine months of 2001 to $580.6 million during the first nine months of 2002. Sales in the first nine months of 2002 include $30.1 million in incremental sales related to an acquisition completed in September 2001. Excluding the effect of this acquisition, segment sales decreased $19.2 million or 3.4%. The decrease in sales occurred in most of the businesses and most commercial and regional OE markets. The decreases were a result of lower aircraft manufacturing rates and a general slowdown of aftermarket demand. These decreases were somewhat offset by increased deliveries of military sensor products. Sales increases also occurred in the optical systems business as a result of new contract awards.

      Operating income, as adjusted, increased $3.1 million, or 3.3%, from $93.1 million during the first nine months of 2001 to $96.2 million during the first nine months of 2002. Excluding the effect of the acquisition referred to above, operating income increased $2.1 million due to margin improvements at the optical systems business and the reduction of goodwill amortization offset by decreased volume at most of the group’s businesses. Improvements at the optical systems business had the effect of slightly increasing margins.

Years Ended December 31, 2001, December 31, 2000 and December 31, 1999

Financial Results for 2001

      The following table summarizes our results of operations for 2001 and 2000.

	Year Ended December 31,

		2001(A)		2000(B)
	2001	Adjusted	2000	Adjusted

	(In millions)
Sales	$4,184.5	$4,184.5	$3,700.5	$3,700.5

Segment Operating Income	$444.8	$644.1	$562.5	$593.6

Income from Continuing Operations	$176.9	306.3	$235.2	$265.5
Income from Discontinued Operations	112.3	—	90.7	—

Net Income	$289.2	$306.3	$325.9	$265.5

Diluted EPS	$2.76	$2.87	$3.04	$2.43

	Year Ended
	December 31,

	2001	2000

	(In millions)
Cash Flow Data:
Net Cash Provided by Operating Activities	$382.6	$168.2

Free Cash Flow(C)	$222.5	$229.5

(A)	Results exclude the effect of a $107.3 million charge ($71.3 million after-tax), or $0.67 a diluted share, for merger-related and consolidation costs, a $94.5 million charge ($62.8 million after-tax), or $0.59 a diluted share, recorded in cost of sales for inventory adjustments and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share, from the sale of a portion of our interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($112.3 million, or $1.11 a diluted share).

(B)	Results exclude the effect of a $44.2 million charge ($28.6 million after-tax), or $0.26 a diluted share, for merger-related and consolidation costs and a $2.5 million charge ($1.7 million after-tax), or $0.01 a diluted share, related to an impairment loss on businesses held for disposal. Results also exclude the after-tax effect of income from discontinued operations ($90.7 million, or $0.88 a diluted share).

(C)	Free cash flow is defined as operating cash flow adjusted for cash payments related to special items less capital expenditures. Free cash flow in 2000 also excludes a $113.7 million payment to the IRS related to an income tax assessment and the associated accrued interest. We believe free cash flow provides meaningful additional information on our operating results and on our ability to service our long-term debt and other fixed obligations and to fund our continued growth. Free cash flow should not be construed as an alternative to operating income (loss) as determined in accordance with GAAP, as an alternative to cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Because free cash flow is not calculated in the same manner by all companies, our presentation may not be comparable to other similarly titled measures reported by other companies.

      Sales. Sales increased $484.0 million, or 13.1%, from $3,700.5 million in 2000 to $4,184.5 million in 2001. The increase was primarily attributable to increased volumes in almost all our businesses as well as from acquisitions (approximately $190 million). These increases were partially offset by lower sales in our landing gear overhaul and aircraft maintenance businesses.

      The increase in sales at our core businesses was due primarily to higher sales to the commercial transport OE; regional, business and general aviation OE and aftermarket; and industrial gas turbine markets in 2001. The decrease in sales at our legacy landing gear and aircraft maintenance businesses was due mostly to reduced work as airlines sought to defer or reduce discretionary maintenance and overhaul work and as we decided not to accept certain work due to pricing and profitability concerns.

      Segment Operating Income. Changes in segment operating income are discussed under “— Segment Analysis” below.

      Income from Continuing Operations, Excluding Special Items. Income from continuing operations, excluding special items, increased $40.8 million, from $265.5 million in 2000 to $306.3 million in 2001. The increase was due primarily to the increased sales noted above and an increase in interest income attributable to the PIK note ($17.6 million — see note F to our 2001 consolidated financial statements included elsewhere in this prospectus supplement), partially offset by increased sales incentives and additional income tax expense due to higher pre-tax earnings and a higher effective tax rate in 2001.

      These results exclude the effect of a $107.3 million charge for merger-related and consolidation costs, a $94.5 million charge related primarily to reducing our investment in the B717 program and in our Super 27 re-engining program, and a $7.2 million gain from the sale of a portion of our interest in a business. See additional discussion below under “— Restructuring and Consolidation Activities.”

      Income from Discontinued Operations. The increase between periods was mostly due to the gain on sale of the Performance Materials segment recognized in 2001 of $93.5 million, partially offset by reduced earnings at both the Performance Materials (approximately $42 million) and EIP (approximately $30 million) segments. The decrease in earnings, period over period, attributable to Performance Materials was primarily due to the sale of the business in February 2001 (two months of earnings in 2001 versus twelve months in 2000). The decrease in earnings attributable to EIP was mostly due to the factors noted below.

      EIP sales decreased $21.4 million, or 3.2%, from $663.3 million in 2000 to $641.9 million in 2001. Excluding the September 2001 acquisition of Glacier Bearings, sales declined by approximately 7% with only Fairbanks Morse Engine showing an increase in sales. The increase in sales at Fairbanks Morse related primarily to higher shipments to the commercial power generation market that generally carry lower margins than sales to its other markets. Weakness in the chemical, petroleum, pulp and paper, heavy-duty vehicle and general industrial markets was the primary factor behind the decrease in sales at the segment’s other businesses. Average capacity utilization in U.S. factories fell to 20-year lows in 2001 while domestic industrial production has fallen each month since mid-2000. These factors have contributed to a cutback in capital spending and delays in scheduled maintenance programs throughout the process industries. In addition to the lower volumes noted above, profitability was also negatively impacted by the segment’s inability in the short term to reduce fixed costs at the same rate as sales declined, increased foreign competition due to the strong U.S. dollar which drove average pricing levels down in certain product lines, and an unfavorable mix of products sold. Restructuring charges (before tax) amounted to $4.6 million and $1.4 million in 2001 and 2000, respectively.

      Net Cash Provided by Operating Activities. Operating cash flow increased by $214.4 million, from $168.2 million in 2000 to $382.6 million in 2001. The increase was primarily due to a $113.7 million payment to the Internal Revenue Service in 2000, increased cash earnings from continuing operations, lower merger-related and consolidation cost payments and lower tax payments, partially offset by a deterioration in working capital during 2001.

      Free Cash Flow. Free cash flow decreased by $7.0 million, from $229.5 million in 2000 to $222.5 million in 2001. The decrease was primarily due to increased capital expenditures and an increase in working capital, mostly offset by increased earnings and lower tax payments.

      Restructuring and Consolidation Activities. During the fourth quarter of 2001, we incurred various consolidation and restructuring related charges of $191 million ($127 million after-tax), including $187 million from continuing operations and $4 million from discontinued operations. For the full year 2001, such charges approximated $207 million ($137 million after-tax), including $202 million from continuing operations and $5 million from discontinued operations. These charges were largely related to the anticipated decline in sales to the commercial air transport market resulting from the terrorist attacks of September 11th. As previously announced, these charges were primarily related to aerospace facility consolidations, a significant workforce reduction (approximately 2,400 positions), asset impairment charges and costs associated with reducing our investment in the Boeing 717 program and in the Super 27 re-engining program.

Comparison of 2001, 2000 and 1999

	2001	2000	1999

	(In millions)
Sales:
Aerostructures and Aviation Technical Services	$1,514.4	$1,455.5	$1,476.9
Landing Systems	1,149.1	1,057.7	1,060.6
Engine and Safety Systems	762.6	644.4	594.4
Electronic Systems	758.4	542.9	514.3

Total Sales	$4,184.5	$3,700.5	$3,646.2

Operating and Net Income:
Aerostructures and Aviation Technical Services	$223.7	$209.0	$216.8
Landing Systems	153.1	149.0	147.1
Engine and Safety Systems	131.9	117.5	102.2
Electronic Systems	135.4	118.1	95.6

Segment Operating Income	644.1	593.6	561.7
Merger-Related and Consolidation Costs	(107.3)	(44.2)	(228.3)
Unusual inventory adjustments	(94.5)	—	—
Corporate General and Administrative Costs	(57.7)	(59.7)	(59.3)

Total Operating Income	384.6	489.7	274.1
Net interest expense	(83.7)	(102.1)	(84.3)
Other income (expense) — net	(19.2)	(20.6)	(4.8)
Income tax expense	(94.3)	(121.3)	(88.6)
Distribution on Trust preferred securities	(10.5)	(10.5)	(10.5)

Income from continuing operations	176.9	235.2	85.9
Income from discontinued operations — net of taxes	112.3	90.7	83.7

Net income	$289.2	$325.9	$169.6

      Sales and Segment Operating Income. For a discussion of our sales and segment operating income, refer to “— Segment Analysis” below.

      Merger-Related and Consolidation Costs. We have recorded merger-related and consolidation costs in each of the last three years. These costs are discussed in detail above and in note C to our 2001 consolidated financial statements which are included elsewhere in this prospectus supplement.

      Unusual Inventory Adjustments. These costs are classified within cost of sales and related primarily to inventory adjustments associated with reducing our investment in the Boeing 717 program and in its Super 27 re-engining program due to reduced expectations for these programs. The reduced expectations for the Boeing 717 program relate directly to Boeing’s announced production schedule reductions for this program during the fourth quarter of 2001. Based on revisions to Boeing’s production rate and delivery schedule, we reevaluated our estimated costs to complete the Boeing 717 contract, our learning curve assumptions as well as the number of aircraft expected to be delivered. As a result of this analysis, we recorded a charge of $76.5 million during the fourth quarter of 2001. The Super 27 reduction in expectations was primarily due to deteriorating economic conditions and the September 11th terrorist attacks.

      Corporate General and Administrative Costs. Corporate general and administrative costs, as a percent of sales, slightly decreased in 2001. Such costs, as a percent of sales, were 1.4%, 1.6% and 1.6% in 2001, 2000, and 1999, respectively. The reduction in costs in 2001 was primarily due to lower incentive compensation costs due to our depressed stock price at the end of the year, partially offset by rebranding costs incurred during 2001 associated with the Goodrich name change.

      Net Interest Expense. Net interest expense decreased $18.4 million from $102.1 million in 2000 to $83.7 million in 2001. The significant decrease between periods was due to the sale of Performance Materials during the first quarter of 2001. We were able to significantly reduce our short-term indebtedness with the proceeds from the sale and will record interest income going forward on the PIK debt securities issued by the buyer. We recorded $17.6 million of PIK interest income during 2001. See additional discussion of the PIK securities in note F of our 2001 consolidated financial statements included elsewhere in this prospectus supplement.

      Net interest expense increased by $17.8 million from $84.3 million in 1999 to $102.1 million in 2000. The increase is primarily attributable to increased borrowings in 2000 as a result of share repurchases, primarily in the fourth quarter, and acquisitions.

      Other Income (Expense) — Net. The table below allows other income (expense) — net to be evaluated on a comparable basis.

	2001	2000	1999

	(In millions)
As reported	$(19.2)	$(20.6)	$(4.8)
Gains/(losses) on sale of businesses and demutualization of insurance companies	7.2	(0.5)	15.2

Adjusted other income (expense) — net	$(26.4)	$(20.1)	$(20.0)

      Included within other income (expense) — net are gains and losses from the sale of businesses, as well as gains in 1999 from the demutualization of certain insurance carriers. Excluding these items, other income (expense) — net was expense of $26.4 million, $20.1 million and $20.0 million in 2001, 2000 and 1999, respectively. The increase in costs in 2001 was primarily due to increased retiree health care benefit costs associated with previously disposed of businesses — mostly related to the Performance Materials disposition during the first quarter of 2001 (approximately $7 million), and increased earnings attributable to minority interests (approximately $5 million), partially offset by higher income from subsidiaries accounted for under the equity method (approximately $2 million) and lower costs associated with executive life insurance programs (approximately $3 million).

      The increase in costs between 1999 and 2000 was primarily attributable to lower income from subsidiaries accounted for under the equity method of accounting and increased retiree health care benefit costs associated with previously disposed of businesses, mostly offset by lower earnings attributable to minority interests.

      Income Tax Expense. Our effective tax rate from continuing operations was 33.5%, 33.1% and 47.9% in 2001, 2000 and 1999, respectively. The increase in the 2001 effective tax rate was primarily attributable to earnings of foreign operations that were subject to taxation at higher rates than U.S. earnings. The decreased rate in 2000 was primarily attributable to significant non-deductible merger-related costs incurred in 1999 that significantly increased the effective tax rate in that year, lower state and local taxes and increased benefits from research and development and foreign sales credits.

      Income from Continuing Operations. Income from continuing operations included various charges or gains (referred to as special items) that affected reported earnings. Excluding the effects of special items, income from continuing operations in 2001 was $306.3 million, or $2.87 per diluted share, compared with

$265.5 million, or $2.43 per diluted share, in 2000 and $253.9 million, or $2.23 per diluted share, in 1999. The following table presents the impact of special items on earnings per diluted share. Additional information regarding merger-related and consolidation costs can be found above and in note C of our 2001 consolidated financial statements included elsewhere in this prospectus supplement.

	Earnings per Diluted Share

	2001	2000	1999

Income from continuing operations	$1.65	$2.16	$0.76
Net (gain) loss on sold businesses	(0.04)	0.01	(0.02)
Restructuring and consolidation costs	1.26	0.26	1.49

Income from continuing operations, excluding special items	$2.87	$2.43	$2.23

      Income from continuing operations for the year ended December 31, 2001 included a $107.3 million charge ($71.3 million after-tax), or $0.67 a diluted share, for merger-related and consolidation costs, a $94.5 million charge ($62.8 million after-tax), or $0.59 a diluted share, related primarily to reducing our investment in the B717 program and in the Super 27 re-engining program and a $7.2 million gain ($4.7 million after-tax), or $0.04 a diluted share, from the sale of a portion of our interest in a business.

      Income from continuing operations for the year ended December 31, 2000 included $28.6 million ($0.26 per share) of merger-related and consolidation costs and a $1.7 million ($0.01 per share) impairment loss on a business held for sale.

      Income from continuing operations for the year ended December 31, 1999 includes (i) $162.2 million ($1.42 per share) for costs associated with the Coltec merger; (ii) a net gain on the sale of businesses of $2.4 million ($.02 per share); and (iii) a charge of $8.2 million ($.07 per share) related to segment restructuring activities.

	Income from
	Discontinued Operations

	2001	2000	1999

	(In millions)
PM	$91.4	$39.6	$30.9
Special Items — PM	(93.5)	(0.1)	24.9

	(2.1)	39.5	55.8

EIP	20.9	51.1	52.8
Special Items — EIP	2.9	0.9	(0.8)

	23.8	52.0	52.0

Total income from discontinued operations	$112.3	$90.7	$83.7

Total income from discontinued operations — excluding special items	$21.7	$91.5	$107.8

      Income from Discontinued Operations. Income from discontinued operations increased $21.6 million from $90.7 million in 2000 to $112.3 million in 2001. Income from discontinued operations, excluding special items, decreased $69.8 million, from $91.5 million in 2000 to $21.7 million in 2001. The decrease in earnings, period over period, attributable to Performance Materials was primarily due to the sale of the business in February 2001 (two months of earnings in 2001 versus twelve months in 2000). The decrease in earnings attributable to EIP was mostly due to the factors noted below.

      EIP sales decreased $21.4 million, or 3.2%, from $663.3 million in 2000 to $641.9 million in 2001. Excluding the September 2001 acquisition of Glacier Bearings, sales declined by approximately 7% with only Fairbanks Morse Engine showing an increase in sales. The increase in sales at Fairbanks Morse related primarily to higher shipments to the commercial power generation market that generally carry lower margins than sales to its other markets. Weakness in the chemical, petroleum, pulp and paper, heavy-duty vehicle and general industrial markets was the primary factor behind the decrease in sales at the segment’s other businesses. Average capacity utilization in U.S. factories fell to 20-year lows in 2001 while domestic industrial production has fallen each month since mid-2000. These factors have contributed to a cutback in capital spending and delays in scheduled maintenance programs throughout the process industries. In addition to the lower volumes noted above, profitability was also negatively impacted by the segment’s inability to reduce fixed costs at the same rate as sales declined, increased foreign competition due to the strong U.S. dollar which drove average pricing levels down in certain product lines, and an unfavorable mix of products sold. Restructuring charges (before tax) amounted to $4.6 million and $1.4 million in 2001 and 2000, respectively.

      Income from discontinued operations increased $7.0 million from $83.7 million in 1999 to $90.7 million in 2000. Income from discontinued operations, excluding special items, decreased $16.3 million, from $107.8 million in 1999 to $91.5 million in 2000. The decrease was primarily due to lower net income from our former chemicals business due primarily to significantly higher raw material and energy costs (primarily toluene, PVC and natural gas), lower sales due to reduced volumes and prices and increased interest expense. These decreases were only partially offset by volume strength in certain other product lines (primarily Carbopol, thermoplastic polyurethane and rubber chemicals), reductions in manufacturing/overhead costs and a favorable sales mix.

      Special items related to discontinued operations of Performance Materials, net of tax, included $93.5 million related to the gain on sale of Performance Materials in 2001; $0.1 million of income related to a net adjustment of amounts previously recorded for consolidation activities in 2000; and $24.9 million of costs related to restructuring activities in 1999.

      Special items related to discontinued operations of EIP, net of tax, included $2.9 million and $0.9 million of costs in 2001 and 2000, respectively, related to restructuring and consolidation activities and $0.8 million in 1999 related to a gain on the sale of a business ($3.2 million) net of additional restructuring and consolidation activities ($2.4 million).

Segment Analysis

      Segment operating income, as recorded, is total segment revenue reduced by operating expenses directly identifiable with that business segment. Segment operating income, as adjusted, is total segment revenue reduced by operating expenses directly identifiable with that business segment, except for merger-related and consolidation costs and unusual inventory adjustments which are presented separately (see further discussion of merger-related and consolidation costs and unusual inventory adjustments in note C and note L, respectively, to our 2001 consolidated financial statements included elsewhere in this prospectus supplement).

2001 Compared with 2000

				% of Sales

	2001	2000	% Change	2001	2000

	(In millions)
Sales:
Aerostructures and Aviation Technical Services	$1,514.4	$1,455.5	4.0
Landing Systems	1,149.1	1,057.7	8.6
Engine and Safety Systems	762.6	644.4	18.3
Electronic Systems	758.4	542.9	39.7

Total Sales	$4,184.5	$3,700.5	13.1

Segment Operating Income, as recorded:
Aerostructures and Aviation Technical Services	$94.1	$205.3	(54.2)	6.2	14.1
Landing Systems	108.4	123.7	(12.4)	9.4	11.7
Engine and Safety Systems	114.2	115.8	(1.4)	15.0	18.0
Electronic Systems	128.1	117.7	8.8	16.9	21.7

Segment Operating Income	$444.8	$562.5	(20.9)	10.6	15.2

Segment Operating Income, as adjusted:
Aerostructures and Aviation Technical Services	$223.7	$209.0	7.0	14.8	14.4
Landing Systems	153.1	149.0	2.8	13.3	14.1
Engine and Safety Systems	131.9	117.5	12.3	17.3	18.2
Electronic Systems	135.4	118.1	14.6	17.9	21.8

Segment Operating Income	$644.1	$593.6	8.5	15.4	16.0

      Aerostructures and Aviation Technical Services. Aerostructures and Aviation Technical Services sales increased $58.9 million, or 4.0%, from $1,455.5 million during 2000 to $1,514.4 million in 2001. The increase was due to a significant increase in aerostructures related sales (approximately $92 million), offset by lower sales at the segment’s aviation technical services business (approximately $33 million). The segment’s aviation technical services business performs comprehensive total aircraft maintenance, repair, modification and overhaul work. Most of the decrease in sales in this business unit was attributable to lower aircraft maintenance work, period over period.

      The increase in aerostructures related sales (nacelles, pylons, thrust reversers and related engine housing components and services) was primarily due to rate increases on the CFM 56 (A319, A320 and A321 programs), PW4000, B717-200, and V2500 programs, higher aftermarket spares sales, increased aftermarket services and spares sales and several new programs (C-5 Pylon, F-15). Partially offsetting these increases was a decrease in aftermarket sales on the Super 27 program, as well as rate decreases on the CFM56-5 (A340) and RR535-E4 programs.

      Operating income, as adjusted, increased $14.7 million, or 7.0%, from $209.0 million in 2000 to $223.7 million in 2001. The increase was driven by the increase in sales noted above, productivity improvements on several aerostructures programs and reduced non-recurring engineering costs associated with the terminated X-33 program. Partially offsetting these increases were additional costs associated with the implementation of an enterprise resource planning system at the segment’s aerostructures businesses, increased losses of approximately $1 million associated with the segment’s aviation technical services business and the closeout of the MD-11 and MD-90 contracts in 2000.

      Landing Systems. Landing Systems sales increased $91.4 million, or 8.6%, from $1,057.7 million during 2000 to $1,149.1 million during 2001. The increase in sales was primarily attributable to higher sales of landing gear and wheels and brakes. Landing gear sales increased across all major markets primarily due to increased sales of original equipment to Boeing, Bombardier, and the U.S. government, partially offset by reduced pricing on several Boeing programs as a result of contract extensions (through 2006) approved during mid-2001. Major programs contributing to the increased sales of landing gear included the B757, B777, C-17, F-18 and RJ601 programs. The increased sales of wheels and brakes related primarily to increased aftermarket sales in the commercial, regional, business and military markets primarily on the A319/ 320, B747-400, B777, Embraer 145, DeHavilland Dash 8, F-16, and Cessna programs, partially offset by decreased sales on the B727 out-of-production program. This increase in sales was partially offset by a significant decrease in sales of landing gear overhaul services ($20.5 million), primarily due to fewer customer removals as a result of airlines deferring or reducing discretionary expenditures.

      Operating income, as adjusted, increased $4.1 million, or 2.8%, from $149.0 million during 2000 to $153.1 million during 2001. The increase was primarily due to the increase in volume noted above as well as a favorable sales mix, partially offset by increased sales incentives, reduced pricing as noted above, additional costs related to expedited shipments of certain landing gear to Boeing and an increased loss associated with providing landing gear overhaul services primarily due to the decrease in volume noted above (this business recorded a slight loss in 2000).

      Engine and Safety Systems. Engine and Safety Systems sales increased $118.2 million, or 18.3%, from $644.4 million during 2000 to $762.6 million during 2001. While all of the segment’s product lines experienced an increase in sales over the prior year, the increase was primarily attributable to a significant increase in aftermarket sales of evacuation products, particularly on the B747 program; increased sales of ejection seats; increased demand for the segment’s gas turbine products that serve both the aerospace and industrial engine markets; as well as acquisitions (approximately $30 million).

      Operating income, as adjusted, increased $14.4 million, or 12.3%, from $117.5 million during 2000 to $131.9 million during 2001. The increase was primarily attributable to the increase in sales noted above, partially offset by increased research and development expenses (primarily related to continuing development of passenger restraint systems) and inefficiencies at one of our locations that produces gas turbine products.

      Electronic Systems. Electronic Systems segment sales increased $215.5 million, or 39.7%, from $542.9 million during 2000 to $758.4 million during 2001. The increase was driven primarily by space-based acquisitions (approximately $160 million) and increased sales by the segment’s core businesses (approximately $55 million). The increase in sales at the segment’s core businesses was primarily attributable to increased sales of sensors, fuel and utility systems as well as lightning detection and collision avoidance units, partially offset by lower sales in the segment’s legacy space-based businesses. The increase in sensor sales was driven by increased regional and business OE demand, airline retrofits and the resumption of thermocouple shipments to the USAF. The fuel and utility sales increases were due mostly to aftermarket sales of spares and retrofit products, particularly on the B747 and B737 programs. The decrease in sales in the segment’s legacy space-based businesses was due primarily to program delays and cancellations.

      Operating income, as adjusted, increased $17.3 million, or 14.6 percent, from $118.1 million during 2000 to $135.4 million during 2001. The increase was primarily due to the factors noted above, partially offset by increased investments in MEMS (micro-electromechanical systems) technologies and products, increased research and development expenses on the Smart Deck Integrated Flight Controls & Display System and on the HUMS system (helicopter health and usage management system), as well as higher costs related to the consolidation and integration of acquisitions.

      The significant reduction in operating margins, period over period (21.7% in 2000 to 16.9% in 2001) was primarily attributable to program delays and cancellations impacting the segment’s space-based businesses, as well as lower margins on sales from acquired companies.

2000 Compared with 1999

				% of Sales

	2000	1999	% Change	2000	1999

	(In millions)
Sales:
Aerostructures and Aviation Technical Services	$1,455.5	$1,476.9	(1.4)
Landing Systems	1,057.7	1,060.6	(0.3)
Engine and Safety Systems	644.4	594.4	8.4
Electronic Systems	542.9	514.3	5.6

Total Sales	$3,700.5	$3,646.2	1.5

Segment Operating Income, as recorded:
Aerostructures and Aviation Technical Services	$205.3	$210.6	(2.5)	14.1	14.3
Landing Systems	123.7	130.1	(4.9)	11.7	12.3
Engine and Safety Systems	115.8	102.2	13.3	18.0	17.2
Electronic Systems	117.7	86.6	35.9	21.7	16.8

Segment Operating Income	$562.5	$529.5	6.2	15.2	14.5

Segment Operating Income, as adjusted:
Aerostructures and Aviation Technical Services	$209.0	$216.8	(3.6)	14.4	14.7
Landing Systems	149.0	147.1	1.3	14.1	13.9
Engine and Safety Systems	117.5	102.2	15.0	18.2	17.2
Electronic Systems	118.1	95.6	23.5	21.8	18.6

Segment Operating Income	$593.6	$561.7	5.7	16.0	15.4

      Aerostructures and Aviation Technical Services. Aerostructures and Aviation Technical Services segment sales decreased $21.4 million, or 1.4%, from $1,476.9 million in 1999 to $1,455.5 million in 2000. The decrease was primarily attributable to the favorable settlement of a contract claim that resulted in approximately $60 million in sales during 1999, lower sales on the B757, PW4000, MD-11 and MD-80 programs (the MD-11 and MD-80 programs are no longer in production) and lower sales of aftermarket aviation services. These decreases were partially offset by increased sales on the B717-200, A340, V2500 and Super 27 programs, as well as additional aftermarket aerostructures services. Aviation services sales were lower primarily due to lower component volume. Aerostructures aftermarket services posted higher sales than a year ago due to increased volume from its Asian facility.

      Operating income, as adjusted, decreased $7.8 million, or 3.6%, from $216.8 million in 1999 to $209.0 million in 2000. The decrease was primarily attributable to lower results at aviation technical services, partially offset by increased operating income from aerostructures. The increase in aerostructures operating income, despite the decrease in sales, is attributable to higher margins on certain contracts due to productivity improvements and cost controls and significantly lower costs on a site consolidation project. The decrease in operating income at aviation services was primarily attributable to lower volume, increased overhead costs, most of which related to retaining and training the current workforce, inventory adjustments and the write-off of receivables due to the bankruptcy of National Airlines.

      Landing Systems. Landing Systems segment sales decreased $2.9 million from $1,060.6 million in 1999 to $1,057.7 million in 2000. The decrease was primarily attributable to lower sales of landing gear and of landing gear services, partially offset by increased sales of wheels and brakes and the favorable settlement of claims for increased work scope on engineering changes related to existing landing gear products. Landing gear sales decreased as a result of reduced Boeing OE deliveries on the B777 and B757 aircraft and the discontinuation of new aircraft production on the MD-11 and B737 classic aircraft. Sales for landing gear overhaul services decreased due to fewer customer removals as a result of airline operating cost constraints caused by higher fuel costs. Sales of wheels and brakes increased significantly year over year due to growth in the commercial aftermarket, regional, business, and military markets. Programs most responsible for these increased sales included the A319/320, B737 next generation, Embraer 145, and F16 aircraft.

      Operating income, as adjusted, increased $1.9 million, or 1.3%, from $147.1 million in 1999 to $149.0 million in 2000. The increase resulted primarily from increased sales of wheels and brakes as noted above and the favorable settlement of claims for increased work scope on engineering changes related to existing landing gear products. These increases in operating income were mostly offset by the impact of lower landing gear sales, increased sales incentives and inefficiencies associated with the shutdown and transfer of production out of the Euless, Texas landing gear facility.

      Engine and Safety Systems. Engine and Safety Systems segment sales increased $50.0 million, or 8.4%, from $594.4 million in 1999 to $644.4 million in 2000. The increase was primarily attributable to continued strong demand for aerospace OE and industrial gas turbine products. Engine related products that experienced an increase in volume included coated blades and vanes, fuel injection nozzles, discs and airfoils. The increase in sales was also a result of increased demand for aircraft evacuation products.

      Operating income, as adjusted, for 2000 increased $15.3 million, or 15%, from $102.2 million in 1999 to $117.5 million in 2000. Operating income results followed the increases in sales described above. In addition to overall stronger volume, engine systems recorded a small gain on the sale of land and safety systems recovered previously expensed non-recurring engineering costs offsetting some of the higher research and development expenses related to continuing development of its automotive passenger restraint systems.

      Electronic Systems. Electronic Systems segment sales increased $28.6 million, or 5.6%, from $514.3 million in 1999 to $542.9 million in 2000. The increase was primarily attributable to acquisitions in space flight systems and increased OE and aftermarket demand for the segment’s avionics products. These increases were partially offset by the impact of a product line divestiture in 2000 and lower engine sensor sales.

      Operating income, as adjusted, increased $22.5 million, or 23.5%, from $95.6 million in 1999 to $118.1 million in 2000. Higher volume in space/satellite products, primarily from acquisitions, increased demand for general aviation products, a favorable sales mix, productivity improvements and lower new product development costs on the helicopter health and usage management system accounted for the increase in operating income.

Liquidity and Capital Resources

Capital Resources

      We currently expect to fund expenditures for capital requirements as well as liquidity needs from a combination of internally generated funds and financing arrangements. We believe that our internally generated liquidity, together with access to external capital resources, will be sufficient to satisfy existing commitments and plans.

      Financing for the Acquisition of Aeronautical Systems. We have entered into a 364-day credit facility with a syndicate of financial institutions that provided $1.5 billion in bridge financing for the acquisition. This facility expires on July 29, 2003. We expect the bridge financing to be repaid using the net proceeds from the sale of shares of our common stock in this offering, the net proceeds from our proposed sale of approximately $900 million principal amount of our senior notes in one or more separate offerings, and estimated net proceeds of approximately $400 million from the sale of non-core operating and non-operating assets. The credit facility provides for mandatory prepayment of the loan from the proceeds of certain dispositions, equity issuances or debt incurrences.

      Borrowing under the credit facility is conditioned upon compliance with financial and other covenants set forth in the related agreements, including covenants relating to leverage (measured as the ratio of debt to adjusted earnings) and consolidated net worth. We currently are in compliance with all such covenants. The credit facility does not contain any rating downgrade triggers that would accelerate the maturity of our indebtedness thereunder. However, a ratings downgrade would result in an increase in the interest rate and fees payable under the credit facility.

      Credit Facilities. We have $750 million of syndicated revolving credit facilities consisting of a $425 million, three-year agreement expiring in December 2004 and a $325 million, 364-day agreement expiring in September 2003. We intend to renew the $325 million, 364-day credit facility prior to its next annual renewal date. At September 30, 2002, $495 million was unused and available under these committed revolving credit facilities.

      We had committed foreign lines of credit and overdraft facilities at September 30, 2002 of $7.8 million, all of which was available at that date.

      We also maintain $100 million of uncommitted domestic money market facilities with various banks to meet short-term borrowing requirements. As of September 30, 2002, $71 million of these facilities was unused and available. These uncommitted credit facilities are provided by a small number of commercial banks that also provide us with committed credit through the syndicated revolving credit facilities and with various trust, foreign exchange and other services. As a result of these established relationships, we believe that our uncommitted facilities are a highly reliable and cost-effective source of liquidity.

      Continued borrowing under our committed credit facilities is conditioned upon compliance with financial and other covenants set forth in the related agreements including covenants relating to leverage (measured as a ratio of debt to adjusted earnings) and consolidated net worth. We currently are in compliance with all such covenants. Our revolving credit facilities do not contain any rating downgrade triggers that would accelerate the maturity of our indebtedness thereunder. However, a ratings downgrade would result in an increase in the interest rate and fees payable under our syndicated revolving credit facilities. Such a downgrade also could adversely affect our ability to renew existing, or obtain access to new, credit facilities in the future and could increase the cost of such new facilities.

      Long-Term Financing. At September 30, 2002, we had long-term debt and capital lease obligations of $1,326.5 million, with maturities ranging from 2003 to 2046. Reflected as current maturities of long-term debt at September 30, 2002 was $3.5 million of miscellaneous debt maturing throughout 2002.

      In May 2002, we issued $296.9 million aggregate principal amount of our 7 1/2% Notes due 2008 in exchange for a like principal amount of Coltec’s 7 1/2% Senior Notes due 2008. All $296.9 million of the Coltec Senior Notes acquired by us in the exchange offer were sold to Coltec and thereafter cancelled. The remaining $3.1 million of outstanding Coltec Senior Notes remain outstanding as the obligation of Coltec, which is now a wholly owned subsidiary of EnPro.

      We have an effective shelf registration statement that would permit us to sell up to $2.4 billion of debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units. We plan to offer our shares of common stock in this offering and approximately $900 million principal amount of our senior notes in one or more separate offerings under this registration statement. The net proceeds from these offerings will be used to repay a portion of the amounts outstanding under our $1.5 billion, 364-day credit facility. The net proceeds from any other securities issued pursuant to the shelf registration statement are expected to be used for general corporate purposes unless there remain amounts outstanding under our $1.5 billion, 364-day credit facility, which must be repaid in full before we may use these proceeds for general corporate purposes.

      Quips. At September 30, 2002, there was outstanding $125.2 million of 8.3% Cumulative Quarterly Income Preferred Securities, Series A (Quips) issued by BFGoodrich Capital, a Delaware business trust all of the common equity of which is owned by us. The Quips are supported by 8.3% Junior Subordinated Debentures, Series A, due 2025 issued by us. We have unconditionally guaranteed all distributions required to be made by the trust, but only to the extent the trust has funds legally available for such distributions.

      TIDES. The TIDES that were reflected in liabilities of discontinued operations at December 31, 2001 remain outstanding as part of the EnPro capital structure following the spin-off. The TIDES are convertible into shares of both Goodrich and EnPro common stock until April 15, 2028. We have guaranteed amounts owed by Coltec Capital Trust with respect the TIDES and have guaranteed Coltec’s performance of its obligations with respect to the TIDES and the underlying Coltec convertible debentures. Enpro, Coltec and Coltec Capital Trust have agreed to indemnify us from any costs and liabilities arising under or related to the TIDES after the spin-off.

      Off-Balance Sheet Arrangements. We utilize several forms of off-balance sheet financing arrangements. At September 30, 2002, these included:

	Undiscounted
	Minimum
	Future Lease	Receivables
	Payments	Sold

	(In millions)
Tax-Advantaged Operating Leases	$59.6	$—
Standard Operating Leases	106.2	—

	$165.8	$—

Short-term Receivables	$—	$75.4
Long-term Receivables	—	—

	$—	$75.4

      Lease Agreements. We financed our use of certain equipment, including corporate aircraft, under committed lease arrangements provided by financial institutions. These arrangements allow us to claim a deduction for the tax depreciation on the assets, rather than the lessor, and allowed us to lease up to a maximum of $95.0 million at September 30, 2002. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on our consolidated balance sheet. At September 30, 2002, future minimum lease payments under these arrangements approximated $59.6 million. We also have various other operating lease agreements whose future minimum lease payments approximated $106.2 million at September 30, 2002. For additional information, see note I of our 2001 consolidated financial statements included elsewhere in this prospectus supplement.

      Sale of Receivables. At September 30, 2002, we had in place a trade receivables securitization program pursuant to which we may sell trade receivables up to a maximum of $110 million. Accounts receivable sold under this program were $75.4 million at September 30, 2002.

      Continued availability of the securitization program is conditioned upon compliance with covenants, related primarily to operation of the securitization, set forth in the related agreements. We currently are in compliance with all such covenants. The securitization agreement includes a rating downgrade trigger pursuant to which the agreement may be terminated upon a downgrade of our debt ratings below BB- by Standard & Poor’s or Ba3 by Moody’s Investor Services. If such an event were to occur, we expect that we would have sufficient capital resources through our existing revolving credit facilities to meet our needs.

      During 2000, we entered into an agreement to sell certain long-term receivables. This agreement contained recourse provisions under which we were required to repurchase receivables in certain events. As of August 2002, we had repurchased approximately $40.0 million of receivables as a result of payment defaults by the primary obligors and terminated this agreement.

Cash Flows

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

      The following table summarizes our cash flow activities for the periods indicated:

	Nine Months Ended
	September 30,

	2002	2001	Change

	(Dollars in millions)
Cash flows from:
Operating activities of continuing operations	$356.2	$210.5	$145.7
Investing activities of continuing operations	$(40.1)	$(237.5)	$197.4
Financing activities of continuing operations	$84.7	$(833.9)	$918.6
Discontinued operations	$(141.1)	$865.2	$(1,006.3)

      Operating Cash Flows. Cash flow from operating activities of continuing operations increased $145.7 million from $210.5 million during the first nine months of 2001 to $356.2 million during the first nine months of 2002. Compared to the prior year period, a decrease in accounts receivable (net of receivables sold) improved cash flow by $111.1 million. An overall decrease in inventory of $19.8 million compared to an inventory increase of $87.6 million also contributed $107.4 million of the change. During the third quarter of 2002, we also terminated an interest rate swap on $200 million of our long-term debt, increasing cash flow by $29.4 million. Also in the first nine months of 2002, estimated income tax payments were less than in the first nine months of the preceding year. These cash flow improvements were somewhat offset by a decrease in accounts payable compared to the prior year period and a $22.0 million cash usage related to restructuring charges.

      Investing Cash Flows. Cash used in investing activities of continuing operations improved by $197.4 million between periods mainly due to the 2001 expansion of our carbon producing capabilities and a large enterprise resource planning project at our Aerostructures business that was substantially completed in 2001. In addition, the change in cash used in business acquisitions declined by $118.8 due to the acquisition of our lighting business in September 2001.

      Financing Cash Flows. The significant decrease in cash used in financing activities between periods was attributable to the repayment of short-term indebtedness with the proceeds from the Performance Materials sale in the first quarter of 2001 and the repayment of $175 million of long-term debt in July 2001.

      Discontinued Operations Cash Flows. Cash used by discontinued operations of $141.1 million during the first nine months of 2002 includes approximately $56.0 million of cash included in the net assets of the EIP business distributed to shareholders, approximately $47.0 million paid (net of insurance receipts) for asbestos-related matters and approximately $15.6 million relating to capital expenditures and debt repayments. Cash provided by discontinued operations during the first nine months of 2001 of $865.2 million includes approximately $960 million attributable to the sale of the Performance Materials business in February 2001.

      The increase in cash balances to $346.3 million at September 30, 2002, compared to $85.8 million at December 31, 2001, was a result of borrowings under the revolving credit facilities to pre-position cash in various foreign subsidiaries in connection with the October 1, 2002 acquisition of TRW’s Aeronautical Systems businesses. These borrowings were repaid with funds borrowed under the $1.5 billion, 364-day credit facility. We expect to have adequate cash flow from operations and our credit facilities to satisfy operating requirements and capital spending programs.

      Our net debt-to-capitalization ratio (net of cash and cash equivalents) was 52.1% at September 30, 2002 as compared to 47.2% at December 31, 2001. For purposes of this ratio, the trust preferred securities are treated as capital. We expect this ratio to increase significantly as a result of the debt incurred to finance the acquisition of Aeronautical Systems.

Years Ended December 31, 2001, 2000 and 1999

      The following table summarizes our cash flow activity for 2001, 2000 and 1999:

	2001	2000	1999

Cash flows from:
Operating activities	$382.6	$168.2	$210.5
Investing activities	$(288.8)	$(349.4)	$(166.5)
Financing activities	$(936.3)	$80.6	$(72.2)
Discontinued operations	$850.7	$114.6	$42.8

      Operating Cash Flows. Operating cash flow increased by $214.4 million, from $168.2 million in 2000 to $382.6 million in 2001. The increase was primarily due to a $113.7 million payment to the Internal Revenue Service in 2000, increased cash earnings from continuing operations, lower merger-related and consolidation cost payments and lower tax payments, partially offset by a deterioration in working capital during 2001.

      Operating cash flows decreased $42.3 million from $210.5 million in 1999 to $168.2 million in 2000. The decrease was primarily attributable to a $113.7 million payment to the Internal Revenue Service and an increase in long-term receivables associated with certain leasing activities (Super 27 program), partially offset by lower merger-related and consolidation cost payments and increased proceeds from the sale of receivables.

      The payment to the IRS was for an income tax assessment and the related accrued interest. We intend to pursue our administrative and judicial remedies for a refund of this payment. A reasonable estimation of our potential refund cannot be made at this time; accordingly, no receivable has been recorded.

      Investing Cash Flows. We used $288.8 million in investing activities in 2001 versus $349.4 million in 2000. The decrease was due primarily to lower spending on acquisitions (approximately $128 million), partially offset by increased spending on capital expenditures (approximately $57 million).

      We used $349.4 million in investing activities in 2000 versus $166.5 million in 1999. The increase was primarily attributable to additional amounts spent on acquisitions, partially offset by reduced capital expenditures.

      Financing Cash Flows. Financing activities consumed $936.3 million and $72.2 million of cash in 2001 and 1999, respectively, and provided $80.6 million in cash in 2000. The primary reason for the increased use of cash in 2001 was the repayment of short-term indebtedness with the proceeds from the Performance Materials sale (see discontinued operations cash flow discussion below). We increased our borrowings in 2000 to finance acquisitions as well as our share repurchase program.

      Discontinued Operations Cash Flows. Cash flow from discontinued operations increased $736.1 million, from $114.6 million in 2000 to $850.7 million in 2001. Performance Materials accounted for approximately $960 million of this increase, partially offset by a decrease of $224 million in cash flow attributable to the EIP segment. The Performance Materials increase was primarily attributable to the sale of the business during the first quarter of 2001, while the decrease in cash flow attributable to the EIP segment was primarily attributable to the Glacier Bearings acquisition during 2001 (approximately $150 million) and increased payments related to the defense and disposition of asbestos-related claims.

      Cash flow from discontinued operations increased $71.8 million from $42.8 million in 1999 to $114.6 million in 2000. Approximately $29 million of the increase was attributable to the Performance Materials segment and approximately $42 million of the increase was attributable to the EIP segment. The increase in cash flows attributable to Performance Materials was primarily due to lower merger-related and consolidation payments in 2000, better utilization of working capital and reduced capital expenditures and acquisition-related payments. The increase in cash flows attributable to the EIP segment was primarily attributable to better utilization of working capital and lower capital expenditures, partially offset by increased payments related to the defense and disposition of asbestos-related claims.

Contingencies

      General. There are pending or threatened against us or our subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. We believe that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on our consolidated financial position or results of operations. From time to time, we are also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

      Environmental. Environmental liabilities are recorded when our liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when we have recommended a remedy or have committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigations and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation, and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites and an assessment of the likelihood that such parties will fulfill their obligations at such sites. The measurement of environmental liabilities by us is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration our prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of our environmental specialists in consultation with outside environmental specialists, when necessary.

      We are subject to various domestic and international environmental laws and regulations which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which we have been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. We are currently involved in the investigation and remediation of a number of sites under these laws. Estimates of our liability are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as investigation and remediation of these sites proceeds, it is likely that adjustments in our accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on our results of operations in a given period, but the amounts, and the possible range of loss in excess of the amounts accrued, are not reasonably estimable. Based on currently available information, however, management does not believe that future environmental costs in excess of those accrued with respect to sites with which we have been identified as a potentially responsible party are likely to have a material adverse effect on our financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on our results of operations in a given period.

      At September 30, 2002, our liabilities for environmental remediation obligations totaled $84.0 million, of which $9.1 million was included in current liabilities as accrued liabilities. Of the $84.0 million, $12.3 million is associated with ongoing operations and $71.7 million is associated with businesses previously disposed of or discontinued.

      The timing of expenditures depends on a number of factors that vary by site, including the nature and extent of contamination, the number of potentially responsible parties, the timing of regulatory approvals, the complexity of the investigation and remediation, and the standards for remediation. We expect that we will expend present accruals over many years, and will complete remediation of all sites with which we have been identified in up to 30 years. This period includes operation and monitoring costs that are generally incurred over 15 to 25 years.

      Tolo Litigation. In May 2000, we and our subsidiary Rohr, Inc. were served with complaints in a lawsuit filed in the Superior Court of Orange County, California, by former shareholders and certain former employees of Tolo, Inc. Tolo is a subsidiary of Rohr that was acquired in 1997. The former shareholders alleged that we and Rohr breached the stock purchase agreement by failing to pay $2.4 million under the terms of the agreement. In September 2001, a jury found that we were liable to the shareholders for the $2.4 million retained by Rohr under the stock purchase agreement and were also assessed punitive damages of $48 million. The court subsequently reduced the punitive damage award to $24 million. We and Rohr have appealed the judgment.

      At the time of the purchase, we established a liability of $2.4 million relating to the amount withheld by Rohr pursuant to the stock purchase agreement. We have not established a liability for the punitive damages award of $24 million, which was based on the plaintiffs’ fraudulent concealment claim, for the reasons set forth below.

      We and our legal counsel believe that there were numerous points of reversible error in the trial that make it more likely than not that the judgment will be reversed or vacated on appeal. First, we believe the plaintiffs’ fraud claim is legally deficient under California law and should be reversed. If the fraud claim is not reversed, we should, at a minimum, be granted a new trial on the fraudulent concealment claim because the trial court permitted plaintiffs to add this claim late in the trial but did not allow us to introduce evidence to defend against it. We also believe that the trial court made numerous prejudicial errors regarding the admission and exclusion of evidence relating to the fraud claims, which further supports the grant of a new trial. And finally, we believe that the trial courts directed verdict on plaintiffs’ breach of contract claim should be set aside and a new trial granted because, among other things, there was sufficient evidence for the jury to find for the defendants on this claim.

      Asbestos. We and certain of our subsidiaries have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. These actions primarily relate to previously owned businesses (other than asbestos-related claims of EIP discussed below). We believe that we have substantial insurance coverage available to us related to any remaining claims. As a result, we believe that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on our financial condition or results of operations.

      We and certain of our subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based on our past experience, we believe that these categories of claims are not likely to have a material adverse effect on our financial condition or results of operations.

      Discontinued Operations. At the time of the EIP spin-off, two subsidiaries of Coltec were defendants in a significant number of personal injury claims relating to alleged asbestos-containing products sold by those subsidiaries. It is possible that asbestos-related claims might be asserted against us on the theory that we have some responsibility for the asbestos-related liabilities of EnPro, Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to our ownership of any of those subsidiaries. Also, it is possible that a claim might be asserted against us that Coltec’s dividend of its aerospace business to us prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from us on behalf of Coltec of the fair market value of the dividend.

      No such claims have been asserted against us to date. We believe that we would have substantial legal defenses against any such claims. In addition, the agreement between EnPro and us that was used to effectuate the spin-off provides us with an indemnification from EnPro covering, among other things, these liabilities. Any such asbestos-related claims would likely require, as a practical matter, that Coltec’s subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and was unable to meet its financial obligations. We believe any such claims would be without merit and that Coltec was solvent both before and after the dividend. If we are ultimately found to be responsible for the asbestos-related liabilities of Coltec’s subsidiaries, we believe it would not have a material adverse effect on our financial condition, but could have a material adverse effect on our results of operations and cash flows in a particular period. However, because of the uncertainty as to the number, timing and payments related to future asbestos-related claims, there can be no assurance that any such claims will not have a material adverse effect on our financial condition, results of operations and cash flows. If a claim related to the dividend of Coltec’s aerospace business were successful, it could have a material adverse impact on our financial condition, results of operations and cash flows.

      Guarantees. We have guaranteed amounts owed by Coltec Capital Trust with respect to the $150 million of outstanding TIDES and have guaranteed Coltec’s performance of its obligations with respect to the TIDES and the underlying Coltec convertible subordinated debentures. Following the spin-off of the EIP segment, the TIDES remain outstanding as an obligation of Coltec Capital Trust and our guarantee with respect to the TIDES remains an obligation of ours. EnPro, Coltec and Coltec Capital Trust have agreed to indemnify us from any costs and liabilities arising under or related to the TIDES after the spin-off.

      In addition to our guarantee of the TIDES, we have an outstanding contingent liability for guaranteed debt and lease payments of $4.6 million and for letters of credit of $30.6 million at September 30, 2002.

      Pension Plans. We measure our pension plan using a December 31 year end for financial accounting purposes. The significant declines experienced in the financial markets have unfavorably impacted plan asset performance. This, coupled with historically low interest rates, is likely to cause us to recognize a significant non-cash charge to equity in the fourth quarter of 2002. If measured at mid-October, this charge would be approximately $285 million after tax. This charge would not affect reported earnings, and would be reversible if either interest rates increase or market performance and plan returns improved or contributions cause the pension plans to return to fully funded status. Additionally, as a result of the potential underfunded status of the pension plans, pension expense will be significantly higher in 2003 than in 2002. Based on the asset values and market conditions as of mid-October 2002, the increase in pension expense in 2003 over 2002 would have been approximately $40 million. This amount is highly variable and is dependent on investment returns through December 31, 2002. We do not expect to be required to make any cash contributions to our pension plans in 2002 or 2003. However, we may choose to make voluntary contributions during those periods.

      Certain Aerospace Contracts. Our aerostructures business has a contract with Boeing on the B717-200 program that is subject to certain risks and uncertainties. This contract includes unamortized pre-production inventory balances of $32.0 million. Recovery of these pre-production inventory balances is subject to Boeing’s future production rate and delivery schedule as well as our future cost structure and learning curve assumptions. We will continue to record no margin on this contract based on our revised assumptions.

      Our aerostructures business also re-engines 727 aircraft (the Super 27 program). The re-engining enables these aircraft to meet sound attenuation requirements as well as improve their fuel efficiency. The aerostructures business has entered into several collateralized financing arrangements to assist its customers. At September 30, 2002, we had $45.2 million of inventory and $61.8 million of accounts and notes receivables on our balance sheet relating to the Super 27 program. At June 30, 2002, $20.4 million of these notes receivable had been sold to a financial institution. The agreement relating to the sale contained recourse provisions. Due to a default by the primary obligor, we were required to repurchase the notes receivable in August 2002 and the agreement was terminated. We believe that the recorded value of the notes receivable is less than the fair value of the underlying collateral. Collection of this receivable, as well as the recovery of some portion of our investment in existing inventory balances, may be negatively affected should the overall deterioration in the commercial aerospace market continue or if the market for re-engined Super 27 program aircraft does not strengthen. Because of these conditions, we will continue to assess the value of these assets and their ultimate recovery.

      Commercial Airline Customers. The downturn in the commercial air transport market, together with the terrorist attacks on September 11, 2001, has adversely affected the financial condition of many of our commercial airline customers. Many of these customers have requested extended payment terms for future shipments and/or reduced pricing. We have been reviewing and evaluating these requests on a case-by-case basis. We perform ongoing credit evaluations on the financial condition of all of our customers and maintain reserves for uncollectible accounts receivable based upon expected collectibility. Although we believe our reserves are adequate, we are not able to predict with certainty the changes in the financial stability of these customers. Any material change in the financial status of any one or group of customers could have a material adverse effect on our financial condition, results of operations, or cash flows. To the extent extended payment terms are granted to customers, it may negatively affect future cash flow.

      One of our customers, Fairchild Dornier, commenced insolvency proceedings in Germany in 2002. As a result, we recorded a $1 million charge during the first quarter of 2002 related to accounts receivable from Fairchild Dornier and recorded a $16.6 million charge during the second quarter of 2002 for capitalized pre-production and inventory costs and supplier termination charges relating to the Fairchild Dornier 728 and 928 integrated landing system program.

      On August 11, 2002, US Airways announced that it had filed for protection under Chapter 11 of the United States Bankruptcy Code. As of September 30, 2002, we had accounts receivable from US Airways of approximately $2.6 million against which a valuation reserve of $1.9 million was recorded in the third quarter of 2002. In addition, as of September 30, 2002, we had approximately $3.4 million of unamortized sales incentives recorded as other assets and a 50 percent-owned investee had unamortized sales incentives recorded of approximately $1.6 million. We continue to provide US Airways components under post-bankruptcy protection and to assess the realization of the above pre-bankruptcy assets as more information becomes available.

      Insurance Costs and Availability. As a result of the terrorist attacks on September 11, 2001 and general market conditions, our insurance costs have increased and certain types of coverage have been eliminated or made available to us with less favorable terms and conditions. We renewed our property and casualty programs in the third quarter of 2002 at a higher cost, but with generally similar deductibles, terms and conditions as the expiring policies, with the exception that our property insurance program was renewed without coverage for terrorist acts, including associated business interruption. Our property and general liability programs were renewed with reduced limits of liability reflecting the spin-off of our industrial products businesses, but in each case, limits were maintained at levels consistent with our industry peers. Our property insurance, general liability and aircraft products liability programs expire in mid-2003 and our executive risk program expires in 2004.

New Accounting Standards

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 143 “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We currently are reviewing SFAS 143 and intend to implement it no later than January 1, 2003.

      In October 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 supersedes FASB Statement No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (SFAS 121); however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g., abandoned) be classified as “held and used” until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as “held for sale.” SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

      In April 2002, the FASB issued Statement No. 145 “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

      In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. We are currently reviewing SFAS 146 and intend to implement it no later than January 1, 2003.

Critical Accounting Policies

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies relating to continuing operations affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

      For revenues not recognized under the contract method of accounting, we recognize revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

Contract Accounting — Percentage of Completion

      Revenue Recognition. We have sales under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. We follow the guidelines of Statement of Position 81-1 (SOP 81-1), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (the contract method of accounting), except that our contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method. Under the reallocation method, the impact of revisions in estimates is recognized ratably over the remaining life of the contract, while under the cumulative catch-up method such impact would be recognized immediately. To the extent we were to make a significant acquisition that used the cumulative catch-up method to record revisions in estimated profits on contracts, we would be required to change our current method of accounting. Such a change would be recorded as a change in accounting principle and would most likely result in the restatement of prior periods in accordance with APB 20.

      Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the pre-production effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing, or those quantities which we now expect to deliver in the timeframe/periods assumed in the original contract pricing. Our policies only allow the estimated number of production units to be delivered to exceed the quantity assumed within the original contract pricing when we receive firm orders for additional units. The timeframe/period assumed in the original contract pricing is generally equal to the period specified in the contract. If the contract is a “life of program” contract, then such period is equal to the time period used in the original pricing model which generally equals the time period required to recover the our pre-production costs. Option quantities are combined with prior orders when follow-on orders are released.

      The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. We reevaluate our contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

      Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed below.

      Inventory. Inventoried costs on long-term contracts include certain pre-production costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as “excess-over average”) during the early years of a contract.

      If in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

      Sales Incentives. We offer sales incentives to certain commercial customers in connection with sales contracts. These incentives may consist of upfront cash payments, merchandise credits and/or free products. The cost of these incentives is recognized in the period incurred unless we are specifically guaranteed of recovery within the contract by the customer. If the contract contains such a guarantee, then the cost of the sales incentive is capitalized and amortized over the contract period.

Quantitative and Qualitative Disclosures About Market Risks

      We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in interest rates and foreign currency exchange rates, that could impact our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities, and on a limited basis, through the use of derivative financial instruments. We intend to use such derivative financial instruments as risk management tools and not for speculative investment purposes.

      Interest Rate Exposure. We are exposed to interest rate risk as a result of our outstanding debt obligations. The table below provides information about our derivative financial instruments and other financial instruments as of December 31, 2001 that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table represents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates. For interest rate swaps, the table presents notional amounts and weighted-average interest rates by contractual maturity dates. Notional values are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable (receive) rates are based on implied forward rates in the yield curve at December 31, 2001.

								Fair
	2002	2003	2004	2005	2006	Thereafter	Total	Value

	($ in millions)
Debt
Fixed Rate	$4.3	$2.2	$1.3	$1.3	$1.3	$1,281.4	$1,291.7	$1,190.4
Average Interest Rate	5.1%	3.8%	3.1%	3.0%	3.3%	7.0%	6.9%
Variable Rate	$113.3	$—	$—	$—	$—	$16.5	$129.8	$129.8
Average Interest Rate	2.4%	—	—	—	—	4.9%	2.7%
Capital Lease Obligations	$2.1	$1.9	$1.4	$0.3	$—	$—	$5.7	$4.8
Interest Rate Swaps Fixed to Variable						$200.0	$200.0	$(7.3)
Average Pay Rate						4.8%	4.8%
Average Receive Rate						6.0%	6.0%

      In September 2002, we settled our fixed to variable rate interest rate swap and received cash of approximately $29.4 million. This amount has been recorded on the balance sheet as an adjustment to the debt instrument to which the interest rate swap applied. This amount will be amortized over the remaining maturity of the debt and included in interest income.

      Foreign Currency Exposure. We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. Our objective is to minimize our exposure to these risks through our normal operating activities and, where appropriate, through foreign currency forward exchange contracts.

      Our international operations expose us to translation risk when the local currency financial statements are translated to U.S. dollars. As currency exchange rates fluctuate, translation of the statements of income of international businesses into U.S. dollars will affect comparability of revenues and expenses between years. We hedge a significant portion of our net investments in international subsidiaries by financing the purchase and cash flow requirements through local currency borrowings.

      One of our subsidiaries conducts a substantial portion of its business in Euros but has significant sales contracts that are denominated in U.S. dollars. In June 2002, we entered into 21 individual forward contracts to exchange U.S. dollars for Euros. A contract will mature each month between April 2002 and December 2003. The forward contracts are used to mitigate the potential volatility to cash flow arising from changes in currency exchange rates.

      For a discussion of our exposure to foreign currency transaction risk, see Note A to our 2001 consolidated financial statements included elsewhere in this prospectus supplement. At September 30, 2002, a hypothetical unfavorable change in exchange rates of 10% would decrease the value of these forward contracts by approximately $2.8 million.

      Upon the purchase of Aeronautical Systems from TRW, we entered into foreign exchange forward contracts to sell U.S. dollars for Great Britain pounds sterling and for euros. These newly acquired businesses conduct a substantial portion of their business in pounds sterling and euros but have significant sales contracts that are denominated in U.S. dollars. These forward contracts are used to mitigate the potential volatility to cash flows arising from changes in currency exchange rates. In October 2002, we entered into forward contracts with an aggregate notational amount of $706.8 million to buy pounds sterling and contracts with an aggregate notational amount of $89.4 million to buy euros. These forward contracts mature on a monthly basis with maturity dates that range from October 2002 to April 2007.

BUSINESS

      We are one of the largest worldwide suppliers of components, systems and services to the large commercial, regional, business and general aviation markets. We believe we offer our customers the broadest portfolio of major aircraft systems in the industry. We are also a leading supplier of aircraft and satellite systems products to the global military and space markets. We had sales of approximately $4.2 billion for the year ended December 31, 2001 and sales of approximately $2.7 billion for the nine months ended September 30, 2002. On a pro forma basis including Aeronautical Systems, 2001 sales were approximately $5.3 billion, and sales for the nine months ended September 30, 2002 were approximately $3.5 billion.

      We have been in business since 1870 and are one of the oldest continuously traded companies on the New York Stock Exchange. Over the last two decades, we have aggressively transformed our business into a leading global aerospace provider through acquisitions and organic growth and by divesting our tire, plastics, chemical and industrial operations.

      On October 1, 2002, we acquired Aeronautical Systems from TRW for approximately $1.5 billion in cash. The acquired businesses design and manufacture commercial and military aerospace systems and equipment, including engine controls, flight controls, power systems, cargo systems, hoists and winches, and actuation systems. They employ approximately 6,200 employees in 22 facilities in nine countries, including manufacturing and service operations in the United Kingdom, France, Germany, Canada, the United States and several Asia/Pacific countries.

      As a result of integration activities with respect to the businesses acquired, we expect to realize annual cost savings of approximately $30 to $40 million, net of anticipated incremental costs, by the beginning of 2005. These cost savings are expected to result from consolidation of duplicate facilities, reduction in personnel, reduction of expenditures, expansion of procurement initiatives, and the use of best practices across the combined businesses.

      The following chart shows the primary businesses of our historical reportable segments and Aeronautical Systems. We plan to manage and report Aeronautical Systems as a separate reportable segment until our integration plan is completed in 2003.

Industry Trends

      We participate in the aerospace industry by supplying products and services to the large commercial, regional, business and general aviation markets and the military and space markets. These markets accounted for 93% of our actual and pro forma sales for 2001. The frequency of aircraft utilization, size of the worldwide aircraft fleet, and growth rate of the fleet drive the level of our sales of aviation products and services.

      The downturn in the commercial air transport market, together with the terrorists attacks on September 11, 2001, has adversely affected the airline industry. In response, some airlines have reduced their aircraft fleet sizes, and Boeing and Airbus have both announced that new commercial aircraft deliveries for 2002 and 2003 will be lower than 2001 as a result of reduced demand. Despite current conditions in the airline industry, there are several identifiable trends that we expect may have a positive effect on our business over the long term, including the following:

      Available seat miles flown, or ASMs, which are a good predictor of our aftermarket sales, are expected to grow at an average long-term rate of about 5% per annum. The Airline Monitor projects that worldwide ASMs will grow at a compound rate of approximately 5% per annum on average from 2001 through 2020. This projected rate of growth is consistent with the historical average compound growth rate of ASMs of approximately 5% per annum from 1980 through 2001, which includes the decline following September 11, 2001. A significant portion of maintenance, repair and overhaul activity required on commercial aircraft is mandated by governmental regulations that limit the total time or number of flights that may elapse between scheduled maintenance, repair or overhaul events. Although airlines may be able to defer certain optional maintenance and refurbishment activities, general maintenance, repair and overhaul activity ultimately is required to continue to operate the aircraft. Therefore, over the intermediate and long term, trends in the maintenance, repair and overhaul market are closely related to the size and utilization level of the worldwide fleet of active commercial aircraft as measured by ASMs.

      The worldwide fleet of active commercial aircraft is expected to double over the next 20 years, consistent with growth experienced over the past 20 years. From 1980 to 2001, the worldwide fleet of active commercial aircraft has increased at an average annual rate of approximately 5.0% and has only declined once, following the terrorist attacks on September 11, 2001. These events caused many airlines to reduce their fleet of active commercial aircraft primarily by temporarily grounding or permanently retiring older and less cost-efficient aircraft. Although we expect the adverse effect of September 11th on production of new aircraft to continue through 2004, Boeing’s Current Market Outlook projects that the worldwide fleet of active commercial aircraft will continue to grow at historical rates over the long term and more than double over the next 20 years from approximately 15,250 aircraft at the end of 2001 to approximately 32,500 aircraft at the end of 2021.

      The market for regional jet aircraft is growing at a faster rate than the market for large commercial aircraft. Based on Boeing’s Current Market Outlook, the number of regional jet aircraft is expected to increase at an average annual rate of approximately 7% over the next 20 years. Regional jets are becoming a larger part of aircraft fleets as airlines purchase them to replace older turboprop aircraft, increase the frequency of flights to less densely populated destinations, enhance airline operating and cost efficiency, and adjust the size of the aircraft in their fleets to coincide with passenger demand. Regional jets can extend the geographic reach of airline hubs, augment larger jet operations in off-peak hours and replace larger jets on long routes for which there is low passenger demand. Moreover, passengers typically prefer regional jets to turboprop aircraft. As more regional jets enter service, and as these aircraft get older, we believe that product sales to the regional jet market should increase and that demand for aftermarket repair and services in this market should increase as well.

      Aircraft manufacturers are increasingly favoring suppliers with the ability to integrate aviation components and supply complete systems, which has resulted in supplier consolidation. Aircraft manufacturers are increasingly favoring suppliers with the ability, experience and product breadth to integrate components and supply complete systems for the aircraft. As a result, suppliers that have the ability to develop flexible and innovative systems and perform systems integration, a role historically performed by aircraft manufacturers, have an advantage over other competitors. Additionally, aircraft manufacturers and airlines more frequently are outsourcing products that historically have been developed internally. Aircraft manufacturers also have started to award long-term sole source or preferred supplier contracts to the most capable suppliers, which has reduced the total number of suppliers from whom products are purchased. These developments have resulted in significant consolidation among suppliers as they look to acquire additional capabilities and expand their product breadth, resources and expertise.

      Military spending and operations have increased recently. In 2001, the U.S. government approved an emergency supplemental appropriations bill, a substantial portion of which we expect to be spent on defense. This measure was followed by the approval of a fiscal 2002 budget for the U.S. Department of Defense that reflected the highest modernization funding increase since Operation Desert Storm. We expect that future Department of Defense budgets will continue to reflect stronger support for increased funding for both force readiness and new systems production. The Bush Administration recently submitted to Congress a $379 billion Department of Defense budget for fiscal 2003 that reflects a 15% increase over the base fiscal 2002 Department of Defense budget, reaffirming the U.S. government’s increased focus on a long-term defense plan and national security policy. We expect that the Department of Defense budgets for procurement, which funds new system production, and operations and maintenance, or O&M, which funds near-term sustainment and readiness objectives, will grow proportionately with the overall level of defense spending. While it is impossible to predict the effect that increased spending by the Department of Defense may have on our business, we would expect to benefit to the extent that spending is allocated for fighter and transport aircraft, helicopters, and reconnaissance and surveillance systems.

Business Strengths

      We believe that the following key strengths are critical to our success as a leading provider of aerospace components, systems and services.

      Established Global Leadership Positions. We are one of the largest worldwide suppliers of components, systems and services to the large commercial, regional, business and general aviation markets, and we are a leader in the development of fully integrated systems and subsystems for Boeing, Airbus and other airframe manufacturers. We have global leadership positions in numerous aircraft products and services, including: ejection seats; engine nacelle systems; evacuation slides and rafts; flight attendant and cockpit seats; fuel measurement and management systems; ice protection systems; landing gear; lighting systems; maintenance, repair and overhaul services for commercial airframes and components; optical and electro-optical systems; sensors and sensor-based systems; and wheels and brakes. Through our acquisition of Aeronautical Systems, we have acquired additional global leadership positions in: cargo systems; engine controls; flight controls; hoists and winches; and power systems. We also have substantial market positions in space satellite applications, special avionics equipment, and products for industrial gas turbine engines. More than 85% of our sales in 2001 on a pro forma basis was from businesses or product platforms in which we are a leading supplier.

      Large Installed Base of Proprietary Flight Critical Products, with Non-discretionary Replacement, Repair and Maintenance Cycles. As a result of the long operating history of our businesses, our components and systems are certified for, and installed in, over 13,500 large commercial passenger and cargo jet aircraft, over 1,500 regional and business jets, and in many military aircraft operating throughout the world. Most of our aviation products serve critical operating systems that are required for flight certification. These products are highly engineered and required to operate with the highest levels of reliability in harsh environments. Applicable regulations require that they be replaced, repaired or overhauled at specified periods during the life of the aircraft, which usually is 20 to 40 years. Most of these products are proprietary and require certification by the FAA or similar foreign regulatory agencies. Because of certification requirements and the time and effort required to develop a key aircraft component, it is very expensive and often cost prohibitive for suppliers to develop competing products or for aircraft manufacturers or the airlines to replace a product with a competitor’s product. Consequently, a supplier selected to provide aircraft products during the design of the aircraft generally will be the exclusive supplier of both original equipment and aftermarket products, including upgraded replacement products, over the life of the aircraft. Aftermarket products generally have higher profit margins than original equipment products. These factors drive a strong, profitable and more predictable aftermarket for our replacement products and maintenance services.

      Recent Contract Wins on New Aircraft Programs. Our success in winning contracts to supply products for important new airframes in the commercial and military markets has positioned us for future growth in original equipment and aftermarket sales. When our systems and components are selected for new airframes, we generally benefit from supplying the original equipment for the new aircraft and replacement components and systems during the life of the aircraft. We believe that the depth and breadth of our products has increased our ability to secure positions on new airframes as manufacturers increasingly outsource critical systems to large suppliers with the capability of integrating entire systems.

      During the last two years, two major new airframe platforms have been announced. In the commercial market, Airbus launched its A380 super jumbo airliner, which will be the largest commercial aircraft ever built. For the A380, we have been selected to supply the main and wing landing gear, the evacuation slides, the exterior lighting systems and other components. As a result of our acquisition of Aeronautical Systems, we also will supply flight control, power generation and cargo systems for the A380. In the military market, Lockheed Martin has commenced development of the F-35 Joint Strike Fighter, a supersonic, multi-role stealth fighter being developed for the United States and its allies. Current estimates reported in Inside the Air Force indicate that between 4,000 and 5,000 of these aircraft are expected to be built over the life of the program. We will supply integrated landing systems for this aircraft as well as critical sensors and other systems, and as a result of our acquisition of Aeronautical Systems, we also will supply an actuation system and a power system for this aircraft.

      Diverse, Balanced Mix of Businesses. We provide a broad range of critical systems and components to the commercial, military and space markets worldwide. We believe our balanced business mix makes us less susceptible to cyclical changes in any sector of the aerospace industry in which we operate or to changes in our relationship with any of our customers and positions us to deliver consistent, predictable revenue and income growth.

      We are diversified across all major aerospace markets. Approximately 57% of our sales in 2001, 55% on a pro forma basis, were to the large commercial aircraft market, approximately 11%, 13% on a pro forma basis, were to the regional, business and general aviation markets, approximately 20%, 21% on a pro forma basis, were to the military and space markets, and the balance of approximately 12%, 11% on a pro forma basis, were to other aviation and non-aviation markets.

      Approximately 42% of our actual and pro forma sales in 2001 were from systems, components and services sold in the aftermarket. About 25% of our 2001 sales, 24% on a pro forma basis, were attributable to products sold in the aftermarket directly or indirectly to operators of large commercial aircraft worldwide.

      We sell our products to nearly all manufacturers of large commercial and regional jet aircraft, and our products are used on most makes and models of large commercial and regional jet aircraft. Further, in general our sales to each manufacturer are approximately proportional to their end market sales. For example, our sales in 2001 for new large commercial aircraft production were split 58% to Boeing, 54% on a pro forma basis, and 42% to Airbus, 46% on a pro forma basis. During this same time period, Boeing accounted for 62% of new large commercial aircraft production and Airbus accounted for 38%. Because we provide substantial systems for each large commercial aircraft platform manufactured by Boeing and Airbus, our business is not materially affected by a change in the mix of sales of new aircraft between them. Similarly, in the regional jet market, we sell to both major manufacturers, Bombardier Inc. and Embraer-Empresa Brasileira de Aeronáutica S.A., and we have substantial content on each of their major jet airframes.

      Approximately 20% of our 2001 sales, 21% on a pro forma basis, were in the military and space markets. In these markets, we design, manufacture and sell landing gear, wheels and brakes, sensors, ejection seats, laser warning systems, the optical components of satellite and aircraft-based surveillance systems, satellite attitude determination and on-orbit systems. Our most significant applications are on fighter and transport aircraft, helicopters, and reconnaissance and surveillance equipment. We provide products for current and proposed programs such as the F-35 Joint Strike Fighter, F-15 Eagle, F-16 Fighting Falcon, F-22 Raptor, C-5 Galaxy, and C-17 Globemaster.

      Strong, Established Strategic Relationships with Key Customers in Each of Our Markets. As a result of our broad range of products and capabilities, we are able to integrate complete systems and subsystems, with customers such as Boeing and Airbus looking to us as a valued outsourcing partner to develop major systems and subsystems for new airframes. We have strong, established and strategic relationships with key customers in each of our markets because of our track record of technological innovation and reliability and our expansive product capabilities. We have strengthened these relationships through our acquisition of Aeronautical Systems.

      Experienced Senior Management Team. The members of our senior management team have substantial experience in the aerospace industry. Our senior management team has led the transformation of our company into a leader in the global aerospace industry. This transformation was accomplished through well-defined strategic planning and processes for creating customer and shareholder value. Our management has particular expertise in driving cost reduction through Lean Manufacturing, which is a continuous improvement process focused on eliminating man-hour, material and working capital inefficiencies and improving product quality and cycle time for the benefit of our customers, and through supply chain initiatives.

Business Strategy

      Our strategy is designed to achieve sustainable above-market sales growth and increased levels of free cash flow. To accomplish these objectives, we intend to:

      Maintain and Enhance Our Diverse and Balanced Business Mix. We believe that our diverse mix of products, markets and customers within the aerospace industry and balance between original equipment and aftermarket sales will enable us to achieve sustainable growth. We plan to continue to actively enhance our mix of businesses by building global leadership positions in additional key aerospace systems. We intend to pursue this objective through internal product development and innovation and, in the near term, through smaller selected acquisitions for complementary products and components. In addition to the diversity of our products, we intend to continue to serve a diverse customer base. Our goal is to continue to be a valued supplier to major airframe manufacturers and operators, maintaining a balance of revenues from among our major customers in each aerospace market.

      Reduce Costs Through Continuous Process Improvement. We intend to reduce our costs through continuous process improvement. We intend to build on our world-class expertise in driving cost reduction through Lean Manufacturing and to reduce our procurement costs through aggressive supply chain management. We believe that these efforts will allow us to generate enhanced and sustainable free cash flow. A portion of our management compensation program directly links the compensation of over 300 of our top managers to the generation of free cash flow.

      Leverage Our Technological Strengths to Enhance Growth. We plan to continue to systematically leverage our technological strengths to enhance growth by developing advanced products and processes for application throughout the aerospace industry. Our development efforts have resulted in many innovative systems and technologies, the most recent being our cockpit door video surveillance system. We began working with Airbus on this program in early October 2001 and installed and demonstrated a functional prototype system within six weeks thereafter. Airbus has selected our system for all new aircraft production models, and multiple airlines have selected it for both Airbus and Boeing aircraft fleet retrofits. Another example is our program that rewards innovation by providing significant additional funding to business units that successfully demonstrate breakthrough potential and commercial promise for their ideas. An increasing number of successful projects are collaborative efforts among a number of our business units, leveraging multiple technologies and competencies and leading to the development of systems rather than components.

Products and Services

      We operate in four business segments: Aerostructures and Aviation Technical Services; Landing Systems; Engine and Safety Systems; and Electronic Systems. We plan to manage and report Aeronautical Systems as a separate reportable segment until our integration plan is completed in 2003. A summary of the products provided by our business segments, as well as those provided by Aeronautical Systems, is presented below.

Aerostructures and Aviation Technical Services

      The core products of our aerostructures division are nacelles, pylons, thrust reversers and related aircraft engine housing components. We are a leading worldwide supplier of nacelles, which are the aerodynamic structures that surround engines, and pylons, which are the engine-to-wing structures that support engines and provide the critical connective conduit for fuel delivery and numerous engine-driven aircraft systems. In addition, we manufacture a range of specialized aerostructures, including lightweight, temperature-resistant auxiliary power unit tailcones for jetliners, corrosion-resistant structures for tactical military aircraft, and rigid cargo barriers for freighter aircraft. We also manufacture a variety of galley, wing, nacelle, thrust reverser, flight control surface and assembly components for out-of-production aircraft.

      Through our Aviation Technical Services division, we service approximately 500 aircraft each year and are among the largest independent providers of maintenance, repair, overhaul and modification services in the world. Services provided by our Aviation Technical Services division range from the repair of individual components and systems to heavy maintenance and modifications of large commercial aircraft and business jet aircraft. We perform comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operators, aircraft leasing companies and airfreight carriers.

Landing Systems

      Our Landing Systems group provides systems and components related to aircraft taxi, take-off, landing and stopping. Several divisions within this group are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including landing gear, wheels and brakes, and certain brake controls. We differentiate ourselves from component suppliers by providing integrated systems, delivered as completely pre-assembled units to airframe manufacturers. We also provide complete repair and overhaul services for landing gear, wheels and brakes. In addition, through our engineered polymer products division, we design and produce components made from proprietary, high-performance composite material systems used in naval ships and submarines to improve acoustic characteristics and reduce radar signature of exposed superstructures.

Engine and Safety Systems

      Our Engine and Safety Systems group produces a variety of products used in engine systems, including fuel delivery systems, electronic and mechanical controls, pumps, metering devices, manifolds and rotating components such as disks, blisks, shafts and airfoils, as well as evacuation systems such as slides and floats and seats for pilots, observers and flight attendants. Our de-icing and specialty systems division produces ice protection systems for general aviation, heating and related systems for large commercial transport aircraft, and potable water systems for regional and business aircraft. We also supply electrothermal ice protection systems for airframe, propeller and helicopter rotor applications and specialty heating systems, water heaters and other internal and external heated components for large commercial transport aircraft. Through our propulsion systems division, we provide research, design, development, qualifications and manufacture of advanced aircrew escape systems. We also supply individual components such as rocket motors and catapults, pyrotechnic gas generators, ejection seats, precision electro-explosive devices, propellants, linear actuators, and safety and arming devices.

Electronic Systems

      Our Electronic Systems group produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. We supply a variety of high-performance sensor systems, such as stall warning systems and systems that measure, manage and/or monitor aircraft fuel; oil debris; engine, transmission and structural health; and aircraft motion and control. We also supply a variety of avionics systems and other instruments, including warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne reconnaissance systems and laser warning systems. In addition, our optical and space systems division designs and builds high-performance, custom-engineered electronics, optics and electro-optical products for defense, aerospace, scientific and commercial applications. We also produce directional surveying equipment for use by companies operating in petroleum, mining and utility industries.

Aeronautical Systems

      Aeronautical Systems manufactures highly engineered systems and equipment in six distinct product groups:

•	Engine controls. This product group consists of engine control systems and components for jet engines used on commercial and military aircraft, including fuel metering controls, fuel pumping systems, electronic control software and hardware, variable geometry actuation controls, afterburner fuel pump and metering unit nozzles, and engine health monitoring systems.

•	Flight controls. This product group includes actuators for primary flight control systems that operate elevators, ailerons and rudders, as well as secondary flight controls systems such as flaps and slats.

•	Power systems. This product group consists of systems that produce and control electrical power for commercial and military aircraft, including electric generators for both main and back-up electrical power, electric starters, and electric starter generating systems, as well as power management and distribution systems.

•	Cargo systems. This product group consists of fully-integrated main deck and lower lobe cargo systems for wide body aircraft.

•	Hoists and winches. This product group consists of airborne hoists and winches used on both helicopters and fixed wing aircraft.

•	Actuation systems. This product group consists of systems that control the movement of steering systems for missiles as well as electro-mechanical systems that are characterized by high power, low weight, low maintenance, resistance to extreme temperatures and vibrations, and high reliability.

      These product lines have broadened and strengthened our capabilities in the areas of engine controls and missile actuation and have given us new capabilities in the areas of flight controls, electrical power generation, cargo handling systems and hoists and winches.

Customers

      We serve a diverse group of customers worldwide in the large commercial, regional, business and general aviation markets and in the global military and space markets. We market our products, systems and services directly to our customers through an internal marketing and sales force.

      In 2001, 2000 and 1999, sales to Boeing and its designated subcontractors for all categories of products, including original equipment and aftermarket products, totaled 23%, 23% and 26%, respectively, of our consolidated sales, and sales to Boeing and its designated subcontractors for new commercial aircraft production totaled 18%, 18% and 23%, respectively, of our consolidated sales. In 2001, 2000 and 1999, sales to Airbus and its designated subcontractors for all categories of products, including original equipment and aftermarket products, totaled 13% of our consolidated sales, and sales to Airbus and its designated subcontractors for new commercial aircraft production were 13% of our consolidated sales. On a pro forma basis, 2001 sales to Boeing and Airbus, including sales to their respective designated subcontractors, for all categories of products were 24% and 16%, respectively, of our total sales.

Competition

      The aerospace industry in which we operate is highly competitive. Principal competitive factors include price, product and system performance, quality, service, design and engineering capabilities, new product innovation and timely delivery. We compete worldwide with a number of United States and international companies that are both larger and smaller than we are in terms of resources and market share, and some of which are also our customers.

      The following table lists the companies that we consider to be our major competitors for each major aerospace product or system platform for which we believe we are one of the leading suppliers. Sales of these products and systems accounted for over 85% of our 2001 sales on a pro forma basis.

Major Non-Captive
System	Primary Market	Competitors(1)

Aerospace Hoists/Winches	Military/Large Commercial	Breeze-Eastern (a division of TransTechnology Corporation); Telair International (a subsidiary of Teleflex Incorporated)
Aircraft Crew Seating	Business	Ipeco Holdings Ltd, Sicma Aero Seat (a subsidiary of Zodiac S.A.); EADS Sogerma Services (a subsidiary of EADS European Aeronautical Defense and Space Co.); B/E Aerospace, Inc.; C&D Aerospace Group
Cargo Systems	Large Commercial	Telair International (a subsidiary of Teleflex Incorporated); Ancra International LLC
De-Icing Systems	Regional/General Aviation	Aérazur S.A. (a subsidiary of Zodiac S.A.); B/E Aerospace, Inc.
Ejection Seats	Military	Martin-Baker Aircraft Co. Limited
Engine Controls	Large Commercial/Military	United Technologies Corporation; BAE Systems plc; Honeywell International Inc.
Evacuation Systems	Large Commercial	Zodiac S.A.
Flight Control Actuation	Large Commercial/Military	Parker Hannifin Corporation; United Technologies Corporation; Smiths Group plc; Liebherr-Holding GmbH; Moog Inc.
Fuel and Utility Systems	Large Commercial	Smiths Group plc; Parker Hannifin Corporation; Argo-Tech Corporation
Heavy Airframe Maintenance	Large Commercial	TIMCO Aviation Services, Inc.; SIA Engineering Company Limited; Singapore Technologies Engineering Ltd.; Lufthansa Technik AG; PEMCO Aviation Group, Inc.
Landing Gear	Large Commercial/Military	Messier-Dowty (a member company of Snecma(2))
Lighting	Large Commercial/Business	Honeywell International Inc.
Nacelles	Large Commercial	Aircelle (a subsidiary of Snecma(2))

Major Non-Captive
System	Primary Market	Competitors(1)

Optical Systems	Military/Space	L-3 Communications Holdings, Inc.; Honeywell International Inc.; Eastman Kodak Company
Power Systems	Large Commercial	Honeywell International Inc.; Smiths Group plc; United Technologies Corporation
Sensors	Large Commercial/Military	BAE Systems plc; Honeywell International Inc.; Thales, S.A.
Wheels and Brakes	Large Commercial/Business	Honeywell International Inc.; Messier-Bugatti (a subsidiary of Snecma(2)); Aircraft Braking Systems Corporation (a subsidiary of K&F Industries, Inc.)

(1)	Excludes aircraft manufacturers, airlines, and prime military contractors who, in some cases, have the capability to produce these systems internally.

(2)	Snecma refers to Société Nationale d’Études et de Construction de Moteurs d’Aviation.

Employees

      As of September 30, 2002, we had approximately 14,600 employees in the United States and employed an additional 2,400 people in other countries. This amount does not include the approximately 6,200 employees of Aeronautical Systems, most of whom are employed in Europe. We believe that we have good relationships with our employees. The hourly employees who are unionized are covered by collective bargaining agreements with a number of labor unions and with varying contract termination dates through June 2006. There were no material work stoppages during 2001.

Patents and Trademarks

      We have many patents of our own and have acquired licenses under patents of others. While such patents in the aggregate are important to us, neither our primary business nor any of our industry segments is dependent on any single patent or group of related patents. We use a number of trademarks important either to our business as a whole or to our industry segments considered separately. We believe that these trademarks are adequately protected.

Properties

      We operate manufacturing plants and service and other facilities throughout the world.

      Information with respect to our significant facilities that are owned or leased is set forth below:

			Approximate
		Owned or	Number of
Segment	Location	Leased	Square Feet

Aerostructures and Aviation Technical Services	Chula Vista, California	Owned	1,840,000
	Riverside, California	Owned	1,160,000
	Everett, Washington	Owned (1)	1,030,000
	Chula Vista, California	Leased	890,000
Landing Systems	Cleveland, Ohio	Owned/Leased	450,000
	Troy, Ohio	Owned	410,000
	Oakville, Canada	Owned	360,000
	Pueblo, Colorado	Owned	300,000
	Tullahoma, Tennessee	Owned	200,000
Engine and Safety Systems	West Hartford, Connecticut	Owned	550,000 (2)
Electronic Systems	Danbury, Connecticut	Owned	520,000
	Burnsville, Minnesota	Owned	245,000
	Vergennes, Vermont	Owned	215,000
Aeronautical Systems	West Midlands, England	Owned	430,000
	Vernon, France	Owned	260,000
	Jamestown, North Dakota	Owned	230,000
	Aurora, Ohio	Leased	250,000

(1)	Although the building is owned, the land at this facility is leased.

(2)	We utilize approximately 300,000 square feet, and the rest of this facility is leased to third parties.

      In the spring of 2000, we moved our headquarters to a new office building in Charlotte, North Carolina. We leased approximately 110,000 square feet for an initial term of ten years, with two five-year options to 2020. The new offices provide space for the corporate headquarters and also for the headquarters of each of our segments other than our Landing Systems segment.

      In addition, we and our subsidiaries are lessees under a number of cancelable and non-cancelable leases for certain real properties, used primarily for administrative, retail, maintenance, repair and overhaul of aircraft, aircraft wheels and brakes and evacuation systems and warehouse operations, and for certain equipment.

      We believe our principal properties, whether owned or leased, are suitable and adequate for the purposes for which they are used and are suitably maintained for such purposes.

MANAGEMENT

      The following table sets forth certain information concerning our directors and executive officers as of September 30, 2002:

Name	Age	Position

David L. Burner	63	Chairman, Chief Executive Officer and Director
Marshall O. Larsen	54	President, Chief Operating Officer and Director
Terrence G. Linnert	55	Executive Vice President, Human Resources and Administration, General Counsel
Ulrich Schmidt	52	Executive Vice President and Chief Financial Officer
Stephen R. Huggins	59	Senior Vice President, Strategic Resources and Information Technology
Jerry S. Lee	61	Senior Vice President, Technology and Innovation
John J. Carmola	47	Group President, Electronic Systems
Cynthia M. Egnotovich	45	Group President, Engine & Safety Systems
John J. Grisik	55	Group President, Landing Systems
Michael J. Piscatella	55	Group President, Aerostructures and Aviation Technical Services
Robert D. Koney, Jr.	46	Vice President and Controller
Diane C. Creel	53	Director
George A. Davidson, Jr.	64	Director
Harris E. DeLoach, Jr.	57	Director
James J. Glasser	68	Director
James W. Griffith	48	Director
William R. Holland	63	Director
Douglas E. Olesen	63	Director
Richard De J. Osborne	68	Director
Alfred M. Rankin, Jr.	61	Director
James R. Wilson	61	Director
A. Thomas Young	64	Director

      David L. Burner joined Goodrich in 1983, served as President from 1995 to 2002, and has served as Chief Executive Officer since 1996 and as Chairman since 1997. Mr. Burner is a member of the Board of Directors of Briggs & Stratton Corporation, Lance, Inc., Milacron Inc. and Progress Energy, Inc. Mr. Burner has been a director since 1995.

      Marshall O. Larsen joined Goodrich in 1977, was appointed an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995, and in 2002 was appointed President and Chief Operating Officer of Goodrich and elected to the Board of Directors.

      Terrence G. Linnert joined Goodrich in 1997 as Senior Vice President and General Counsel. In 1999 he was elected Secretary of Goodrich and in 2000 he was elected Senior Vice President, Human Resources and Administration, General Counsel and Secretary. He was elected to his current position as Executive Vice President, Human Resources and Administration, General Counsel in 2002. Prior to joining Goodrich, Mr. Linnert served as Senior Vice President of Corporate Administration, Chief Financial Officer and General Counsel of Centerior Energy Corporation.

      Ulrich Schmidt joined Goodrich in 1994 as Vice President of Finance for Goodrich Aerospace and served in that capacity until 1999, when he was named Vice President of Finance and Business Development for Goodrich Aerospace. In 2000, Mr. Schmidt was elected Senior Vice President and Chief Financial Officer, and in 2002 he was elected Executive Vice President and Chief Financial Officer.

      Stephen R. Huggins joined Goodrich in 1988 and served as Vice President — Business Development, Aerospace from 1995 to 1999. In 1999, he was elected Vice President, Strategic Planning and Chief Knowledge Officer. In 2000, Mr. Huggins was elected Senior Vice President, Strategic Resources and Information Technology.

      Jerry S. Lee joined Goodrich in 1979 and served as Vice President — Technology from 1989 to 1998 and Vice President — Technology and Innovation from 1998 to 2000. In 2000, Mr. Lee was elected Senior Vice President — Technology and Innovation.

      John J. Carmola joined Goodrich in 1996 as President of the Landing Gear Division. He served in that position until 2000, when he was appointed President of the Engine Systems Division. Later in 2000, Mr. Carmola was elected a Vice President of Goodrich and Group President, Engine and Safety Systems. He was elected to his current position as Group President, Electronic Systems in 2002.

      Cynthia M. Egnotovich joined Goodrich in 1986 and served in various positions with the Ice Protection Systems Division, including Controller from 1993 to 1996, Director of Operations from 1996 to 1998 and Vice President and General Manager from 1998 to 2000. Ms. Egnotovich was appointed as Vice President and General Manager of Commercial Wheels and Brakes in 2000. She was elected a Vice President of Goodrich and Group President, Engine and Safety Systems in 2002.

      John J. Grisik joined Goodrich in 1991 as General Manager of the De-Icing Systems Division. He served in that position until 1993, when he was appointed General Manager of the Landing Gear Division. In 1995, he was appointed Group Vice President of Safety Systems and served in that position until 1996 when he was appointed Group Vice President of Sensors and Integrated Systems. In 2000, Mr. Grisik was elected a Vice President of Goodrich and Group President, Landing Systems.

      Michael J. Piscatella joined Goodrich in 1994, and in 1995 he was appointed Vice President and General Manager of the Commercial Wheel and Brake Division. In 1999, he was appointed President of the Wheel and Brake Systems Division. In 2000, Mr. Piscatella was elected a Vice President of Goodrich and Group President, Electronic Systems. He was elected to his current position as Group President, Aerostructures and Aviation Technical Services in 2002.

      Robert D. Koney, Jr. joined Goodrich in 1986. He was appointed Vice President and Controller for the Commercial Wheels and Brakes Division in 1994. He was appointed Vice President and Controller in April 1998.

      Diane C. Creel has been a director since 1997. She is the Chief Executive Officer and President of Earth Tech, an international engineering firm headquartered in Long Beach, California, and has served in those capacities since 1993. Ms. Creel currently serves on the Board of Directors of Allegheny Technologies Incorporated, Teledyne Technologies Incorporated and the Corporations and Trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

      George A. Davidson, Jr. has been a director since 1991. He is a Retired Chairman of Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson served as Chairman and Chief Executive Officer of Consolidated Natural Gas Company from 1987 until becoming Chairman of Dominion Resources, Inc. in January 2000 upon the merger of Consolidated Gas and Dominion Resources. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Bank Corp.

      Harris E. DeLoach, Jr. has been a director since 2001. He is the President and Chief Executive Officer of Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. Mr. DeLoach is a director of Sonoco Products Company.

      James J. Glasser has been a director since 1985. He is a Chairman Emeritus of GATX Corporation, a transportation, storage, leasing and financial services company. He joined GATX Corporation in 1961 and served in various executive capacities, becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman Emeritus in 1996. He is a director of Harris Bankcorp, Inc., Harris Trust and Savings Bank and Mutual Trust Life Insurance Co.

      James W. Griffith became a director in 2002. He is the President and Chief Executive Officer of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith was elected President and Chief Executive Officer of The Timken Company in 2002. Previously, he served in various capacities with The Timken Company, including service as President and Chief Operating Officer, Vice President of Manufacturing in North America and managing director of that company’s business in Australia. He serves on the Board of Directors of The Timken Company.

      William R. Holland has been a director since 1999. He is a Retired Chairman of United Dominion Industries Limited, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. He joined United Dominion in 1973 and held various executive positions, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is the non-executive Chairman of the Board and a director of EnPro Industries, Inc. and is a director of J. A. Jones Construction Co. and Lance Inc.

      Douglas E. Olesen has been a director since 1996. He is a retired President and Chief Executive Officer of Battelle Memorial Institute, a worldwide technology organization, working for government and industry. He joined Battelle Memorial Institute in 1967 and served in a series of management positions, including President and Chief Executive Officer from 1987 to 2001, when he retired.

      Richard De J. Osborne has been a director since 1996. He is a retired Chairman of the Board of ASARCO Incorporated, a leading producer of nonferrous metals. He joined ASARCO in 1975 and was elected Chairman and Chief Executive Officer, in addition to President, in 1995. He relinquished the title of President in 1998 and retired as Chairman and Chief Executive Officer in April 1999. Mr. Osborne is non-executive Chairman of the Board and a director of Datawatch Corporation, and a director of Schering-Plough Corporation, NACCO Industries, Inc. and The Tinker Foundation.

      Alfred M. Rankin, Jr., has been a director since 1988. He is the Chairman, President and Chief Executive Officer of NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. He joined NACCO Industries in 1989 as President and Chief Operating Officer, became President and Chief Executive Officer in 1991 and was elected Chairman in May 1994. He is a director of NACCO Industries, Inc. and The Vanguard Group.

      James R. Wilson has been a director since 1997. He is a retired Chairman of the Board, President and Chief Executive Officer of Cordant Technologies Inc., a leading producer of solid propellant rocket motors, high performance fasteners used in commercial aircraft and industrial applications and components for aircraft and industrial gas turbine engines. Mr. Wilson assumed the position of Chairman of Cordant in October 1995 and the position of President and Chief Executive Officer in October 1993, and retired in June 2000. He is a director of Cooper Industries, Inc.

      A. Thomas Young has been a director since 1995. He is a retired Executive Vice President of Lockheed Martin Corporation, an aerospace and defense company. Mr. Young joined Martin Marietta in 1982, became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Pepco Holdings, Inc. and Science Applications International Corp.

UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Salomon Smith Barney Inc. are acting as joint book runners and as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our common stock listed opposite their names below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,420,000
Banc of America Securities LLC	3,185,000
Salomon Smith Barney Inc.	3,185,000
J.P. Morgan Securities Inc.	910,000
BMO Nesbitt Burns Corp.	325,000
Credit Lyonnais Securities (USA) Inc.	325,000
Deutsche Bank Securities Inc.	325,000
Wachovia Securities, Inc.	325,000

Total	13,000,000

      The underwriters have agreed to purchase all of the shares of the offered common stock if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

      The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Offers and sales outside the United States, if any, will be made through the underwriters’ international broker-dealer affiliates.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.45 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per shares to other dealers. After the offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Goodrich. This information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$15.28	$198,640,000	$228,436,000
Underwriting discount	$.745	$9,685,000	$11,137,750
Proceeds, before expenses, to Goodrich	$14.535	$188,955,000	$217,298,250

      The expenses of the offering payable by us, not including the underwriting discount, are estimated to be $750,000, and the underwriters have agreed to reimburse us for a portion of these expenses.

Overallotment Option

      We have granted an option to the underwriters to purchase up to 1,950,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sale of Similar Securities

      We and each of our executive officers and directors have agreed, subject to some limited exceptions, not to sell or transfer any of our common stock for a period of 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch.

      Merrill Lynch may in its sole discretion, at any time without notice, consent to the release of all or any portion of the shares subject to lock-up agreements. Merrill Lynch does not have any current intention to release shares of our common stock subject to these lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of any such determination, possibly including, but not limited to, the market price of our common stock, the liquidity of the trading market for our common stock, general market conditions, the number of shares proposed to be sold and the timing of the proposed sale.

Electronic Distributions

      Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet website maintained by Merrill Lynch. Other than this prospectus supplement in electronic format, the information on the Merrill Lynch website is not a part of this prospectus supplement.

New York Stock Exchange Listing

      The shares of our common stock are listed on the New York Stock Exchange under the symbol “GR.”

Price Stabilization and Short Positions

      Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases that peg, fix or maintain that price.

      The underwriters may purchase and sell our common stock in the open market. These transactions may include short-sales, stabilizing transactions and purchases to cover the positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issue in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase the shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchase of our common stock made by the underwriters in the open market prior to the completion of the offering.

      Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short positions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that would otherwise exist in the open market.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, lending and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

      Affiliates of the underwriters are lenders under the $1.5 billion, 364-day credit facility that we used to finance our acquisition of Aeronautical Systems. The net proceeds from the sale of the shares will be used to repay a portion of the amounts outstanding under this facility. If more than 10% of the proceeds of the offering will be used to repay indebtedness owed to affiliates of the underwriters, the offering will be conducted in conformity with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

LEGAL MATTERS

      The validity of the common stock offered by this prospectus supplement will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

EXPERTS

      The consolidated financial statements of Goodrich Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus supplement and incorporated by reference in the Registration Statement to which this prospectus supplement relates have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of TRW Aeronautical Systems at December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, appearing in this prospectus supplement and the Registration Statement to which this prospectus supplement relates have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Goodrich Corporation

      We have audited the accompanying consolidated balance sheet of Goodrich Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goodrich Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Charlotte, North Carolina

February 4, 2002,
except for Note U as to which the date is
October 16, 2002

GOODRICH CORPORATION

CONSOLIDATED STATEMENT OF INCOME

Years Ended December 31, 2001, 2000 and 1999

	Year Ended December 31

	2001	2000	1999

	(Dollars in millions, except
	per share amounts)
Sales	$4,184.5	$3,700.5	$3,646.2
Operating costs and expenses:
Cost of sales	3,127.6	2,676.2	2,651.7
Selling and administrative costs	565.0	490.4	492.1
Merger-related and consolidation costs	107.3	44.2	228.3

	3,799.9	3,210.8	3,372.1

Operating Income	384.6	489.7	274.1
Interest expense	(107.8)	(107.3)	(87.5)
Interest income	24.1	5.2	3.2
Other income (expense) — net	(19.2)	(20.6)	(4.8)

Income from continuing operations before income taxes and Trust distributions	281.7	367.0	185.0
Income tax expense	(94.3)	(121.3)	(88.6)
Distributions on Trust preferred securities	(10.5)	(10.5)	(10.5)

Income from Continuing Operations	176.9	235.2	85.9
Income from discontinued operations — net of taxes	112.3	90.7	83.7

Net Income	$289.2	$325.9	$169.6

Basic Earnings per Share:
Continuing operations	$1.72	$2.24	$0.78
Discontinued operations	1.08	0.87	0.76

Net Income	$2.80	$3.11	$1.54

Diluted Earnings per Share:
Continuing operations	$1.65	$2.16	$0.76
Discontinued operations	1.11	0.88	0.79

Net Income	$2.76	$3.04	$1.55

See notes to consolidated financial statements.

GOODRICH CORPORATION

CONSOLIDATED BALANCE SHEET

As of December 31, 2001 and December 31, 2000

	December 31

	2001	2000

	(Dollars in millions,
	except share amounts)
Current Assets
Cash and cash equivalents	$85.8	$77.5
Accounts and notes receivable	570.4	633.3
Inventories	841.5	809.6
Deferred income taxes	112.9	88.4
Prepaid expenses and other assets	26.2	75.1
Assets of discontinued operations	873.9	1,380.2

Total Current Assets	2,510.7	3,064.1
Property	955.5	897.0
Prepaid pension	238.7	235.0
Deferred income taxes	—	4.2
Goodwill	747.3	681.7
Identifiable intangible assets	138.8	102.1
Payment-in-kind notes receivable, less discount ($22.2 at December 31, 2001)	168.4	—
Other assets	468.1	404.4
Assets of discontinued operations	—	663.8

Total Assets	$5,227.5	$6,052.3

Current Liabilities
Short-term bank debt	$113.3	$755.6
Accounts payable	396.6	366.3
Accrued expenses	523.6	515.4
Income taxes payable	119.2	59.3
Liabilities of discontinued operations	589.4	330.5
Current maturities of long-term debt and capital lease obligation	5.9	179.2

Total Current Liabilities	1,748.0	2,206.3
Long-term debt and capital lease obligations	1,307.2	1,301.4
Pension obligations	155.5	61.4
Postretirement benefits other than pensions	320.1	334.4
Deferred income taxes	13.9	—
Other non-current liabilities	196.4	212.9
Liabilities of discontinued operations	—	582.9
Commitments and contingent liabilities	—	—
Mandatorily redeemable preferred securities of trust	125.0	124.5
Shareholders’ Equity
Common stock — $5 par value
Authorized, 200,000,000 shares; issued, 115,144,771 shares in 2001 and 113,295,049 shares in 2000 (excluding 14,018,598 shares held by a wholly-owned subsidiary)	575.7	566.5
Additional paid-in capital	973.5	922.8
Income retained in the business	333.7	158.1
Accumulated other comprehensive income	(110.1)	(57.7)
Unearned compensation	(0.6)	(1.2)
Common stock held in treasury, at cost (13,446,808 shares in 2001 and 10,964,761 shares in 2000)	(410.8)	(360.0)

Total Shareholders’ Equity	1,361.4	1,228.5

Total Liabilities and Shareholders’ Equity	$5,227.5	$6,052.3

See notes to consolidated financial statements.

GOODRICH CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

	Year Ended December 31

	2001	2000	1999

	(Dollars in millions)
Operating Activities
Income from continuing operations	$176.9	$235.2	$85.9
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Merger-related and consolidation:
Expenses	107.3	44.2	228.3
Payments	(30.3)	(57.5)	(175.8)
Unusual inventory adjustments	94.5	—	—
Depreciation and amortization	173.8	165.4	137.6
Deferred income taxes	18.5	(33.2)	81.4
Net gains on sale of businesses	(7.8)	(2.0)	(1.7)
Payment-in-kind interest income	(17.6)	—	—
Gain on sale of investment	—	—	(3.2)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	21.6	(72.7)	3.2
Change in receivables sold, net	46.3	39.2	—
Inventories	(120.1)	(36.0)	(32.8)
Other current assets	(8.8)	(31.2)	(10.7)
Accounts payable	13.1	81.6	(12.5)
Accrued expenses	42.3	5.1	16.0
Income taxes payable	(52.3)	12.2	36.9
Tax benefit on non-qualified options	(7.7)	(8.3)	—
Other non-current assets and liabilities	(67.1)	(173.8)	(142.1)

Net Cash Provided by Operating Activities	382.6	168.2	210.5

Investing Activities
Purchases of property	(190.5)	(133.8)	(144.7)
Proceeds from sale of property	2.0	26.4	13.6
Proceeds from sale of businesses	18.9	4.8	17.6
Sale of short-term investments	—	—	3.5
Payments made in connection with acquisitions, net of cash acquired	(119.2)	(246.8)	(56.5)

Net Cash Used by Investing Activities	(288.8)	(349.4)	(166.5)

Financing Activities
Increase (decrease) in short-term debt, net	(626.4)	501.3	85.4
Proceeds from issuance of long-term debt	4.9	5.0	203.9
Increase (decrease) in revolving credit facility, net	—	—	(239.5)
Repayment of long-term debt and capital lease obligations	(187.0)	(14.7)	(18.6)
Proceeds from issuance of capital stock	51.4	25.4	6.9
Purchases of treasury stock	(47.1)	(300.4)	(0.3)
Dividends	(113.7)	(117.6)	(91.6)
Distributions on Trust preferred securities	(18.4)	(18.4)	(18.4)

Net Cash Provided (Used) by Financing Activities	(936.3)	80.6	(72.2)

Discontinued Operations
Net cash provided by discontinued operations	850.7	114.6	42.8

Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.1	(2.9)	(1.7)

Net Increase in Cash and Cash Equivalents	8.3	11.1	12.9
Cash and Cash Equivalents at Beginning of Year	77.5	66.4	53.5

Cash and Cash Equivalents at End of Year	$85.8	$77.5	$66.4

See notes to consolidated financial statements.

GOODRICH CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000 and 1999

						Unearned
				Income	Accumulated	Portion of
	Common Stock			Retained	Other	Restricted
			Additional Paid-	in the	Comprehensive	Stock	Treasury
	Shares	Amount	in Capital	Business	Income	Awards	Stock	Total

	(In millions)
Balance December 31, 1998	111.525	$557.7	$883.5	$(120.4)	$(13.6)	$(2.7)	$(65.6)	$1,238.9
Net income				169.6				169.6
Other comprehensive income:
Unrealized translation adjustments net of reclassification adjustments for loss included in net income of $0.6.					(26.6)			(26.6)
Minimum pension liability adjustment					(1.6)			(1.6)

Total comprehensive income								141.4
Employee award programs	0.540	2.6	12.3			1.5	0.7	17.1
Purchases of stock for treasury							(0.3)	(0.3)
Dividends (per share — $1.10)				(101.5)				(101.5)

Balance December 31, 1999	112.065	560.3	895.8	(52.3)	(41.8)	(1.2)	(65.2)	1,295.6
Net income				325.9				325.9
Other comprehensive income:
Unrealized translation adjustments					(16.4)			(16.4)
Minimum pension liability adjustment					0.5			0.5

Total comprehensive income								310.0
Employee award programs	1.230	6.2	27.0				5.6	38.8
Purchases of stock for treasury							(300.4)	(300.4)
Dividends (per share — $1.10)				(115.5)				(115.5)

Balance December 31, 2000	113.295	566.5	922.8	158.1	(57.7)	(1.2)	(360.0)	1,228.5
Net income				289.2				289.2
Other comprehensive income:
Unrealized translation adjustments net of reclassification adjustments for loss included in net income of $1.0.					(3.5)			(3.5)
Minimum pension liability adjustment					(48.9)			(48.9)

Total comprehensive income								236.8
Employee award programs	1.850	9.2	50.7			0.6	(0.7)	59.8
Purchases of stock for treasury							(50.1)	(50.1)
Dividends (per share — $1.10)				(113.6)				(113.6)

Balance December 31, 2001	115.145	$575.7	$973.5	$333.7	$(110.1)	$(0.6)	$(410.8)	$1,361.4

See notes to consolidated financial statements.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.     Significant Accounting Policies

      Basis of Presentation. The Consolidated Financial Statements reflect the accounts of Goodrich Corporation and its majority-owned subsidiaries (“the Company” or “Goodrich”). Investments in 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings (losses) from these businesses is included in Other income (expense) — net. Intercompany accounts and transactions are eliminated.

      As discussed in Note S, the Company’s Performance Materials (“PM”) and Engineered Industrial Products (“EIP”) businesses have been accounted for as discontinued operations. Unless otherwise noted, disclosures herein pertain to the Company’s continuing operations.

      Cash Equivalents. Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

      Sale of Accounts Receivable. The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” on April 1, 2001. Prior to that, the Company accounted for the sale of receivables in accordance with SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Trade accounts receivable sold are removed from the balance sheet at the time of transfer.

      Inventories. Inventories, other than inventoried costs relating to long-term contracts, are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out (“LIFO”) cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

      Inventoried costs on long-term contracts include certain preproduction costs, consisting primarily of tooling and design costs and production costs, including applicable overhead. The costs attributed to units delivered under long-term commercial contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as “excess-over average”) during the early years of a contract.

      If in-process inventory plus estimated costs to complete a specific contract exceeds the anticipated remaining sales value of such contract, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

      In accordance with industry practice, costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

      Long-Lived Assets. Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. In the case of capitalized lease assets, amortization is computed over the lease term if shorter. Repairs and maintenance costs are expensed as incurred.

      Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years for all acquisitions completed prior to June 30, 2001. Goodwill amortization is recorded in cost of sales.

      Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, trademarks, licenses, customer relationships and non-compete agreements. They are generally amortized

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

using the straight-line method over estimated useful lives of 5 to 25 years for all acquisitions completed prior to June 30, 2001.

      Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company’s estimate of undiscounted cash flows over the assets’ remaining estimated useful life are less than the assets’ carrying value. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

      Revenue and Income Recognition. For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

      A significant portion of the Company’s sales in the Aerostructures and Aviation Technical Services Segment are under long-term, fixed-priced contracts, many of which contain escalation clauses, requiring delivery of products over several years and frequently providing the buyer with option pricing on follow-on orders. Sales and profits on each contract are recognized in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. The Company follows the guidelines of Statement of Position 81-1 (“SOP 81-1”), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (the contract method of accounting) except that the Company’s contract accounting policies differ from the recommendations of SOP 81-1 in that revisions of estimated profits on contracts are included in earnings under the reallocation method rather than the cumulative catch-up method.

      Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract, excluding that reported in prior periods, and is recognized evenly in the current and future periods as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices but includes units delivered at actual sales prices. Cost includes the estimated cost of the preproduction effort (primarily tooling and design), plus the estimated cost of manufacturing a specified number of production units. The specified number of production units used to establish the profit margin is predicated upon contractual terms adjusted for market forecasts and does not exceed the lesser of those quantities assumed in original contract pricing or those quantities that the Company now expects to deliver in the periods assumed in the original contract pricing. Option quantities are combined with prior orders when follow-on orders are released.

      The contract method of accounting involves the use of various estimating techniques to project costs at completion and includes estimates of recoveries asserted against the customer for changes in specifications. These estimates involve various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries. Also included are assumptions relative to future labor performance and rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current and future periods under the reallocation method.

      Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are negotiated values for units delivered and anticipated price adjustments for contract changes, claims, escalation and estimated earnings in excess of billing provisions, resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed under Inventories above. Included in accounts receivables at December 31, 2001 and 2000, were recoverable amounts under contracts in

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

progress of $107.2 million and $60.1 million, respectively, that represent amounts earned but not billable at the respective balance sheet dates. These amounts become billable according to their contract terms, which usually consider the passage of time, achievement of milestones or completion of the project.

      Financial Instruments. The Company’s financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term debt is based on quoted market prices or on rates available to the Company for debt with similar terms and maturities.

      Off-balance sheet derivative financial instruments at December 31, 2001, consist of one interest rate swap agreement. This derivative is entered into with a major commercial bank that has a high credit rating. Interest rate swap agreements are used by the Company, from time to time, to manage interest rate risk on its floating and fixed rate debt portfolio. The cost of interest rate swaps is recorded as part of interest expense and accrued expenses. Fair value of these instruments is based on estimated current settlement cost.

      From time to time, the Company utilizes forward exchange contracts (principally against the Canadian dollar, British pound, Euro and U.S. dollar) to hedge U.S. dollar-denominated sales of certain Canadian subsidiaries and the net receivable/payable position arising from trade sales and purchases. Foreign currency forward contracts reduce the Company’s exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred and are reported as part of cost of sales and accrued expenses, unless the forward contracts qualify for hedge accounting under SFAS 133.

      The fair value of foreign currency forward contracts is based on quoted market prices.

      Stock-Based Compensation. The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations.

      Earnings Per Share. Earnings per share is computed in accordance with SFAS No. 128, “Earnings per Share.”

      Research and Development Expense. The Company performs research and development under Company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed on both military and commercial products. Total research and development expenditures from continuing operations in 2001, 2000 and 1999 were $198.2 million, $186.0 million and $180.0 million, respectively. Of these amounts, $49.0 million, $50.6 million and $43.7 million, respectively, were funded by customers.

      Reclassifications. Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      New Accounting Standards. Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and that changes in a derivative’s fair

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value be recognized currently in earnings unless specific hedge criteria are met. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

      In accordance with the transition provisions of SFAS No. 133, the Company recorded the previously unrecognized fair market value of an interest rate swap designated as a fair value hedge and the associated adjustment to the carrying amount of the debt instrument designated as the hedged item as cumulative-effect adjustments to net income. As this pre-existing hedging relationship would have met the requirements for the shortcut method at inception, the Company chose to calculate the transition adjustment upon initial adoption as though the shortcut method had been applied since the inception of the hedging relationship. The effect of the adjustment to the carrying value of the debt was offset entirely by the impact of recording the fair value of the interest rate swap. Accordingly, the net cumulative-effect adjustment to net income was zero. Changes in fair value of the interest rate swap agreement since adoption have been offset by changes in the fair value of the hedged item (i.e. debt).

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141 “Business Combinations” (“SFAS 141”) and Statement No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s statement of financial position at that date, regardless of when those assets were initially recognized.

      The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is expected to result in an increase in income from continuing operations before income taxes and Trust distributions of approximately $29 million per year. As provided for in the transition provisions of SFAS No. 142, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets during the first six months of 2002. The Company has not yet determined what the effect of these tests will be on the Company’s financial position or results of operations.

      In June 2001, the FASB issued Statement No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined what the effect of SFAS 143 will be on its consolidated financial condition or results of operations.

      In October 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”); however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as “held and

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used” until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as “held for sale.” SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has not yet determined what the effect of SFAS 144 will be on its consolidated financial condition or results of operations.

Note B.     Acquisitions and Dispositions

Acquisitions

      Pooling-of-Interests. On July 12, 1999, the Company completed a merger with Coltec Industries Inc. (“Coltec”) by exchanging 35.5 million shares of Goodrich common stock for all of the common stock of Coltec. Each share of Coltec common stock was exchanged for 0.56 of one share of Goodrich common stock. The merger was accounted for as a pooling of interests, and all prior period financial statements were restated to include the financial information of Coltec as though Coltec had always been a part of Goodrich.

      Purchases. The following acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the Company’s results since their respective dates of acquisition. Acquisitions made by businesses included within the PM and EIP segments are not discussed below.

      During 2001, the Company acquired a manufacturer of aerospace lighting systems and related electronics, as well as the assets of a designer and manufacturer of inertial sensors used for guidance and control of unmanned vehicles and precision-guided systems. Total consideration aggregated $114.4 million, of which $101.6 million represented goodwill and other intangible assets. The purchase price allocation for these acquisitions has been based on preliminary estimates.

      During 2000, the Company acquired a manufacturer of earth and sun sensors for attitude determination and control ejection seat technology; a manufacturer of fuel nozzles; a developer of avionics and displays; the assets of a developer of precision electro-optical instrumentation serving the space and military markets; an equity interest in a joint venture focused on developing and operating a comprehensive open electronic marketplace for aerospace aftermarket products and services; a manufacturer of precision and large optical systems, laser encoding systems, and visual surveillance systems for day and night use and a supplier of pyrotechnic devices for space, missile, and aircraft systems. Total consideration aggregated $242.6 million, of which $105.4 million represented goodwill and other intangible assets.

      During 1999, the Company acquired a manufacturer of spacecraft attitude determination and control systems and sensor and imaging instruments; the remaining 50 percent interest in a joint venture, located in Singapore, that overhauls and repairs thrust reversers, nacelles and nacelle components; an ejection seat business; and a manufacturer and developer of micro-electromechanical systems, which integrate electrical and mechanical components to form “smart” sensing and control devices. Total consideration aggregated $56.5 million, of which $55.0 million represented goodwill.

      The purchase agreements for the manufacturer and developer of micro-electromechanical systems provides for additional consideration to be paid over the next six years based on a percentage of net sales. The additional consideration for the first five years, however, is guaranteed not to be less than $3.5 million. As the $3.5 million of additional consideration is not contingent on future events, it has been included in the purchase price and allocated to the net assets acquired. All additional contingent amounts payable under the purchase agreement will be recorded as additional purchase price when earned and amortized over the remaining useful life of the goodwill. The impact of these acquisitions was not material in relation to the Company’s results of operations. Consequently, pro forma information is not presented.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dispositions

      During 2001, the Company sold a minority interest in one of its businesses, resulting in a pre-tax gain of $7.2 million, which has been reported in other income (expense), net.

      During 2000, the Company sold a product line of one of its businesses, resulting in a pre-tax gain of $2.0 million, which has been reported in other income (expense), net.

      During 1999, the Company sold all or a portion of its interest in two businesses, resulting in a pre-tax gain of $6.8 million, which has been reported in other income (expense), net.

      For dispositions accounted for as discontinued operations refer to Note S to the Consolidated Financial Statements.

Note C.     Merger-Related and Consolidation Costs

      The Company incurred $107.3 million ($71.3 million after-tax) and $44.2 million ($28.6 million after-tax) of merger-related and consolidation costs in 2001 and 2000, respectively. These charges related to the following segments:

	2001	2000

	(In millions)
Aerostructures and Aviation Technical Services	$35.1	$3.7
Landing Systems	44.7	25.3
Engine and Safety Systems	17.7	1.7
Electronic Systems	7.3	0.4

Total Segment Charges	104.8	31.1
Corporate	2.5	13.1

	$107.3	$44.2

      Merger-related and consolidation reserves at December 31, 2001, as well as activity during the year, consisted of:

				Performance
	Balance			Materials	Balance
	December 31,			Restructuring	December 31,
	2000	Provision	Activity	Reserve	2001

	(In millions)
Personnel related costs	$12.9	$35.0	$(17.6)	$(3.7)	$26.6
Transaction costs	1.9	—	(1.9)	—	—
Consolidation costs	43.4	72.3	(59.4)	(37.7)	18.6

	$58.2	$107.3	$(78.9)	$(41.4)	$45.2

Merger-Related and Consolidation Costs — Provision

      The following is a description of key components of the $107.3 million provision for merger-related and consolidation costs in 2001:

      Aerostructures and Aviation Technical Services. The segment recorded $35.1 million in merger-related and consolidation costs, consisting of $16.6 million in personnel related costs, $18.1 million in asset impairments and $0.4 million in facility consolidation and closure costs. Of the charge, $20.7 million

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

represents non-cash items, including $2.6 million of pension curtailment charges and $18.1 in asset impairments.

      The personnel related charges are for employee severance and benefits for 1,658 employees, 488 of which were terminated in 2001, leaving 1,170 employees remaining to be terminated as of December 31, 2001. Asset impairment charges include $7.8 million to write down assets held for sale or disposal based on their estimated fair value and $10.3 million to write off of long-term collateralized receivables as a result of a deterioration in the value of the collateral. Facility closure costs related to equipment relocation and a lease termination fee.

      The charge recorded during 2001 is expected to generate approximately $90 million to $100 million in annual savings.

      Landing Systems. The segment recorded $44.7 million in merger-related and consolidation costs, consisting of $4.0 million in personnel related costs (net of $0.3 million revision of prior estimate), $26.4 million in asset impairments (net of $1.3 million revision of prior estimate) and $14.3 million in facility consolidation and closure costs. Of the charge, $26.7 million represents non-cash items, including $0.6 million of pension curtailment charges and $27.7 million in asset impairments, offset by a $1.6 million revision of prior estimates.

      The personnel related charges are for employee severance and benefits for 145 employees, 49 of which were terminated in 2001, leaving 96 employees remaining to be terminated as of December 31, 2001. Asset impairment charges relate to the write-down of assets held for sale or disposal based on their estimated fair value, comprised primarily of $25 million, representing the difference between the carrying value and fair value for rotable assets identified for sale. Facility closure costs related to lease termination costs ($2.1 million), equipment relocation ($6.3 million), environmental clean-up ($1.5 million) and facility clean-up and preparation for sale ($4.4 million).

      Of the 2001 facility consolidation and closure costs, $7.2 million were related to the Landing Gear restructuring that began in 1999. The remaining $37.5 million charge recorded during 2001 is expected to generate approximately $7 million to $9 million in annual savings.

      Engine and Safety Systems. The segment recorded $17.7 million in merger-related and consolidation costs, consisting of $6.8 million in personnel related costs, $7.7 million in asset impairments and $3.2 million in facility consolidation and closure costs. Of the charge, $8.6 million represents non-cash items, including $0.9 million of pension curtailment charges and $7.7 million in asset impairments.

      The personnel related charges are for employee severance and benefits for 801 employees, 235 of which were terminated in 2001, leaving 566 employees remaining to be terminated as of December 31, 2001. Asset impairment charges relate to the write-down of assets held for sale or disposal based on their estimated fair value. Facility closure costs related to lease and contract termination costs and facility cleanup costs to prepare the facility for sale.

      The charge recorded during 2001 is expected to generate approximately $11 million to $15 million in annual savings.

      Electronic Systems. The segment recorded $7.3 million in merger-related and consolidation costs, consisting of $4.8 million in personnel related costs and $2.5 million in facility closure and consolidation costs. $0.3 million of the charge represents a non-cash pension curtailment charge.

      The personnel related charges are for employee severance and benefits for 183 employees, 51 of which were terminated in 2001, leaving 132 employees remaining to be terminated as of December 31, 2001. Facility closure and consolidation costs related to lease termination costs and equipment relocation.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The charge recorded during 2001 is expected to generate approximately $9 million to $11 million in annual savings.

      Corporate. Merger-related and consolidation costs were $2.5 million, consisting of employee severance and benefits for 15 employees terminate during the period and employee relocation costs and change-in-control benefits associated with the Coltec merger. There were no employees remaining to be terminated as of December 31, 2001.

Merger-Related and Consolidation Costs — Activity

      Of the $78.9 million in activity, $30.3 million represented cash payments and $56.8 million represented asset write-offs. These amounts were offset by a net increase to the reserve of $8.2 million, principally acquisition, related reserves that were established through the opening balance sheet.

      Approximately $35 million of the $41.4 million of reserves recorded in 2000 for restructuring costs associated with the sale of PM ($35.6 million in asset impairment costs, $2.1 million in consolidation costs and $3.7 million in severance costs) were written off in 2001. The remaining portion of the reserve (approximately $6 million) was assumed by the buyer and accordingly written off against the gain on sale during 2001.

      Merger-related and consolidation reserves at December 31, 2000, as well as activity during the year, consisted of:

				Performance
	Balance			Materials	Balance
	December 31,			Restructuring	December 31,
	1999	Provision	Activity	Reserve	2000

	(In millions)
Personnel-related costs	$35.4	$16.7	$(42.9)	$3.7	$12.9
Transaction costs	2.0	—	(0.1)	—	1.9
Consolidation costs	6.5	27.5	(28.3)	37.7	43.4

	$43.9	$44.2	$(71.3)	$41.4	$58.2

      During 2000, the Company recorded net merger-related and consolidation costs of $44.2 million consisting of:

•	$18.8 million in personnel-related costs (offset by a credit of $2.1 million representing a revision of prior estimates) consisting of:

•	$9.5 million in settlement charges related to lump sum payments made under a non-qualified pension plan that were triggered by the Coltec merger.

•	$3.3 million in employee relocation costs associated with the Coltec merger.

•	$6.0 million for work force reductions.

•	$27.5 million in consolidation costs consisting of:

•	$11.7 million of accelerated depreciation related to assets at the Company’s Euless, Texas facility whose useful lives had been reduced as a result of the decision to consolidate the facility with the Company’s other landing gear facilities.

•	$2.5 million of asset impairment charges representing the excess of the assets carrying value over the fair value less costs to sell.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	$13.3 million for realignment activities, of which $6.5 million represented equipment relocation costs and $3.8 million represented facility closure costs associated with the consolidation of the Company’s landing gear businesses. The remaining $3 million related to similar costs at various other facilities.

      The $71.3 million in activity during the year includes $57.5 million related to cash payments and $13.8 million related to the write-off of assets and accelerated depreciation.

      During negotiations with the buyer of PM, the buyer requested that the Company absorb the cost of closing and/or selling certain of the segment’s textile businesses as a condition of the sale (the “Textile Consolidation”). These actions included the closure and/or sale of certain facilities, the sale of certain assets and the consolidation of certain management functions. The estimated costs of these restructuring activities included $35.6 million for asset impairments, $2.1 million for consolidation costs and $3.7 million for severance costs.

      Since the decision to perform the actions contemplated by the Textile Consolidation was a direct result of the decision to dispose of the PM segment, the costs associated with the Textile Consolidation were reflected as an obligation/reserve in the consolidated balance sheet at December 31, 2000. The income statement effect was deferred and recognized as part of the gain on sale in February 2001.

      Merger-related and consolidation reserves at December 31, 1999, as well as activity during the year, consisted of:

	Balance			Balance
	December 31,			December 31,
	1998	Provision	Activity	1999

	(In millions)
Personnel related costs	$—	$127.8	$(92.4)	$35.4
Transaction costs	—	79.2	(77.2)	2.0
Consolidation costs	—	21.3	(14.8)	6.5

	$—	$228.3	$(184.4)	$43.9

      During 1999, the Company recorded merger-related and consolidation costs of $228.3 million, of which $9.3 million represents non-cash asset impairment charges. Merger-related and consolidation costs consist of:

•	$127.8 million of personnel-related costs, which include severance, change in control and relocation costs:

•	Personnel-related costs associated with the Coltec merger were $120.8 million, consisting of $61.8 million incurred under change in control provisions in employment agreements, $53.4 million in employee severance costs and $5.6 million of relocation costs.

•	Personnel-related costs also include employee severance costs of $7.0 million (approximately 400 positions).

•	$21.3 million of consolidation costs, which include facility consolidation costs and asset impairment charges:

•	Consolidation costs associated with the Coltec merger were $15.6 million, consisting primarily of a $6.6 million non-cash impairment charge for the former Goodrich and Aerospace headquarters buildings in Ohio, a $2.5 million adjustment to accounts receivable to conform revenue recognition policies of Goodrich and Coltec, a $3.7 million charge for realignment activities at Landing Gear facilities (environmental and asset disposal/exit costs) and $2.2 million of

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

duplicate office expense. The remaining $0.6 million represented miscellaneous consolidation costs associated with the Coltec merger.

•	Realignment activities at the Company’s Lewis Engineering operating unit in connection with the closure of the facility ($1.4 million), equipment relocation costs and costs of employees associated with the closing of the Company’s Tolo facility ($2.5 million) and costs to prepare a facility for closure at the Company’s Aircraft Integrated Systems operating unit ($1.8 million).

      Transaction costs were associated with the Coltec merger and include investment-banking fees, accounting fees, legal fees, litigation settlement costs, registration and listing fees and other transaction costs.

      The merger-related and consolidation reserves were reduced by $184.4 million during the year, of which $175.8 million represented cash payments.

Note D.     Earnings Per Share

      The computation of basic and diluted earnings per share for income from continuing operations is as follows:

	2001	2000	1999

	(In millions, except
	per share amounts)
Numerator:
Numerator for basic and diluted earnings per share — income from continuing operations	$176.9	$235.2	$85.9

Denominator:
Denominator for basic earnings per share — weighted-average share	103.1	104.8	110.0
Effect of dilutive securities:
Stock options, warrants and restricted stock issue	0.6	1.0	0.7
Contingent shares	0.3	0.4	—
Convertible preferred securities	2.9	2.9	2.9

Dilutive potential common shares	3.8	4.3	3.6

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversion	106.9	109.1	113.6

Per share income from continuing operations:
Basic	$1.72	$2.24	$0.78

Diluted	$1.65	$2.16	$0.76

Note E.     Sale of Receivables

      The Company has an agreement to sell certain trade accounts receivable, up to a maximum of $110.0 million and $95.0 million at December 31, 2001 and 2000, respectively. At December 31, 2001, and December 31, 2000, $97.3 million and $51.0 million, respectively, of the Company’s receivables were sold under this agreement and the sale was reflected as a reduction of accounts receivable. The receivables were sold without recourse and at a discount, which is included in interest expense. This agreement includes a provision pursuant to which the agreement may be terminated upon a rating downgrade of the

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company to a certain level. If such an event were to occur, the Company expects that it would have sufficient capital resources through its existing revolving credit facilities to meet its needs.

      During 2000, the Company entered into an agreement to sell certain long-term receivables. At December 31, 2001 and 2000, $20.3 million and $47.7 million, respectively, of the Company’s long-term receivables were sold under this agreement and the sale was reflected as a reduction of long-term receivables (included in other assets). This agreement contains various recourse provisions under which the Company may be required to repurchase receivables. In the fourth quarter of 2001, the Company was required to repurchase approximately $20 million of receivables pursuant to the agreement.

Note F.     Payment-in-Kind Notes Receivable

      The proceeds from the sale of the Company’s PM segment included $172 million in debt securities issued by the buyer in the form of unsecured notes with interest payable in cash or payment-in-kind, at the option of the issuer. Payment-in-kind refers to the issuer’s ability to issue additional debt securities with identical terms and maturities as the original debt securities as opposed to making interest payments in cash. The notes have a term of 10.5 years and bear interest at a rate of 13 percent, which increases to 15 percent if cash interest payments do not commence after the fifth year.

      The Company initially recorded a discount of $21.2 million based on a 14 percent discount rate. The notes have a prepayment clause that allows the issuer to reduce the principal amount by $75 million in the third year by making a $60 million cash payment. In determining the discount on the notes, the Company has assumed that the prepayment will be made and that cash interest payments on the notes will commence after the fifth year.

      Interest income on the notes is recognized using the effective interest method and is recorded in Interest Income in the Consolidated Statement of Income. The notes are classified as held-to-maturity in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

      The Company does not currently believe a valuation allowance is necessary. The Company will record a valuation allowance if events or changes in circumstances indicate that the carrying amount of the notes may not be recoverable. The fair market value of the notes at December 31, 2001, approximated $167 million.

Note G.     Inventories

      Inventories consist of the following:

	2001	2000

	(In millions)
FIFO or average cost (which approximates current costs):
Finished products	$172.0	$170.7
In process	538.9	563.9
Raw materials and supplies	217.1	162.8

	928.0	897.4
Reserve to reduce certain inventories to LIFO basis	(42.2)	(39.0)
Progress payments and advances	(44.3)	(48.8)

Total	$841.5	$809.6

      Approximately 13 percent of inventory was valued by the LIFO method in 2001 and 2000.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In-process inventories as of December 31, 2001, which include significant deferred costs for long-term contracts accounted for under contract accounting, are summarized by contract as follows:

				Company Order Status					In-Process Inventory
	Aircraft Order Status(1)
						Firm				Excess-
	Delivered	Unfilled	Unfilled	Contract		Unfilled	Year		Pre-	Over-
Contract	to Airlines	Orders	Options	Quantity(2)	Delivered	Orders(3)	Complete(4)	Production	Production	Average	Total

	(In millions, except quantities which are number of aircraft)
717-200	88	49	94	200	102	48	2007	$12.4	$35.2	$—	$47.6
Embraer Tailcone	—	112	202	600	4	—	2014	—	13.5	—	13.5
Trent 900	—	28	33	267	—	—	2019	—	28.4	—	28.4
7Q7	—	—	—	18	—	—	2004	0.5	18.6	—	19.1
Others								132.5	11.0	7.2	150.7

In-process inventory related to long-term contracts								$145.4	$106.7	$7.2	259.3

In-process inventory not related to long-term contracts											279.6

Balance at December 31, 2001											$538.9

(1)	Represents the aircraft order status as reported by independent sources for the related aircraft and engine option.

(2)	Represents the number of aircraft used to obtain average unit cost.

(3)	Represents the number of aircraft for which the Company has firm unfilled orders.

(4)	The year presented represents the year in which the final production units included in the contract quantity are expected to be delivered. The contract may continue in effect beyond this date.

      Based on revisions to the production schedule announced by Boeing at the end of 2001, the Company reevaluated its estimated costs to complete Boeing 717-200 contract, its learning curve assumptions as well as the number of aircraft expected to be delivered. As a result of this analysis, the Company recorded a charge of $76.5 million during the fourth quarter of 2001. This charge eliminated the remaining balance of excess-over-average inventory costs yet to be recognized and reduced preproduction inventory balances down to $35.2 million as of December 31, 2001. The Company will continue to record no margin on this contract based on its revised assumptions.

Note H.     Financing Arrangements

      Short-Term Bank Debt. At December 31, 2001, the Company had $750 million in committed global syndicated revolving credit agreements. These credit agreements replaced the $600 million of committed domestic revolving credit agreements (reduced upon the sale of the PM segment from $900 million at December 31, 2000) and the $80 million committed multi-currency revolving credit facility (reduced upon the sale of the PM segment from $125 million at December 31, 2000). The new credit facilities consist of a $425 million three-year agreement expiring in December 2004 and a $325 million 364-day agreement expiring in December 2002. Borrowings under these agreements bear interest, at the Company’s option, at rates tied to the agent bank’s prime rate or for U.S. dollar or Great Britain pound borrowings, the London interbank offered rate, and for eurodollar borrowings, the EURIBO rate. Under the agreements expiring in 2004, the Company is required to pay a facility fee of 12.5 basis points per annum on the total $425 million committed line. According to the 364-day agreement that will expire in December 2002, the Company is required to pay a facility fee of 10 basis points per annum on the total $325 million committed line. On these two agreements, if the amount outstanding on the line of credit exceeds

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

33 percent of the total commitment, a usage fee of 12.5 basis points per annum on the loan outstanding is payable by the Company. These fees and the interest rate margin on outstanding revolver borrowings are subject to change as the Company’s credit ratings change. At December 31, 2001, $80 million was outstanding pursuant to the three-year agreement.

      In addition, the Company had available formal foreign lines of credit and overdraft facilities of $20 million at December 31, 2001, all of which was available.

      The Company also maintains uncommitted domestic money market facilities with various banks aggregating $111 million, of which $75 million was unused and available at December 31, 2001. Weighted-average interest rates on short-term borrowings were 5.8 percent, 6.6 percent and 5.2 percent during 2001, 2000 and 1999, respectively.

      Long-Term Debt. At December 31, 2001 and 2000, long-term debt and capital lease obligations consisted of:

	2001	2000

	(In millions)
MTN notes payable	$699.0	$699.0
IDRBs, maturing in 2023, 6.0%	60.0	60.0
7.5% senior notes, maturing in 2008	300.0	300.0
6.6% senior notes, maturing in 2009	207.3	200.0
Other debt, maturing to 2020 (interest rates from 4.0% to 6.5%)	37.7	37.4

	1,304.0	1,296.4
Capital lease obligation (Note I)	3.2	5.0

Total	$1,307.2	$1,301.4

      Senior Notes. In 1999, the Company issued $200.0 million of 6.6 percent senior notes due in 2009. The Company entered into a fixed-to-floating interest rate swap to manage the Company’s interest rate exposure. The settlement and maturity dates on the swap are the same as those on the notes. The Company may redeem all or a portion of the notes at any time prior to maturity. In connection with the adoption of SFAS No. 133 in 2001, the carrying value of the notes has been adjusted to reflect the fair value of the interest rate swap.

      The $300.0 million of 7.5 percent senior notes due in 2008 are obligations of Coltec Industries Inc. The Company expects to offer to exchange all $300.0 million principal amount of these notes for similar Goodrich securities during 2002 in connection with the spin-off of EIP.

      MTN Notes Payable. The Company has periodically issued long-term debt securities in the public markets through a medium-term note program (referred to as the MTN program), which commenced in 1995. MTNs outstanding at December 31, 2001, consist entirely of fixed-rate non-callable debt securities. All MTNs outstanding were issued between 1995 and 1998, with interest rates ranging from 6.5 percent to 8.7 percent and maturity dates ranging from 2008 to 2046.

      IDRBs. The industrial development revenue bonds maturing in 2023 were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

      Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 2001, are as follows (in millions): 2002 — $4.3; 2003 — $2.2; 2004 — $1.3; 2005 — $1.3 and 2006 — $1.3.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of the Company’s capital stock. Under the most restrictive of these agreements, $736.4 million of income retained in the business and additional capital was free from such limitations at December 31, 2001.

Note I.     Lease Commitments

      The Company leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under non-cancelable operating leases with initial or remaining non-cancelable lease terms in excess of one year, consisted of the following at December 31, 2001:

		Non-cancelable
	Capital Leases	Operating Leases

	(In millions)
2002	$2.1	$24.8
2003	1.9	22.4
2004	1.4	18.8
2005	0.3	14.6
2006	—	15.6
Thereafter	—	64.2

Total minimum payments	5.7	$160.4

Amounts representing interest	(0.9)

Present value of net minimum lease payments	4.8
Current portion of capital lease obligations	(1.6)

Total	$3.2

      Net rent expense from continuing operations consisted of the following:

	2001	2000	1999

	(In millions)
Minimum rentals	$31.3	$28.5	$33.1
Contingent rentals	1.6	1.7	—
Sublease rentals	(0.1)	(0.1)	(0.2)

Total	$32.8	$30.1	$32.9

Note J.     Pensions and Postretirement Benefits

      The Company has several noncontributory defined benefit pension plans covering eligible employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee’s compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service. The Company also sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally non-contributory.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s general funding policy for qualified pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. The Company’s qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 2001 and 2000. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 2001, the pension plans held 2.6 million shares of the Company’s common stock with a fair value of $68.9 million.

      During 2000, the Company commenced a program to fund certain non-qualified benefit plans with the goal of being fully funded by the time an eligible employee reaches the age of 62.

      Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

      The following table sets forth the status of the Company’s defined benefit pension plans and defined benefit postretirement plans as of December 31, 2001 and 2000, and the amounts recorded in the Consolidated Balance Sheet at these dates. The pension and postretirement benefits related to discontinued operations retained by the Company are included in the amounts below.

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(In millions)
Change in Projected Benefit Obligations
Projected benefit obligation at beginning of year	$1,987.5	$1,875.7	$350.3	$337.9
Service cost	28.5	28.8	2.2	2.3
Interest cost	144.4	147.1	27.2	26.1
Amendments	4.2	(2.7)	—	—
Actuarial (gains) losses	(33.1)	120.5	14.4	19.3
Participant contributions	0.8	—	—	—
Acquisitions	2.3	2.6	2.3	—
Plan settlements	—	(18.9)	—	—
Curtailment	—	—	(8.4)	—
Foreign currency translation	(1.1)	—	—	—
Benefits paid	(173.0)	(165.6)	(38.5)	(35.3)

Projected benefit obligation at end of year	$1,960.5	$1,987.5	$349.5	$350.3

Change in Plan Assets
Fair value of plan assets at beginning of year	$2,110.9	$2,147.6	$—	$—
Actual return on plan assets	(105.4)	117.2	—	—
Acquisitions	—	2.8	—	—
Participant contributions	0.8	—	—	—
Company contributions	10.5	34.7	38.5	35.3
Plan settlements	—	(25.8)	—	—
Foreign currency translation	(1.2)	—	—	—
Benefits paid	(173.0)	(165.6)	(38.5)	(35.3)

Fair value of plan assets at end of year	$1,842.6	$2,110.9	$—	$—

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits		Other Benefits

	2001	2000	2001	2000

	(In millions)
Funded Status (Underfunded)
Funded status	$(117.9)	$123.4	$(349.5)	$(350.3)
Unrecognized net actuarial loss	255.1	(26.8)	(5.1)	(18.2)
Unrecognized prior service cost	42.4	55.7	(0.8)	(1.1)
Unrecognized net transition obligation	1.4	27.8	—	—

Prepaid (accrued) benefit cost	$181.0	$180.1	$(355.4)	$(369.6)

Amounts Recognized in the Statement of Financial Position Consist of:
Prepaid benefit cost	$242.2	$238.0	$—	$—
Intangible asset	22.8	2.7	—	—
Accumulated other comprehensive income	79.5	5.7	—	—
Accrued benefit liability	(163.5)	(66.3)	(355.4)	(369.6)

Net amount recognized	$181.0	$180.1	$(355.4)	$(369.6)

Weighted-Average Assumptions As Of December 31
Discount rate	7.50%	7.75%	7.50%	7.75%
Expected return on plan assets	9.25%	9.25%	—	—
Rate of compensation increase	4.00%	4.00%	—	—

      For measurement purposes, an 8.5 percent annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.0 percent for 2006 and remain at that level thereafter.

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $87.9 million, $74.9 million, and $8.4 million, respectively, as of December 31, 2001. The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $75.2 million and $59.6 million, respectively, as of December 31, 2000. These amounts are included in the above table.

      In 2001, global capital market developments resulted in negative returns on the Company’s pension plan assets and a decline in the discount rate used to estimate the pension liability. As a result, the Company was required to adjust the minimum pension liability recorded in its consolidated balance sheet. The effect of this adjustment was to increase pension liabilities by $93.9 million, increase intangible assets

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by $20.1 million, increase deferred income tax assets by $24.9 million, and increase accumulated other comprehensive loss by $48.9 million ($73.8 million on a pre-tax basis).

	Pension Benefits			Other Benefits

	2001	2000	1999	2001	2000	1999

	(In millions)
Components of Net Periodic Benefit Cost (Income):
Service cost	28.5	$28.8	$33.2	$2.2	$2.3	$3.4
Interest cost	144.4	147.1	137.8	27.2	26.4	23.1
Expected return on plan assets	(188.7)	(190.3)	(185.6)	—	—	—
Amortization of prior service cost	8.1	12.0	11.0	(0.1)	(1.9)	(2.2)
Amortization of transition obligation	3.1	1.1	(1.4)	—	—	—
Recognized net actuarial (gain) loss	(3.5)	(8.6)	(4.1)	0.3	0.3	(0.6)

Benefit cost (income)	(8.1)	(9.9)	(9.1)	29.6	27.1	23.7
Settlements and curtailments (gain)/loss	15.6	9.5	0.1	(8.5)	—	—

	$7.5	$(0.4)	$(9.0)	$21.1	$27.1	$23.7

      The table below quantifies the impact of a one percentage point change in the assumed health care cost trend rate.

	1 Percentage Point	1 Percentage Point
	Increase	Decrease

	(In millions)
Effect on total of service and interest cost components in 2001	$1.7	$1.5
Effect on postretirement benefit obligation as of December 31, 2001	$18.9	$16.5

      The Company also maintains voluntary retirement savings plans for salaried and wage employees. Under provisions of these plans, eligible employees can receive Company matching contributions on up to the first 6 percent of their eligible earnings. For 2001, 2000 and 1999, Company contributions amounted to $36.9 million, $37.5 million, and $36.0 million, respectively. Company contributions include amounts related to employees of discontinued operations.

Note K.     Income Taxes

      Income from continuing operations before income taxes and Trust distributions as shown in the Consolidated Statement of Income consists of the following:

	2001	2000	1999

	(In millions)
Domestic	$225.7	$314.6	$139.3
Foreign	56.0	52.4	45.7

Total	$281.7	$367.0	$185.0

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

	2001	2000	1999

	(In millions)
Current:
Federal	$(43.3)	$(128.7)	$15.6
Foreign	(29.3)	(19.6)	(15.8)
State	(3.2)	(6.2)	(7.0)

	(75.8)	(154.5)	(7.2)

Deferred:
Federal	(24.8)	46.1	(70.5)
Foreign	6.3	(12.9)	(10.9)

	(18.5)	33.2	(81.4)

Total	$(94.3)	$(121.3)	$(88.6)

      Significant components of deferred income tax assets and liabilities at December 31, 2001 and 2000, are as follows:

	2001	2000

	(In millions)
Deferred income tax assets:
Accrual for postretirement benefits other than pensions	$144.1	$158.0
Inventories	57.0	42.2
Other nondeductible accruals	41.4	43.3
Tax credit and net operating loss carryovers	37.1	48.6
Employee benefits plans	4.6	8.8
Other	92.0	24.5

Total deferred income tax assets	376.2	325.4

Deferred income tax liabilities:
Tax over book depreciation	(73.5)	(55.3)
Tax over book intangible amortization	(65.6)	(46.5)
Pensions	1.8	(33.3)
Other	(139.9)	(97.7)

Total deferred income tax liabilities	(277.2)	(232.8)

Net Deferred Income Taxes	$99.0	$92.6

      Management has determined, based on the Company’s history of prior earnings and its expectations for the future, that taxable income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management’s analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and, as a result, will be realized for tax purposes over those future periods. The tax credit and net operating loss carryovers, principally relating to Rohr, are primarily comprised of federal net operating loss carryovers of $62.8 million, which expire in the years 2005 through 2013, and

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investment tax credit and other credits of $15.1 million, which expire in the years 2003 through 2014. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future, given the Company’s operating history.

      The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

Percent of Pre-tax Income	2001	2000	1999

Statutory federal income tax rate	35.0%	35.0%	35.0%
Amortization of non-deductible goodwill	1.4	0.7	0.8
Credits	(0.5)	(0.4)	—
State and local taxes	0.7	1.1	2.5
Tax exempt income from foreign sales corporation	(6.7)	(3.8)	(3.5)
Trust distributions	(1.3)	(1.0)	(2.0)
Merger-related costs	—	—	11.7
Repatriation of non-U.S. earnings	0.9	(0.4)	2.0
Other items	4.0	1.9	1.4

Effective income tax rate	33.5%	33.1%	47.9%

      The Company has not provided for U.S. federal and foreign withholding taxes on $146.8 million of foreign subsidiaries’ undistributed earnings as of December 31, 2001, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $10.9 million.

Note L.     Business Segment Information

      Due to the sale of the Company’s PM segment, as well as the intended spin-off of the Company’s EIP segment early in 2002, the Company has redefined its segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company’s operations are now classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems. Accordingly, the Company has reclassified all periods based on its revised segment reporting.

      Aerostructures and Aviation Technical Services. Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The aviation technical services division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operations, aircraft leasing companies and airfreight carriers.

      Landing Systems. Landing Systems provides systems and components pertaining to aircraft taxi, takeoff, landing and braking. Several divisions within the group are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including sensors, landing gear, certain brake controls, and wheels and brakes.

      Engine and Safety Systems. Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils. This group also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Electronic Systems. Electronic Systems produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. Included are a variety of sensors systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment’s products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft interior and exterior lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

      Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment, except that merger-related and consolidation costs and unusual inventory adjustments are presented separately. Unusual inventory adjustments are classified within cost of sales and relate primarily to inventory adjustments associated with reducing the Company’s investment in the Boeing 717 program and in its Super 27 re-engining program due to reduced expectations for these programs. The reduced expectations for the Boeing 717 program relate directly to Boeing’s announced production schedule reductions for this program during the fourth quarter of 2001, while the Super 27 reduction in expectations was primarily due to deteriorating economic conditions and the September 11 terrorist attacks.

      The accounting policies of the reportable segments are the same as those for the consolidated Company. There are no significant intersegment sales.

	2001	2000	1999

	(In millions)
Sales
Aerostructures and Aviation Technical Services	$1,514.4	$1,455.5	$1,476.9
Landing Systems	1,149.1	1,057.7	1,060.6
Engine and Safety Systems	762.6	644.4	594.4
Electronic Systems	758.4	542.9	514.3

Total Sales	$4,184.5	$3,700.5	$3,646.2

Operating Income
Aerostructures and Aviation Technical Services	$223.7	$209.0	$216.8
Landing Systems	153.1	149.0	147.1
Engine and Safety Systems	131.9	117.5	102.2
Electronic Systems	135.4	118.1	95.6

	644.1	593.6	561.7
Corporate General and Administrative Expenses	(57.7)	(59.7)	(59.3)
Merger-related and Consolidation Costs	(107.3)	(44.2)	(228.3)
Unusual Inventory Adjustments	(94.5)	—	—

Total Operating Income	$384.6	$489.7	$274.1

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

	(In millions)
Unusual Items
Aerostructures and Aviation Technical Services	$129.6	$3.7	$6.2
Landing Systems	44.7	25.3	17.0
Engine and Safety Systems	17.7	1.7	—
Electronic Systems	7.3	0.4	9.0

Total Segment Unusual Items	$199.3	$31.1	$32.2

Assets
Aerostructures and Aviation Technical Services	$1,221.0	$1,238.1	$1,149.3
Landing Systems	949.0	935.8	903.3
Engine and Safety Systems	529.7	516.6	385.0
Electronic Systems	996.6	821.9	608.1
Assets of Discontinued Operations	873.9	2,044.0	1,997.8
Corporate	657.3	495.9	424.9

Total Assets	$5,227.5	$6,052.3	$5,468.4

Capital Expenditures
Aerostructures and Aviation Technical Services	$64.9	$39.0	$49.7
Landing Systems	62.3	42.5	62.1
Engine and Safety Systems	30.4	26.9	22.5
Electronic Systems	23.4	11.5	7.0
Corporate	9.5	13.9	3.4

Total Capital Expenditures	$190.5	$133.8	$144.7

Depreciation and Amortization Expense
Aerostructures and Aviation Technical Services	$46.8	$44.7	$39.9
Landing Systems	53.9	64.8	46.7
Engine and Safety Systems	29.2	24.5	20.9
Electronic Systems	41.7	30.7	27.2
Corporate	2.2	0.7	2.9

Total Depreciation and Amortization	$173.8	$165.4	$137.6

Geographic Areas Net Sales
United States	$2,693.5	$1,872.7	$2,495.5
Canada	177.4	166.5	112.6
Europe(1)	938.5	1,043.9	761.2
Other Foreign	375.1	617.4	276.9

Total	$4,184.5	$3,700.5	$3,646.2

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

	(In millions)
Property
United States	$839.5	$818.4	$746.2
Canada	65.9	53.0	49.7
Europe	42.6	20.3	31.9
Other Foreign	7.5	5.3	8.6

Total	$955.5	$897.0	$836.4

(1)	European sales in 2001, 2000 and 1999 included $383.8 million, $336.3 million and $328.8 million, respectively, of sales to customers in France. Sales were allocated to geographic areas based on the country to which the product was shipped.

      In 2001, 2000 and 1999, direct and indirect sales to Boeing totaled 23 percent, 23 percent and 26 percent, respectively, of consolidated sales. In 2001, 2000 and 1999, direct and indirect sales to Airbus totaled 13 percent of consolidated sales.

Note M.     Supplemental Balance Sheet Information

	Balance	Charged to			Balance
	Beginning	Costs and			at End
	of Year	Expense	Other(1)	Deductions(2)	of Year

	(In millions)
Receivable Allowance
Year ended December 31, 2001	$28.6	$23.6	$8.4	$(4.0)	$56.6
Year ended December 31, 2000	20.1	15.6	—	(7.1)	28.6
Year ended December 31, 1999	19.6	1.9	—	(1.4)	20.1

(1)	Allowance related to acquisitions and PM working capital adjustment dispute (see Note S).

(2)	Write-off of doubtful accounts, net of recoveries.

	2001	2000

	(In millions)
Property
Land	$44.1	$40.3
Buildings and improvements	585.0	566.0
Machinery and equipment	1,142.5	1,167.6
Construction in progress	151.6	84.3

	1,923.2	1,858.2
Less allowances for depreciation	(967.7)	(961.2)

Total	$955.5	$897.0

      Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $17.4 million and $19.6 million at December 31, 2001 and 2000, respectively. Related allowances for depreciation and amortization are $6.5 million and $7.5 million, respectively. Interest costs capitalized from continuing operations were $1.4 million in 2001, $1.0 million in 2000 and $3.4 million in 1999.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000

	(In millions)
Accrued Expenses
Wages, vacations, pensions and other employment costs	$188.6	$166.0
Postretirement benefits other than pensions	35.0	35.2
Taxes, other than federal and foreign taxes on income	23.3	21.9
Accrued environmental liabilities	9.5	22.9
Accrued interest	31.8	43.4
Merger costs	45.2	58.2
Other	190.2	167.8

Total	$523.6	$515.4

	2001	2000

	(In millions)
Accumulated Other Comprehensive Income
Unrealized foreign currency translation	$(57.4)	$(53.9)
Minimum pension liability	(52.7)	(3.8)

Total	$(110.1)	$(57.7)

      The minimum pension liability amounts above are net of deferred taxes of $26.8 million and $1.9 million in 2001 and 2000, respectively.

      Fair Values of Financial Instruments. The Company’s accounting policies with respect to financial instruments are described in Note A.

      The carrying amounts of the Company’s significant on balance sheet financial instruments approximate their respective fair values at December 31, 2001 and 2000, and are presented below.

	2001		2000

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(In millions)
Long-term debt	$1,313.1	$1,211.7	$1,480.6	$1,402.4
QUIPS (see Note Q)	$125.0	$128.3	$124.5	$122.7
PIK Note	$168.4	$167.0	—	—

      Derivative financial instruments at December 31, 2001 and 2000 were as follows:

	2001		2000

	Contract/		Contract/
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

	(In millions)
Interest rate swaps	$200.0	$7.3	$220.5	$(1.2)
Foreign currency forward contracts	—	—	$10.7	—

      At December 31, 2001 and 2000, the Company had an interest rate swap agreement to manage the Company’s fixed interest rate exposure on its $200.0 million senior notes, wherein the Company pays a London Interbank Offered Rate (“LIBOR”) based floating rate of interest and receives a fixed rate. The counterparty to the swap agreement is a major commercial bank. Management believes that losses related to credit risk are remote.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has an outstanding contingent liability for guaranteed debt and lease payments of $5.5 million, and for letters of credit of $37.8 million. It was not practical to obtain independent estimates of the fair values for the contingent liability for guaranteed debt and lease payments and for letters of credit without incurring excessive costs. In the opinion of management, non-performance by the other parties to the contingent liabilities will not have a material effect on the Company’s results of operations or financial condition.

Note N.     Supplemental Cash Flow Information

      The following table sets forth non-cash financing and investing activities and other cash flow information. Acquisitions accounted for under the purchase method are summarized as follows:

	2001	2000	1999

	(In millions)
Estimated fair value of tangible assets acquired	$5.5	$200.1	$20.9
Goodwill and identifiable intangible assets acquired	142.1	109.0	58.3
Cash paid	(119.2)	(246.8)	(56.5)

Liabilities assumed or created	$28.4	$62.3	$22.7

Interest paid (net of amount capitalized)	$138.9	$165.1	$126.9
Income taxes paid	$122.4	$204.8	$66.3

      Interest and income taxes paid include amounts related to discontinued operations.

Note O.     Preferred Stock

      There are 10,000,000 authorized shares of Series Preferred Stock — $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 2001, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

      Cumulative Participating Preferred Stock — Series F. The Company has 200,000 shares of Junior Participating Preferred Stock-Series F — $1 par value authorized at December 31, 2001. Series F shares have preferential voting, dividend and liquidation rights over the Company’s common stock. At December 31, 2001, no Series F shares were issued or outstanding and 119,319 shares were reserved for issuance.

      On August 2, 1997, the Company made a dividend distribution of one Preferred Share Purchase Right (“Right”) on each share of the Company’s common stock. These Rights replace previous shareholder rights that expired on August 2, 1997. Each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series F Stock at a price of $200 per one one-thousandth of a share (subject to adjustment). The one one-thousandth of a share is intended to be the functional equivalent of one share of the Company’s common stock.

      The Rights are not exercisable or transferable apart from the common stock until an Acquiring Person, as defined in the Rights Agreement, without the prior consent of the Company’s Board of Directors, acquires 20 percent or more of the voting power of the Company’s common stock or announces a tender offer that would result in 20 percent ownership. The Company is entitled to redeem the Rights at 1 cent per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s common stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right’s then-current exercise price, shares of Series F Stock having a market value of twice the Right’s exercise price.

      Holders of the Right are entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of the Company’s voting power, the Company is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or the Company sells 50 percent or more of its assets or earnings power to another person. The Rights expire on August 2, 2007.

Note P.     Common Stock

      During 2001, 2000 and 1999, 1.839 million, 1.230 million and 0.540 million shares, respectively, of authorized but unissued shares of common stock were issued under the Stock Option Plan and other employee stock-based compensation plans.

      On July 12, 1999, 35.472 million shares of common stock were issued in connection with the merger with Coltec (see Note B).

      The Company acquired 2.482 million, 9.330 million and 0.085 million shares of treasury stock in 2001, 2000 and 1999, respectively, and reissued 0.198 million and 0.099 million in 2000 and 1999, respectively, in connection with the Stock Option Plan and other employee stock-based compensation plans.

      As of December 31, 2001, there were 14.766 million shares of common stock reserved for future issuance under the Stock Option Plan and other employee stock-based compensation plans and 2.866 million shares of common stock reserved for conversion of the 5 1/4 percent Trust Convertible Preferred Securities.

Note Q.     Preferred Securities of Trust

      On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust (“Trust”) that is consolidated by the Company, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A (“QUIPS”). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, due 2025 (“Junior Subordinated Debentures”) issued by the Company, which represent approximately 97 percent of the total assets of the Trust. The Company used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D.

      The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. The Company has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of the Company’s common stock within two years preceding the date fixed for redemption.

      In April 1998, Coltec privately placed with institutional investors $150.0 million (3,000,000 shares at liquidation value of $50 per Convertible Preferred Security) of 5 1/4 percent Trust Convertible Preferred Securities (“Convertible Preferred Securities”). The placement of the Convertible Preferred Securities was made through Coltec’s wholly owned subsidiary, Coltec Capital Trust (“Coltec Trust”), a newly formed Delaware business trust. The Convertible Preferred Securities represent undivided beneficial ownership interests in the Coltec Trust. Substantially all the assets of the Coltec Trust are the 5 1/4 percent Convertible Junior Subordinated Deferrable Interest Debentures due April 15, 2028, which were acquired with the proceeds from the private placement of the Convertible Preferred Securities. Coltec’s obligations

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Coltec Trust, the Guarantee of Coltec and the Guarantee of the Company, taken together, constitute a full and unconditional guarantee by the Company of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of the Company at an effective conversion price of $52 1/3 per share and are redeemable at the Company’s option after April 20, 2001, at 102.63 percent of the liquidation amount declining ratably to 100 percent after April 20, 2004. The conversion ratio will be adjusted under the terms of the indenture to reflect the spin-off of the EIP businesses when that transaction is completed.

      The Company has unconditionally guaranteed all distributions required to be made by the Trust and the Coltec Trust (collectively, the “Trusts”), but only to the extent the Trusts have funds legally available for such distributions. The only source of funds for the Trusts to make distributions to preferred security holders is the payment by the Company of interest on the Junior Subordinated Debentures. The Company has the right to defer such interest payments for up to five years. If the Company defers any interest payments, the Company may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the Trusts.

Note R.     Stock Option Plan

      The 2001 Stock Option Plan, which will expire on April 17, 2011, unless renewed, provides for the awarding of or the granting of options to purchase 6,500,000 shares of common stock of the Company. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of fair market value (as defined) on the date of grant.

      The Company also has outstanding stock options under other employee stock-based compensation plans, including the pre-merger plans of Coltec and Rohr. These stock options are included in the disclosures below.

      Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2001	2000	1999

Risk-free interest rate(%)	5.0	5.0	6.7
Dividend yield(%)	3.5	3.4	3.5
Volatility factor(%)	44.2	37.5	36.0
Weighted average expected life of the options (years)	7.0	7.0	7.0

      The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. The weighted-average fair values of stock options granted during 2001, 2000 and 1999 were $13.78, $8.65 and $12.13, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of the pro forma disclosures required by SFAS 123, the estimated fair value of the options is amortized to expense over the options vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of the Company’s common stock. The Company’s pro forma information is as follows:

	2001	2000	1999

	(In millions, except per share
	amounts)
Net income:
As reported	$289.2	$325.9	$169.6
Pro forma	$274.6	$320.6	$157.3
Earnings per share:
Basic:
As reported	$2.80	$3.11	$1.54
Pro forma	$2.66	$3.06	$1.43
Diluted:
As reported	$2.76	$3.04	$1.55
Pro forma	$2.62	$3.00	$1.44

      The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of effects on reported net income for future years. The pro forma effect in 1999 includes $2.6 million after-tax expense related to acceleration of vesting in connection with the Coltec merger. Additional awards in future years are anticipated.

      A summary of the Company’s stock option activity and related information follows:

		Weighted Average
	Options	Exercise Price

	(Options in thousands)
Year Ended December 31, 2001
Outstanding at beginning of Year	8,519.6	$31.41
Granted	2,045.6	$37.87
Exercised	(1,834.9)	$28.25
Forfeited	(584.4)	$32.55

Outstanding at end of year	8,145.9	$33.60

Year Ended December 31, 2000
Outstanding at beginning of Year
Granted	7,811.1	$30.10
Exercised	2,483.7	$26.66
Forfeited	(1,401.6)	$22.10
Expired	(373.6)	$32.62

Outstanding at end of year	8,519.6	$31.41

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted Average
	Options	Exercise Price

	(Options in thousands)
Year Ended December 31, 1999
Outstanding at beginning of Year	7,093.4	$30.18
Granted	1,480.1	$35.85
Exercised	(477.7)	$25.67
Forfeited	(193.5)	$36.92
Expired	(91.2)	$42.22

Outstanding at end of year	7,811.1	$30.10

      The following table summarizes information about the Company’s stock options outstanding at December 31, 2001:

	Options Outstanding
				Options Exercisable
	Number	Weighted-
	Outstanding	Average	Weighted-	Number	Weighted-
Range of	(in	Remaining	Average	Exercisable	Average
Exercise Prices	Thousands)	Contractual Life	Exercise Price	(in Thousands)	Exercise Price

$11.96–$24.44	1,366.6	3.3 years	$19.76	1,355.0	$19.73
$25.53–$29.11	1,799.6	7.8 years	$26.68	868.3	$26.78
$30.18–$38.03	1,712.0	7.1 years	$35.47	1,072.9	$35.26
$38.62–$39.88	1,917.9	8.2 years	$38.85	772.2	$39.19
$40.13–$49.06	1,349.8	5.7 years	$41.27	1,340.9	$41.26

Total	8,145.9			5,409.3

      During 2001, 2000 and 1999, restricted stock awards for 8,150, 12,300 and 89,810 shares, respectively, were made including those made to employees of discontinued operations. Restricted stock awards may be subject to conditions established by the Board of Directors. Under the terms of the restricted stock awards, the granted stock vests two years and ten months after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the vesting period. In 2001, 2000 and 1999, $0.3 million, $0.3 million and $3.2 million, respectively, was charged to expense of continuing operations for restricted stock awards. Of the $3.2 million of expense recognized in 1999, $2.8 million related to acceleration of vesting in connection with the Coltec merger.

      The Stock Option Plan also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of the Company. The plan is a phantom performance share plan. Dividends accrue on phantom shares and are reinvested in additional phantom shares. Under this plan, compensation expense is recorded based on the extent performance objectives are expected to be met. During 2001, 2000 and 1999, the Company issued 318,800, 856,800 and 304,780 phantom performance shares including those made to employees of discontinued operations, respectively. During 2001, 2000 and 1999, 221,200, 50,500 and 34,263 performance shares, respectively, were forfeited. In 2001, 2000 and 1999, $5.1 million, $8.9 million and $3.1 million, respectively, was charged to expense of continuing operations for performance shares. If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 2001, 2000 and 1999 would have been $38.62, $23.12 and $35.66 per share, respectively.

      In 2000, a final pro rata payout (approximately 127,000 shares) of the 1998 and 1999 awards was made in connection with the Company’s adoption of new performance measures (approximately 10,000 of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these shares were not issued as they were deferred by recipients). In 1999, a partial payout (approximately 83,000 shares) of the 1998 awards was made under change in control provisions as a result of the Coltec merger.

Note S.     Discontinued Operations

      The disposition of the PM and EIP segments represent the disposal of segments under APB Opinion No. 30 (“APB 30”). Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of Performance Materials and Engineered Industrial Products have been segregated in the Consolidated Statement of Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows.

      The following summarizes the results of discontinued operations:

	2001	2000	1999

	(In millions)
Sales:
PM	$187.0	$1,167.7	$1,217.7
EIP	641.9	663.3	673.6

	$828.9	$1,831.0	$1,891.3

Pretax income (loss) from operations:
PM	$(3.6)	$69.0	$52.3
EIP	46.1	94.4	97.2

	42.5	163.4	149.5
Income tax expense	(15.8)	(64.8)	(57.9)
Distributions on trust preferred securities	(7.9)	(7.9)	(7.9)
Gain on sale of Performance Materials (net of income tax expense of $54.9 million)	93.5	—	—

Income from discontinued operations	$112.3	$90.7	$83.7

Performance Materials

      On February 28, 2001, the Company completed the sale of its PM segment to an investor group led by AEA Investors, Inc. for approximately $1.4 billion. Total net proceeds, after anticipated tax payments and transaction costs, included approximately $1 billion in cash and $172 million in debt securities issued by the buyer. The transaction resulted in an after-tax gain of $93.5 million and is subject to certain post closing adjustments (e.g. working capital adjustments).

      The Company has calculated a $25 million working capital adjustment in its favor, which has been considered in the after-tax gain noted above. The Buyer is disputing the Company’s working capital adjustment and has asserted that the Company owes the Buyer approximately $10 million under the purchase and sale agreement. Should the parties not be able to settle their differences, the disputed matters will be forwarded to an independent third party for resolution. Such resolution will be final and binding on all parties. The Company expects to finalize the working capital adjustment in 2002.

      Pursuant to the terms of the transaction, the Company retained certain assets and liabilities (primarily pension, postretirement and environmental liabilities) of the PM segment. The Company has also agreed to indemnify the buyer for liabilities arising from certain events as defined in the agreement. Such indemnification is not expected to be material to the Company’s financial condition, but could be material to the Company’s results of operations in a given period. During 2001, the Company also completed the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sale of the segment’s Electronic Materials business which had been included in the retained assets noted above.

     Engineered Industrial Products

      In September 2001, the Company announced that its Board of Directors had approved in principle the tax-free spin-off of its Engineered Industrial Products (“EIP”) segment to shareholders. The spin-off will be effected through a tax-free distribution to the Company’s shareholders of all of the capital stock of EnPro Industries, Inc. (“EnPro”), a newly formed wholly-owned subsidiary of the Company.

      The EIP segment is currently owned by Coltec Industries Inc (“Coltec”), a wholly-owned subsidiary of Goodrich. Prior to the Distribution, Coltec’s aerospace business will assume all intercompany balances outstanding between Coltec and Goodrich and Coltec will then transfer to Goodrich by way of a dividend all of the assets, liabilities and operations of Coltec’s aerospace business, including these assumed balances. Following the spin-off, Coltec will be a wholly-owned subsidiary of EnPro and Coltec’s aerospace businesses will be owned by Goodrich.

      It is anticipated that the $150 million of outstanding Coltec Capital Trust convertible trust preferred securities will remain outstanding as a part of the EnPro capital structure. Certain payments with respect to these securities are guaranteed by Coltec and the Company, and are expected to be guaranteed by EnPro. Following the spin-off, these securities will be convertible into a combination of Goodrich and EnPro common stock. Separately, the Company expects that it will offer to exchange the $300 million of Coltec’s 7.5% Senior Notes due 2008 for similar Company debt securities prior to the spin-off. Assuming this exchange offer is fully subscribed, EnPro will have total debt and convertible trust preferred securities of approximately $165 million at the time of the spin-off. The Company also contemplates that a new EnPro senior secured revolving credit facility will be in place after the spin-off.

      Although the spin-off is subject to certain conditions, no consents are required from the Company’s security holders or the holders of Coltec’s outstanding debt or convertible trust preferred securities to complete the spin-off. The Company expects to complete the spin-off in the second quarter of 2002.

Engineered Industrial Products — Contingencies

Asbestos

      Garlock and Anchor. Two subsidiaries of Coltec, Garlock Sealing Technologies, LLC (“Garlock”) and The Anchor Packing Company (“Anchor”), have been among a number of defendants (typically 15 to 40) in actions filed in various states by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. Among the products at issue in those actions are industrial sealing products, predominantly gaskets, manufactured and/or sold by Garlock or Anchor. The damages claimed vary from action to action and in some cases plaintiffs seek both compensatory and punitive damages. To date, neither Garlock nor Anchor has been required to pay any punitive damage awards, although there can be no assurance that they will not be required to do so in the future. Liability for compensatory damages has historically been allocated among all responsible defendants, thus limiting the potential monetary impact of a particular judgment or settlement on any individual defendant.

      The Company believes that Garlock and Anchor are in a favorable position compared to many other asbestos defendants because, among other things, the asbestos-containing products sold by Garlock and Anchor are encapsulated, which means the asbestos fibers are incorporated into the product during the manufacturing process and sealed in a binder. They are also nonfriable, which means they cannot be crumbled by hand pressure. The Occupational Safety and Health Administration, which began generally requiring warnings on asbestos-containing products in 1972, has never required that a warning be placed on products such as Garlock’s gaskets. Notwithstanding that no warning label has been required, Garlock included one on all of its asbestos-containing products beginning in 1978. Further, gaskets such as those

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously manufactured and sold by Garlock are one of the few asbestos-containing products permitted to be manufactured under regulations of the EPA. Since the mid-1980s, U.S. sales of asbestos-containing industrial sealing products have not been a material part of Garlock’s sales and those sales have been predominantly to sophisticated purchasers such as the U.S. Navy and large petrochemical facilities. These purchasers generally have extensive health and safety procedures and are familiar with the risks associated with the use and handling of industrial sealing products that contain asbestos. Garlock discontinued distributing asbestos-containing products in the U.S. during 2000 and world-wide in mid-2001.

      Garlock settles and disposes of actions on a regular basis. In addition, some actions are disposed of at trial. Garlock’s historical settlement strategy has been to try to match the timing of payments with recoveries received from insurance. However, in 1999 and 2000, Garlock implemented a short-term aggressive settlement strategy. The purpose of this short-term strategy was to achieve a permanent reduction in the number of overall asbestos claims through the settlement of a larger than normal number of claims, including some claims not yet filed as lawsuits. Garlock believes that these settlements were at a lower overall cost to Garlock than would eventually have been paid even though the timing of payment was accelerated. Mainly due to this short-term aggressive settlement strategy and because settlements are made over a period of time, the settlement amounts paid in 2001, 2000 and 1999 increased over prior periods.

      Settlements are generally made on a group basis with payments made to individual claimants over a period of one to four years and are made without any admission of liability. Settlement amounts vary depending upon a number of factors, including the jurisdiction where the action was brought; the nature of the disease alleged; the occupation of the plaintiff; the presence or absence of other possible causes of the plaintiff’s alleged illness; the availability of legal defenses, such as the statute of limitations, and whether the action is an individual one or part of a group. Garlock’s allocable portion of the total settlement amount for an action typically ranges from 1% to 2% of the total amount.

      Before any payment on a settled claim is made, the claimant is required to submit a medical report acceptable to Garlock substantiating the asbestos-related illness and meeting specific criteria of disability. In addition, sworn testimony that the claimant worked with or around Garlock asbestos-containing products is required. Generally, the claimant is also required to sign a full and unconditional release of Garlock, its subsidiaries, parent, officers, directors, affiliates and related parties from any liability for asbestos-related injuries or claims.

      When a settlement demand is not reasonable, given the totality of the circumstances, Garlock generally will try the case. Garlock has been successful in winning a substantial majority of the cases it has tried to verdict. Garlock’s share of adverse verdicts in these cases in 2001, 2000 and 1999 totaled less than $7 million in the aggregate, and some of those verdicts are on appeal.

      Anchor is an inactive and insolvent subsidiary of Coltec. The insurance coverage available to it is fully committed. Anchor continues to pay settlement amounts covered by its insurance but has not committed to settle any further actions since 1998. As cases reach the trial stage, Anchor is typically dismissed without payment.

      The insurance coverage available to Garlock is substantial. At December 31, 2001, Garlock had available $1.011 billion of insurance coverage from carriers that it believes to be solvent. Of that amount, $119 million is allocated to claims that have been paid by Garlock and submitted to its insurance companies for reimbursement and $161 million has been committed to claim settlements not yet paid by Garlock. Thus, at December 31, 2001, $731 million remained available for coverage of future claims. Insurance coverage for asbestos claims is not available to cover exposures initially occurring on and after July 1, 1984. Garlock and Anchor continue to be named as defendants in new actions, a few of which allege initial exposure after July 1, 1984. To date, no payments with respect to these claims, pursuant to a

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement or otherwise, have been made. In addition, Garlock and Anchor believe that they have substantial defenses to these claims and therefore automatically reject them for settlement. However, there can be no assurance that any or all of these defenses will be successful in the future.

      Arrangements with Garlock’s insurance carriers limit the amount that can be received by it in any one year. The amount of insurance available to cover claims paid by Garlock was limited to $80 million per year in 2001 and 2000 ($60 million in 1999), covering both settlements and reimbursements of legal fees. This limit automatically increases by 8% every three years. Amounts paid by Garlock in excess of this annual limit that would otherwise be recoverable from insurance may be collected from the insurance companies in subsequent years so long as insurance is available but subject to the annual limit in each subsequent year. As a result, Garlock is required to pay out of its own cash any amounts paid to settle or dispose of asbestos-related claims in excess of the annual limit and collect these amounts from its insurance carriers in subsequent years. Various options, such as raising the annual limit, are being pursued to ensure as close a match as possible between payments by Garlock and recoveries received from insurance. There can be no assurance that Garlock will be successful as to any or all of these options.

      In accordance with internal procedures for the processing of asbestos product liability actions and due to the proximity to trial or settlement, certain outstanding actions against Garlock and Anchor have progressed to a stage where the cost to dispose of these actions can reasonably be estimated. These actions are classified as actions in advanced stages and are included in the table as such below. With respect to outstanding actions against Garlock and Anchor that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included in the table below for such claims.

      The Company records an accrual for liabilities related to Garlock and Anchor asbestos-related matters that are deemed probable and can be reasonably estimated, which consist of settled claims and actions in advanced stages of processing. The Company also records an asset equal to the amount of those liabilities that is expected to be recovered by insurance. These amounts are reflected within discontinued operations in the Company’s consolidated balance sheet and statement of cash flows. A table is provided below depicting quantitatively the items discussed above.

	2001	2000	1999

	(Number of cases)
New Actions Filed During the Year(1)	37,600	36,200	30,200
Actions in Advanced Stages at Year-End	2,500	5,800	8,300
Open Actions at Year-End	95,400	96,300	96,000
(dollars in millions at year-end)
Estimated Liability for Settled Claims and Actions in Advanced Stages of Processing(2)	$170.9	$231.2	$163.1
Estimated Amounts Recoverable From Insurance(2)(3)	$293.7	$285.7	$188.2
(dollars in millions)
Payments (2)	$162.7	$119.7	$84.5
Insurance Recoveries(2)	87.9	83.3	65.2

Net Cash Flow(3)	$(74.8)	$(36.4)	$(19.3)

(1)	Consists only of actions actually filed with a court of competent jurisdiction. To the extent that a particular action names both Garlock and Anchor as defendants, for purposes of this table the action is treated as a single action.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Includes amounts with respect to all claims settled, whether or not an action has actually been filed with a court of competent jurisdiction, claims which have been dismissed or tried and claims otherwise closed during the period.

(3)	Payments made during the period for which Garlock does not receive a corresponding insurance recovery due to the annual limit imposed under Garlock’s insurance policies will be recovered in future periods to the extent insurance is available. When estimating the amounts recoverable, Garlock only includes insurance coverage available from carriers believed to be solvent.

      As shown in the table above, the number of new actions filed during 2001 increased slightly over 2000, while the number of new actions filed during 2000 increased significantly over 1999. The Company believes this increase represents the acceleration of claims from future periods mostly attributable to bankruptcies of other asbestos defendants. The acceleration of claims may have the impact of accelerating the associated settlement payments. The Company believes the number of new actions will decrease in future years due, in part, to the previously described acceleration of future claims and because the largest asbestos exposures occurred prior to the mid-1970s. However, there can be no assurance that the number of new claims filed will not remain at current levels or increase in future years.

      Garlock and Anchor recorded charges to operations amounting to approximately $8 million in each of 2001, 2000 and 1999, representing payments and related expenditures made during the periods which are not recoverable at all under insurance, whether in the present period or in future periods.

      Garlock and Anchor paid $74.8, $36.4 million and $19.3 million for the defense and disposition of asbestos-related actions, net of amounts received from insurance carriers, during 2001, 2000 and 1999, respectively. The amount of payments in 2001 was consistent with their expectation that payments during 2001 would be higher than in 2000 and in 1999.

      Considering the foregoing, as well as the experience of the Company’s subsidiaries and other defendants in asbestos litigation, the likely sharing of judgments among multiple responsible defendants, recent bankruptcies of other defendants, legislative efforts and given the substantial amount of insurance coverage that Garlock expects to be available from its solvent carriers, the Company believes that pending actions against Garlock and Anchor are not likely to have a material adverse effect on the Company’s consolidated financial condition, but could be material to the Company’s consolidated results of operations or cash flows in a given period. However, because of the uncertainty as to the number and timing of potential future actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future, there can be no assurance that those future actions will not have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows.

      Coltec and some of its subsidiaries (other than Garlock and Anchor) have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. The number of claims to date has not been significant, and insurance coverage is available to Coltec. Based on the above, the Company believes that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

      Coltec, Garlock, Anchor and some of Coltec’s other subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants and co-defendants. Based on past experience, the Company believes that these categories of claims are not likely to have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows and are therefore not discussed above.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Other Matters

      Coltec has contingent liabilities related to discontinued operations of its predecessors for which it has retained liabilities or is obligated under indemnity agreements. These contingent liabilities include potential product liability and associated claims related to Coltec’s former Colt Firearms subsidiary for firearms manufactured prior to 1990 and related to Coltec’s former Central Maloney subsidiary for electrical transformers manufactured prior to 1994. There are currently no claims pending against Coltec related to these former subsidiaries. However, such claims could arise in the future. Coltec also has ongoing obligations with regard to workers compensation and medical benefit matters associated with Crucible Materials Corporation and Colt Firearms that relate to Coltec’s periods of ownership of these companies.

Note T.     Contingencies

     General

      There are pending or threatened against Goodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. Goodrich believes that any liability that may finally be determined with respect to such claims, lawsuits and proceedings should not have a material effect on the Company’s consolidated financial position or results of operations. From time to time, the Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

     Environmental

      Environmental liabilities are recorded when the Company’s liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The accruals are reviewed periodically and, as investigations and remediations proceed, adjustments are made as necessary. Accruals for losses from environmental remediation obligations do not consider the effects of inflation, and anticipated expenditures are not discounted to their present value. The accruals are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites and an assessment of the likelihood that such parties will fulfill their obligations at such sites. The measurement of environmental liabilities by the Company is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration the Company’s prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of the Company’s environmental experts in consultation with outside environmental specialists, when necessary.

      The Company is subject to various domestic and international environmental laws and regulations which may require that it investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which the Company has been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under these laws. Estimates of the Company’s liability are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as investigation and remediation of these sites proceeds, it is likely that adjustments in the Company’s

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company’s results of operations in a given period, but the amounts, and the possible range of loss in excess of the amounts accrued, are not reasonably estimable. Based on currently available information, however, management does not believe that future environmental costs in excess of those accrued with respect to sites with which the Company has been identified are likely to have a material adverse effect on the Company’s financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on the Company’s results of operations in a given period.

      At December 31, 2001, the Company’s reserves for environmental remediation obligations totaled $84.9 million, of which $11.0 million was included in accrued liabilities ($1.5 million of which is classified within merger-related and consolidation costs). Of the $84.9 million, $12.8 million is associated with ongoing operations and $72.1 million is associated with businesses previously disposed of or discontinued.

      The timing of expenditures depends on a number of factors that vary by site, including the nature and extent of contamination, the number of potentially responsible parties, the timing of regulatory approvals, the complexity of the investigation and remediation, and the standards for remediation. The Company expects that it will expend present accruals over many years, and will complete remediation of all sites with which it has been identified in up to thirty years. This period includes operation and monitoring costs which are generally incurred over 15 years.

Tolo Litigation

      In May 2000, the Company and its subsidiary Rohr, Inc. (“Rohr”), were served with complaints in a lawsuit filed in the Superior Court of Orange County, California, by former shareholders and certain former employees of Tolo, Inc. Tolo, Inc. is a subsidiary of Rohr that was acquired in 1997. The former shareholders alleged that the Company and Rohr breached the stock purchase agreement by failing to pay $2.4 million under the terms of the agreement. In September 2001, a jury found that the Company was liable to the shareholders for the $2.4 million retained by Rohr under the stock purchase agreement and was also assessed punitive damages of $48 million. The court subsequently reduced the punitive damage award to $24 million.

      At the time of the purchase the Company established a reserve of $2.4 million relating to the amount withheld by Rohr pursuant to the stock purchase agreement. The Company has not established an accrual for the punitive damages award of $24 million, which was based on the plaintiff’s fraudulent concealment claim, for the reasons set forth below.

      The Company and its legal counsel believe that there were numerous points of reversible error in the trial that make it more likely than not that the judgment will be reversed or vacated on appeal. First, the Company believes the plaintiffs’ fraud claim is legally deficient under California law and should be reversed. If the fraud claim is not reversed, defendants should, at a minimum, be granted a new trial on the fraudulent concealment claim because the trial court permitted plaintiffs to add this claim late in the trial but did not allow the Company to introduce evidence to defend against it. The Company also believes that the trial court made numerous prejudicial errors regarding the admission and exclusion of evidence relating to the fraud claims, which further supports the grant of a new trial. And finally, the Company believes that the trial court’s directed verdict on plaintiffs’ breach of contract claim should be set aside and a new trial granted because, among other things, there was sufficient evidence for the jury to find for the defendants on this claim.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Discontinued Operations

      Contingencies associated with Coltec and its subsidiaries, including asbestos-related liabilities, are discussed in Note S to the Consolidated Financial Statements. After the spin-off is completed, it is possible that asbestos-related claims might be asserted against the Company on the theory that it has some responsibility for the asbestos-related liabilities of Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to the Company’s ownership of Coltec. Also, it is possible that a claim could be asserted against the Company that Coltec’s dividend of its aerospace business to the Company prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from the Company on behalf of Coltec of the fair market value of the dividend.

      No such claims have been asserted against the Company to date. The Company believes that it would have substantial legal defenses against any such claims. Any such claims would require, as a practical matter, that Coltec’s subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and is unable to meet its financial obligations. The Company believes any such claims would be without merit and that Coltec will be solvent both before and after the dividend. If the Company is ultimately found to be responsible for the asbestos-related liabilities of Coltec’s subsidiaries, the Company believes it would not have a material adverse effect on its financial condition, but could have a material adverse effect on its results of operations and cash flows in a particular period. However, because of the uncertainty as to the number, timing and payments related to future asbestos-related claims, there can be no assurance that any such claims would not have a material adverse effect on the Company’s financial condition, results of operations and cash flows. If a claim related to the dividend of Coltec’s aerospace business were successful, it could have a material adverse impact on the Company’s financial condition, results of operations and cash flows.

Note U.     Goodwill Amortization

      Income from continuing operations, basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999, adjusted to exclude amounts no longer being amortized, are as follows:

	2001	2000	1999

	(In millions, except per share
	amounts)
Reported Income from Continuing Operations	$176.9	$235.2	$85.9
Adjustments:
Goodwill amortization	30.4	22.2	20.9
Income taxes	(7.5)	(5.6)	(6.2)

Adjusted Income from Continuing Operations	$199.8	$251.8	$100.6

Basic earnings per share:
Reported	$1.72	$2.24	$0.78
Adjusted	$1.94	$2.40	$0.91
Diluted earnings per share:
Reported	$1.65	$2.16	$0.76
Adjusted	$1.87	$2.31	$0.89

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quarterly Financial Data (Unaudited)(1)

	2001 Quarters				2000 Quarters

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(Dollars in millions, except per
	share amounts)
Business Segment Sales:
Aerostructures and Aviation Technical Services	$359.8	$405.5	$374.0	$375.1	$357.6	$348.4	$375.4	$374.1
Landing Systems	289.6	280.1	293.1	286.3	260.1	259.0	265.9	272.7
Engine and Safety Systems	183.9	202.3	190.0	186.4	154.9	160.0	158.7	170.8
Electronic Systems	174.4	184.2	194.8	205.0	127.5	139.3	132.4	143.7

TOTAL SALES	$1,007.7	$1,072.1	$1,051.9	$1,052.8	$900.1	$906.7	$932.4	$961.3

Gross Profit(2)	$292.6	$303.5	$299.0	$161.8	$244.6	$252.9	$259.0	$267.8

Operating Income (Loss):
Aerostructures and Aviation Technical Services	$52.6	$63.3	$60.7	$47.1	$48.9	$49.0	$57.3	$53.8
Landing Systems	40.8	33.5	40.9	37.9	37.3	35.1	35.7	40.9
Engine and Safety Systems	29.9	39.1	35.4	27.5	28.0	30.8	28.3	30.4
Electronic Systems	31.4	33.0	29.9	41.1	25.2	27.6	33.1	32.2
Corporate	(13.6)	(15.3)	(12.3)	(16.5)	(13.9)	(13.7)	(14.2)	(17.9)
Merger-Related and Consolidation Costs	(5.8)	(7.6)	(1.5)	(92.4)	(5.4)	(15.4)	(8.3)	(15.1)
Unusual Inventory Adjustments	—	—	—	(94.5)	—	—	—	—

Total Operating Income (Loss)	$135.3	$146.0	$153.1	$(49.8)	$120.1	$113.4	$131.9	$124.3

Income (Loss) From:
Continuing Operations	$70.2	$75.9	$81.9	$(51.1)	$58.7	$54.2	$61.1	$61.2
Discontinued Operations	102.1	7.4	6.1	(3.3)	27.4	27.5	18.8	17.0

Net Income (Loss)	$172.3	$83.3	$88.0	$(54.4)	$86.1	$81.7	$79.9	$78.2

Basic Earnings (Loss) Per Share:
Continuing operations	$0.68	$0.73	$0.79	$(0.50)	$0.54	$0.51	$0.60	$0.60
Discontinued Operations	1.00	0.07	0.06	(0.03)	0.25	0.26	0.19	0.17

Net income	$1.68	$0.80	$0.85	$(0.53)	$0.79	$0.77	$0.79	$0.77

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.66	$0.70	$0.76	$(0.50)	$0.52	$0.49	$0.57	$0.57
Discontinued Operations	0.96	0.08	0.07	(0.03)	0.26	0.26	0.20	0.18

Net income	$1.62	$0.78	$0.83	$(0.53)	$0.78	$0.75	$0.77	$0.75

(1)	The historical amounts presented above have been restated to present the Company’s PM and EIP businesses as discontinued operations.

(2)	Gross profit represents sales less cost of sales.

      The first quarter of 2001 includes a $5.8 million pre-tax charge for merger-related and consolidation costs. The first quarter also includes a $7.2 million pre-tax gain in other income (expense) from the sale of a portion of the Company’s interest in a business.

      The second quarter of 2001 includes a $7.6 million pre-tax charge for merger-related and consolidation costs.

GOODRICH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The third quarter of 2001 includes a $1.5 million pre-tax charge for merger-related and consolidation costs.

      The fourth quarter of 2001 includes a $92.4 million pre-tax charge for merger-related and consolidation costs and a $94.5 million pre-tax charge recorded in cost of sales for inventory adjustments.

      The first quarter of 2000 includes a $5.4 million pre-tax charge for merger-related and consolidation costs.

      The second quarter of 2000 includes a $15.4 million pre-tax charge for merger-related and consolidation costs.

      The third quarter of 2000 includes a $8.3 million pre-tax charge for merger-related and consolidation costs.

      The fourth quarter of 2000 includes a $15.1 million pre-tax charge for merger-related and consolidation costs. The fourth quarter also includes a $2.5 million pre-tax charge in other income (expense) related to a write-down of a business held for sale to its net realizable value.

GOODRICH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Dollars in millions, except per share amounts)
Sales	$882.1	$1,051.9	$2,728.8	$3,131.7
Operating Costs and Expenses:
Cost of sales	643.7	752.9	1,987.3	2,236.6
Selling and administrative expenses	130.5	144.4	412.6	445.8
Merger-related and consolidation costs	7.2	1.5	29.3	14.9

	781.4	898.8	2,429.2	2,697.3

Operating income	100.7	153.1	299.6	434.4
Interest expense	(23.7)	(24.6)	(69.9)	(83.3)
Interest income	6.8	7.0	25.9	18.9
Other income (expense) — net	(11.1)	(8.1)	(13.6)	(15.2)

Income before income taxes and Trust distributions	72.7	127.4	242.0	354.8
Income tax expense	(24.0)	(42.8)	(79.9)	(118.9)
Distributions on Trust Preferred Securities	(2.7)	(2.7)	(7.9)	(7.9)

Income from Continuing Operations	46.0	81.9	154.2	228.0
Income (Loss) from Discontinued Operations	—	6.1	(11.9)	115.6
Cumulative Effect of Change in Accounting	—	—	(36.1)	—

Net Income	$46.0	$88.0	$106.2	$343.6

Basic Earnings (Loss) per Share:
Continuing operations	$0.45	$0.79	$1.51	$2.20
Discontinued operations	—	0.06	(0.12)	1.12
Cumulative effect of change in accounting	—	—	(0.35)	—

Net Income	$0.45	$0.85	$1.04	$3.32

Diluted Earnings (Loss) per Share:
Continuing operations	$0.45	$0.76	$1.48	$2.12
Discontinued operations	—	0.07	(0.09)	1.12
Cumulative effect of change in accounting	—	—	(0.35)	—

Net Income	$0.45	$0.83	$1.04	$3.24

Cash dividends declared per common share	$0.20	$0.275	$0.675	$0.825

See notes to unaudited condensed consolidated financial statements.

GOODRICH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

	September 30,	December 31,
	2002	2001

	(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$346.3	$85.8
Accounts and notes receivable, less allowances for doubtful receivables (September 30, 2002, $29.7; December 31, 2001, $42.1)	511.3	570.4
Inventories	821.1	841.5
Deferred income taxes	99.2	112.9
Prepaid expenses and other assets	33.0	26.2
Assets of discontinued operations	—	873.9

Total Current Assets	1,810.9	2,510.7

Property, plant and equipment	918.5	955.5
Prepaid pension	230.7	238.7
Goodwill	696.0	747.3
Identifiable intangible assets	148.5	138.8
Payment-in-kind notes receivable, less discount ($21.9 at September 30, 2002; $22.2 at December 31, 2001)	180.8	168.4
Other assets	455.0	468.1

	$4,440.4	$5,227.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term bank debt	$284.0	$113.3
Accounts payable	274.4	396.6
Accrued expenses	486.4	523.6
Income taxes payable	232.9	119.2
Liabilities of discontinued operations	—	589.4
Current maturities of long-term debt and capital lease obligations	3.5	5.9

Total Current Liabilities	1,281.2	1,748.0

Long-term debt and capital lease obligations	1,326.5	1,307.2
Pension obligations	158.3	155.5
Postretirement benefits other than pensions	309.7	320.1
Deferred income taxes	15.0	13.9
Other non-current liabilities	203.3	196.4
Commitments and contingent liabilities	—	—
Mandatory redeemable preferred securities of trust	125.3	125.0
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 115,620,951 shares at September 30, 2002, and 115,144,771 shares at December 31, 2001 (excluding 14,018,598 shares held by wholly owned subsidiaries at each date)	578.1	575.7
Additional capital	895.2	973.5
Income retained in the business	47.8	333.7
Accumulated other comprehensive income	(85.4)	(110.1)
Unearned portion of restricted stock awards	(1.8)	(0.6)
Common stock held in treasury, at cost (13,514,499 shares at September 30, 2002, and 13,446,808 shares at December 31, 2001)	(412.8)	(410.8)

Total Shareholders’ Equity	1,021.1	1,361.4

	$4,440.4	$5,227.5

See notes to unaudited condensed consolidated financial statements.

GOODRICH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,

	2002	2001

	(Dollars in millions)
OPERATING ACTIVITIES
Income from continuing operations	$154.2	$228.0
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Merger-related and consolidation:
Expenses	29.3	14.9
Payments	(44.2)	(22.2)
Depreciation and amortization	120.4	129.3
Deferred income taxes	0.8	17.7
Net gains on sales of businesses	(2.5)	(7.2)
Payment-in-kind interest income	(17.4)	(12.3)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	88.9	(90.4)
Change in receivables sold, net	(21.9)	46.3
Inventories	19.8	(87.6)
Other current assets	0.5	(19.2)
Accounts payable	(109.7)	17.1
Accrued expenses	(4.0)	9.6
Income taxes payable	114.7	64.1
Tax benefit on non-qualified options	0.5	7.7
Other non-current assets and liabilities	26.8	(85.3)

Net cash provided by operating activities of continuing operations	356.2	210.5

INVESTING ACTIVITIES
Purchases of property	(56.5)	(134.6)
Proceeds from sale of property	5.9	0.7
Proceeds from sale of businesses	6.0	15.6
Proceeds from payment-in-kind note	4.8	—
Payments made in connection with acquisitions, net of cash acquired	(0.3)	(119.2)

Net cash used by investing activities of continuing operations	(40.1)	(237.5)

FINANCING ACTIVITIES
Increase (decrease) in short-term debt	169.4	(576.1)
Proceeds from issuance of long-term debt	0.4	—
Repayment of long-term debt and capital lease obligations	—	(181.7)
Proceeds from issuance of capital stock	4.2	50.6
Purchases of treasury stock	(4.9)	(27.8)
Dividends	(76.5)	(85.1)
Distributions on Trust preferred securities	(7.9)	(13.8)

Net cash provided (used) by financing activities of continuing operations	84.7	(833.9)

DISCONTINUED OPERATIONS
Net cash (used) provided by discontinued operations	(141.1)	865.2
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.8	2.5

Net Increase in Cash and Cash Equivalents	260.5	6.8
Cash and Cash Equivalents at Beginning of Period	85.8	77.5

Cash and Cash Equivalents at End of Period	$346.3	$84.3

See notes to unaudited condensed consolidated financial statements.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note A:     Basis of Interim Financial Statement Preparation

      The accompanying unaudited condensed consolidated financial statements of Goodrich Corporation and its subsidiaries have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Unless indicated otherwise or the context requires, the terms “we,” “our,” “us,” “Goodrich” or “Company” refer to Goodrich Corporation and its subsidiaries. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation. Operating results for the three and nine months ended September 30, 2002 are not necessarily indicative of the results that may be achieved for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2001.

      As discussed in Note H, our former Performance Materials and Engineered Industrial Products segments have been accounted for as discontinued operations. Unless otherwise noted, disclosures herein pertain to our continuing operations.

Note B:     Inventories

      Inventories consist of:

	September 30,	December 31,
	2002	2001

	(Dollars in millions)
FIFO or average cost (which approximates current costs):
Finished products	$168.8	$172.0
In process	539.3	538.9
Raw materials and supplies	215.7	217.1

	923.8	928.0
Less:
Reserve to reduce certain inventories to LIFO	(42.4)	(42.2)
Progress payments and advances	(60.3)	(44.3)

Total	$821.1	$841.5

      The pre-production inventory balance on the Boeing 717-200 contract was $32.0 million as of September 30, 2002.

Note C:     Business Segment Information

      Our operations are classified into four reportable business segments: Aerostructures and Aviation Technical Services, Landing Systems, Engine and Safety Systems, and Electronic Systems.

      Aerostructures and Aviation Technical Services: Aerostructures is a leading supplier of nacelles, pylons, thrust reversers and related aircraft engine housing components. The Aviation Technical Services division performs comprehensive total aircraft maintenance, repair, overhaul and modification for many commercial airlines, independent operators, aircraft leasing companies and airfreight carriers.

      Landing Systems: Landing Systems provides systems and components pertaining to aircraft taxi, take-off, landing and stopping. Several divisions within the segment are linked by their ability to contribute to the integration, design, manufacture and service of entire aircraft undercarriage systems, including landing gear, wheels and brakes and certain brake controls.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      Engine and Safety Systems: Engine and Safety Systems produces engine and fuel controls, pumps, fuel delivery systems, as well as structural and rotating components such as disks, blisks, shafts and airfoils for both aerospace and industrial gas turbine applications. This segment also produces aircraft evacuation, de-icing and passenger restraint systems, as well as ejection seats and crew and attendant seating.

      Electronic Systems: Electronic Systems produces a wide array of products that provide flight performance measurements, flight management, and control and safety data. Included are a variety of sensors systems that measure and manage aircraft fuel and monitor oil debris; engine, transmission and structural health; and aircraft motion control systems. The segment’s products also include instruments and avionics, warning and detection systems, ice detection systems, test equipment, aircraft lighting systems, landing gear cables and harnesses, satellite control, data management and payload systems, launch and missile telemetry systems, airborne surveillance and reconnaissance systems and laser warning systems.

      Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment. Merger-related and consolidation costs are presented separately and are discussed in Note F of these unaudited condensed consolidated financial statements. The accounting policies of the reportable segments are the same as those for Goodrich consolidated. There are no significant inter-segment sales.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Dollars in millions)
Sales
Aerostructures and Aviation Technical Services	$269.4	$369.0	$889.7	$1,123.0
Landing Systems	255.7	293.1	772.4	862.8
Engine and Safety Systems	158.8	190.0	486.1	576.2
Electronic Systems	198.2	199.8	580.6	569.7

Total Sales	$882.1	$1,051.9	$2,728.8	$3,131.7

Segment Operating Income
Aerostructures and Aviation Technical Services	$22.4	$61.5	$120.1	$177.9
Landing Systems	38.9	40.9	91.2	115.2
Engine and Safety Systems	20.8	35.3	61.5	104.3
Electronic Systems	35.9	29.2	96.2	93.1

	118.0	166.9	369.0	490.5
Corporate General and Administrative Expenses	(10.1)	(12.3)	(40.1)	(41.2)
Merger-related and Consolidation Costs	(7.2)	(1.5)	(29.3)	(14.9)

Total Operating Income	$100.7	$153.1	$299.6	$434.4

Segment Merger-related and Consolidation Costs
Aerostructures and Aviation Technical Services	$1.5	$1.2	$7.2	$1.9
Landing Systems	—	—	1.8	7.2
Engine and Safety Systems	4.5	—	14.8	1.4
Electronic Systems	1.2	0.2	5.2	2.5

Total Segment Merger-related and Consolidation Costs	$7.2	$1.4	$29.0	$13.0

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      Segment assets include assets directly identifiable with each segment. Corporate assets include assets not specifically identified with a business segment, including cash.

	September 30,	December 31,
	2002	2001

Assets
Aerostructures and Aviation Technical Services	$1,170.7	$1,221.0
Landing Systems	907.4	949.0
Engine and Safety Systems	503.2	529.7
Electronic Systems	950.4	996.6
Assets of Discontinued Operations	—	873.9
Corporate	908.7	657.3

Total Assets	$4,440.4	$5,227.5

Note D:     Earnings Per Share

      The computation of basic and diluted earnings per share from continuing operations is as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(In millions, except per share amounts)
Numerator:
Numerator for basic earnings per share — income available to common shareholders	$46.0	$81.9	$154.2	$228.0
Denominator:
Denominator for basic earnings per share — weighted-average shares	102.1	103.9	102.0	103.5

Effect of dilutive securities:
Stock options, performance shares, restricted and employee stock purchase plan shares	0.3	0.3	0.6	1.1
Convertible preferred securities	—	2.9	1.6	2.9

Dilutive potential common shares	0.3	3.2	2.2	4.0

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions	102.4	107.1	104.2	107.5

Earnings per share:
Basic	$0.45	$0.79	$1.51	$2.20

Diluted	$0.45	$0.76	$1.48	$2.12

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note E:     Comprehensive Income

      Total comprehensive income consists of the following:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Dollars in millions)
Net Income	$46.0	$88.0	$106.2	$343.6
Other Comprehensive Income —
Unrealized translation adjustments during period	(1.6)	(0.1)	21.9	(1.5)
Gain (loss) on cash flow hedge	(0.7)	—	2.8	—

Total Comprehensive Income	$43.7	$87.9	$130.9	$342.1

      Accumulated other comprehensive income consists of the following (dollars in millions):

	September 30,	December 31,
	2002	2001

Cumulative unrealized translation adjustments	$(35.5)	$(57.4)
Minimum pension liability adjustment	(52.7)	(52.7)
Accumulated gain on cash flow hedge	2.8	—

	$(85.4)	$(110.1)

      The minimum pension liability amounts above are net of deferred taxes of $26.8 million.

Note F:     Merger-Related and Consolidation Costs

      Through September 30, 2002, the Company recorded charges totaling $29.3 million. The charges were recorded across the Company’s segments as follows:

Nine Months Ended
September 30, 2002

(Dollars in millions)
Aerostructures and Aviation Technical Services	$7.2
Landing Systems	1.8
Engine and Safety Systems	14.8
Electronic Systems	5.2

Total Segment Charges	29.0
Corporate	0.3

$29.3

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      Merger-related and consolidation reserves at December 31, 2001 and September 30, 2002, as well as activity during the nine months ended September 30, 2002, consisted of:

	(Dollars in millions)

	Balance			Balance
	December 31,			September 30,
	2001	Provision	Activity	2002

Personnel-related costs	$26.6	$23.9	$(34.8)	$15.7
Consolidation	18.6	5.4	(14.6)	9.4

	$45.2	$29.3	$(49.4)	$25.1

      The following is a description of key components of the $29.3 million provision for merger-related and consolidation costs in the first nine months of 2002:

      Aerostructures and Aviation Technical Services: The segment recorded $7.2 million in merger-related and consolidation costs, consisting of $5.9 million in personnel-related costs and $1.3 million in consolidation costs.

      The personnel-related charges were for employee severance and for voluntary termination benefits. During the nine-month period, a total of 1,113 employees were terminated. The consolidation costs related to machinery and equipment relocation costs incurred in connection with a facility consolidation or closure.

      Landing Systems: The segment recorded $1.8 million in merger-related and consolidation costs, consisting of $1.5 million in personnel-related costs and $0.3 million in consolidation costs. Of the charge, $0.2 million represents non-cash items, including $0.8 million in asset impairments and a reserve reversal of $0.6 million related to a revision of estimated facility closure and consolidation costs.

      The personnel-related charges are for employee severance and benefits. During the nine-month period, a total of 247 employees were terminated. Consolidation costs include asset impairment charges of $0.8 million to write down assets held for sale or disposal based on their estimated fair value and facility closure costs of $0.1 million for equipment relocation costs offset by the $0.6 million reserve reversal noted above.

      Engine and Safety Systems: The segment recorded $14.8 million in merger-related and consolidation costs, consisting of $11.8 million in personnel-related costs and $3.0 million in consolidation costs. Of the charge, $0.6 million represents non-cash asset impairment charges. The personnel-related charges are for employee severance and benefits. During the nine-month period, a total of 666 employees were terminated. Consolidation costs include $0.6 million in accelerated depreciation and facility closure costs of $2.4 million for machinery and equipment relocation and other facility closure costs.

      Electronic Systems: The segment recorded $5.2 million in merger-related and consolidation costs, consisting of $4.4 million in personnel related costs and $0.8 million in consolidation costs. Of the charge, $0.2 million represents a non-cash asset impairment charge.

      The personnel related charges are for employee severance and benefits. During the nine-month period, a total of 337 employees were terminated. Consolidation costs included $0.2 million in accelerated depreciation and $0.6 million in equipment relocation costs in connection with facility closure or consolidation.

      Corporate: Merger-related and consolidation costs of $0.3 million represented employee outplacement services and relocation costs.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      As of September 30, 2002, we expect a minimum of 250 employees to be terminated company-wide during the remainder of 2002.

Merger-Related and Consolidation Costs — Activity

      Of the $49.4 million in activity, $44.2 million represented cash payments, $1.6 million represented asset write-offs and $3.6 million represented a reclassification of a reserve to other non-current liabilities.

Note G:     Goodwill and Other Intangible Assets

      Effective July 1, 2001, we adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) applicable to business combinations completed after June 30, 2001. Effective January 1, 2002, additional provisions of SFAS 142, relating to business combinations completed prior to June 30, 2001 became effective and were adopted. Under the provisions of the standard, intangible assets deemed to have indefinite lives and goodwill are not subject to amortization. All other intangible assets are amortized over their estimated useful lives. Intangible assets and goodwill are subject to annual impairment testing using the guidance and criteria described in the standard. This testing requires comparison of carrying values to fair values, and when appropriate, the carrying value of impaired assets is reduced to fair value.

      During the second quarter of 2002, we performed the first of the required impairment tests of goodwill and indefinite lived intangible assets. Based on those results, we determined that it was likely that goodwill relating to the Aviation Technical Services “reporting unit” (ATS) had been impaired. ATS is included in the Aerostructures and Aviation Technical Services business segment. During the third quarter of 2002, we completed our measurement of the goodwill impairment and recognized an impairment of $36.1 million (representing total goodwill of this reporting unit which was non-deductible for income tax purposes), which was reported as a cumulative effect of an accounting change in the first quarter of 2002. The results of operations have been restated accordingly.

      Income from continuing operations and basic and diluted earnings per share for the three and nine months ended September 30, 2002 and 2001, adjusted to exclude amounts no longer being amortized, are as follows:

	Three Months
	Ended		Nine Months
	September 30,		Ended September 30,

	2002	2001	2002	2001

	(In millions, except per share amounts)
Reported Income from Continuing Operations	$46.0	$81.9	$154.2	$228.0
Adjustments:
Goodwill amortization	—	7.9	—	22.4
Income taxes	—	(1.3)	—	(4.1)

Adjusted Income from Continuing Operations	$46.0	$88.5	$154.2	$246.3

Basic earnings per share:
Reported	$0.45	$0.79	$1.51	$2.20
Adjusted	$0.45	$0.85	$1.51	$2.38
Diluted earnings per share:
Reported	$0.45	$0.76	$1.48	$2.12
Adjusted	$0.45	$0.83	$1.48	$2.29

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      The changes in the carrying amount of goodwill for the nine months ended September 30, 2002, by segment are as follows:

		Business
	Balance	Combinations		Balance
	December 31,	Completed		September 30,
	2001	or Finalized	Other	2002

	(Dollars in millions)
Aerostructures and Aviation Technical Services	$56.7	$—	$(36.1)	$20.6
Landing Systems	67.9	—	(9.1)	58.8
Engine and Safety Systems	185.2	(0.4)	—	184.8
Electronic Systems	437.5	(5.7)	—	431.8

	$747.3	$(6.1)	$(45.2)	$696.0

      The $36.1 million reduction in goodwill in Aerostructures and Aviation Technical Services represents the cumulative effect of adoption of SFAS 142, which resulted in goodwill impairment in the ATS reporting unit.

      The $9.1 million reduction in goodwill in Landing Systems represented a reclassification of intellectual property rights to patents, trademarks and licenses upon the adoption of SFAS 142.

      The $5.7 million reduction in goodwill in Electronic Systems primarily represents the finalization of the purchase price allocation relating to the acquisition of the lighting systems business acquired in September, 2001. The adjustment consists of additional value of $6.1 million assigned to customer relationships and reclassified to identifiable intangible assets offset by an adjustment to the minority interest of that business which slightly increased goodwill. This decrease was offset by a $0.4 million increase associated with an adjustment to the purchase price of an acquisition due to an earn-out agreement.

      The $0.4 million reduction in goodwill in Engine and Safety Systems represents the elimination of an allowance that was established in the opening balance sheet against a receivable that was subsequently collected.

      Identifiable intangible assets as of September 30, 2002 are comprised of:

	Gross	Accumulated
	Amount	Amortization
(Dollars in Millions)
Amortizable intangible assets:
Patents, trademarks and licenses	$155.3	$39.5
Customer relationships	33.2	2.9
Non-compete agreements	7.8	5.5
Other	2.0	1.9

	$198.3	$49.8

      There were no indefinite lived identifiable intangible assets as of September 30, 2002. Amortization of intangible assets for the nine months ended September 30, 2002 was $11.3 million. Amortization expense of these intangible assets for 2002 to 2006 is estimated to be approximately $16 million per year.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note H:     Discontinued Operations

      The disposition of the former Performance Materials and Engineered Industrial Products segments represents the disposal of segments under APB Opinion No. 30 (“APB 30”) (the accounting principle effective at the respective measurement dates). Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of Performance Materials and Engineered Industrial Products have been segregated in the accompanying unaudited condensed consolidated statement of income, unaudited condensed consolidated balance sheet and unaudited condensed consolidated statement of cash flows.

      The following summarizes the results of discontinued operations:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2002	2001	2002	2001

	(Dollars in millions)
Sales:
Performance Materials	$—	$—	$—	$187.0
Engineered Industrial Products	—	151.0	289.5	487.5

	$—	$151.0	$289.5	$674.5

Pretax income (loss) from operations:
Performance Materials	$—	$—	$—	$(3.6)
Engineered Industrial Products	—	12.9	(13.5)	48.2

	—	12.9	(13.5)	44.6
Income tax (expense) benefit	—	(4.9)	4.9	(16.6)
Distributions on Trust preferred securities	—	(1.9)	(3.3)	(5.9)
Gain on sale of Performance Materials (net of income tax expense of $54.9 million in 2001)	—	—	—	93.5

Income (loss) from discontinued operations	$—	$6.1	$(11.9)	$115.6

Performance Materials

      On February 28, 2001, we completed the sale of the Performance Materials segment to an investor group led by AEA Investors, Inc. for approximately $1.4 billion. Total net proceeds, after anticipated tax payments and transaction costs, included approximately $1 billion in cash and $172 million in payment-in-kind securities (“PIK notes”) issued by the buyer. The transaction resulted in an after-tax gain of $93.5 million. Our former Performance Materials business now operates as an independent company known as Noveon International Inc. (“Noveon”). During the second quarter of 2002, we and Noveon resolved a dispute over the computation of a working capital adjustment. The resolution of this matter had no effect on the previously reported gain.

      In July 2002, we entered into an agreement with Noveon to amend certain provisions of the PIK notes held by us to give Noveon the option to prepay the securities at a discount greater than the original discount if they are prepaid on or before February 28, 2003. As a result of prepayments made in June and October 2002, Noveon has prepaid a total of $62.5 million of the outstanding principal of the PIK notes for $49.8 million in cash. Because these prepayments did not exceed the original discount recorded at the inception of the note, no gain or loss was required to be recognized. Should Noveon prepay the securities

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

in full on or before February 28, 2003, the cash received could be less than the then recorded amount of the securities by approximately $4 million.

Engineered Industrial Products

      On May 31, 2002, we completed the tax-free spin-off of our Engineered Industrial Products (“EIP”) segment. The spin-off was effected through a tax-free distribution to our shareholders of all of the capital stock of EnPro Industries, Inc. (“EnPro”), then a wholly owned subsidiary of Goodrich. In the spin-off, our shareholders received one share of EnPro common stock for every five shares of our common stock owned on the record date, May 28, 2002.

      At the time of the spin-off, EnPro’s only material asset was all of the capital stock and certain indebtedness of Coltec Industries Inc (“Coltec”). Coltec and its subsidiaries own substantially all of the assets and liabilities of the EIP segment, including the associated asbestos liabilities and related insurance.

      Prior to the spin-off, Coltec also owned and operated an aerospace business. Before completing the spin-off, Coltec’s aerospace business assumed all intercompany balances outstanding between Coltec and Goodrich and Coltec then transferred to us by way of a dividend all of the assets, liabilities and operations of Coltec’s aerospace business, including these assumed balances. Following this transfer and prior to the spin-off, all of the capital stock of Coltec was contributed to EnPro, with the result that at the time of the spin-off Coltec was a wholly owned subsidiary of EnPro.

      In connection with the spin-off, we and EnPro entered into a Distribution Agreement, a Tax Matters Agreement, a Transition Services Agreement, an Employee Matters Agreement and an Indemnification Agreement, which govern the relationship between us and EnPro after the spin-off and provide for the allocation of employee benefits, tax and other liabilities and obligations attributable to periods prior to the spin-off.

      The spin-off was recorded as a dividend and resulted in a reduction in Shareholders’ Equity of $399.9 million representing the recorded value of net assets of the business distributed (including cash of $56.0 million). The Distribution Agreement provides for certain post-distribution adjustments relating to the amount of cash to be included in the net assets distributed. At September 30, 2002, we had recorded an account receivable for $16.6 million from EnPro with respect to these adjustments; however, the final adjustment amount has not been determined. The difference, if any, between the adjustment amount and the account receivable will be recorded as an adjustment to the dividend.

      Prior to the spin-off, $150 million of convertible trust preferred securities (“TIDES”) were outstanding as an obligation of Coltec Capital Trust and were reflected in liabilities of discontinued operations. The securities bear interest at a rate of 5 1/4% and are convertible into shares of both Goodrich and EnPro common stock until April 15, 2028. Prior to the spin-off, Coltec acquired certain call options for Goodrich common stock in order to partially hedge its exposure to fluctuations in the market price of Goodrich stock subsequent to the spin-off. The TIDES and the call options belong to EnPro (through its wholly-owned subsidiary Coltec) following the spin-off; however, certain payments with respect to the TIDES remain guaranteed by us.

Note I:     Financing Arrangements

      In May 2002, we issued $296.9 million aggregate principal amount of 7 1/2% Notes due 2008 in exchange for a like principal amount of Coltec’s 7 1/2% Senior Notes due 2008. All $296.9 million of Coltec Senior Notes acquired by us in the exchange offer were sold to Coltec and thereafter cancelled. The remaining $3.1 million of outstanding Coltec Senior Notes remain outstanding as the obligation of Coltec, which is now a wholly owned subsidiary of EnPro.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      We have entered into a 364-day credit facility with a syndicate of financial institutions that provided $1.5 billion in bridge financing for the acquisition of Aeronautical Systems (see Note N). This facility expires on July 29, 2003. We expect the bridge financing to be repaid using the net proceeds from the proposed sale of approximately $200 million of our common stock, the net proceeds from the proposed sale of approximately $900 million principal amount of our senior notes and the net proceeds of approximately $400 million from the sale of non-core operating and non-operating assets. The credit facility provides for mandatory prepayment of the loan from the proceeds of certain dispositions, equity issuances or debt incurrences.

      During the third quarter of 2002, we renewed our $325 million 364-day syndicated revolving credit facility. In total, our syndicated revolving credit facilities now consist of a $425 million three-year agreement expiring in December 2004 and the new $325 million 364-day agreement expiring in September 2003. We intend to renew the $325 million 364-day credit facility prior to its expiration date. At September 30, 2002, $495 million was unused and available under these committed revolving credit facilities.

      Borrowing under the $1.5 billion 364-day credit facility and our syndicated revolving credit facilities is conditioned upon compliance with financial and other covenants set forth in the related agreements, including covenants relating to leverage (measured as the ratio of debt to adjusted earnings) and consolidated net worth. We currently are in compliance with all such covenants. These credit facilities do not contain any rating downgrade triggers that would accelerate the maturity of our indebtedness thereunder. However, a ratings downgrade would result in an increase in the interest rate and fees payable under the credit facilities. Such a downgrade also could adversely affect our ability to renew existing or obtain access to new credit facilities in the future and could increase the cost of such new facilities.

      In addition to the above, we had committed foreign lines of credit and overdraft facilities at September 30, 2002 of $7.8 million, all of which was available at that date.

      We also maintain $100 million of uncommitted domestic money market facilities with various banks to meet short-term borrowing requirements. As of September 30, 2002, $71 million of these facilities was unused and available. These uncommitted credit facilities are provided by a small number of commercial banks that also provide us with committed credit through the syndicated revolving credit facilities and with various trust, foreign exchange and other services. As a result of these established relationships, we believe that our uncommitted facilities are a reliable and cost-effective source of liquidity.

      We have an effective shelf registration statement that would permit us to sell up to $2.4 billion of debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units. Net proceeds from the proposed sale of shares of common stock and the proposed issuance of senior notes will be used to repay a portion of the amounts outstanding under our $1.5 billion, 364-day credit facility. The net proceeds from any other securities issued pursuant to the shelf registration statement are expected to be used for general corporate purposes unless such proceeds are required to be applied to repayment of borrowings under our $1.5 billion, 364-day credit facility.

Note J:     Off-Balance Sheet Arrangements

     Lease Agreements

      We financed our use of certain equipment, including corporate aircraft, under committed lease arrangements provided by financial institutions. These arrangements allow us to claim a deduction for the tax depreciation on the assets, rather than the lessor, and allowed us to lease up to a maximum of $95.0 million at September 30, 2002. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

reflected on our consolidated balance sheet. At September 30, 2002, future minimum lease payments under these arrangements approximated $59.6 million. We also have various other operating lease agreements whose future minimum lease payments approximated $106.2 million at September 30, 2002. For additional information, see Note I of our 2001 consolidated financial statements.

     Sale of Receivables

      At September 30, 2002, we had in place a trade receivables securitization program pursuant to which we may sell trade receivables up to a maximum of $110 million. Accounts receivable sold under this program were $75.4 million at September 30, 2002.

      Continued availability of the securitization program is conditioned upon compliance with covenants, related primarily to operation of the securitization, set forth in the related agreements. We currently are in compliance with all such covenants. The securitization agreement includes a rating downgrade trigger pursuant to which the agreement may be terminated upon a downgrade of our debt ratings below BB- by Standard & Poor’s or Ba3 by Moody’s Investor Services. If such an event were to occur, we expect that we would have sufficient capital resources through our existing revolving credit facilities to meet our needs.

      During 2000, we entered into an agreement to sell certain long-term receivables. This agreement contained recourse provisions under which we were required to repurchase receivables in certain events. In August 2002, we repurchased $20.4 million of receivables as a result of a payment default by the primary obligor and terminated this agreement.

Note K:     Derivatives and Hedging Activities

     Cash Flow Hedge

      One of our subsidiaries conducts a substantial portion of its business in Euros but has significant sales contracts that are denominated in US dollars. In March 2002, we entered into 21 individual forward contracts to exchange US dollars for Euros. A contract will mature each month between April 2002 and December 2003. The forward contracts are used to mitigate the potential volatility to cash flow arising from changes in the currency exchange rates.

      The hedges are being accounted for as cash flow hedges. The derivatives are recorded at fair value with the offset reflected in accumulated other comprehensive income. The fair value of the hedges at September 30, 2002 was an asset of $2.8 million.

      The $2.8 million gain recorded in accumulated other comprehensive income will be reflected in income as the individual contracts mature, and the hedged item impacts earnings. As of September 30, 2002, the portion of the $2.8 million gain that would be reclassified into earnings as an increase in sales in the next 12 months is a gain of $2.4 million.

     Fair Value Hedge

      In September 2002, we terminated an interest rate swap which was accounted for as a fair value hedge of our fixed interest rate exposure on our $200 million principal amount of 6.60% Notes due 2009. At termination, we received $29.4 million, comprised of a $2.6 million receivable representing the amount owed on the interest rate swap from the previous settlement date and $26.8 million representing the fair value of the interest rate swap at the time of termination.

      The carrying amount of the $200 million of 6.60% Notes due 2009 has been increased by $26.8 million representing the change in fair value of the debt due to changes in interest rates for the

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

period hedged. This amount will be amortized as a reduction to interest expense over the remaining term of the debt.

Note L:     New Accounting Standards

      In June 2001, the FASB issued Statement No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We are currently reviewing SFAS 143 and intend to implement it no later than January 1, 2003.

      In October 2001, the FASB issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supersedes FASB Statement No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”); however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be “held and used.” In addition, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as “held and used” until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as “held for sale.” SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material impact on our consolidated financial condition or results of operations.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement of Financial Accounting Standards No. 4 (“SFAS 4”). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). This Statement nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. We are currently reviewing SFAS 146 and intend to implement it no later than January 1, 2003.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note M:     Contingencies

General

      There are pending or threatened against us or subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability, asbestos and environmental matters, which seek remedies or damages. We believe that any liability that may finally be determined with respect to commercial and non-asbestos product liability claims should not have a material effect on our consolidated financial position or results of operations. From time to time, we are also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

Environmental

      Environmental liabilities are recorded when our liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when we have recommended a remedy or have committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigations and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation, and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites and an assessment of the likelihood that such parties will fulfill their obligations at such sites. The measurement of environmental liabilities by us is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration our prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of our environmental specialists in consultation with outside environmental specialists, when necessary.

      We are subject to various domestic and international environmental laws and regulations which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which we have been identified as a potentially responsible party under the federal Superfund laws and comparable state laws. We are currently involved in the investigation and remediation of a number of sites under these laws. Estimates of our liability are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation. Accordingly, as investigation and remediation of these sites proceed, it is likely that adjustments in our accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on our results of operations in a given period, but the amounts, and the possible range of loss in excess of the amounts accrued, are not reasonably estimable. Based on currently available information, however, we do not believe that future environmental costs in excess of those accrued with respect to sites with which we have been identified as a potentially responsible party are likely to have a material adverse effect on our financial condition. There can be no assurance, however, that additional future developments, administrative actions or liabilities relating to environmental matters will not have a material adverse effect on our results of operations in a given period.

      At September 30, 2002, our liabilities for environmental remediation obligations totaled $84.0 million, of which $9.1 million was included in current liabilities as Accrued Liabilities. Of the $84.0 million,

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

$12.3 million is associated with ongoing operations and $71.7 million is associated with businesses previously disposed of or discontinued.

      The timing of expenditures depends on a number of factors that vary by site, including the nature and extent of contamination, the number of potentially responsible parties, the timing of regulatory approvals, the complexity of the investigation and remediation, and the standards for remediation. We expect that we will expend present accruals over many years, and will complete remediation of all sites with which we have been identified in up to 30 years. This period includes operation and monitoring costs which are generally incurred over 15 to 25 years.

     Tolo Litigation

      In May 2000, we and our subsidiary Rohr, Inc. (“Rohr”) were served with complaints in a lawsuit filed in the Superior Court of Orange County, California, by former shareholders and certain former employees of Tolo, Inc. Tolo, Inc. is a subsidiary of Rohr that was acquired in 1997. The former shareholders alleged that we and Rohr breached the stock purchase agreement by failing to pay $2.4 million under the terms of the agreement. In September 2001, a jury found that we were liable to the shareholders for the $2.4 million retained by Rohr under the stock purchase agreement and were also assessed punitive damages of $48 million. The court subsequently reduced the punitive damage award to $24 million. We and Rohr have appealed the judgment.

      At the time of the purchase, we established a liability of $2.4 million relating to the amount withheld by Rohr pursuant to the stock purchase agreement. We have not established a liability for the punitive damages award of $24 million, which was based on the plaintiff’s fraudulent concealment claim, for the reasons set forth below.

      We and our legal counsel believe that there were numerous points of reversible error in the trial that make it more likely than not that the judgment will be reversed or vacated on appeal. First, we believe the plaintiffs’ fraud claim is legally deficient under California law and should be reversed. If the fraud claim is not reversed, we should, at a minimum, be granted a new trial on the fraudulent concealment claim because the trial court permitted plaintiffs to add this claim late in the trial but did not allow us to introduce evidence to defend against it. We also believe that the trial court made numerous prejudicial errors regarding the admission and exclusion of evidence relating to the fraud claims, which further supports the grant of a new trial. And finally, we believe that the trial court’s directed verdict on plaintiffs’ breach of contract claim should be set aside and a new trial granted because, among other things, there was sufficient evidence for the jury to find for us on this claim.

     Asbestos

      We and certain of our subsidiaries have also been named as defendants in various actions by plaintiffs alleging injury or death as a result of exposure to asbestos fibers. These actions primarily relate to previously owned businesses (other than asbestos-related claims of EIP discussed above). We believe that we have substantial insurance coverage available to us related to any remaining claims. As a result, we believe that these pending and reasonably anticipated future actions are not likely to have a material adverse effect on our financial condition or results of operations.

      We and certain of our subsidiaries are also defendants in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based on our past experience, we believe that these categories of claims are not likely to have a material adverse effect on our financial condition or results of operations.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

     Discontinued Operations

      At the time of the EIP spin-off, two subsidiaries of Coltec were defendants in a significant number of personal injury claims relating to alleged exposure to asbestos-containing products sold by those subsidiaries. It is possible that asbestos-related claims might be asserted against us on the theory that we have some responsibility for the asbestos-related liabilities of EnPro, Coltec or its subsidiaries, even though the activities that led to those claims occurred prior to our ownership of any of those subsidiaries. Also, it is possible that a claim could be asserted against us that Coltec’s dividend of its aerospace business to us prior to the spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent. Such a claim could seek recovery from us on behalf of Coltec of the fair market value of the dividend.

      No such claims have been asserted against us to date. We believe that we would have substantial legal defenses against any such claims. In addition, the agreement between EnPro and us that was used to effectuate the spin-off provides us with an indemnification from EnPro covering, among other things, these liabilities. Any such asbestos-related claims would likely require, as a practical matter, that Coltec’s subsidiaries were unable to satisfy their asbestos-related liabilities and that Coltec was found to be responsible for these liabilities and was unable to meet its financial obligations. We believe any such claims would be without merit and that Coltec was solvent both before and after the dividend. If we are ultimately found to be responsible for the asbestos-related liabilities of Coltec’s subsidiaries, we believe it would not have a material adverse effect on our financial condition, but could have a material adverse effect on our results of operations and cash flows in a particular period. However, because of the uncertainty as to the number, timing and payments related to future asbestos-related claims, there can be no assurance that any such claims will not have a material adverse effect on our financial condition, results of operations and cash flows. If a claim related to the dividend of Coltec’s aerospace business were successful, it could have a material adverse impact on our financial condition, results of operations and cash flows.

     Guarantees

      We have guaranteed amounts owed by Coltec Capital Trust with respect to the $150 million of outstanding TIDES and have guaranteed Coltec’s performance of its obligations with respect to the TIDES and the underlying Coltec convertible subordinated debentures. Following the spin-off of the EIP segment, the TIDES remained outstanding as an obligation of Coltec Capital Trust and our guarantee with respect to the TIDES remains an obligation of ours. EnPro, Coltec and Coltec Capital Trust have agreed to indemnify us from any costs and liabilities arising under or related to the TIDES after the spin-off.

      In addition to our guarantee of the TIDES, we have an outstanding contingent liability for guaranteed debt and lease payments of $4.6 million and for letters of credit of $30.6 million at September 30, 2002.

     US Airways

      On August 11, 2002, US Airways announced that it had filed for protection under Chapter 11 of the United States Bankruptcy Code. As of September 30, 2002, we had accounts receivable from US Airways of approximately $2.6 million against which a valuation reserve of $1.9 million has been recorded in the third quarter of 2002. In addition, as of September 30, 2002, we had approximately $3.4 million of unamortized sales incentives recorded as Other Assets and a 50 percent-owned investee had unamortized sales incentives recorded of approximately $1.6 million. We continue to provide US Airways components under post-bankruptcy protection and to assess the realization of the above pre-bankruptcy assets as more information becomes available.

GOODRICH CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

     Certain Aerospace Contracts

      Our Aerostructures business also re-engines 727 aircraft (the “Super 27 program”). The re-engining enables these aircraft to meet sound attenuation requirements as well as improve their fuel efficiency. At September 30, 2002, we had $45.2 million of inventory on our balance sheet, as well as accounts and notes receivable of $61.8 million with respect to the Super 27 program. At June 30, 2002, $20.4 million of these notes receivable had been sold to a financial institution. The agreement relating to the sale contained recourse provisions. Due to a default by the primary obligor, we repurchased the notes receivable in August 2002 and the agreement was terminated. We believe that the recorded value of the notes receivable is less than the fair value of the underlying collateral. Collection of this receivable, as well as the recovery of some portion of our investment in existing inventory balances, may be negatively affected should the overall deterioration in the commercial aerospace market continue or if the market for re-engined Super 27 program aircraft does not strengthen. Because of these conditions, we will continue to assess the value of these assets and their ultimate recovery.

      Our Aerostructures business has a contract with Boeing on the B717-200 program that is subject to certain risks and uncertainties. Recovery of pre-production inventory balances of $32.0 million as of September 30, 2002 is subject to Boeing’s future production rate and delivery schedule as well as our future cost structure and learning curve assumptions.

Note N:     Event Subsequent to September 30, 2002

      On October 1, 2002, we completed our acquisition of TRW Inc.’s Aeronautical Systems businesses for approximately $1.5 billion in cash. The acquisition included the purchase of substantially all of the Aeronautical Systems assets and the assumption of certain liabilities as defined in the Master Agreement of Purchase and Sale. The acquisition will be accounted for using the purchase method in accordance with Financial Accounting Standard No. 141 “Business Combinations.” The acquired businesses design and manufacture commercial and military aerospace systems and equipment, including engine controls, flight controls, power systems, cargo systems, hoists and winches and actuation systems. The businesses will enhance our global operations with approximately 6,200 employees in 22 facilities in nine countries, including manufacturing and service operations in the United Kingdom, France, Germany, Canada, the United States and several Asia/ Pacific countries. The acquired businesses will expand the number of products, systems and services that we can deliver to aircraft manufacturers and operators. Because the businesses have previously been operated as one business segment, we will continue to report the results of operations as a separate business segment until our integration plan is completed in 2003. The accompanying condensed consolidated financial statements do not include assets, liabilities or operations related to these businesses as the acquisition was not completed until after September 30, 2002.

      The purchase price payable by us to TRW Inc. for the acquisition of Aeronautical Systems is subject to potential upward or downward adjustment after the closing based on the difference between the net assets of the businesses on October 1, 2002 and the net assets of the businesses on May 31, 2002, both calculated in the manner set forth in the Master Agreement of Purchase and Sale. The purchase price will also be adjusted based on the funding status of certain pension plans and other employee benefit arrangements.

      The allocation of the purchase price will be performed based on the assignment of fair values to assets acquired and liabilities assumed. Fair values will be based, in part, on appraisals of certain fixed assets and intangible assets. We believe that the fair values to be assigned to identifiable intangible assets, including those that have definite lives, may be significant.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors

TRW Inc.

      We have audited the accompanying combined balance sheets of TRW Aeronautical Systems as of December 31, 2001 and 2000, and the related combined statements of operations, cash flows and changes in stockholder’s investment for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TRW Aeronautical Systems at December 31, 2001 and 2000, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 27, 2002

TRW AERONAUTICAL SYSTEMS

COMBINED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001 and 2000

	Years Ended December 31,

	2001	2000

	(In millions)
Sales	$1,101.8	$1,105.0
Cost of sales	755.7	740.3

Gross profit	346.1	364.7
Administrative and selling expenses	170.5	138.6
Research and development expenses	78.5	67.5
Interest expense	82.0	85.6
Amortization of goodwill and intangible assets	32.1	30.3
Other (income) expense — net	(4.6)	39.5

Earnings (loss) before income taxes	(12.4)	3.2
Income tax (benefit) expense	(0.9)	7.3

Net loss	$(11.5)	$(4.1)

See notes to financial statements.

TRW AERONAUTICAL SYSTEMS

COMBINED BALANCE SHEETS

As of December 31, 2001 and December 31, 2000

	December 31,

	2001	2000

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$27.1	$19.3
Accounts receivable (net of allowances of $1.7 and $1.9 in 2001 and 2000, respectively)	178.4	261.6
Inventories
Finished products and work-in-process	156.2	130.8
Raw materials and supplies	32.3	40.0

Total inventories	188.5	170.8
Prepaid expenses	10.2	18.2
Deferred income taxes	30.5	40.7

Total current assets	434.7	510.6
Property, plant and equipment — on the basis of cost
Land	28.8	30.2
Buildings	49.0	53.8
Machinery and equipment	264.3	199.0

	342.1	283.0
Less accumulated depreciation and amortization	83.4	55.2

Total property, plant and equipment — net	258.7	227.8
Intangible assets
Goodwill	791.2	832.3
Other intangible assets	388.1	398.7

	1,179.3	1,231.0
Less accumulated amortization	100.1	68.8

Total intangible assets — net	1,079.2	1,162.2
Investments in affiliated companies	2.8	2.9
Other notes and accounts receivable	18.7	18.1
Deferred income taxes	15.1	—
Other assets	112.8	109.7
Prepaid pension cost	115.0	118.0

	$2,037.0	$2,149.3

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current liabilities
Short-term debt	$1.1	$4.1
Trade accounts payable	170.7	140.2
Accrued compensation	19.4	26.9
Other accruals	128.9	106.6
Income taxes	0.1	0.6
Current portion of long-term debt	6.3	7.1

Total current liabilities	326.5	285.5
Long-term debt	24.1	28.6
Long-term liabilities	124.2	115.3
Deferred income taxes	—	11.8
Stockholder’s investment
Parent company investment	1,731.0	1,815.3
Accumulated other comprehensive loss	(168.8)	(107.2)

Total stockholder’s investment	1,562.2	1,708.1

	$2,037.0	$2,149.3

See notes to financial statements.

TRW AERONAUTICAL SYSTEMS

COMBINED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001 and 2000

	Years Ended December 31

	2001	2000

	(In millions)
Operating activities
Net loss	$(11.5)	$(4.1)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	69.7	66.5
Net gain on sale of assets	(4.1)	—
Deferred income taxes	13.9	34.0
Other — net	0.2	(1.1)
Changes in assets and liabilities, net of effects of businesses divested
Accounts receivable, net	76.3	(19.6)
Inventories	(22.0)	28.4
Trade accounts payable	34.5	(10.5)
Prepaid expenses and other liabilities	47.5	(23.5)
Other — net	(5.5)	(40.0)

Net cash provided by operating activities	199.0	30.1
Investing activities
Capital expenditures including other intangibles	(88.6)	(50.0)
Net proceeds from divestitures	24.4	—
Other — net	(2.2)	(1.8)

Net cash used in investing activities	(66.4)	(51.8)
Financing activities
Decrease in short-term debt	(3.0)	(5.1)
Net transfer to parent company	(113.9)	(5.4)
Principal payments on debt in excess of 90 days	(2.3)	(4.0)
Other — net	2.8	(3.7)

Net cash used in financing activities	(116.4)	(18.2)
Effect of exchange rate changes on cash	(8.4)	11.7

Increase (decrease) in cash and cash equivalents	7.8	(28.2)
Cash and cash equivalents at beginning of year	19.3	47.5

Cash and cash equivalents at end of year	$27.1	$19.3

Supplemental Cash Flow Information
Interest paid (net of amount capitalized)	$81.4	$86.6
Income tax refunds (net of taxes paid)	65.2	11.0

See notes to financial statements.

TRW AERONAUTICAL SYSTEMS

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER’S INVESTMENT

For the Years Ended December 31, 2001 and 2000

		Accumulated
	Parent	Other	Total
	Company	Comprehensive	Stockholder’s
	Investment	Loss	Investment

	(In millions)
Balance at December 31, 1999	$1,657.6	$(33.5)	$1,624.1

Net loss — 2000	(4.1)		(4.1)
Foreign exchange loss, net of tax of $96.9 million		(72.4)	(72.4)
Minimum pension liability, net of tax		(1.3)	(1.3)

Total comprehensive loss			(77.8)
Net transfers from Parent Company	161.8		161.8

Balance at December 31, 2000	1,815.3	(107.2)	1,708.1

Net loss — 2001	(11.5)		(11.5)
Foreign exchange loss, net of tax of $32.9 million		(26.5)	(26.5)
Deferred cash flow hedges, net of tax of $15.2 million		(33.1)	(33.1)
Minimum pension liability, net of tax		(2.0)	(2.0)

Total comprehensive loss			(73.1)
Net transfers to Parent Company	(72.8)		(72.8)

Balance at December 31, 2001	$1,731.0	$(168.8)	$1,562.2

See notes to financial statements.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS

BASIS OF PRESENTATION AND TRANSACTIONS WITH TRW

      The combined financial statements of TRW Aeronautical Systems (the “Company”) include the assets, liabilities, sales and expenses of TRW Inc.’s (“TRW”) Aeronautical Systems businesses. The amounts are based upon TRW’s historical amounts. Parent Company Investment represents TRW’s investment in the Company including intercompany accounts.

      TRW Aeronautical Systems designs and manufactures high integrity systems and equipment, and provides services in the following product areas: equipment services, including spares and maintenance, repair and overhaul; flight controls; cargo systems; power generation and management; missile actuation and hoists and winches.

      On June 18, 2002, TRW announced that it had reached a definitive agreement with Goodrich Corporation for the sale of its Aeronautical Systems business, excluding certain assets and liabilities, for gross proceeds of approximately $1.5 billion. TRW expects to complete the sale by the end of the third quarter or early in the fourth quarter of 2002.

      The Statements of Operations of the Company include expenses recorded by the Company or directly charged to it by TRW. In addition, the statements include an allocation of TRW’s general corporate expenses to reflect the services provided to or benefits received by the Company. The allocation was $8 million for 2001 and $7 million for 2000 and was reported in Administrative and Selling Expenses in the Statements of Operations. The allocation was based upon TRW’s internal allocation methodology, which is based upon an established percentage of costs applied to the cost of operations (sales less earnings (loss) before taxes from continuing operations). Management believes that this is a reasonable method for allocating the general and administrative corporate expenses. The allocation is not necessarily representative of the operating expenses that would have been incurred had TRW Aeronautical Systems operated on a stand-alone basis.

      Debt reported on the Balance Sheets represents the historical third party obligations of the Aeronautical Systems business. Interest expense from the specific third party debt obligations attributed to the Company’s operations is included in the Statements of Operations. In addition, an estimate of the interest expense of TRW attributable to the operations of the Company is also included in the Statements of Operations. The allocation of interest is based on a ratio of the Company’s net assets to TRW’s net assets (excluding TRW’s automotive business) plus TRW’s debt (excluding the debt of the Company and TRW’s automotive business). Management believes that this is a reasonable method of allocating interest to the Company. This allocation is not, however, indicative of the total amount of interest that may be incurred by the Company as a separate entity.

      TRW accounts for and pays all United States income taxes. The Company’s taxable income (loss) related to its United States operations and foreign operations subject to a United States “check-the-box” election to be taxed in the United States is included in TRW’s consolidated income tax returns. The Statements of Operations include an allocation to the Company of TRW’s United States income taxes (credits) in amounts generally equivalent to the provisions that would have resulted had the Company filed separate income tax returns for the years presented. The Company has also been allocated United States deferred income taxes based on the estimated differences between the book and tax basis of its assets and liabilities. Most of the Company’s foreign operations account for and pay foreign income taxes related to their operations. For those foreign operations that have not separately accounted for and paid income taxes related to their operations, the Statements of Operations include an allocation of TRW’s foreign income taxes in amounts generally equivalent to the provisions which would have resulted had the Company filed separate income tax returns for the years presented. These operations have also been allocated foreign deferred income taxes based on the estimated differences between the book and tax basis of their assets and liabilities.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In the opinion of management, all adjustments necessary for a fair presentation of financial position, operating results and cash flows have been presented. The financial information included may not necessarily reflect the results of operations, financial position, and changes in stockholder’s investment in the future or what they would have been if the Company had been a separate, stand-alone company for the periods presented or in the future.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of consolidation — The combined financial statements include the accounts of the Company, which include all of TRW’s Aeronautical Systems businesses. These businesses include direct and indirect wholly-owned subsidiaries of TRW Inc. Investments in affiliated companies are accounted for by the equity or cost method.

      Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, and reported amounts in the Statements of Operations. Actual results could differ from those estimates.

      Revenue recognition — The Company recognizes sales in accordance with accounting principles generally accepted in the United States. The Company recognizes revenue when title is transferred to the customer.

      Entry fees — It has become increasingly common for major aerospace customers to require an up-front contribution by way of an entry fee either in cash or through other arrangements. This payment effectively demonstrates the Company’s commitment to participate in a new product program and is an essential part of the exclusive supply agreement. In return, the Company receives a percentage of product sales in the supply period after flight certification. These contributions are recognized as Other Assets on the Balance Sheets and amortized on a straight-line basis over the programs’ useful lives following certification, which approximates 10 years. Entry fees capitalized at December 31, 2001 and 2000 were $105 million and $94 million, respectively.

      Cash and cash equivalents — Cash and cash equivalents include all highly liquid investments purchased with a maturity of three months or less.

      Accounts receivable — At December 31, 2001, the Company sold accounts receivable of its operations in the U.S. to TRW at face value as part of an accounts receivable securitization arrangement established by TRW with a financial institution and several financial conduits.

      The securitization transactions are accounted for as a sale of the receivables under the provisions of Statement of Financial Accounting Standards (SFAS) 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and are removed from the Balance Sheets. The proceeds received are included in cash flows from operating activities in the Statements of Cash Flows.

      At December 31, 2001, $64 million of the Company’s accounts receivable had been sold.

      Inventories — Inventories are stated at the lower of cost, principally the first-in, first-out (FIFO) method, or market.

      Depreciation — Depreciation is computed over the assets’ estimated useful lives, using the straight-line method for the majority of the Company’s depreciable assets, including capital leases. The estimated useful lives of buildings, machinery and equipment, and computers and other office equipment are between 30 to 40 years, 8 to 12 years and 3 to 5 years, respectively. Depreciation expense was $38 million and $36 million for the years ended December 31, 2001 and 2000, respectively.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Intangible assets — Intangible assets are stated on the basis of cost and are being amortized by the straight-line method over the estimated future periods to be benefited. Other intangible assets include capitalized internal-use software and other identifiable intangible assets acquired through acquisitions, including core and developed technology and workforce. Capitalized internal-use software is being amortized over periods not to exceed 10 years. Other identifiable intangible assets are being amortized primarily over 5 to 30 years.

      Asset impairment — The Company records impairment losses on long-lived and intangible assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If the future undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are adjusted to their fair values.

      Environmental costs — The Company participates in environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and other waste sites. Costs related to these locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated as efforts proceed.

      Product campaign costs — The Company incurs product campaign costs when it and the customer decide to recall a product through a formal campaign to solicit the return of specific products due to a known or suspected safety concern. Product recall costs typically include the cost of the product being replaced, customer cost of the recall and labor to remove and replace the defective part. When a decision to recall a product has been made for which the Company bears some responsibility, it records the estimated cost to the Company of the recall as a charge to net earnings in that period in accordance with Financial Accounting Standards Board (FASB) Statement No. 5.

      Research and development — Company-funded research and development programs include research and development for commercial products that is expensed as incurred. Customer-funded research and development expenses, net of customer funding, included in research and development expenses, were $43 million and $46 million for 2001 and 2000, respectively.

      Shipping and handling — Shipping costs include payments to a third-party shipper to move the product to the customer. Handling costs include costs from the point the product is removed from finished goods inventory to when provided to the shipper. Shipping and handling costs are expensed as incurred as cost of sales.

      Financial instruments — The Company adopted Statement of Financial Accounting Standards (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, on January 1, 2001. SFAS 133 requires companies to recognize all derivative instruments as either assets or liabilities at fair value. The transition adjustment recorded as a result of the adoption did not have a material impact on the Company’s financial position or net earnings.

      Under SFAS 133, the gain or loss on derivative instruments that have been designated and qualify as hedges of the exposure to changes in the fair value of an asset or a liability, as well as the offsetting gain or loss on the hedged item, are recognized in net earnings during the period of the change in fair values. For derivative instruments that have been designated and qualify as hedges of the exposure to variability in expected future cash flows, the gain or loss on the derivative is initially reported as a component of other comprehensive income (loss) and reclassified to the Statement of Operations when the hedged transaction affects net earnings. Any gain or loss on the derivative in excess of the cumulative change in the present value of future cash flows of the hedged item is recognized in net earnings during the period of change. For those hedged items that are terminated, any gain or loss on the derivative is recognized in net earnings upon termination. For derivative instruments that are a hedge of a net investment in a foreign currency,

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

the gain or loss is reported in other comprehensive income (loss) as part of the cumulative translation adjustment. Derivatives not designated as hedges are adjusted to fair value through net earnings.

      Prior to the adoption of SFAS 133, changes in market value of contracts that hedged firm foreign currency commitments and inter-company transactions were generally included in the basis of the transactions. Changes in the market value of the contracts that hedged anticipated transactions were generally recognized in net earnings.

      New accounting pronouncements — The FASB recently issued SFAS 141, “Business Combinations,” SFAS 142, “Goodwill and Intangible Assets,” SFAS 143, “Accounting for Asset Retirement Obligations” and SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      SFAS 141 requires companies to account for acquisitions entered into after June 30, 2001 using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be recorded separately from goodwill. Statement 142 sets forth the accounting for goodwill and intangible assets after the completion of a business acquisition and for goodwill and intangible assets already recorded. Goodwill will no longer be amortized beginning January 1, 2002. Rather, goodwill will be tested for impairment by comparing the asset’s fair value to its carrying value. Also, the value of workforce of approximately $11 million must be reclassified from intangible assets to goodwill. The Company adopted Statement 142 on January 1, 2002.

      At December 31, 2001, the Company had recorded $743 million of goodwill, net of accumulated amortization. In the second quarter of 2002, management conducted valuations and determined that goodwill was not impaired. In 2001, the Company recorded amortization expense for goodwill and the value of workforce of $20 million before tax, $19 million after tax.

      SFAS 143 requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company’s legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development or through the normal operation of a long-lived asset. The statement is effective for the Company beginning January 1, 2003.

      SFAS 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a consistent method to value long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also changes the rules for reporting the effects of a disposal of a segment of a business. This statement was adopted on January 1, 2002.

      The Company has evaluated the impact of SFAS 143 and SFAS 144 and believes that the adoption of these statements should not have a material impact on its financial position or results of operations.

RESTRUCTURING

      In 2001, the Company announced restructuring actions as a result of decreased demand for its commercial aviation equipment and services. Cost reduction measures are being implemented including reductions of approximately 1,100 employees. As a result of these actions, the Company recorded before-tax charges of $24 million in 2001, of which $8 million and $16 million were recorded in administrative and selling expenses and cost of sales, respectively. As of December 31, 2001, the Company used $4 million for severance payments. In the second quarter of 2002, the Company reversed approximately $4 million of these charges, and expects the balance to be used by the end of 2002.

      As part of the LucasVarity acquisition, the Company recorded approximately $54 million for severance and other costs to close certain facilities. The costs were included in the purchase price allocation and reported in other accruals. During 2001 and 2000, $5 million and $38 million, respectively,

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

were used for severance and lease termination costs. The remaining balance was used in the first quarter of 2002.

      A movement of the restructuring reserve is as follows:

		Provision		Lucas Varity
				Purchase	Used for
	Beginning	Administrative	Cost of	Price	Purposes	Ending
	Balance	and Selling	Sales	Allocation	Intended	Balance

	(In millions)
2001	$7	$8	$16	—	$(9)	$22
2000	4	—	—	41	(38)	7

OTHER (INCOME) EXPENSE — NET

      Other (income) expense — net was income of $4 million and expense of $40 million in 2001 and 2000, respectively. Included in 2000 was $44 million of unrealized losses on foreign currency exchange contracts.

FINANCIAL INSTRUMENTS

Fair values of financial instruments — at December 31

	2001		2000

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

	(In millions)
Cash and cash equivalents	$27	$27	$19	$19
Short-term debt	1	1	4	4
Floating rate long-term debt	24	25	29	28
Fixed rate long-term debt	6	6	7	6
Foreign currency forward contracts — (liability) asset	(40)	(40)	6	5

      The fair value of long-term debt was estimated using a discounted cash flow analysis based on the Company’s current borrowing rates for similar types of borrowing arrangements. The fair value of the foreign currency forward contracts was estimated using a discounted cash flow analysis based on quoted market prices of offsetting contracts.

      Foreign currency forward contracts — The Company manufactures and sells its products in countries throughout the world. As a result, it is exposed to fluctuations in foreign currency exchange rates. The Company enters into forward contracts to hedge portions of its foreign currency denominated forecasted revenues, purchases and the subsequent cash flows. The critical terms of the hedges are the same as the underlying forecasted transactions, and the hedges are considered to be perfectly effective to offset the changes in fair value of cash flows from the hedged transactions. Gains or losses on these instruments, which mature at various dates through April 2007, are generally recorded in other comprehensive income (loss) until the underlying transaction is recognized in net earnings. The earnings impact is reported in either sales, cost of sales, or other (income) expense — net, to match the underlying transaction.

      The amount of gains and losses reclassified into net earnings in 2001 as a result of the discontinuation of cash flow hedges or hedge ineffectiveness were immaterial. Foreign currency cash flow hedges with a combined fair value of a $6 million loss after tax at December 31, 2001 are expected to be recognized in net earnings in 2002.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001, the Company had foreign currency forward contracts outstanding with a notional amount of $1.4 billion, denominated principally in the Euro and the British pound. Foreign exchange contracts are placed either through TRW, or directly with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

      The following table represents the movement of amounts reported in other comprehensive income (loss) of deferred cash flow hedges, net of tax.

2001

(In millions)
Balance at December 31, 2000	$—
Net change in derivative fair value and other movements during the year	(40)
Amounts reclassified to earnings during the year	7

Other comprehensive income (loss)	$(33)

INCOME TAXES

Earnings (loss) before income taxes	2001	2000

	(In millions)
U.S	$(15)	$(86)
Non-U.S	3	89

	$(12)	$3

Provision for (benefit of) income taxes	2001	2000

	(In millions)
Current
U.S. federal	$(61)	$(21)
Non-U.S	(5)	8
U.S. state and local	—	3

	(66)	(10)
Deferred
U.S. federal	61	23
Non-U.S	4	4
U.S. state and local	—	(2)

	65	17

	$(1)	$7

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

Effective income tax rate	2001	2000

U.S. statutory income tax rate	35.0%	35.0%
Nondeductible expenses	(1.3)	4.1
U.S. state and local income taxes net of U.S. federal tax benefit	(2.2)	24.9
Non-U.S. tax rate variances net of foreign tax credits	7.2	4.5
Goodwill amortization	(47.5)	157.9
R&D tax credits	15.0	—
Other	1.3	3.5

	7.5%	229.9%

      The effective income tax rate for the year ended December 31, 2001 was 7.5 percent compared to 229.9 percent for the year ended December 31, 2000. Excluding the unusual items for the years ended December 31, 2001 and 2000, the effective income tax rates would have been 54.5 percent and 48.3 percent, respectively. The major items affecting the effective income tax rate in 2001 were tax credits and non-deductible goodwill amortization. The main items affecting the effective tax rate in 2000 were non-deductible goodwill amortization and state and local income taxes.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2001 and 2000, the Company had unused tax benefits of $3.4 million and $4.4 million, respectively, related to foreign net operating loss carryforwards for income tax purposes, of which the balance expires at various dates through 2005. A valuation allowance at December 31, 2001 and 2000, of $3.4 million and $4.4 million, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

      It is the Company’s intention to reinvest undistributed earnings of certain foreign subsidiaries, thereby indefinitely postponing their remittance. Accordingly, deferred income taxes have not provided for accumulated undistributed earnings of $11 million at December 31, 2001. It is not practicable to estimate the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings.

	Deferred Tax		Deferred Tax
	Assets		Liabilities

	2001	2000	2001	2000

	(In millions)
Pensions and post-retirement benefits other than pensions	$13	$12	$38	$40
State and local taxes			1	1
Inventory	12	10	—	—
Reserves and accruals	13	22	—	—
Depreciation and amortization	—	—	101	99
Non-U.S. net operating loss carryforwards	3	4	—	—
Foreign currency exchange	139	106	—	—
Other	9	19	—	—

	189	173	140	140
Valuation allowance for deferred tax assets	(3)	(4)	—	—

	$186	$169	$140	$140

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

PENSION PLANS

      During the periods presented, substantially all of TRW Aeronautical Systems’ employees participated in TRW’s defined benefit plans. The financial statements of the Company reflect the pension assets and liabilities related to the active and retired TRW Aeronautical Systems’ employees in the Company’s plans or in TRW’s plans. The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2001, and a statement of the funded status as of December 31, 2001 and 2000:

	2001		2000

	U.S.	Non-U.S.	U.S.	Non-U.S.

	(In millions)
Change in benefit obligations
Benefit obligations at January 1	$30	$332	$24	$357
Service cost	3	18	2	18
Interest cost	2	19	2	19
Amendments	1	—	—	—
Actuarial loss (gain)	(1)	(34)	4	(33)
Foreign currency exchange rate changes and other	—	(9)	—	(28)
Divestitures	—	—	—	(1)
Benefits paid	(2)	(1)	(2)	—

Benefit obligations at December 31	$33	$325	$30	$332
Change in plan assets
Fair value of plan assets at January 1	$26	$485	$25	$556
Actual return on plan assets	—	(55)	1	(30)
Foreign currency exchange rate changes	—	(13)	—	(44)
Company contributions	3	—	2	—
Plan participant contributions	—	4	—	3
Benefits paid	(2)	(1)	(2)	—

Fair value of plan assets at December 31	$27	$420	$26	$485
Funded status of the plan	$(6)	$95	$(4)	$153
Unrecognized actuarial loss (gain)	5	2	3	(54)
Unrecognized prior service cost	2	—	2	—

Total recognized	$1	$97	$1	$99

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table provides the amounts recognized in the Balance Sheets as of December 31, 2001 and 2000:

	2001		2000

	U.S.	Non-U.S.	U.S.	Non-U.S.

	(In millions)
Prepaid benefit cost	$1	$114	$1	$117
Accrued benefit liability	—	(17)	—	(18)
Additional minimum liability	(7)	—	(4)	—
Intangible asset and other	2	—	2	—
Accumulated other comprehensive loss	5	—	2	—

Total recognized	$1	$97	$1	$99

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the United States pension plans for the TRW Aeronautical Systems’ employees and retirees with accumulated benefit obligations in excess of plan assets were $28 million, $28 million and $22 million, respectively, as of December 31, 2001, and $27 million, $27 million and $24 million, respectively, as of December 31, 2000.

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-United States pension plans for the TRW Aeronautical Systems’ employees and retirees with accumulated benefit obligations in excess of plan assets were $21 million, $16 million and $4 million, respectively, as of December 31, 2001, and $18 million, $15 million and $0 million, respectively, as of December 31, 2000.

      The following table provides the components of net pension cost for the plans for years 2001 and 2000:

	2001		2000

	U.S.	Non-U.S.	U.S.	Non-U.S.

	(In millions)
Defined benefit plans
Service cost — benefits earned during the year	$3	$18	$2	$18
Interest cost on projected benefit obligations	2	19	2	19
Expected return on plan assets	(3)	(37)	(2)	(35)
Amortization of prior service cost	1	—	—	—

Defined benefit plans	3	—	2	2
Defined contribution plans	—	—	2	—
Employee stock ownership and savings plan	2	—	—	—

Total pension cost	$5	$—	$4	$2

      The assumptions used in the measurement of the benefit obligations for the active and retired TRW Aeronautical Systems’ employees are shown in the following table:

	2001		2000

	U.S.	Non-U.S.	U.S.	Non-U.S.

Actuarial assumptions
Discount rate	7.25%	5.5-6.5%	7.50%	6.0- 7.0%
Rate of increase in compensation levels	4.10%	2.0-4.0%	4.10%	3.5- 4.5%

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The expected long-term rate of return on plan assets for United States plans was 9.5 percent for 2001 and 2000. For non-United States plans the expected long-term rate of return ranged from 8 to 8.75 percent in 2001 and 2000.

      TRW sponsors a contributory stock ownership and savings plan for which a majority of TRW Aeronautical Systems’ United States employees are eligible and under which TRW matches employee contributions up to three percent of the participant’s qualified compensation. TRW contributions are held in an unleveraged employee stock ownership plan. Prior to 2001, certain employees participated in a defined contribution pension plan. Those employees participated in the stock ownership and savings plan in 2001.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

      TRW provides health care and life insurance benefits for a majority of TRW Aeronautical Systems’ retired employees in the United States and Canada. The health care plans provide for cost sharing, in the form of employee contributions, deductibles and coinsurance, between TRW Aeronautical Systems and its retirees. The post-retirement health care plan covering a majority of employees, limits the annual increase in TRW Aeronautical Systems’ contribution toward the plan’s cost to a maximum of the lesser of 50 percent of medical inflation or four percent. Life insurance benefits are generally noncontributory. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments. The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2001, and a statement of the funded status as of December 31, 2001 and 2000 for the active and retired TRW Aeronautical Systems’ employees:

	2001	2000

	(In millions)
Change in benefit obligations
Benefit obligations at January 1	$45	$30
Service cost	1	1
Interest cost	4	2
Actuarial loss	1	13
Benefits paid	(2)	(1)

Benefit obligations at December 31	$49	$45
Change in plan assets
Fair value of plan assets at January 1	$0	$0
Company contributions	2	1
Benefits paid	(2)	(1)

Fair value of plan assets at December 31	$0	$0
Funded status of the plan	$(49)	$(45)
Unrecognized actuarial loss	11	10

Total accrued benefit cost recognized	$(38)	$(35)

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table provides the components of net post-retirement benefit cost for the plans for years 2001 and 2000:

	2001	2000

	(In millions)
Components of net post-retirement benefit cost
Service cost	$1	$1
Interest cost	4	2

Net post-retirement benefit cost	$5	$3

      The weighted-average discount rate used in determining the accumulated post-retirement benefit obligations as of December 31, 2001 and 2000 was 7.25 percent and 7.5 percent, respectively. A 6.4 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually to 5.1 percent in the year 2009 and remain at that level, thereafter.

      A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One-percentage point

	Increase	Decrease

	(In millions)
Effect on total of service and interest cost components	$1	$0
Effect on post-retirement benefit obligations	5	(4)

DEBT AND CREDIT AGREEMENTS

	2001	2000
Short-term debt

	(In millions)
U.S. borrowings	$—	$—
Non-U.S. borrowings	1	4

	1	4

	2001	2000
Long-term debt

	(In millions)
Capitalized leases	$26	$32
Other borrowings	4	4

Total long-term debt	30	36
Less current portion	6	7

	$24	$29

      The Company has borrowings under uncommitted credit agreements in certain countries in which it operates. These borrowings are primarily in the local currency of the country where the Company’s operations are located. The borrowings are provided by various domestic and international banks at quoted market interest rates. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2001 and 2000, was 2.6 percent and 7.4 percent, respectively.

      Capitalized lease arrangements are provided by several financial institutions, primarily in the United Kingdom, at rates ranging from 6.4 percent to 8.2 percent and expire at various dates through 2011. Other

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

borrowings bear interest at rates ranging from 2.6 percent to 8.5 percent and mature at various dates through 2004.

      The maturities of long-term debt are, in millions: 2002-$6; 2003-$4; 2004-$4; 2005-$3; 2006-$2; and $11 thereafter.

      Compensating balance arrangements and fees were not material.

LEASE COMMITMENTS

      The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, expire at various dates. The Company pays most maintenance, insurance and tax expenses relating to leased assets. Rental expense for operating leases was $14 million for 2001 and $12 million for 2000.

      At December 31, 2001, the future minimum lease payments for noncancelable operating leases totaled $49 million and are payable as follows, in millions: 2002 — $11; 2003 — $10; 2004 — $8; 2005 — $5; 2006 — $2; and $13 thereafter.

ACCUMULATED OTHER COMPREHENSIVE LOSS

      The components of accumulated other comprehensive loss at December 31, 2001 and 2000 are as follows:

	2001	2000

	(In millions)
Minimum pension liability adjustments, net of tax	$(3)	$(1)
Foreign currency exchange loss (net of tax of $139 million in 2001 and $106 million in 2000)	(133)	(106)
Unrealized loss on cash flow hedges (net of tax of $15 million in 2001)	(33)	—

	$(169)	$(107)

CONTINGENCIES

      Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of its business activities with respect to commercial, product liability and environmental matters. In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. A reserve estimate for each matter is established using standard engineering cost estimating techniques. In the determination of such costs, consideration is given to the professional judgment of Company environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At December 31, 2001, the Company had reserves for environmental matters of $10 million. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company’s financial position or results of operations. However, the Company cannot

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS — (Continued)

predict the effect on the Company’s financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company’s financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future.

      Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 2001, management does not anticipate that any related liability would have a material adverse effect on the Company’s financial position.

TRW AERONAUTICAL SYSTEMS

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,

	2002	2001

	(In millions)
Sales	$755.5	$803.5
Cost of sales	493.8	535.2

Gross profit	261.7	268.3
Administrative and selling expenses	103.3	115.4
Research and development expenses	75.9	62.5
Interest expense	61.2	61.1
Impairment of goodwill	483.2	—
Amortization of goodwill and intangible assets	4.9	24.1
Other (income) expense — net	4.0	(4.4)

Earnings (loss) before income taxes	(470.8)	9.6
Income tax (benefit) expense	(24.6)	4.9

Net earnings (loss)	$(446.2)	$4.7

See notes to unaudited combined financial statements.

TRW AERONAUTICAL SYSTEMS

COMBINED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2002	2001

	(In millions)
ASSETS
Current assets
Cash and cash equivalents	$3.6	$27.1
Accounts receivable	222.0	178.4
Inventories
Finished products and work-in-process	160.4	156.2
Raw materials and supplies	60.3	32.3

Total inventories	220.7	188.5
Prepaid expenses	20.8	10.2
Income taxes receivable	2.6	—
Deferred income taxes	—	30.5

Total current assets	469.7	434.7
Property, plant and equipment — on the basis of cost
Land	25.1	28.8
Buildings	77.5	49.0
Machinery and equipment	317.3	264.3

	419.9	342.1
Less accumulated depreciation and amortization	108.4	83.4

Total property, plant and equipment — net	311.5	258.7
Intangible assets
Goodwill	385.3	791.2
Other intangible assets	403.1	388.1

	788.4	1,179.3
Less accumulated amortization	112.9	100.1

Total intangible assets — net	675.5	1,079.2
Investments in affiliated companies	3.1	2.8
Other notes and accounts receivable	24.3	18.7
Other assets	174.7	112.8
Deferred income taxes	—	15.1
Prepaid pension cost	116.4	115.0

	$1,775.2	$2,037.0

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current liabilities
Short-term debt	$—	$1.1
Trade accounts payable	146.0	170.7
Accrued compensation	19.5	19.4
Other accruals	89.0	128.9
Income taxes	—	0.1
Current portion of long-term debt	—	6.3

Total current liabilities	254.5	326.5
Long-term debt	4.0	24.1
Long-term liabilities	86.2	124.2
Deferred income taxes	50.7	—
Stockholder’s investment
Parent company investment	1,436.9	1,731.0
Accumulated other comprehensive loss	(57.1)	(168.8)

Total stockholder’s investment	1,379.8	1,562.2

	$1,775.2	$2,037.0

See notes to unaudited combined financial statements.

TRW AERONAUTICAL SYSTEMS

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,

	2002	2001

	(In millions)
Operating activities
Net earnings (loss)	$(446.2)	$4.7
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	22.4	51.7
Asset impairment charge	483.2	—
Net gain on sale of assets	—	(4.5)
Deferred income taxes	(18.9)	(1.3)
Other — net	(0.5)	(0.1)
Changes in assets and liabilities, net of effects of businesses divested
Accounts receivable, net	(31.1)	30.8
Inventories	(21.1)	(43.2)
Trade accounts payable	(34.8)	28.1
Prepaid expenses and other liabilities	(63.9)	13.2
Other — net	(30.8)	6.6

Net cash (used in) provided by operating activities	(141.7)	86.0
Investing activities
Capital expenditures including other intangibles	(53.2)	(59.3)
Net proceeds from divestitures	—	27.1
Other — net	(1.1)	(9.5)

Net cash used in investing activities	(54.3)	(41.7)
Financing activities
Decrease in short-term debt	(1.0)	(5.2)
Net transfer from (to) parent company	180.1	(33.4)
Principal payments on debt in excess of 90 days	(0.5)	(0.6)
Other — net	(0.1)	3.5

Net cash provided by (used in) financing activities	178.5	(35.7)
Effect of exchange rate changes on cash	(6.0)	(8.1)

(Decrease) increase in cash and cash equivalents	(23.5)	0.5
Cash and cash equivalents at beginning of period	27.1	19.3

Cash and cash equivalents at end of period	$3.6	$19.8

Supplemental Cash Flow Information
Interest paid (net of amount capitalized)	$56.7	$54.0
Income tax refunds (net of taxes paid)	(7.7)	40.6

See notes to unaudited combined financial statements.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation

      The accompanying combined financial statements of TRW Aeronautical Systems (the Company) include the assets, liabilities, sales and expenses of TRW Inc.’s (TRW) Aeronautical Systems businesses. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002, nor would they necessarily reflect the results of operations or financial position in the future or what they would have been if the Company had been a separate, stand-alone company for the period presented or in the future.

      On June 18, 2002, TRW announced that it had reached a definitive agreement with Goodrich Corporation for the sale of its Aeronautical Systems business, excluding certain assets and liabilities, for gross proceeds of approximately $1.5 billion. TRW reclassified the assets and liabilities of the Aeronautical Systems business as held for sale and discontinued the depreciation of plant and equipment and the amortization of other intangible assets. If the assets were depreciated and amortized, depreciation and amortization expense would increase by $19.1 million for the nine months ended September 30, 2002. The sale was completed on October 1, 2002.

      The Statements of Operations of the Company include expenses recorded by the Company or directly charged to it by TRW. In addition, the statements include an allocation of TRW’s general corporate expenses to reflect the services provided to or benefits received by the Company. The allocation was $5.0 million for the nine months ended September 30, 2002 and $5.6 million for the nine months ended September 30, 2001 and was reported in administrative and selling expenses in the Statements of Operations. The allocation was based upon TRW’s internal allocation methodology, which is based upon an established percentage of costs applied to the cost of operations (sales less earnings (loss) before taxes from continuing operations). Management believes that this is a reasonable method for allocating the general and administrative corporate expenses. The allocation is not necessarily representative of the operating expenses that would have been incurred had TRW Aeronautical Systems operated on a stand-alone basis.

      Debt reported on the Balance Sheets represents the historical third party obligations of the Aeronautical Systems business. Interest expense from the specific third party debt obligations attributed to the Company’s operations is included in the Statements of Operations. In addition, an estimate of the interest expense of TRW, attributable to the operations of the Company, is also included in the Statements of Operations. The allocation of interest is based on a ratio of the Company’s net assets to TRW’s net assets (excluding TRW’s automotive business) plus TRW’s debt (excluding the debt of the Company and TRW’s automotive business). Management believes that this is a reasonable method of allocating interest to the Company. This allocation is not, however, indicative of the total amount of interest that may be incurred by the Company as a separate entity.

      TRW accounts for and pays all United States income taxes. The Company’s taxable income(loss) related to its United States operations and foreign operations subject to a United States “check-the-box” election to be taxed in the United States is included in TRW’s consolidated income tax returns. The Statements of Operations include an allocation to the Company of TRW’s United States income taxes(credits) in amounts generally equivalent to the provisions that would have resulted had the Company filed separate income tax returns for the years presented. The Company has also been allocated United States deferred income taxes based on the estimated differences between the book and tax basis of its assets and liabilities. Most of the Company’s foreign operations account for and pay foreign income taxes related to their operations. For those foreign operations that have not separately accounted for and paid

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

income taxes related to their operations, the Statements of Operations include an allocation of TRW’s foreign income taxes in amounts generally equivalent to the provisions which would have resulted had the Company filed separate income tax returns for the years presented. These operations have also been allocated foreign deferred income taxes based on the estimated differences between the book and tax basis of their assets and liabilities.

Accounting Pronouncements

      Effective January 1, 2002, the Company adopted Financial Accounting Standards Board (FASB) SFAS 141, “Business Combinations,” SFAS 142, “Goodwill and Intangible Assets,” and SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 141 requires that acquisitions entered into after June 30, 2001 are to be accounted for using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be separated from goodwill. As a result of the Company’s analysis, only the value of assembled workforce of approximately $11 million was reclassified from intangible assets to goodwill at January 1, 2002.

      SFAS 142 sets forth the accounting for goodwill and intangible assets already recorded. Commencing January 1, 2002, goodwill is no longer being amortized. Goodwill was tested for impairment by comparing the assets’ fair values to their carrying values. With the adoption of SFAS 142, management’s valuation of goodwill was determined not to be impaired. As a result of the proposed sale of Aeronautical Systems, an updated valuation was conducted taking into account the purchase price and an estimate of the fair value of the Company’s assets and liabilities, which approximate their carrying values. The valuation resulted in an impairment of goodwill of $483.2 million. The Company reassessed the useful lives and residual values of all acquired intangible assets to make any necessary amortization period adjustments, which resulted in no adjustments being made. Amounts in 2001 have not been restated in accordance with the statement.

      The following table reflects the reconciliation of reported net earnings (loss) to adjusted net earnings (loss) for the exclusion of goodwill amortization.

	Nine months ended
	September 30,

	2002	2001

	(In millions except per
	share data)
Net earnings (loss)
Reported net earnings (loss)	$(446.2)	$4.7
Add back: Goodwill amortization, net of tax	—	14.2

Adjusted net earnings (loss)	$(446.2)	$18.9

      SFAS 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company’s legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development or through the normal operation of a long-lived asset. The statement is effective for the Company beginning January 1, 2003. Management has evaluated the impact of SFAS 143 and believes that its adoption should not have a material effect on the Company’s financial position or results of operations.

      SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a consistent method to value long-lived assets to be disposed of and broadens the presentation of discontinued operations. The adoption of SFAS 144 did not have a material effect on the Company’s financial statements.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 requires gains and losses on extinguishments of debt to be reclassified as income or loss from continuing operations rather than as extraordinary items as previously required by SFAS 4, “Reporting Gains and Losses from Extinguishment of Debt.” SFAS 145 also amends SFAS 13 requiring certain modifications to capital leases to be treated as sale-leaseback transactions and to subleases when the original lessee remains a secondary obligor, or guarantor.

      The provisions of SFAS 145 related to the rescission of SFAS 4 are effective for the Company on January 1, 2003. The remaining provisions of SFAS 145 were effective for transactions and reporting subsequent to May 15, 2002. The adoption of SFAS 145 did not have a material impact to the Company’s financial position or results of operations.

Accounts Receivable Securitization

      The Company sold accounts receivable of its operations in the U.S. to TRW at face value as part of an accounts receivable securitization arrangement established by TRW with a financial institution and several financial conduits. The proceeds received are included in cash flows from operating activities in the Statements of Cash Flows. The Company sold $64.0 million of its accounts receivable at December 31, 2001. Pursuant to the terms of the sale agreement with Goodrich Corporation, the Company discontinued selling accounts receivables to TRW in August 2002. All accounts receivable outstanding at that time were repurchased at face value.

      The securitization transactions are accounted for as a sale of the receivables under the provisions of Statement of Financial Accounting Standards (SFAS) 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and are removed from the Balance Sheets.

Other (Income) Expense-Net

      Other (income) expense was expense of $4.0 million and income of $4.4 million for the nine months ended September 30, 2002 and 2001, respectively. Included in 2001 was a $4.5 million gain on sale of real estate.

Restructurings

      At December 31, 2001, restructuring charges of approximately $21.5 million had been recorded for severance and other costs. During the nine months ended September 30, 2002, $14.2 million was used primarily to pay severance costs. Employee headcount has been reduced by over 950 since the start of the program in the fourth quarter of 2001. Also in 2002, the Company returned-to-profit $4.3 million as a result of changes in circumstances as to the extent of the program. The balance of $4.8 million is expected to be used by the end of 2002.

      A movement of the restructuring reserve is as follows:

Provision

		Administr-		Used for
	Beginning	ative and	Cost of	Purposes	Return-to-		Ending
	Balance	Selling	Sales	Intended	Profit	Translation	Balance

(In millions)
Nine-month period ended Sept 30, 2002	$21.5	$—	$—	$(14.2)	$(4.3)	$1.8	$4.8

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Income Taxes

      The effective income tax rate for the nine months ended September 30, 2002 was 5.2 percent compared to 51.5 percent for the nine months ended September 30, 2001. Excluding the unusual items for the nine months ended September 30, 2002 and September 30, 2001, the effective income tax rates would have been (30.8) percent and 65.5 percent, respectively. The major items affecting the change in the effective income tax rate from the nine months ended September 30, 2001 to the nine months ended September 30, 2002 were increased tax credits, a goodwill impairment charge, and elimination of non-deductible goodwill amortization in 2002.

Financial Instruments

      Foreign currency forward contracts — The Company manufactures and sells its products in countries throughout the world. As a result, it is exposed to fluctuations in foreign currency exchange rates. The Company enters into forward contracts to hedge portions of its foreign currency denominated forecasted revenues, purchases and the subsequent cash flows. The critical terms of the hedges are the same as the underlying forecasted transactions, and the hedges are considered to be perfectly effective to offset the changes in fair value of cash flows from the hedged transactions. Gains or losses on these instruments, which mature at various dates through April 2007, are generally recorded in other comprehensive income(loss) until the underlying transaction is recognized in net earnings. The earnings impact is reported in either sales, cost of sales, or other (income)expense-net to match the underlying transaction. The Company designated these contracts as cash flow hedges.

      At September 30, 2002, the Company had foreign currency forward contracts outstanding with a notional amount of $1.2 billion, denominated principally in the Euro and the British pound. Foreign exchange contracts are placed either through TRW or directly with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

      The following table represents the movement of amounts reported in other comprehensive income(loss) of deferred cash flow hedges, net of tax.

	Nine months ended
	September 30

	2002	2001

	(In millions)
Beginning balance	$(33.1)	$—
Net change in derivative fair value and other movements	58.8	(25.9)
Amounts reclassified to earnings	(3.1)	5.3

Other comprehensive income(loss)	$22.6	$(20.6)

Debt and Credit Agreements

      At September 30, 2002, long-term debt, including the current portion of long-term debt, was $4.0 million, a decrease of $26.4 million from $30.4 million at December 31, 2001. The primary sources of long-term financing used by the Company are capitalized leases and bank borrowings. During the third quarter 2002, and in accordance with the sales agreement with Goodrich Corporation, TRW satisfied the Company’s obligations under capitalized leases amounting to $25.7 million.

TRW AERONAUTICAL SYSTEMS

NOTES TO FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Comprehensive Income(Loss)

      The components of comprehensive income(loss), net of tax, for the third quarter and nine months of 2002 and 2001 are as follows:

	Nine months ended
	September 30,

	2002	2001

	(In millions)
Net earnings(loss)	$(446.2)	$4.7
Foreign currency exchange gain(loss)	56.0	(9.6)
Unrealized gain(loss) on cash flow hedges	55.7	(20.5)

Comprehensive income(loss)	$(334.5)	$(25.4)

      The components of accumulated other comprehensive income(loss), net of tax, at September 30, 2002 and December 31, 2001 are as follows:

	September 30,	December 31,
	2002	2001

	(In millions)
Foreign currency exchange loss	$(76.5)	$(132.5)
Unrealized gain(loss) on cash flow hedges	22.6	(33.1)
Minimum pension liability adjustments	(3.2)	(3.2)

Accumulated other comprehensive income(loss)	$(57.1)	$(168.8)

Contingencies

      Various claims, lawsuits and administrative proceedings with respect to commercial, product liability and environmental matters are pending or threatened against the Company or its subsidiaries, arising from the ordinary course of business activities with respect to commercial, product liability and environmental matters. Taking into account established reserves, management believes that the ultimate resolution of each of the foregoing matters will not have a material effect on the Company’s financial condition or results of operations.

      Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at September 30, 2002, management does not anticipate that any related liability would have a material adverse effect on the Company’s financial position.

PROSPECTUS

$2,400,000,000

Goodrich Corporation

Debt Securities

Series Preferred Stock
Common Stock
Stock Purchase Contracts
Stock Purchase Units

      This prospectus provides you with a general description of securities in an aggregate amount not to exceed $2,400,000,000 that we may offer from time to time. These securities include debt securities, series preferred stock, common stock, stock purchase contracts and stock purchase units. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell securities through agents we select or through underwriters and dealers we select. We also may sell securities directly to investors. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

      Our common stock is listed on the New York Stock Exchange under the trading symbol “GR.” Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 6, 2002.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we, Goodrich Corporation, filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities:

•	debt securities,

•	series preferred stock,

•	common stock,

•	stock purchase contracts, and

•	stock purchase units,

in one or more offerings up to a total dollar amount of $2,400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus, like our certificate of incorporation, have been filed with the SEC as exhibits to the registration statement. Before you invest in any of our securities, you should read the relevant documents and agreements.

      References to “Goodrich,” “we,” “us” or “our” refer to Goodrich Corporation and, where the context requires, Goodrich Corporation and its subsidiaries collectively.

      You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. There may have been changes in our affairs since the date of the prospectus or any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

      The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement. Information furnished under Item 9 in our Current Reports on Form 8-K is not incorporated by reference in this prospectus. We furnished information under Item 9 in our Current Reports filed January 30, 2002, April 24, 2002, June 19, 2002, July 24, 2002 and August 12, 2002.

      We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

•	Our Current Reports on Form 8-K filed February 13, 2002, May 3, 2002 and June 17, 2002; and

•	Our Registration Statement on Form 8-A filed on June 19, 1997 with respect to our preferred share purchase rights.

      You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

Goodrich Corporation

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Secretary
(704) 423-7000

      Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS

      We believe that some of the information contained or incorporated by reference in this prospectus constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution you that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Our Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed with the SEC explain the nature of a number of these forward-looking statements as well as some of the things that could cause our actual results to differ materially from what we are expecting. You should read that explanation before investing in our securities.

THE COMPANY

      We are a leading worldwide supplier of aerospace components, systems and services serving the commercial, military, regional, business and general aviation markets. Our major products include aircraft engine nacelle and pylon systems, aircraft landing gear, wheels and brakes, sensors and sensor-based systems, fuel measurement and management systems, flight attendant and cockpit seats, aircraft evacuation slides and rafts, optical and electro-optical systems, space applications, ice protection systems and collision warning systems. We also provide maintenance, repair and overhaul services on commercial airframes and components.

      Our business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Our products and services are sold principally to customers in North America and Europe.

      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, and our telephone number is 704-423-7000. We were incorporated under the laws of the State of New York on May 2, 1912 as the successor to a business founded in 1870.

USE OF PROCEEDS

      Unless we indicate otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, financing acquisitions, capital expenditures and the repayment of short-term and long-term borrowings. Further details relating to the uses of the net proceeds of any securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Six Months Ended
June 30,		Twelve Months Ended December 31,

2002	2001	2001	2000	1999	1998	1997

3.52	3.38	2.60	2.72	1.91	2.78	1.77

      For these ratios, “earnings” consist of pre-tax income from continuing operations before

•	fixed charges (excluding capitalized interest and distributions on trust preferred securities), and

•	amortization of previously capitalized interest.

      For these ratios, “fixed charges” consist of

•	interest on all indebtedness (including capitalized interest and interest costs on company-owned life insurance policies),

•	amortization of debt discount or premium or capitalized expenses related to debt,

•	an interest factor attributable to rentals, and

•	distributions on trust preferred securities.

      There were no shares of preferred stock outstanding during any of the periods indicated. Therefore, the ratio of earnings to fixed charges and preferred stock dividends would have been the same as the ratio of earnings to fixed charges for each period indicated.

DESCRIPTION OF DEBT SECURITIES

      The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.

      We will issue the debt securities under an indenture between us and The Bank of New York, as successor to Harris Trust and Savings Bank, as trustee, dated as of May 1, 1991. If we use another trustee for a series of debt securities, we will provide the details in a prospectus supplement.

      We have summarized below selected provisions of the indenture and the Trust Indenture Act of 1939. The summary does not contain all the provisions that you may want to consider as an investor in our debt securities. You may wish to review the indenture. We have filed a copy of the indenture with the SEC, and the summary below includes references to the relevant sections of the indenture so that you can locate them easily.

General

      The indenture does not limit the amount of debt securities that we may issue. Unless we state otherwise in a prospectus supplement, the debt securities that we issue under this prospectus will not limit the amount of other debt that we can issue.

      The indenture allows us to issue debt securities in one or more series. The prospectus supplement for a series of debt securities being offered will include the specific terms of the debt securities. These terms will include all or some of the following:

•	the title of the debt securities;

•	the principal amount and the permitted denominations of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the currency or currencies in which the principal of and any interest on the debt securities will be payable;

•	the dates on which principal and interest on the debt securities will be payable;

•	the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;

•	the places where principal and interest will be payable;

•	any mandatory or optional repayment or redemption provisions; and

•	any other terms of the debt securities.

      We are permitted under the indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates. (Section 2.5) We will specify in the applicable prospectus supplement the persons to whom and the manner in which any interest will be payable.

      The debt securities will be unsecured, unsubordinated indebtedness of Goodrich. The debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

      The debt securities will be issued in the denominations set forth in the applicable prospectus supplement. The trustee will maintain a register of the names of the holders of the debt securities. (Section 2.10) We will maintain an office or agency where the debt securities may be presented for payment and may be transferred or exchanged. (Section 3.2) We will not make any service charges for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities. (Section 2.10)

      We may sell debt securities at a substantial discount below their stated principal amount, and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

Book-Entry Procedures

      We may issue debt securities in the form of one or more global certificates registered in the name of a depositary or a nominee of a depositary. Unless we state otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be Cede & Co., who will be the initial registered holder of any series of debt securities that are issued in book-entry form.

      If we use the book-entry only form for any series of debt securities, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in, and transfers of, book-entry securities on the records that it and its participating organizations maintain. In addition, if any holder of debt securities issued in book-entry form wants to take any action, it must instruct the participating organization through which it holds the debt securities. The participating organization must then instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.

      The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries, thereby eliminating the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant, also use The Depository Trust Company’s book-entry system. These organizations are referred to as indirect participants. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.

      If anyone wishes to purchase, sell or otherwise transfer debt securities in book-entry form, they must do so through a direct or indirect participant. Under a book-entry format, holders of debt securities may experience some delay in their receipt of payments. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of direct participants and, if applicable, indirect participants.

      The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in the Depository Trust Company system, or to otherwise act with respect to the debt securities.

      The Depository Trust Company has advised us that it will only take any action permitted to be taken by a registered holder of any debt securities at the direction of a direct participant.

      Debt securities represented by a book-entry security will be exchangeable for the debt securities in registered form with the same terms only if:

•	The Depository Trust Company notifies us that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and we do not appoint a new depositary within 90 days; or

•	we determine that the global security is exchangeable.

      Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.

      The information in this section about The Depository Trust Company and the book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by The Depository Trust Company or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Certain Covenants

      We must comply with the restrictive covenants in the indenture that are described below.

Definitions

      “Attributable Debt” with respect to any lease under which we are liable is defined as the lesser of (1) the fair value of the property subject to that lease as determined by certain of our officers or (2) the present value of the total net amount of rent we must pay under that lease until it expires, calculated using a discount rate determined by certain of our officers and compounded semiannually. The net amount of rent we must pay under any lease for any period is the amount of rent payable for the period, excluding payments for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. For any lease that we may terminate by paying a penalty, the net amount of rent includes the penalty, but no rent is included after the first date upon which the lease may be terminated.

      “Consolidated Net Tangible Assets” is defined as the total amount of assets (minus applicable reserves and properly deductible items) minus (1) all current liabilities, excluding (a) those which are extendible or renewable to more than 12 months after the time as of which the amount of the liability is being computed, (b) current maturities of long-term indebtedness and (c) capital lease obligations, and (2) all goodwill, in each case as shown on our audited financial statements.

      “Debt” is defined as indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar documents.

      “Funded Debt” is defined as all indebtedness for money borrowed (1) with a maturity of more than 12 months after the date on which the amount of indebtedness is determined or (2) with a maturity that is less than 12 months from that date but which is renewable or extendible beyond 12 months from that date at the borrower’s option.

      “Principal Property” is defined as any building, structure or other facility, the land upon which it stands and the fixtures that are a part of it, (1) that is used primarily for manufacturing and is located in the United States and (2) the net book value of which exceeds 3% of Consolidated Net Tangible Assets. Principal Property does not include (1) any building, structure or facility that, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular building, structure or facility that, in the opinion of our board of directors, is not of material importance to the use or operation of that building, structure or facility.

      “Restricted Subsidiary” is defined as any Subsidiary (1) with substantially all its property located in the United States or carrying on substantially all its business within the United States and (2) which owns a Principal Property. “Restricted Subsidiary,” however, does not include any Subsidiary whose primary business (1) consists of financing operations in connection with leasing and conditional sales transactions on behalf of Goodrich, (2) consists of purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) is that of a finance company.

      “Subsidiary” is defined as any company in which we and/or one or more of our subsidiaries own, directly or indirectly, at least a majority of the outstanding voting stock.

Limitation on Liens

      The indenture prohibits us and our Restricted Subsidiaries from incurring, issuing, assuming or guaranteeing any Debt secured by any sort of lien on

(1)	any Principal Property owned by us or a Restricted Subsidiary,

(2)	any stock in any Restricted Subsidiary, or

(3)	any Debt of any Restricted Subsidiary,

without securing all outstanding series of debt securities equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed, unless the aggregate principal amount of that secured Debt together with (1) all secured Debt that would otherwise be prohibited, and (2) all of our and our Restricted Subsidiaries’ Attributable Debt in respect of sale and leaseback transactions that would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below, would not exceed 10% of Consolidated Net Tangible Assets. The restriction described above does not apply to guarantees related to the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising in the ordinary course of business out of installment or conditional sales of merchandise, equipment or services to distributors, dealers or other customers and similar transactions involving retention of title.

      In addition, the restriction described above will not apply to Debt secured by the following:

•	liens on property, stock or Debt of any corporation existing at the time it becomes a Restricted Subsidiary;

•	liens to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

•	liens for taxes, assessments or governmental charges or levies (a) that are not yet due and delinquent or (b) the validity of which we are contesting, or deposits to obtain the release of these liens;

•	liens of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar liens, or deposits to obtain the release of these liens;

•	liens arising under legal process the execution or enforcement of which is stayed and which are being contested in good faith;

•	liens (a) to secure public or statutory obligations, (b) to secure payment of workmen’s compensation, (c) to secure performance in connection with tenders, leases of real property, bids or contracts or (d) to secure (or in lieu of) surety or appeal bonds, and liens made in the ordinary course of business for similar purposes;

•	liens in favor of the United States, any state in the United States, or any agency, department, instrumentality or political subdivision thereof or of any other country or political subdivision thereof, to secure payments pursuant to any contract or statute or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the lien;

•	liens on property, stock or Debt of a corporation (a) existing at the time we acquired the corporation (including corporations with which we merged or consolidated or purchased substantially all the properties of), (b) that secure the payment of the purchase price, construction cost or improvement cost thereof or (c) that secure any Debt incurred prior to, at the time of, or within one year after we acquired the property, shares or Debt, or completed the construction on or commenced commercial operation of the property, whichever is later, for the purpose of financing the purchase price or construction cost;

•	liens existing at the date of the indenture; and

•	any extension, renewal or replacement of any of the foregoing liens that does not increase the Debt secured by such lien and that is limited to all or a part of the same property, stock or Debt that secured the original lien. (Section 3.4)

Limitation on Sales and Leasebacks

      The indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction with any bank, insurance company or other lender or investor where we or the Restricted Subsidiary would lease a Principal Property for a period totaling more than three years if that Principal Property has been or will be sold by us or a Restricted Subsidiary within one year after acquisition, completion of construction or commencement of full operations thereof to that investor or lender or to any person to whom that lender or investor has made funds available on the security of that Principal Property, unless either:

•	we or the Restricted Subsidiary could create Debt secured by a lien on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to that sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above; or

•	we apply within 270 days after the sale or transfer by us or the Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement and (2) the fair market value of the Principal Property (as determined by certain of our officers) so sold and leased back at the time of entering into the arrangement to

•	the purchase of different property, facilities or equipment that has a value at least equal to the net proceeds of the sale or

•	the retirement of our Funded Debt.

      The amount to be applied to the retirement of our Funded Debt will, however, be reduced by (1) the principal amount of any debt securities issued under the indenture (or, if any of those debt securities are original issue discount debt securities, the portion of the principal amount that is due and payable with respect to those debt securities pursuant to a declaration in accordance with Section 4.1 of the indenture) delivered within 270 days after the relevant sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than the debt securities issued under the indenture, voluntarily retired by us within 270 days after the relevant sale. We may not effect any retirement of Funded Debt referred to above by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision. (Section 3.5)

Absence of Other Restrictions

      The indenture does not contain:

•	any restrictions on the declaration of dividends;

•	any requirements concerning the maintenance of any asset ratio; or

•	any requirement for the creation or maintenance of reserves.

Consolidation, Merger, Sale, Conveyance and Lease

      The indenture permits us to consolidate or merge with or into another entity, and to sell, convey or lease all or substantially all our property to another entity, only if certain conditions in the indenture are met including:

•	the successor entity, purchaser or lessee expressly assumes our obligations on the debt securities and under the indenture; and

•	we are not, or our successor is not, as the case may be, in default under any covenant or condition in the indenture immediately after giving effect to the consolidation, merger, sale, conveyance or lease. (Article Eight)

Events of Default, Waiver and Notice

      “Event of Default” when used with respect to a series of debt securities issued under the indenture will mean any of the following:

•	our failure to pay any interest on the debt securities of that series for a period of 10 days after the interest was due;

•	our failure to pay the principal on the debt securities of that series;

•	our failure to deposit any sinking fund payment on the debt securities of that series;

•	our failure to perform any other covenant or agreement in the indenture with respect to that series of debt securities, and the continuance of that failure for 90 days after the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series have given notice to us (and, in the case of a notice from the holders, the trustee) of such failure;

•	acceleration of any indebtedness of ours (1) with a principal amount of more than $50,000,000, or (2) under any mortgage, indenture or other instrument that permits the incurrence by us of more than $50,000,000 of indebtedness, in either case that is not discharged, rescinded or annulled within 10 days after the trustee or the holders of at least 25% of the debt securities of such series have given to us (and, in the case of a notice of the holders, the trustee) written notice of this default;

•	various events involving our bankruptcy, insolvency or reorganization; and

•	any other Event of Default established with respect to debt securities of that series. (Sections 2.5 and 4.1)

      Within 90 days after the occurrence of a default, the trustee will give all holders of debt securities of the affected series notice of all defaults known to it. Except in the case of a default in the payment of principal, interest or any sinking fund installment, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. (Trust Indenture Act)

      If an Event of Default with respect to any series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of that series may by written notice to us declare the principal (or, in the case of original issue discount debt securities, the portion specified in the applicable prospectus supplement) of the debt securities of that series and any accrued interest to be due and payable immediately. Once this has happened, subject to various conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can annul the declaration of acceleration and waive the past defaults, except that they cannot waive uncured defaults in the payment of principal, any premium or any interest. (Sections 4.1 and 4.9)

      We must file on an annual basis with the trustee, among other things, a written statement of one of our officers regarding his knowledge of our compliance with all conditions and covenants under the indenture. (Trust Indenture Act)

      The holders of at least a majority in aggregate principal amount of the debt securities of each series affected (with each series voting separately as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power given under the indenture to the trustee. (Section 4.8)

      The trustee does not have to exercise any of its rights or powers at the direction of the holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities. (Section 5.1(d))

Defeasance

  Defeasance and Discharge

      The indenture provides that we will be discharged from any and all obligations with respect to the debt securities of any series (other than various obligations regarding transfer, exchange, cancellation of debt securities, destroyed, lost or stolen debt securities, temporary securities, offices for payment, paying agents and obligations with respect to the trustee) if we deposit with the trustee in trust money and/or U.S. government obligations that will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. (Section 12.2 and 12.4)

      We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if that deposit, defeasance and discharge had not occurred. (Section 12.4)

  Defeasance of Certain Covenants and Certain Events of Default

      The indenture provides that we may choose not to comply with the covenants described above under “Limitation on Liens” and “Limitations on Sales and Leasebacks” and with Section 4.1(d) of the indenture (described above in the fourth bullet point under “Events of Default, Waiver and Notice”) without triggering an Event of Default with respect to a particular series of debt securities, if we deposit with the trustee in trust money and/or U.S. government obligations which through the payment of interest and principal will provide enough money to pay the principal of, each installment of interest on, and any mandatory sinking fund payments with respect to, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. Our other obligations under the indenture and those debt securities and other Events of Default will remain in full force and effect. (Section 12.3 and 12.4)

      We may only establish this kind of trust if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if that deposit and defeasance had not occurred. (Section 12.4)

      If we exercise the option described in this section and the debt securities of the relevant series are declared due and payable because of the occurrence of any Event of Default (other than the Event of Default described above in the fourth bullet point under “Events of Default, Waiver and Notice”), the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from that Event of Default.

Satisfaction and Discharge of the Indenture

      The indenture generally will cease to be of any further effect with respect to a series of debt securities if:

•	we have paid the principal of and interest on all debt securities of that series (with certain limited exceptions) when these debt securities have become due and payable;

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable or subject to redemption within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of these debt securities (with certain limited exceptions).

      In addition, we must pay all other sums payable by us under the indenture with respect to that series of debt securities. (Section 9.1)

Changes to the Indenture

      Holders who own not less than 50% in principal amount of the outstanding debt securities of all series affected can agree to amend the indenture or the rights of the holders of those debt securities. However, without the consent of each affected holder of debt securities, no amendment can:

•	extend the fixed maturity of those debt securities;

•	reduce the principal amount of, or premium on, those debt securities;

•	reduce the rate or the time of payment of interest on those debt securities;

•	change the currency of those debt securities;

•	reduce the portion of the principal amount of original issue discount debt securities payable upon acceleration of the maturity thereof;

•	reduce the portion of the principal amount of those debt securities provable in bankruptcy;

•	reduce amounts payable upon redemption of those debt securities;

•	reduce the overdue rate of interest on those debt securities;

•	impair any right of repayment at the option of the holders of those debt securities; or

•	reduce the percentage of principal amount of debt securities required to amend the indenture. (Section 7.2)

      We may amend the indenture in certain circumstances without your consent to evidence our merger with another company or the replacement of the trustee and for certain other purposes. (Section 7.1)

Concerning the Trustee

      The Bank of New York will serve as trustee under the indenture. We maintain deposit accounts and conduct other banking transactions with The Bank of New York in the ordinary course of our business. If we use a different trustee for any debt securities, we will let you know in the prospectus supplement.

DESCRIPTION OF SERIES PREFERRED STOCK

      We have summarized below provisions of our certificate of incorporation relating to our series preferred stock. The summary does not contain all the provisions that you may want to consider as an investor in our series preferred stock. You may wish to review our certificate of incorporation. We have filed a copy of our certificate of incorporation with the SEC.

General

      Our certificate of incorporation authorizes us to issue 10,000,000 shares of series preferred stock, par value $1.00 per share, in one or more series. However, shares of our series preferred stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of June 30, 2002, 2,401,673 shares of series preferred stock have been redeemed, 7,598,327 shares of series preferred stock were available for issuance in the future, and no shares of series preferred stock were outstanding.

      Our board of directors has the power, without shareholder approval, to create one or more series of series preferred stock, to issue shares of series preferred stock up to the maximum number of shares of series preferred stock available for issuance, and to fix the terms of each series of series preferred stock, including the following:

•	the number of shares to be issued in a particular series;

•	the dividend rate on the shares of that series, including whether dividends will be cumulative;

•	whether the shares of that series will be redeemable, and if they are, the circumstances under which they will be redeemable;

•	whether the shares of that series will be convertible into or exchangeable for other securities, and if so, the terms and conditions on which they may be converted or exchanged;

•	the amount payable on the shares of that series if we should liquidate, dissolve or wind-up our business;

•	the circumstances, if any, under which a holder of the shares may vote; and

•	any other terms as long as they do not violate our certificate of incorporation or any resolution of our board of directors.

      The particular terms of any series of preferred stock that we may offer will be described in a prospectus supplement.

Dividends

      Dividends on outstanding shares of series preferred stock must be paid before any dividends may be paid on shares of common stock. All shares of series preferred stock will be of equal rank as to the payment of dividends, but two or more series may differ as the existence and extent of the right to receive cumulative dividends.

Voting Rights

      Except as otherwise provided by law or in the terms of a series of preferred stock, holders of series preferred stock will not have any right to vote on matters submitted to our shareholders. However, at any time after we have failed to pay six quarterly dividends on one or more series of our preferred stock entitled to receive cumulative dividends, the holders of those series of cumulative preferred stock will be entitled to elect two members of our board of directors. In addition, at any time after we have failed to pay six quarterly dividends on one or more series of our non-cumulative preferred stock, the holders of those series of non-cumulative preferred stock will be entitled to elect two members of our board of directors. The right to elect directors will continue in effect until all cumulative dividends in arrears have been paid in full, with respect to shares of series preferred stock entitled to receive cumulative dividends, and until all non-cumulative dividends have been paid in full for four consecutive quarterly dividend periods, with respect to shares of non-cumulative series preferred stock. Holders of series preferred stock who become entitled to vote in accordance with these provisions will have not more than one vote per share.

Liquidation

      If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of shares of series preferred stock will be entitled to be paid their preferential liquidation amount before any payments may be made to holders of our common stock. If our assets are insufficient to pay in full the preferential liquidation amount of all series preferred stock, our assets will be distributed to the holders of our series preferred stock ratably in accordance with the respective preferential liquidation amounts.

Redemption

      If a series of our preferred stock is redeemable, we may redeem all or any part of the series by paying the redemption price plus all accrued and unpaid dividends to the date fixed for redemption. However, we may not redeem any series preferred stock unless all cumulative accrued and unpaid dividends have been paid in full or if the redemption would reduce our net assets below the aggregate amount payable upon liquidation, dissolution or winding up of our business to the holders of shares having rights senior or equal to the series preferred stock that is being redeemed. If we redeem less than the entire amount of a series of preferred stock, the shares to be redeemed will be selected by lot or pro rata in any manner determined by our board of directors to be fair and proper. Shares of our series preferred stock that are redeemed will be retired and extinguished and may not be reissued.

Junior Preferred Stock

      Currently, our only authorized series of preferred stock is the Junior Participating Preferred Stock, Series F, par value $1.00 per share, which we refer to as the junior preferred stock. The junior preferred stock is issuable upon the exercise of the rights issued under our shareholder rights plan, which is described under “Description of Common Stock — Anti-Takeover Provisions; Shareholder Rights Plan.” We are authorized to issue up to 200,000 shares of junior preferred stock.

  Dividend Rights

      Subject to the rights of the holders of any of our shares ranking prior to the junior preferred stock, holders of shares of junior preferred stock will be entitled to receive a preferential quarterly dividend payable on the first day of January, April, July and October of each year. The per share quarterly dividend will be equal to 1,000 times the dividend per share declared on our common stock, but in no event less than $10.00 per share. These dividend rates are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. To the extent not paid, dividends on the junior preferred stock will accrue and be cumulative. Accrued but unpaid dividends will not bear interest.

  Voting Rights

      Each share of junior preferred stock has 1,000 votes on all matters submitted to a vote of our shareholders. These voting rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock. Generally, the holders of junior preferred stock and the holders of common stock will vote together as one class unless otherwise provided by our certificate of incorporation or applicable law.

  Liquidation Rights

      If we liquidate, dissolve or wind-up our business:

•	no distributions will be made to the holders of shares of stock ranking junior to the junior preferred stock unless the holders of shares of junior preferred stock have received an amount per share equal to the greater of

•	$1,000 plus all accrued and unpaid dividends and

•	1,000 times the aggregate amount to be distributed per share to the holders of our common stock; and

•	no distributions will be made to the holders of shares of stock ranking on a parity with the junior preferred stock, except distributions made ratably on the junior preferred stock and all other parity stock in proportion to the total amounts to which holders of all such shares are entitled upon liquidation, dissolution or winding up.

      These liquidation rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

  Effect of Mergers, Consolidations and Other Transactions

      If we merge, consolidate, combine or enter into other transactions in which our common stock is exchanged for other stock or securities, cash or any other property, each share of junior preferred stock will be similarly exchanged for an amount equal to 1,000 times the aggregate amount of stock, securities, cash and other property, as the case may be, into which each share of common stock is exchanged. These rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits and reclassifications of our common stock.

  Ranking of Junior Preferred Stock

      The shares of junior preferred stock rank senior to our common stock as to the payment of dividends and the distribution of assets.

  Certain Restrictions

      Unless we have paid all dividends and distributions payable on our junior preferred stock, we may not:

•	declare or pay dividends or other distributions on any shares of stock ranking junior to the junior preferred stock;

•	declare or pay dividends or other distributions on any shares of stock ranking on a parity with the junior preferred stock, except dividends paid ratably on the junior preferred stock and the parity stock;

•	acquire shares of any stock ranking junior to the junior preferred stock, except that we may acquire any stock ranking junior to the junior preferred stock in exchange for shares of any of our stock ranking junior to the junior preferred stock; or

•	acquire shares of junior preferred stock or any stock ranking on a parity with the junior preferred stock, except in accordance with a purchase offer made to all holders of these shares upon terms that our board of directors, after considering the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith to result in fair and equitable treatment among the respective series or classes.

      We may not permit any of our subsidiaries to acquire any shares of our stock unless we could acquire the shares in accordance with the terms of the junior preferred stock.

  Reacquired Shares

      If we acquire any shares of junior preferred stock, we will promptly retire and cancel them.

  Redemption

      Shares of junior preferred stock are not redeemable.

DESCRIPTION OF COMMON STOCK

      We have summarized below provisions of our certificate of incorporation and our shareholder rights agreement. This summary does not contain all the provisions that you may want to consider as an investor in our common stock. You may wish to review our certificate of incorporation and shareholders rights agreement. We have filed copies of our certificate of incorporation and shareholder rights agreement with the SEC.

General

      We have authority to issue 200,000,000 shares of common stock, par value $5.00 per share. As of June 30, 2002, 102,100,408 shares were outstanding (excluding 14,018,598 shares held by wholly owned subsidiaries). Our common stock is listed on the New York Stock Exchange under the symbol “GR.” As described below under “— Anti-Takeover Provisions; Shareholder Rights Plan,” each outstanding share of our common stock carries with it one preferred share purchase right.

Dividends

      Subject to the rights of any outstanding series preferred stock, the holders of common stock may receive dividends when declared by our board of directors out of surplus legally available for the payment of dividends.

Voting Rights

      Holders of shares of common stock are entitled to one vote per share in the election of directors and other matters. There is no cumulative voting.

Liquidation Rights

      If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of our common stock will share on a pro rata basis in the distribution of all assets remaining after we pay our liabilities and any required amounts to the holders of any shares ranking senior to our common stock.

Other Provisions

      Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Anti-Takeover Provisions

      Certain provisions of our certificate of incorporation and New York law, and our shareholder rights plan, may make it more difficult for someone to acquire control of us or to remove our management.

      Approval of Certain Mergers, Consolidations, Sales and Leases. Our certificate of incorporation requires us to get the approval of the holders of 80% of our voting stock, in addition to any vote required by law, before we may enter into various transactions with substantial shareholders, including the following:

•	a merger or consolidation between us and a substantial shareholder or an affiliate or associate of a substantial shareholder;

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a substantial shareholder or any affiliate or associate of a substantial shareholder involving any of our assets or securities having a fair market value of $25 million or more;

•	the adoption of any plan or proposal to liquidate or dissolve us proposed by a substantial shareholder or any affiliate or associate of a substantial shareholder; or

•	any reclassification of our securities, recapitalization, or merger or consolidation of us with any of our subsidiaries or other transaction that increases the proportionate share of any class or series of our stock, or securities convertible into our stock or equity securities of any of our subsidiaries, that is beneficially owned by a substantial shareholder or any affiliate or associate of a substantial shareholder.

      Our certificate of incorporation defines a substantial shareholder as any individual, firm, corporation or other entity that:

•	beneficially owns, directly or indirectly, more than 20% of our voting stock;

•	is an affiliate or associate of ours and at any time within a specified time period was the beneficial owner, directly or indirectly, of more than 20% of our voting stock; or

•	is an assignee of or has otherwise succeeded to any shares of our voting stock that were at any time within a specified time period beneficially owned by a substantial shareholder, if the assignment or succession occurred in a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

      The 80% shareholder approval voting requirement does not apply to any transaction if:

•	it was recommended by a majority of our disinterested directors, which our certificate of incorporation defines as any director who:

•	is not affiliated with a substantial shareholder and was a member of the board of directors prior to when the substantial shareholder became a substantial shareholder, or

•	is the successor to a disinterested director and who is not affiliated with a substantial shareholder and was recommended to become a director by a majority of our disinterested directors; or

•	certain price and procedural requirements are met as follows:

•	Price. The consideration to be received by the holders of our stock in the transaction must be in cash or in the same form and in the same relative proportion as previously paid by or on behalf of the substantial shareholder or any associate or affiliate of the substantial shareholder for that class or series of stock. In addition, the per-share amount of cash plus the value of any non-cash consideration to be received by holders of our stock must equal or exceed:

•	the highest per share price paid by the substantial shareholder for the stock within a specified time period or in the transaction in which the substantial shareholder became a substantial shareholder, whichever is higher;

•	the highest closing price of the stock within a specified time period; and

•	in the case of holders of preferred stock, the highest preferential amount to which the holders are entitled if we were to liquidate, dissolve or wind-up our business.

•	Procedural Requirements. After a substantial shareholder has become a substantial shareholder:

•	except as recommended by a majority of our disinterested directors, we must pay full quarterly dividends on any shares of our preferred stock outstanding, we must not reduce the annual rate of dividends on our common stock, and we must increase the annual rate of dividends on our common stock to reflect any reclassification, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of our common stock;

•	the substantial shareholder must not receive the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by us;

•	we must mail a proxy statement to our shareholders describing the proposed transaction in accordance with the requirements of the Securities Exchange Act of 1934 at least 30 days prior to the completion of the transaction; and

•	the substantial shareholder must not make any material change in our business or equity structure without the recommendation of a majority of our disinterested directors.

      These anti-takeover provisions may be amended or repealed only with the approval of the holders of 80% of our voting stock, unless the amendment or repeal is recommended by a majority of our disinterested directors.

      Shareholder Rights Plan. Each outstanding share of our common stock carries with it one preferred share purchase right. Each right allows the registered holder to purchase directly from us one one-thousandth of a share of our junior preferred stock for a purchase price of $200. The terms of the rights are described in a rights agreement, dated as of June 2, 1997, between Goodrich and The Bank of New York, as rights agent.

      Each share of our junior preferred stock generally has voting and dividend rights that are intended to be equivalent to one thousand shares of our common stock. The terms of the junior preferred stock are described under “Description of Series Preferred Stock — Junior Preferred Stock” beginning on page 15.

      The preferred share purchase rights are not exercisable until a distribution date has occurred, as described below. Before a distribution date has occurred, the rights will trade with shares of our common stock and will be evidenced by the certificates that evidence our shares of common stock. On the distribution date, the rights will separate from the common stock. As soon as possible after a distribution date, we will send each record holder of rights a separate certificate evidencing the rights.

      A distribution date generally will occur upon the earlier of

•	ten business days after a public announcement that a person has become an acquiring person, or

•	ten business days after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person becoming an acquiring person.

      Under the plan, a person (other than us or any of our employee benefit plans) will become an acquiring person if that person, together with any affiliated or associated persons, acquires, or obtains the right to acquire or vote, 20% or more of our outstanding common stock, subject to certain exceptions described in the plan.

      In the context of a tender or exchange offer, our board of directors may extend the period of time following the commencement or announcement of the offer on which a distribution date will be deemed to occur. In addition, if our board of directors determines in good faith that a person has inadvertently become an acquiring person, and if that person promptly reduces its beneficial ownership of common stock to less than 20% of our outstanding common stock, that person will not be deemed to be an acquiring person under the plan.

      If a person becomes an acquiring person, the holder of each right may exercise the right into a number of shares of our common stock having a then current market value of two times the purchase price of the right. If there are an insufficient number of shares of common stock to permit the exercise of the rights in full, we will substitute shares of junior preferred stock or fractions thereof that have the same market value as the shares of common stock that would otherwise be issued upon exercise of the rights.

      In addition, if

•	we are acquired in a merger or other business combination transaction or

•	50% or more of our consolidated assets or earning power is sold after a person has become an acquiring person, arrangements will be made so that the holder of each right may exercise the right into a number of shares of common stock of the acquiring company that have a then current market value of two times the purchase price of the right.

      Any rights held by any person who becomes an acquiring person and its affiliates and associates will be void, and the holder of these rights will not be entitled to exercise the rights.

      If a person has become an acquiring person but has not acquired beneficial ownership of 50% or more of our outstanding common stock, we may exchange the rights in whole or in part for

•	shares of our common stock at an exchange ratio of one share of common stock per right, or

•	if we do not have a sufficient number of shares of our common stock to permit the exchange, shares of our junior preferred stock or fraction thereof having a market value equal to one share of common stock.

      The rights will expire at the close of business on August 2, 2007, or earlier if

•	we redeem them, or

•	we exchange them for shares of our common stock or junior preferred stock.

      Until a right is exercised, the holder of a right will have no rights as a shareholder. Under the rights agreement, we may pay cash instead of issuing certificates for fractions of a right or a share of our junior preferred stock, other than fractions which are integral multiples of one one-thousandth of a share of junior preferred stock.

      Until a person has become an acquiring person, we may

•	redeem the rights in whole, but not in part, at a price of $0.01 per right, and

•	supplement or amend the rights agreement without the approval of the holders of the rights.

      Our board of directors may establish the timing, basis and conditions of the redemption.

      After any person becomes an acquiring person, we may not amend the rights agreement in any manner that would adversely affect the interests of the holders of the rights.

      The purchase price, exchange ratio, redemption price and number of shares of our junior preferred stock or other securities or property that will be issued upon the exercise of the rights are subject to customary adjustments to prevent dilution as a result of stock dividends, stock splits, reverse stock splits, reclassifications and other events described in the rights agreement.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution of the ownership interests of anyone who attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because the rights are either redeemable, are not exercisable or do not go into effect under those circumstances.

      Interested Shareholder Transactions. New York law prohibits us from engaging in a business combination with the beneficial owner of 20% or more or our stock for five years after the shareholder acquired the stock, unless:

•	the shareholder’s acquisition of our stock was approved by our board of directors before the purchase; or

•	the business combination was approved by our board of directors before the shareholder’s acquisition of our stock.

      After the expiration of the five-year period, the business combination generally will be permitted if:

•	the combination was approved by the holders of a majority of the outstanding shares of our voting stock owned by our disinterested shareholders at a meeting called no earlier than five years after the shareholder acquired 20% or more of our stock; or

•	the price paid to all shareholders is equal to or more than the greater of

•	the price paid by the 20% shareholder,

•	the market value of our stock when it was acquired by the 20% shareholder or when the business combination was announced, plus interest and less dividends, and

•	in the case of holders of preferred stock, the dividends and highest preferential amount to which the holders would be entitled to receive if we were to liquidate, dissolve or wind-up our business.

      Anti-Greenmail Provisions. New York laws prohibits us from acquiring more than 10% of our stock from a shareholder who has held the shares for less than two years at any price that is more than the market price, unless the transaction was approved by both our board of directors and a majority of our shareholders entitled to vote, or unless we offer to purchase shares from all our shareholders on the same terms. In addition, our certificate of incorporation contains a similar requirement applicable to any purchase by us of our shares from a beneficial owner of 3% or more of the class of securities being acquired.

      Advance Notice Provisions. Under our bylaws, a shareholder may not nominate a person for election to the board of directors or propose that any other business be considered at any annual meeting of shareholders unless the shareholder gives us timely notice of this action. To be timely, the notice must be delivered to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s meeting. However, if the date of our annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of our meeting in the preceding year, notice must be delivered no earlier than the 120th day prior to the meeting and not later than 90 days prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The notice must set forth certain information described in our bylaws. Similar notice requirements apply for shareholder nominations of directors at any special meeting at which directors are to be elected.

      Special Shareholder Meetings. Under our bylaws, special meetings of our shareholders may be called only by our board of directors, unless otherwise required by law. In addition, at a special meeting, our shareholders may only consider business related to the purposes of the meeting set forth in the notice of meeting.

      Issuance of Series Preferred Stock. Our board of directors has the power, without shareholder approval, to issue shares of our series preferred stock and to determine the preferences, rights, privileges and restrictions of any series of series preferred stock. The issuance of series preferred stock could adversely affect the voting power, dividend rights and other rights of the holders of common stock. Issuance of series preferred stock could also, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. When issuing series preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that our shareholders might believe to be in our and their best interests or in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts that obligate holders to purchase from us, and us to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

      A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units will also be discussed in the applicable prospectus supplement. If we issue any stock purchase contracts or stock purchase units, we will file or incorporate the form of stock purchase contract or stock purchase unit as exhibits to the registration statement, and you should read these documents for provisions that may be important to you. You can obtain copies of any form of stock purchase contract or stock purchase unit by following the directions under the caption “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

      We may sell the securities described in this prospectus

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	directly to shareholders.

      We may effect the distribution of the securities from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

      For each offering of securities, the prospectus supplement will describe the plan of distribution.

By Underwriters and Dealers

      If we use underwriters in the sale of offered securities, they will acquire the offered securities for their own accounts. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered securities if any of the offered securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use dealers in the sale, we will sell securities to them as principals. The dealers may then resell the securities to the public at varying prices to be determined by these dealers at the time of sale.

By Agents

      We may also sell securities through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

      We may also sell securities directly to our shareholders or other purchasers. In this case, no underwriters or agents would be involved.

General Information

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the offered securities may be treated as underwriting discounts, concessions and commissions under the Securities Act of 1933. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

      We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

      Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the securities on a national securities exchange, other than common stock. If the securities are not listed on a national securities exchange, certain broker-dealers may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities, whether or not the securities are listed on a national securities exchange. The prospectus supplement with respect to the securities will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

      In connection with an offering of the offered securities, underwriters or agents may purchase and sell the offered securities in the open market. These transactions may include over-allotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the offered securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate short positions involve the sale by the underwriters or agents of a greater number of offered securities than they are required to purchase from us in the offering. The underwriters or agents also may impose a penalty bid which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the offered securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on any exchange on which the offered securities are traded, in the over-the-counter market or otherwise.

      If we so indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase offered securities from us that will be paid for and delivered on a future date specified in the applicable prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

      The legality of the securities offered in this prospectus will be passed upon for us by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

      Certain legal matters with respect to the offered securities will be passed on by Cravath Swaine & Moore, New York, New York.

EXPERTS

      The consolidated financial statements of Goodrich Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in Goodrich Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

13,000,000 Shares

Goodrich Corporation

Common Stock

P R O S P E C T U S     S U P P L E M E N T

Merrill Lynch & Co.

Banc of America Securities LLC

Salomon Smith Barney

JPMorgan

BMO Nesbitt Burns

Credit Lyonnais Securities (USA) Inc.

Deutsche Bank Securities

Wachovia Securities

November 20, 2002